As filed with the Securities and Exchange Commission on December 23, 2024

Registration No. 333-278812

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CAPITAL ONE FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	54-1719584 (I.R.S. Employer Identification Number)

1680 Capital One Drive

McLean, Virginia 22102

(703) 720-1000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Matthew W. Cooper

General Counsel and Corporate Secretary

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

(703) 720-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward D. Herlihy Matthew M. Guest Brandon C. Price Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Kelly R. Welsh Interim Chief Legal Officer, General Counsel & Head of Corporate and Public Affairs Discover Financial Services 2500 Lake Cook Road Riverwoods, Illinois 60015 (224) 405-4555	H. Rodgin Cohen Mitchell S. Eitel Jared M. Fishman Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the mergers described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 23, 2024

To the Stockholders of Capital One Financial Corporation and the Stockholders of Discover Financial Services

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On behalf of the boards of directors of Capital One Financial Corporation (“Capital One”) and Discover Financial Services (“Discover”), we are pleased to enclose this joint proxy statement/prospectus relating to the proposed acquisition of Discover by Capital One. We are requesting that you take certain actions as a holder of Capital One common stock (a “Capital One stockholder”) or as a holder of Discover common stock (a “Discover stockholder”).

The boards of directors of Capital One and Discover have each unanimously approved a merger agreement (as defined below) pursuant to which Capital One will acquire Discover. This acquisition will accelerate Capital One’s ability to build a global payments technology company that is competitive with the largest payment networks and payments companies, and enhance Capital One’s ability to compete with the nation’s largest banks in the provision of credit cards and banking and payment services.

Pursuant to the Agreement and Plan of Merger, dated as of February 19, 2024, by and among Discover, Capital One and Vega Merger Sub, Inc. (“Merger Sub”) (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), Merger Sub will merge with and into Discover (the “first merger”), with Discover as the surviving corporation. Immediately following the first merger, Discover will merge with and into Capital One (the “second step merger,” and together with the first merger, the “mergers”), with Capital One as the surviving corporation (the “surviving entity” or “Capital One”). Immediately following the completion of the second step merger, Discover Bank, a Delaware state-chartered bank and a wholly owned subsidiary of Discover, will merge with and into Capital One, National Association, a wholly owned national bank subsidiary of Capital One, with Capital One, National Association as the surviving bank.

In the first merger, Discover stockholders will receive 1.0192 shares of Capital One common stock for each share of Discover common stock (the “exchange ratio”) they own. Based on the closing price of Capital One common stock on the New York Stock Exchange (the “NYSE”) on February 16, 2024, the last trading day before the public announcement of the mergers, the exchange ratio represented approximately $139.86 in value for each share of Discover common stock, representing merger consideration of approximately $35.3 billion on an aggregate basis. Based on the closing price of Capital One common stock on the NYSE on [     ], the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, of $[    ], the exchange ratio represented approximately $[    ] in value for each share of Discover common stock.

In addition, each share of Discover preferred stock issued and outstanding immediately prior to the second step merger will be converted into the right to receive one (1) share of an applicable newly created series of new Capital One preferred stock having terms that are not materially less favorable than the terms of the applicable series of Discover preferred stock. Each outstanding Discover depositary share representing a 1/100th interest in a share of Discover preferred stock will become a new Capital One depositary share and will represent a 1/100th interest in a share of the applicable series of new Capital One preferred stock.

Holders of Capital One common stock and holders of Capital One preferred stock (or depositary shares in respect thereof) will continue to own their existing shares of Capital One common stock or Capital One preferred stock (or depositary shares in respect thereof), as applicable, following the mergers.

The value of the Capital One common stock at the time of completion of the mergers could be greater than, less than or the same as the value of Capital One common stock on the date of this joint proxy statement/prospectus. We urge you to obtain current market quotations of Capital One common stock (NYSE trading symbol “COF”) and Discover common stock (NYSE trading symbol “DFS”).

The obligations of Capital One and Discover to complete the mergers are subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

We expect the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, Discover stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Discover common stock for Capital One common stock in the first merger, except with respect to any cash received by Discover stockholders in lieu of fractional shares of Capital One common stock. For more information regarding the tax consequences of the mergers, see the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 135.

Based on the number of shares of Discover common stock outstanding or reserved for issuance as of [    ], Capital One expects to issue approximately [    ] million shares of Capital One common stock to Discover stockholders in the aggregate in the first merger. We estimate that former Capital One stockholders will own approximately 60% of the common stock of the surviving entity and former Discover stockholders will own approximately 40% of the common stock of the surviving entity following the completion of the mergers.

The special meeting of Capital One stockholders will be held in person on February 18, 2025 at 10:00 a.m., Eastern Time (the “Capital One special meeting”). The special meeting of Discover stockholders will be held in person on February 18, 2025 at 9:00 a.m., Central Time (the “Discover special meeting”). At our respective special meetings, in addition to other business, Capital One will ask the Capital One stockholders to approve the issuance of shares of Capital One common stock to Discover stockholders pursuant to the merger agreement, and Discover will ask the Discover stockholders to adopt the merger agreement. Information about these meetings and the mergers is contained in this joint proxy statement/prospectus.

Holders of Discover preferred stock and holders of depositary shares representing Discover preferred stock are not entitled to, and are not requested to, vote at the Discover special meeting. Holders of Capital One preferred stock and holders of depositary shares representing Capital One preferred stock are not entitled to, and are not requested to, vote at the Capital One special meeting.

Each of our boards of directors unanimously recommends that the Capital One stockholders and the Discover stockholders vote “FOR” each of the proposals to be considered at their respective special meetings. We strongly support the mergers and join our boards in their recommendations.

This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the mergers. It also contains or references information about Capital One and Discover and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully in its entirety. In particular, you should read the section entitled “Risk Factors” beginning on page 33 for a discussion of the risks you should consider in evaluating the mergers and how it will affect you. You can also obtain information about Capital One and Discover from documents that have been filed with the Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.

On behalf of Capital One and Discover, thank you for your prompt attention to this important matter.

Sincerely,

By:		By:
Name:	Richard D. Fairbank	Name:	J. Michael Shepherd
Title:	Chief Executive Officer	Title:	Interim Chief Executive Officer and
President
	Capital One Financial Corporation		Discover Financial Services

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the mergers or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the mergers are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Capital One or Discover, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated [     ], and is first being mailed to Capital One stockholders and Discover stockholders on or about [     ].

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Capital One and Discover from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:

if you are a Capital One stockholder: Capital One Financial Corporation 1600 Capital One Drive McLean, VA 22102 Attn: Corporate Secretary (703) 720-1000	if you are a Discover stockholder: Discover Financial Services 2500 Lake Cook Road Riverwoods, IL 60015 Attn: Corporate Secretary (224) 405-4555

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the applicable special meeting. This means that Capital One stockholders requesting documents must do so by February 10, 2025, in order to receive them before the Capital One special meeting, and Discover stockholders requesting documents must do so by February 10, 2025, in order to receive them before the Discover special meeting.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [     ], and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to Capital One stockholders or Discover stockholders, nor the issuance by Capital One of shares of Capital One common stock pursuant to the merger agreement, will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this joint proxy statement/prospectus regarding Discover has been provided by Discover, and information contained in, or incorporated by reference into, this joint proxy statement/prospectus regarding Capital One has been provided by Capital One.

In addition, if you have questions about the mergers or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact Morrow Sodali, the proxy solicitor for Capital One, by calling (800) 662-5200 for stockholders or (203) 658-9400 for banks and brokers or by emailing COF@investor.morrowsodali.com, or Innisfree M&A Incorporated, the proxy solicitor for Discover, by calling toll-free at (877) 687-1873 or collect at (212) 750-5833. You will not be charged for any of these documents that you request.

See the section entitled “Where You Can Find More Information” beginning on page 207 for further information.

Capital One Financial Corporation

1680 Capital One Drive

McLean, VA 22102

NOTICE OF SPECIAL MEETING OF CAPITAL ONE STOCKHOLDERS

To Capital One stockholders:

On February 19, 2024, Capital One Financial Corporation (“Capital One”), Vega Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Capital One, and Discover Financial Services (“Discover”) entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus. A summary of the merger agreement is included in the section of the accompanying joint proxy statement/prospectus entitled “The Merger Agreement.”

NOTICE IS HEREBY GIVEN that a special meeting of holders of Capital One common stock (such holders, the “Capital One stockholders,” and such meeting, the “Capital One special meeting”) will be held at Capital One’s campus at 1600 Capital One Drive, McLean, Virginia 22102 on February 18, 2025 at 10:00 a.m., Eastern Time.

At the Capital One special meeting, you will be asked to vote on the following matters:

•

A proposal to approve the issuance of Capital One common stock in connection with the merger of Merger Sub with and into Discover as merger consideration to holders of Discover common stock (the “Discover stockholders”) pursuant to the merger agreement (the “Capital One share issuance proposal”); and

•

A proposal to adjourn the Capital One special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Capital One share issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Capital One stockholders (the “Capital One adjournment proposal”).

The board of directors of Capital One (the “Capital One board of directors”) has fixed the close of business on December 27, 2024 as the record date for the Capital One special meeting. Only holders of record of Capital One common stock as of the close of business on the record date for the Capital One special meeting are entitled to notice of, and to vote at, the Capital One special meeting or any adjournment or postponement thereof.

Capital One has determined that Capital One stockholders and holders of Capital One preferred stock are not entitled to appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the transactions contemplated by the merger agreement.

The Capital One board of directors unanimously recommends that Capital One stockholders vote “FOR” the Capital One share issuance proposal and “FOR” the Capital One adjournment proposal.

If you have any questions or need assistance with voting, please contact Capital One’s proxy solicitor, Morrow Sodali, by calling (800) 662-5200 for stockholders or (203) 658-9400 for banks and brokers or by emailing COF@investor.morrowsodali.com.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless Capital One stockholders approve the Capital One share issuance proposal. The affirmative vote of a majority of the votes cast by Capital One stockholders at the Capital One special meeting is required to approve the Capital One share issuance proposal.

Each copy of the joint proxy statement/prospectus mailed to Capital One stockholders is accompanied by a form of proxy card with instructions for voting. The joint proxy statement/prospectus explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Capital One special meeting. Please carefully review the joint proxy statement/prospectus, including the annexes thereto and the documents incorporated by reference therein, in its entirety.

Whether or not you plan to attend the Capital One special meeting in person, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions provided by such bank, broker, trustee or other nominee.

Due to space limitations, attendance is limited to Capital One stockholders and persons holding valid legal proxies from those stockholders. Admission to the Capital One special meeting is on a first-come, first-served basis. Registration will begin at 9:00 a.m., Eastern Time. Valid government-issued picture identification must be presented to attend the Capital One special meeting. If you hold Capital One common stock through a bank, broker, trustee or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the record date, and if you wish to vote in person, you must also bring a legal proxy from your bank, broker, trustee or other nominee. Cameras, recording devices, and other electronic devices are not permitted. If you require special assistance at the Capital One special meeting, please contact the Corporate Secretary at 1600 Capital One Drive, McLean, VA 22102.

By Order of the Board of Directors

Matthew W. Cooper

General Counsel and Corporate Secretary

Capital One Financial Corporation

[     ]

Discover Financial Services

2500 Lake Cook Road

Riverwoods, IL 60015

NOTICE OF SPECIAL MEETING OF DISCOVER STOCKHOLDERS

To Discover stockholders:

On February 19, 2024, Discover Financial Services, a Delaware corporation (“Discover”), entered into an Agreement and Plan of Merger with Capital One Financial Corporation, a Delaware corporation (“Capital One”) and Vega Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Capital One (“Merger Sub”) (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus. A summary of the merger agreement is included in the section of the accompanying joint proxy statement/prospectus entitled “The Merger Agreement.”

NOTICE IS HEREBY GIVEN that a special meeting of holders of Discover common stock (such holders, the “Discover stockholders,” and such meeting, the “Discover special meeting”) will be held on February 18, 2025 at 9:00 a.m., Central Time at 2500 Lake Cook Road, Riverwoods, Illinois 60015. We are pleased to notify you of, and invite you to, the Discover special meeting.

At the Discover special meeting, you will be asked to vote on the following matters:

•	A proposal to adopt the merger agreement (the “Discover merger proposal”);

•

A proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to named executive officers of Discover in connection with the transactions contemplated by the merger agreement (the “Discover compensation proposal”); and

•

A proposal to adjourn the Discover special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Discover merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Discover stockholders (the “Discover adjournment proposal”).

The Discover board of directors has fixed the close of business on December 27, 2024 as the record date for the Discover special meeting. Only holders of record of Discover common stock as of the close of business on the record date for the Discover special meeting are entitled to notice of, and to vote at, the Discover special meeting or any adjournment or postponement thereof.

Discover has determined that Discover stockholders are not entitled to appraisal or dissenters’ rights under the Delaware General Corporation Law (the “DGCL”) in connection with the transactions contemplated by the merger agreement.

Pursuant to Section 262 of the DGCL, notice is hereby given that, in connection with the transactions contemplated by the merger agreement and as further explained in the accompanying joint proxy statement/prospectus, holders of Discover’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C and Discover’s 6.125% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D are entitled to appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex D to the accompanying joint proxy statement/prospectus.

The Discover board of directors unanimously recommends that Discover stockholders vote “FOR” the Discover merger proposal, “FOR” the Discover compensation proposal and “FOR” the Discover adjournment proposal.

If you have any questions or need assistance with voting, please contact Discover’s proxy solicitor, Innisfree M&A Incorporated, by calling toll-free at (877) 687-1873 or collect at (212) 750-5833.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless Discover stockholders adopt the merger agreement. The affirmative vote of the holders of a majority of all the votes entitled to be cast on the merger agreement by the Discover stockholders is required to approve the Discover merger proposal.

Each copy of the joint proxy statement/prospectus mailed to Discover stockholders is accompanied by a form of proxy card with instructions for voting. The accompanying joint proxy statement/prospectus explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Discover special meeting. Please carefully review the joint proxy statement/prospectus, including the annexes thereto and the documents incorporated by reference therein, in its entirety.

Whether or not you plan to attend the Discover special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.

Due to space limitations, attendance is limited to Discover stockholders and persons holding valid legal proxies from those stockholders. Each person attending the Discover special meeting must present a valid, government-issued form of identification. Admission to the meeting is on a first-come, first-served basis and subject to Discover’s campus security procedures and screening. Registration will begin at 8:00 a.m., Central Time. If you are a record holder, proof of ownership will be established by Discover’s verification of your name against Discover’s list of record holders as of the Discover record date. If you hold Discover common stock through a broker, bank, trustee or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the record date, and if you wish to vote in person, you must also bring a legal proxy from your bank, broker, trustee or other nominee. Cameras, recording devices, and other electronic devices are not permitted.

By Order of the Board of Directors

Lachelle Koon

Vice President, Corporate Secretary

Discover Financial Services

[     ]

QUESTIONS AND ANSWERS

The following are some questions that you may have about the mergers (as defined below) and the Capital One special meeting (as defined below) or the Discover special meeting (as defined below), and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers, the Capital One special meeting or the Discover special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 207.

In this joint proxy statement/prospectus, unless the context otherwise requires:

•	“Capital One” refers to Capital One Financial Corporation, a Delaware corporation;

•	“Capital One Bank” refers to Capital One, National Association, a national banking association and a wholly owned subsidiary of Capital One;

•	“Capital One board of directors” refers to the board of directors of Capital One;

•	“Capital One bylaws” refers to the amended and restated bylaws of Capital One;

•	“Capital One charter” refers to the restated certificate of incorporation of Capital One;

•	“Capital One common stock” refers to the common stock of Capital One, par value $0.01 per share;

•	“Capital One depositary shares” refers to the depositary shares, each representing a 1/40th interest in a share of the applicable series of Capital One preferred stock;

•

“Capital One preferred stock” refers to Capital One’s preferred stock, par value $0.01 per share, which has the following designations: (i) fixed rate non-cumulative perpetual preferred stock, series I, par value $0.01 per share (“Capital One series I preferred stock”), (ii) fixed rate non-cumulative perpetual preferred stock, series J, par value $0.01 per share (“Capital One series J preferred stock”), (iii) fixed rate non-cumulative perpetual preferred stock, series K, par value $0.01 per share (“Capital One series K preferred stock”), (iv) fixed rate non-cumulative perpetual preferred stock, series L, par value $0.01 per share (“Capital One series L preferred stock”), (v) fixed rate reset non-cumulative perpetual preferred stock, series M, par value $0.01 per share (“Capital One series M preferred stock”) and (vi) fixed rate non-cumulative perpetual preferred stock, series N, par value $0.01 per share (“Capital One series N preferred stock”);

•	“Capital One stockholders” refers to holders of shares of Capital One common stock;

•	“Discover” refers to Discover Financial Services, a Delaware corporation;

•	“Discover Bank” refers to Discover Bank, a Delaware state-chartered bank and a wholly owned subsidiary of Discover;

•	“Discover board of directors” refers to the board of directors of Discover;

•	“Discover bylaws” refers to the amended and restated bylaws of Discover;

•	“Discover charter” refers to the restated certificate of incorporation of Discover;

•	“Discover common stock” refers to the common stock of Discover, par value $0.01 per share;

•	“Discover depositary shares” refers to the depositary shares, each representing a 1/100th interest in a share of the applicable series of Discover preferred stock;

•	“Discover preferred stock” refers to the Discover series C preferred stock and the Discover series D preferred stock;

•	“Discover series C preferred stock” refers to the fixed-to-floating rate non-cumulative perpetual preferred stock, series C, par value $0.01 per share, of Discover;

•	“Discover series D preferred stock” refers to the 6.125% fixed-rate reset non-cumulative perpetual preferred stock, series D, par value $0.01 per share, of Discover;

•	“Discover stockholders” refers to holders of shares of Discover common stock;

•	“Merger Sub” refers to Vega Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Capital One;

•	“new Capital One depositary shares” refers to the depositary shares, each representing a 1/100th interest in a share of the applicable series of new Capital One preferred stock; and

•

“new Capital One preferred stock” refers to (i) the fixed-to-floating rate non-cumulative perpetual preferred stock, series O, par value $0.01 per share, of Capital One (“Capital One series O preferred stock”) and (ii) the 6.125% fixed-rate reset non-cumulative perpetual preferred stock, series P, par value $0.01 per share, of Capital One (“Capital One series P preferred stock”).

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because Capital One, Discover and Merger Sub have entered into an Agreement and Plan of Merger, dated February 19, 2024 (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”) pursuant to which, and subject to the terms and conditions therein, (i) Merger Sub will merge with and into Discover, with Discover as the surviving corporation, which we refer to as the “first merger,” and (ii) immediately following the first merger, Discover will merge with and into Capital One, with Capital One as the surviving corporation, which we refer to as the “second step merger.” We refer to the first merger and the second step merger collectively as the “mergers.” Immediately following the completion of the second step merger, Discover Bank will merge with and into Capital One Bank, with Capital One Bank as the surviving bank, which we refer to as the “bank merger.”

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. In this joint proxy statement/prospectus, we refer to the closing of the first merger as the “closing” and the date on which the closing occurs as the “closing date.”

In order to complete the first merger, among other things:

•	Discover stockholders must adopt (such adoption, the “requisite Discover stockholder approval”) the merger agreement (the “Discover merger proposal”); and

•

Capital One stockholders must approve (such approval, the “requisite Capital One stockholder approval”) the issuance of shares of Capital One common stock that will comprise the merger consideration pursuant to the merger agreement (the “Capital One share issuance,” and such proposal, the “Capital One share issuance proposal”).

In addition, Capital One stockholders will also be asked to approve a proposal to adjourn the special meeting of Capital One stockholders (the “Capital One special meeting”), if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are insufficient votes to approve the Capital One share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Capital One stockholders (the “Capital One adjournment proposal”).

Holders of shares of Capital One preferred stock are not entitled to, and are not requested to, vote at the Capital One special meeting. Capital One stockholders and holders of shares of Capital One preferred stock are not entitled to exercise appraisal or dissenters’ rights.

Discover stockholders will also be asked (i) to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to Discover’s named executive officers in connection with the transactions contemplated by the merger agreement (the “Discover compensation proposal”), and (ii) to approve a proposal to adjourn the special meeting of Discover stockholders (the “Discover special meeting”), if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are insufficient votes to approve the Discover merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Discover stockholders (the “Discover adjournment proposal”).

Holders of shares of Discover preferred stock are not entitled to, and are not requested to, vote at the Discover special meeting. Discover stockholders are not entitled to exercise appraisal or dissenters’ rights. Holders of shares of Discover preferred stock who comply with the applicable requirements of Section 262 of the Delaware General Corporation Law (the “DGCL”) will have the right to seek appraisal of the fair value of such shares as determined by the Delaware Court of Chancery if the mergers are completed. For more information, see the section entitled “The Mergers—Appraisal or Dissenters’ Rights in Connection with the Mergers” beginning on page 110. A copy of Section 262 of the DGCL is attached as Annex D to this joint proxy statement/prospectus.

This joint proxy statement/prospectus is also a prospectus that is being delivered to Discover stockholders because, pursuant to the merger agreement, Capital One is offering shares of Capital One common stock to Discover stockholders. Capital One is also issuing shares of new Capital One preferred stock to holders of the applicable series of Discover preferred stock. Pursuant to the merger agreement, each share of Discover preferred stock will be automatically converted into the right to receive one (1) share of the applicable series of new Capital One preferred stock and each outstanding Discover depositary share will be automatically converted into a new Capital One depositary share representing interests in shares of the applicable series of new Capital One preferred stock.

This joint proxy statement/prospectus contains important information about the mergers and the other proposals being voted on at the Capital One and Discover special meetings. You should read it, including the annexes hereto and the documents incorporated by reference herein, carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What will happen in the mergers?

A:

In the first merger, Merger Sub will merge with and into Discover, with Discover as the surviving corporation. In the second step merger, Discover will merge with and into Capital One, with Capital One as the surviving corporation, which we refer to as “Capital One” or the “surviving entity.” In the bank merger, which will occur immediately following the completion of the second step merger, Discover Bank will merge with and into Capital One Bank, with Capital One Bank as the surviving bank, which we refer to as “Capital One Bank” or the “surviving bank.”

Each share of Discover common stock issued and outstanding immediately prior to the effective time of the first merger (the “effective time”), except for shares of Discover common stock owned by Discover or Capital One (in each case, other than shares of Discover common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Discover or Capital One in respect of debts previously contracted), will be converted into the right to receive 1.0192 shares (the “exchange ratio”) of Capital One common stock (the “merger consideration”).

Each share of Discover preferred stock issued and outstanding immediately prior to the effective time of the second step merger (the “second effective time”) will be automatically converted into the right to receive one (1) share of the applicable series of new Capital One preferred stock and each outstanding Discover depositary share will be automatically converted into a new Capital One depositary share representing interests in shares of the applicable series of new Capital One preferred stock.

After the effective time, (i) Discover will no longer be a public company, (ii) Discover common stock will be delisted from the New York Stock Exchange (the “NYSE”) and will cease to be publicly traded, and (iii) Discover common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). After the second effective time, Capital One stockholders and holders of Capital One preferred stock will continue to own their existing shares of Capital One common stock and Capital One preferred stock and Discover will cease to exist. See the section entitled “The Merger Agreement—Structure of the Mergers” beginning on page 115 and the merger agreement for more information about the mergers.

Q:	When and where will each of the special meetings take place?

A:	The Capital One special meeting will be held at Capital One’s campus at 1600 Capital One Drive, McLean, Virginia 22102, on February 18, 2025 at 10:00 a.m., Eastern Time.

The Discover special meeting will be held at 2500 Lake Cook Road, Riverwoods, Illinois 60015, on February 18, 2025 at 9:00 a.m., Central Time.

Even if you plan to attend your respective company’s special meeting, Capital One and Discover recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting.

Q:	What matters will be considered at each of the special meetings?

A:	At the Capital One special meeting, Capital One stockholders will be asked to consider and vote on the following proposals:

•	Capital One Proposal 1: The Capital One share issuance proposal; and

•	Capital One Proposal 2: The Capital One adjournment proposal.

At the Discover special meeting, Discover stockholders will be asked to consider and vote on the following proposals:

•	Discover Proposal 1: The Discover merger proposal;

•	Discover Proposal 2: The Discover compensation proposal; and

•	Discover Proposal 3: The Discover adjournment proposal.

In order to complete the first merger, among other things, Capital One stockholders must approve the Capital One share issuance proposal, and Discover stockholders must approve the Discover merger proposal. None of the approvals of the Capital One adjournment proposal, the Discover compensation proposal or the Discover adjournment proposal is a condition to the obligations of Capital One or Discover to complete the first merger.

Q:	What will Discover stockholders receive in the mergers?

A:

In the first merger, Discover stockholders will receive 1.0192 shares of Capital One common stock for each share of Discover common stock held immediately prior to the effective time. Capital One will not issue any fractional shares of Capital One common stock in the first merger. Discover stockholders who would otherwise be entitled to a fractional share of Capital One common stock in the first merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average closing-sale price per share of Capital One common stock for the consecutive period of five (5) trading days immediately preceding (but not including) the closing date (the “Capital One closing share value”) by the fraction of a share (after taking into account all shares of Discover common stock held by such holder immediately prior to the first merger and rounded to the nearest one-thousandth when expressed in decimal form) of Capital One common stock that such stockholder would otherwise be entitled to receive.

Based on the closing price of Capital One common stock on the NYSE on [   ], the last practicable trading day before the date of this joint proxy statement/prospectus, of $[   ], the exchange ratio represented approximately $[   ] in value for each share of Discover common stock. Based on the number of shares of Discover common stock outstanding or reserved for issuance as of [   ], Capital One expects to issue approximately [   ] million shares of Capital One common stock to Discover stockholders in the aggregate in the first merger with an aggregate value of $[   ] based on the closing price of Capital One common stock on the NYSE on [   ].

Q:	What will holders of Discover preferred stock or Discover depositary shares receive in the mergers?

A:

In the second step merger, each share of Discover series C preferred stock and Discover series D preferred stock, in each case issued and outstanding immediately prior to the second effective time, will be converted into the right to receive one (1) share of Capital One series O preferred stock or Capital One series P preferred stock, respectively.

In connection with the second step merger, each outstanding Discover depositary share representing a 1/100th interest in a share of the applicable series of Discover preferred stock will become a new Capital One depositary share and will represent a 1/100th interest in a share of the applicable series of new Capital One preferred stock. Upon completion of the mergers, Capital One will assume the obligations of Discover under the applicable deposit agreements.

For more information, see the section entitled “Description of New Capital One Preferred Stock” beginning on page 177.

Q:	What will Capital One stockholders receive in the mergers?

A:

In the mergers, Capital One stockholders will not receive any consideration, and their shares of Capital One common stock will remain outstanding and will constitute shares of the surviving entity. Following the mergers, shares of Capital One common stock will continue to be traded on the NYSE under the trading symbol “COF.”

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the first merger is completed?

A:

Yes. Although the number of shares of Capital One common stock that Discover stockholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the first merger based upon the market value for Capital One common stock. Any fluctuation in the market price of Capital One common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Capital One common stock that Discover stockholders will receive.

Q:	How will the mergers affect Discover equity awards?

A:	At the effective time:

•

Each Discover restricted stock unit award (a “Discover RSU award”) (except for certain Discover RSU awards discussed in the section entitled “The Mergers—Interests of Discover’s Directors and Executive Officers in the Mergers—Treatment of Discover Equity Awards” beginning on page 96) that is outstanding immediately prior to the effective time will be converted into a restricted stock unit award with respect to Capital One common stock (a “Capital One RSU award”), with the number of shares underlying such award adjusted based on the exchange ratio. Each such Capital One RSU award will otherwise continue to be subject to the same terms and conditions (including vesting terms) as applied to the corresponding Discover RSU award; and

•

Each Discover performance stock unit award (a “Discover PSU award”) that is outstanding immediately prior to the effective time will be converted into a cash-based award (a “Capital One cash-based award”) in respect of an amount in cash equal to the product of (i) the total number of shares of Discover common stock subject to the Discover PSU award, with the number of shares of Discover common stock determined based on the greater of target and actual performance through the last quarter ending simultaneously with or prior to the effective time for Discover PSU awards for which as of the effective time more than one year of the performance period has elapsed, and target performance for Discover PSU awards for which as of the effective time one year or less of the performance period has elapsed, multiplied by (ii) the product of (1) the exchange ratio and (2) the average of the closing sale prices of Capital One common stock for the five (5) full trading days ending on the day preceding the closing date. Each converted Capital One cash-based award will otherwise continue to be subject to the same terms and conditions (including service-based vesting terms) as applied to the corresponding Discover PSU award.

Q:	How does the Capital One board of directors recommend that I vote at the Capital One special meeting?

A:	The Capital One board of directors unanimously recommends that you vote “FOR” the Capital One share issuance proposal and “FOR” the Capital One adjournment proposal.

Q:	How does the Discover board of directors recommend that I vote at the Discover special meeting?

A:	The Discover board of directors unanimously recommends that you vote “FOR” the Discover merger proposal, “FOR” the Discover compensation proposal and “FOR” the Discover adjournment proposal.

In considering the recommendations of the Discover board of directors, Discover stockholders should be aware that Discover directors and executive officers may have interests in the mergers that are different from, or in addition to, the interests of Discover stockholders generally. For a more complete description of these interests, see the section entitled “The Mergers—Interests of Discover’s Directors and Executive Officers in the Mergers” beginning on page 96.

Q:	Who is entitled to vote at the Capital One special meeting?

A:

The record date for the Capital One special meeting is December 27, 2024, which we refer to as the “Capital One record date.” All Capital One stockholders who held shares of Capital One common stock at the close of business on the Capital One record date are entitled to receive notice of, and to vote at, the Capital One special meeting.

Each Capital One stockholder is entitled to cast one vote on each matter properly brought before the Capital One special meeting for each share of Capital One common stock that such holder owned of record as of the Capital One record date. As of the close of business on the Capital One record date, there were [     ] outstanding shares of Capital One common stock.

Physical attendance at the Capital One special meeting is not required to vote. See below and the section entitled “The Capital One Special Meeting—Proxies” beginning on page 47 for instructions on how to vote your shares of Capital One common stock without attending the Capital One special meeting.

Q:	Who is entitled to vote at the Discover special meeting?

A:

The record date for the Discover special meeting is December 27, 2024, which we refer to as the “Discover record date.” All Discover stockholders who held shares of Discover common stock at the close of business on the Discover record date are entitled to receive notice of, and to vote at, the Discover special meeting.

Each Discover stockholder is entitled to cast one vote on each matter properly brought before the Discover special meeting for each share of Discover common stock that such holder owned of record as of the Discover record date. As of the close of business on the Discover record date, there were [     ] outstanding shares of Discover common stock.

Physical attendance at the special meeting in person is not required to vote. See below and the section entitled “The Discover Special Meeting—Proxies” beginning on page 53 for instructions on how to vote your shares of Discover common stock without attending the Discover special meeting.

Q:	What actions do I need to take if I own Discover preferred stock or Discover depositary shares?

A:

If you are a holder of Discover preferred stock or Discover depositary shares, no action will be required of you. You are not entitled to, and are not requested to, vote on the Discover merger proposal, the Discover compensation proposal or the Discover adjournment proposal. In the second step merger, each share of Discover series C preferred stock and Discover series D preferred stock, in each case, issued and outstanding immediately prior to the second effective time, will be converted into the right to receive one (1) share of Capital One series O preferred stock or Capital One series P preferred stock, respectively. Each Discover depositary share will then become a new Capital One depositary share and thereafter represent a 1/100th interest in a share of the applicable series of new Capital One preferred stock. For more information, see the section entitled “Description of New Capital One Preferred Stock” beginning on page 177.

Q:	What constitutes a quorum for the Capital One special meeting?

A:

The presence at the Capital One special meeting, in person or represented by proxy, of holders of a majority of the voting power of outstanding shares of Capital One common stock will constitute a quorum for the transaction of business at the Capital One special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Broker non-votes, if any, will not be counted in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, because it is expected that all proposals to be voted on at the Capital One special meeting will be “non-routine” matters, as discussed in the section entitled “The Capital One Special Meeting—Broker Non-Votes” beginning on page 46.

Q:	What constitutes a quorum for the Discover special meeting?

A:

The presence at the Discover special meeting, in person or represented by proxy, of holders of a majority of the voting power of the outstanding shares of Discover common stock will constitute a quorum for the transaction of business at the Discover special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Broker non-votes, if any, will not be counted in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, because it is expected that all proposals to be voted on at the Discover special meeting will be “non-routine” matters, as discussed in the section entitled “The Discover Special Meeting—Broker Non-Votes” beginning on page 52.

Q:	What vote is required for the approval of each proposal at the Capital One special meeting?

A:

Capital One Proposal 1: Capital One share issuance proposal. Approval of the Capital One share issuance proposal requires the affirmative vote of a majority of the votes cast by Capital One stockholders at the Capital One special meeting (the “requisite Capital One vote”). Shares of Capital One common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of the Capital One share issuance proposal.

Capital One Proposal 2: Capital One adjournment proposal. Approval of the Capital One adjournment proposal requires the affirmative vote of a majority of the outstanding shares of Capital One common stock represented in person or by proxy at the Capital One special meeting, whether or not there is a quorum. Accordingly, an abstention will have the same effect as a vote “AGAINST” the Capital One adjournment proposal, while a broker non-vote will have no effect on the outcome of the Capital One adjournment proposal.

Q:	What vote is required for the approval of each proposal at the Discover special meeting?

A:

Discover Proposal 1: Discover merger proposal. Approval of the Discover merger proposal requires the affirmative vote of the holders of a majority of outstanding shares of Discover common stock entitled to vote on the Discover merger proposal (the “requisite Discover vote”). If a Discover stockholder is present at the Discover special meeting and abstains from voting, responds by proxy with an “ABSTAIN,” fails to submit a proxy or vote at the Discover special meeting or fails to instruct its bank, broker, trustee or other nominee how to vote with respect to the Discover merger proposal, it will have the same effect as a vote cast “AGAINST” the Discover merger proposal.

Discover Proposal 2: Discover compensation proposal. Approval of the Discover compensation proposal requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Discover special meeting and entitled to vote on the Discover compensation proposal. If a Discover stockholder is present at the Discover special meeting and abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the same effect as a vote cast “AGAINST” the Discover compensation proposal. If a Discover stockholder is not present at the Discover special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on such proposal.

Discover Proposal 3: Discover adjournment proposal. Approval of the Discover adjournment proposal requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Discover special meeting and entitled to vote on the Discover adjournment proposal, whether or not a quorum is present. If a Discover stockholder is present at the Discover special meeting and abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the same effect as a vote cast “AGAINST” the Discover adjournment proposal. If a Discover stockholder is not present at the Discover special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on such proposal.

Q:

Why are Discover stockholders being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for the Discover named executive officers (i.e., the Discover compensation proposal)?

A:

Under Securities and Exchange Commission (“SEC”) rules, Discover is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Discover’s named executive officers that is based on or otherwise relates to the mergers, or “golden parachute” compensation.

Q:	What happens if Discover stockholders do not approve, by non-binding, advisory vote, the Discover compensation proposal?

A:

The vote on the Discover compensation proposal is separate and apart from the votes to approve the other proposals being presented at the Discover special meeting. Because the vote on the Discover compensation proposal is advisory in nature only, it will not be binding upon Discover, Capital One or the surviving entity. Accordingly, the merger-related compensation will be paid to Discover’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if Discover stockholders do not approve the Discover compensation proposal.

Q:	What if I hold shares in both Capital One and Discover?

A:

If you hold shares of both Capital One common stock and Discover common stock, you will receive separate packages of proxy materials for each. A vote cast as a Capital One stockholder will not count as a vote cast as a Discover stockholder, and a vote cast as a Discover stockholder will not count as a vote cast as a Capital One stockholder. Therefore, please submit separate proxies for your shares of Capital One common stock and your shares of Discover common stock.

Q:	How do I vote my 401(k) shares at the Capital One special meeting?

A:

If you own shares of Capital One through the Capital One Associate Savings Plan (Capital One Stock Fund) or Hibernia Corporation Supplemental Stock Plan, you may vote the number of shares equivalent to your interest in the Capital One Stock Fund or Hibernia Corporation Supplemental Stock Plan, as applicable, as credited to your account on the Capital One record date. You will receive instructions on how to vote your shares via email from Broadridge Financial Solutions, Inc. (“Broadridge”). The trustee of the Capital One Associate Savings Plan and the Hibernia Corporation Supplemental Stock Plan will vote your shares in accordance with your duly executed instructions if they are received by 11:59 p.m., Eastern Time, on February 12, 2025. If you do not send instructions, the trustee will not vote the share equivalents credited to your account.

Q:	How can I attend and vote at the Capital One special meeting or the Discover special meeting?

A:

Record Holders: If you hold shares directly in your name as the holder of record of Capital One common stock or Discover common stock, you are a “record holder” and your shares may be voted at the Capital One special meeting or the Discover special meeting by you, as applicable. If you choose to vote your shares in person at the Capital One special meeting or Discover special meeting, as applicable, you must present a valid government-issued picture identification and proof of Capital One common stock ownership or Discover common stock ownership as of the applicable record date and fill out a ballot at the meeting.

Beneficial Owners: If you hold shares in a brokerage or other account in “street name,” you are a “beneficial owner” and your shares may be voted at the Capital One special meeting or the Discover special meeting, as applicable, by you as described below. If you choose to vote your shares of Capital One common stock or Discover common stock in person at the Capital One special meeting or Discover special meeting, as applicable, you must present a valid government-issued picture identification, a copy of a brokerage statement reflecting your stock ownership as of the record date and a legal proxy from your bank, broker, trustee or other nominee.

Even if you plan to attend the Capital One special meeting or the Discover special meeting in person, Capital One and Discover recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting.

Additional information on attending the special meetings can be found in the section entitled “The Capital One Special Meeting—Attending the Special Meeting” beginning on page 46 and in the section entitled “The Discover Special Meeting—Attending the Special Meeting” beginning on page 53.

Q:	How can I vote my shares without attending my respective special meeting?

A:

Whether you hold your shares directly as the holder of record of Capital One common stock or Discover common stock or beneficially in “street name,” you may direct your vote by proxy without attending the Capital One special meeting or Discover special meeting in person, as applicable.

If you are a holder of record of Capital One common stock or Discover common stock, you can vote your shares by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of Capital One common stock or Discover common stock, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before your respective company’s special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to your respective company’s special meeting.

Additional information on voting procedures can be found in the section entitled “The Capital One Special Meeting—Attending the Special Meeting” beginning on page 46 and in the section entitled “The Discover Special Meeting—Attending the Special Meeting” beginning on page 53.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this joint proxy statement/prospectus and the documents that are incorporated by reference into this joint proxy statement/prospectus, please vote as soon as possible. If you hold shares of Capital One common stock or Discover common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at your special meeting. Please note that if you are a beneficial owner with shares held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:	If I am a beneficial owner with my shares held in “street name” by a bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:

No. Your bank, broker, trustee or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you by your bank, broker, trustee or other nominee. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for Capital One or Discover to obtain the necessary quorum to hold its respective special meeting. In addition, your failure to submit a proxy or vote at the applicable special meeting, or failure to instruct your bank, broker, trustee or other nominee how to vote, or an abstention from voting, will have the same effect as a vote “AGAINST” the Discover merger proposal.

To approve the Capital One share issuance proposal, the affirmative vote of a majority of the votes cast by Capital One stockholders at the Capital One special meeting is required. The affirmative vote of the holders of a majority of outstanding shares of Discover common stock entitled to vote on the merger agreement is required to approve the Discover merger proposal.

The Capital One board of directors unanimously recommends that you vote “FOR” the Capital One share issuance proposal and “FOR” the Capital One adjournment proposal to be considered at the Capital One special meeting. The Discover board of directors unanimously recommends that you vote “FOR” the Discover merger proposal and “FOR” the other proposals to be considered at the Discover special meeting.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Capital One common stock represented by your proxy will be voted as recommended by the Capital One board of directors with respect to such proposals, or the shares of Discover common stock represented by your proxy will be voted as recommended by the Discover board of directors with respect to such proposals, as the case may be.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy or voting instruction card?

A:

If you directly hold shares of Capital One common stock or Discover common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of Capital One or Discover, as applicable;

•	signing and returning a proxy card with a later date;

•	attending the special meeting and voting at the special meeting; or

•	voting by telephone or the Internet at a later time, before 11:59 p.m., Eastern Time, on the day before the applicable special meeting.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•	attending the applicable special meeting and voting your shares in person. Please contact your bank, broker, trustee or other nominee for further instructions.

Q:

Will Capital One be required to submit the Capital One share issuance proposal to the Capital One stockholders even if the Capital One board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Capital One special meeting, Capital One is required to submit the Capital One share issuance proposal to its stockholders even if the Capital One board of directors has withdrawn, modified or qualified its recommendation in favor of the proposal.

Q:	Will Discover be required to submit the Discover merger proposal to the Discover stockholders even if the Discover board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Discover special meeting, Discover is required to submit the Discover merger proposal to its stockholders even if the Discover board of directors has withdrawn, modified or qualified its recommendation in favor of the proposal.

Q:	Are Capital One stockholders or holders of Capital One preferred stock entitled to appraisal or dissenters’ rights?

A:

No. Capital One stockholders and holders of Capital One preferred stock are not entitled to appraisal or dissenters’ rights under the DGCL. For more information, see the section entitled “The Mergers—Appraisal or Dissenters’ Rights in Connection with the Mergers” beginning on page 110.

Q:	Are Discover stockholders entitled to appraisal or dissenters’ rights?

A:

No. Discover stockholders are not entitled to appraisal or dissenters’ rights under the DGCL. For more information, see the section entitled “The Mergers—Appraisal or Dissenters’ Rights in Connection with the Mergers” beginning on page 110.

Q:	Are holders of Discover preferred stock entitled to appraisal or dissenters’ rights?

A:

Yes. Holders of Discover preferred stock will have the right to seek appraisal and obtain payment for the fair value of their shares of Discover preferred stock, as determined by the Delaware Court of Chancery, if the mergers are completed, but only if they strictly comply with the procedures prescribed by Section 262 of the DGCL. These procedures are summarized in the section entitled “The Mergers—Appraisal or Dissenters’ Rights in Connection with the Mergers” beginning on page 110. A copy of Section 262 of the DGCL is attached as Annex D to this joint proxy statement/prospectus.

Holders of Discover preferred stock should be aware that cash paid to holders of Discover preferred stock in satisfaction of the fair value of their shares of Discover preferred stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.

Q:

Are there any risks that I should consider in deciding whether to vote for the approval of the Capital One share issuance proposal, the Discover merger proposal or the other proposals to be considered at the Capital One special meeting and the Discover special meeting, respectively?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 33. You also should read and carefully consider the risk factors of Capital One and Discover contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the mergers to Discover stockholders and holders of Discover preferred stock?

A:

The mergers, taken together, are intended to qualify as a “reorganization” for U.S. federal income tax purposes, and it is a condition to our respective obligations to complete the first merger that each of Capital One and Discover receives a legal opinion to the effect that the mergers, taken together, will so qualify. Accordingly, Discover stockholders and holders of Discover preferred stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Discover common stock for Capital One common stock or Discover preferred stock for new Capital One preferred stock, as applicable, in the first merger or the second step merger, as applicable, except for any gain or loss that may result from the receipt of cash by Discover stockholders instead of a fractional share of Capital One common stock. You should be aware that the tax consequences to you of the mergers may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the mergers. For a more complete discussion of the material U.S. federal income tax consequences of the mergers, see the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 135.

Q:	When are the mergers expected to be completed?

A:

Capital One and Discover expect the mergers to close in early 2025. However, neither Capital One nor Discover can predict the actual date on which the mergers will be completed, or if the mergers will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Discover must first obtain the requisite Discover stockholder approval, and Capital One must first obtain the requisite Capital One stockholder approval. Capital One and Discover must also obtain necessary regulatory approvals and satisfy certain other closing conditions. Capital One and Discover expect the first merger to be completed promptly once Capital One and Discover have obtained their respective stockholders’ approvals noted above, have obtained necessary regulatory approvals, and have satisfied certain other closing conditions, and the second step merger to be completed immediately following the completion of the first merger.

Q:	What are the conditions to complete the first merger?

A:

The obligations of Capital One and Discover to complete the first merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of requisite regulatory approvals (as defined in the section entitled “The Mergers—Regulatory Approvals” beginning on page 106) and the expiration or termination of all statutory waiting periods in respect thereof without the imposition of any materially burdensome regulatory condition, the receipt of certain tax opinions, the receipt of the requisite Capital One stockholder approval and the receipt of the requisite Discover stockholder approval. For more information, see the section entitled “The Merger Agreement—Conditions to Complete the First Merger” beginning on page 130.

Q:	What happens if the first merger is not completed?

A:

If the first merger is not completed, Discover stockholders and holders of Discover preferred stock will not receive any consideration for their shares of Discover common stock or Discover preferred stock in connection with the mergers. Instead Discover will remain an independent public company, Discover common stock will continue to be listed and traded on the NYSE, and Capital One will not complete the Capital One share issuance or issuance of shares of new Capital One preferred stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances involving alternative acquisition proposals or changes in the Capital One board recommendation or the Discover board recommendation, a termination fee of $1.38 billion will be payable by either Capital One or Discover to the other party, as applicable. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 132 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	What happens if I sell my shares after the applicable record date but before the applicable company’s special meeting?

A:

The record date for the Capital One and Discover special meetings is earlier than the date of the Capital One special meeting and the Discover special meeting, and earlier than the date that the first merger is expected to be completed. If you sell or otherwise transfer your shares of Capital One common stock or Discover common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such applicable special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to the Discover common stock, you will not have the right to receive the merger consideration to be received by Discover stockholders in connection with the first merger. In order to receive the merger consideration, you must hold your shares of Discover common stock through the completion of the first merger.

Q:	Should I send in my stock certificates now?

A:

No. Please do not send in your stock certificates with your proxy. After the mergers are completed, an exchange agent designated by Capital One and reasonably acceptable to Discover (the “exchange agent”) will send you instructions for exchanging Discover stock certificates for the consideration to be received in the mergers. See the section entitled “The Merger Agreement—Exchange of Shares” beginning on page 118.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?

A:

If you are a beneficial owner and hold shares of Capital One common stock or Discover common stock in “street name” and also are a record holder and hold shares directly in your name or otherwise or if you hold shares of Capital One common stock or Discover common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Capital One common stock or Discover common stock are voted.

Beneficial Owners. For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote your shares.

Q:	Who can help answer my questions?

A:

Capital One Stockholders: If you have any questions about the mergers or how to submit your proxy or voting instruction card, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact Capital One’s proxy solicitor, Morrow Sodali, by calling (800) 662-5200 for stockholders or (203) 658-9400 for banks and brokers or by emailing COF@investor.morrowsodali.com.

Discover Stockholders: If you have any questions about the mergers or how to submit your proxy or voting instruction card, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact Discover’s proxy solicitor, Innisfree M&A Incorporated, by calling toll-free at (877) 687-1873 or collect at (212) 750-5833.

Q:	Where can I find more information about Capital One and Discover?

A:	You can find more information about Capital One and Discover from the various sources described in the section entitled “Where You Can Find More Information” beginning on page 207.

Q:	What is householding and how does it affect me?

A:

SEC rules permit Capital One, Discover and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials by delivering a single set of proxy materials to an address shared by two or more of Capital One stockholders or Discover stockholders, unless contrary instructions have been received in advance according to certain procedures. In cases of such contrary instructions, each stockholder continues to receive a separate notice of the meeting and proxy card.

Certain brokerage firms may have instituted householding for beneficial owners of Capital One common stock and Discover common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding Capital One common stock or Discover common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meetings. In addition, we incorporate by reference important business and financial information about Capital One and Discover into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 207.

Information about the Companies (page 58)

Capital One Financial Corporation

1680 Capital One Drive

McLean, VA 22102

(703) 720-1000

Headquartered in McLean, Virginia, Capital One is a diversified financial services holding company with banking and non-banking subsidiaries. Capital One’s principal operating subsidiary is Capital One, National Association. Capital One and its subsidiaries offer a broad array of financial products and services to consumers, small businesses and commercial clients through digital channels, branch locations, cafés and other distribution channels. Capital One offers credit cards, debit cards, bank lending, treasury management and depository services, auto loans and other consumer lending products in markets across the United States. Capital One services banking customer accounts through digital channels and Capital One’s network of branch locations, cafés, call centers and automated teller machines (“ATMs”). As of September 30, 2024, Capital One had, on a consolidated basis, total assets of $486.4 billion and deposits of $353.6 billion.

Shares of Capital One common stock are traded on the NYSE under the symbol “COF.”

For more information about Capital One, please visit Capital One’s website at www.capitalone.com. The information provided on Capital One’s website (other than the documents incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about Capital One is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 207.

Capital One’s principal executive office is located at 1680 Capital One Drive, McLean, VA 22102 and its telephone number at that location is (703) 720-1000.

Vega Merger Sub, Inc.

1680 Capital One Drive

McLean, VA 22102

(703) 720-1000

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Capital One. Merger Sub was incorporated for the sole purpose of effecting the first merger. Merger Sub will not conduct any activities other than those incidental to its formation, the execution of the merger agreement and the transactions contemplated by the merger agreement. Following the first merger, the separate corporate existence of Merger Sub will cease.

Discover Financial Services

2500 Lake Cook Road

Riverwoods, IL 60015

(224) 405-0900

Discover is a digital banking and payment services company. Discover was incorporated in Delaware in 1960. Discover is a bank holding company under the Bank Holding Company Act of 1956 and a financial holding company under the Gramm-Leach-Bliley Act. Discover provides digital banking products and services and payment services through its subsidiaries. Discover offers its customers credit card loans, personal loans, home loans and deposit products. Discover had $127.0 billion in total loan receivables and $90.3 billion in deposits issued through direct-to-consumer channels and affinity relationships at September 30, 2024. Discover also operates the Discover Network, the PULSE network (“PULSE”) and Diners Club International (“Diners Club”), collectively known as the Discover Global Network. The Discover Network processes transactions for Discover-branded credit and debit cards and provides payment transaction processing and settlement services. PULSE operates an electronic funds transfer network, providing financial institutions issuing debit cards on the PULSE network with access to ATMs domestically and internationally, as well as merchant acceptance throughout the U.S. for debit card transactions. Diners Club is a global payments network of licensees, which are generally financial institutions, that issue Diners Club branded credit and charge cards and/or provide card acceptance services.

In November 2023, Discover announced that its board of directors had authorized Discover management to explore the sale of Discover’s private student loan portfolio. Discover stopped accepting new applications for private student loans as of February 1, 2024. Discover formally launched the sale process in March 2024. On July 17, 2024, Discover Bank entered into a Purchase Agreement with Santiago Holdings, LP, an Ontario limited partnership and an affiliate of each of Carlyle and KKR (“Santiago Holdings”), pursuant to which Discover Bank agreed to sell its private student loan portfolio to Santiago Holdings, with Firstmark Services, a division of Nelnet Inc., assuming responsibility for servicing the portfolio upon the sale (the “Discover Student Loan Sale”). The Discover Student Loan Sale was completed through multiple closings that occurred in the third and fourth quarters of 2024. Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 138 for more information.

Discover common stock is traded on the NYSE under the symbol “DFS.”

For more information about Discover, please visit Discover’s website at www.discover.com. The information provided on Discover’s website (other than the documents incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about Discover is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” on page 207 for the location of information incorporated by reference into this joint proxy statement/prospectus.

Discover’s principal executive office is located at 2500 Lake Cook Road, Riverwoods, IL 60015 and its telephone number at that location is (224) 405-0900.

The Mergers and the Merger Agreement (pages 60 and 115)

The terms and conditions of the mergers are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the mergers.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time, Merger Sub will merge with and into Discover, with Discover as the surviving corporation. Immediately following the first merger, Discover will merge with and into Capital One, with Capital One as the surviving entity. Immediately following the completion of the second step merger, Discover Bank, a wholly owned subsidiary of Discover, will merge with and into Capital One Bank, a wholly owned subsidiary of Capital One, with Capital One Bank as the surviving bank in the bank merger. After the effective time, (i) Discover will no longer be a public company, (ii) Discover common stock will be delisted from the NYSE and will cease to be publicly traded, and (iii) Discover common stock will be deregistered under the Exchange Act. After the second effective time, Capital One stockholders and holders of Capital One preferred stock will continue to own their existing shares of Capital One common stock and Capital One preferred stock and Discover will cease to exist.

Merger Consideration (page 116)

Each share of Discover common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by Discover or Capital One, subject to certain exceptions set forth in the merger agreement, will be converted into the right to receive 1.0192 shares of Capital One common stock. Capital One will not issue any fractional shares of Capital One common stock in the mergers. Discover stockholders who would otherwise be entitled to a fraction of a share of Capital One common stock will receive an amount in cash (rounded to the nearest cent) based on the Capital One closing share value.

Based on the closing price of Capital One common stock on the NYSE on [   ], the last practicable trading day before the date of this joint proxy statement/prospectus, of $[   ], the exchange ratio represented approximately $[   ] in value for each share of Discover common stock. Based on the number of shares of Discover common stock outstanding or reserved for issuance as of [   ], 2024, Capital One expects to issue approximately [   ] million shares of Capital One common stock to Discover stockholders in the aggregate in the first merger with an aggregate value of $[   ] based on the closing price of Capital One common stock on the NYSE on [   ].

Capital One common stock is listed on the NYSE under the symbol “COF,” and Discover common stock is listed on the NYSE under the symbol “DFS.” The following table shows the closing sale prices of Capital One common stock and Discover common stock as reported on the NYSE, on February 16, 2024, the last trading day before the public announcement of the merger agreement, and on [    ], the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Discover common stock, which was calculated by multiplying the closing price of Capital One common stock on those dates by the exchange ratio of 1.0192 rounded to the nearest cent.

	Capital One Common Stock		Discover Common Stock		Implied Value of One Share of Discover Common Stock
February 16, 2024		$137.23		$110.49		$139.86
[ ]	$	[ ]	$	[ ]	$	[ ]

For more information on the exchange ratio, see the section entitled “The Mergers—Terms of the Mergers” beginning on page 60 and the section entitled “The Merger Agreement—Merger Consideration” beginning on page 116.

Treatment of Discover Preferred Stock and Discover Depositary Shares (page 108)

In the second step merger, each share of Discover series C preferred stock and Discover series D preferred stock, in each case issued and outstanding immediately prior to the second effective time, will be converted into the right to receive one (1) share of Capital One series O preferred stock or Capital One series P preferred stock, respectively. The new Capital One preferred stock will have terms that are not materially less favorable than the terms of the applicable series of Discover preferred stock.

Each outstanding share of Discover series C preferred stock and Discover series D preferred stock is presently represented by Discover depositary shares that represent a 1/100th ownership interest in a share of the applicable series of Discover preferred stock. Upon completion of the mergers, Capital One will assume the obligations of Discover under the applicable deposit agreements. Each Discover depositary share will then become a new Capital One depositary share and thereafter represent a 1/100th interest in a share of the applicable series of new Capital One preferred stock.

See the section entitled “The Mergers—Treatment of Discover Preferred Stock and Discover Depositary Shares” beginning on page 108.

Treatment of Discover Equity Awards and the Discover ESPP (page 117)

Discover RSU Awards

At the effective time, each Discover RSU award (except for certain Discover RSU awards discussed in the section entitled “The Mergers—Interests of Discover’s Directors and Executive Officers in the Mergers—Treatment of Discover Equity Awards” beginning on page 96) that is outstanding immediately prior to the effective time will be converted into a Capital One RSU award, with the number of shares underlying such award adjusted based on the exchange ratio. Each converted Capital One RSU award will otherwise continue to be subject to the same terms and conditions (including vesting terms) as applied to the corresponding Discover RSU award.

Discover PSU Awards

At the effective time, each Discover PSU award that is outstanding immediately prior to the effective time will be converted into a Capital One cash-based award equal to the product of (i) the total number of shares underlying such Discover PSU award, with the number of shares of Discover common stock determined based on the greater of target and actual performance through the last quarter ending simultaneously with or prior to the effective time for Discover PSU awards for which as of the effective time more than one year of the performance period has elapsed, and target performance for Discover PSU awards for which as of the effective time one year or less of the performance period has elapsed, multiplied by (ii) the product of (1) the exchange ratio and (2) the average of the closing sale prices of Capital One common stock for the five (5) full trading days ending on the day preceding the closing date. Each converted Capital One cash-based award will otherwise continue to be subject to the same terms and conditions (including service-based vesting terms) as applied to the corresponding Discover PSU award.

Discover ESPP

Prior to the effective time, Discover, the Discover board of directors and the compensation committee of the Discover board of directors (the “Discover compensation committee”), as applicable, will take action with respect to the Discover employee stock purchase plan (the “Discover ESPP”) to provide that the final exercise date (including for purposes of determining the purchase price) for the purchase period that otherwise would be in effect on the closing date will be no later than five (5) business days prior to the effective time. Discover will terminate the Discover ESPP as of no later than immediately prior to the effective time, pursuant to resolutions adopted by the Discover board of directors or the Discover compensation committee, as applicable.

Material U.S. Federal Income Tax Consequences of the Mergers (page 135)

The mergers, taken together, are intended to qualify as a “reorganization” for U.S. federal income tax purposes, and it is a condition to our respective obligations to complete the first merger that each of Capital One and Discover receives a legal opinion to the effect that the mergers, taken together, will so qualify. Accordingly, Discover stockholders and holders of Discover preferred stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Discover common stock for Capital One common stock or Discover preferred stock for new Capital One preferred stock, as applicable, in the first merger or the second step merger, as applicable, except for any gain or loss that may result from the receipt of cash by Discover stockholders instead of a fractional share of Capital One common stock. You should be aware that the tax consequences of the mergers may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the mergers.

For more detailed information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 135.

The U.S. federal income tax consequences described above may not apply to all Discover stockholders or holders of Discover preferred stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the mergers to you.

Capital One’s Reasons for the Mergers; Recommendation of the Capital One Board of Directors (page 67)

After careful consideration, the Capital One board of directors, at a special meeting held on February 18, 2024, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the mergers and the Capital One share issuance, are advisable and fair to and in the best interests of Capital One and its stockholders and (ii) adopted and approved the merger agreement and the consummation of the transactions contemplated thereby, including the mergers and the Capital One share issuance. Accordingly, the Capital One board of directors unanimously recommends that the Capital One stockholders vote “FOR” the Capital One share issuance proposal and “FOR” the Capital One adjournment proposal.

For a more detailed discussion of the Capital One board of directors’ recommendation, see the section entitled “The Mergers—Capital One’s Reasons for the Mergers; Recommendation of the Capital One Board of Directors” beginning on page 67.

Opinion of Capital One’s Financial Advisor (page 72)

Capital One retained Centerview Partners LLC, which we refer to as “Centerview,” as financial advisor to the Capital One board of directors in connection with the proposed mergers and the other transactions contemplated by the merger agreement, which are collectively referred to as the “Transaction” throughout this section and the summary of Centerview’s opinion below in the section entitled “The Mergers—Opinion of Capital One’s Financial Advisor” beginning on page 72. In connection with this engagement, the Capital One board of directors requested that Centerview evaluate the fairness, from a financial point of view, to Capital One of the exchange ratio provided for pursuant to the merger agreement. On February 18, 2024, Centerview rendered to the Capital One board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 19, 2024 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Capital One.

The full text of Centerview’s written opinion, dated February 19, 2024, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Capital One board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to Capital One of the exchange ratio provided for pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the Transaction and does not constitute a recommendation to any Capital One stockholder or Discover stockholder, or any other person as to how such stockholder or other person should vote with respect to the mergers or otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

Discover’s Reasons for the Mergers; Recommendation of the Discover Board of Directors (page 70)

After careful consideration, the Discover board of directors, at a special meeting held on February 19, 2024, unanimously (i) determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Discover and its stockholders and (ii) approved and adopted the merger agreement and the transactions contemplated thereby. Accordingly, the Discover board of directors unanimously recommends that Discover stockholders vote “FOR” the Discover merger proposal, “FOR” the Discover compensation proposal and “FOR” the adjournment proposal. For a more detailed discussion of the Discover board of directors’ recommendation, see the section entitled “The Mergers—Discover’s Reasons for the Mergers; Recommendation of the Discover Board of Directors” beginning on page 70.

Opinion of Discover’s Financial Advisor (page 81)

PJT Partners LP (“PJT Partners”) was retained by Discover to act as its financial advisor in connection with the mergers and, upon Discover’s request, to render its fairness opinion to the Discover board of directors in connection therewith. Discover selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of Discover’s industry and its knowledge and understanding of the business and affairs of Discover. At a meeting of the Discover board of directors on February 19, 2024, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated February 19, 2024, to the Discover board of directors that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the exchange ratio in the mergers was fair to the holders of Discover common stock (excluding the shares of Discover common stock owned by Discover or Capital One (in each case excluding the shares of Discover common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Discover or Capital One in respect of debts previously contracted)) from a financial point of view.

The full text of PJT Partners’ written opinion delivered to the Discover board of directors, dated February 19, 2024, is attached as Annex C and incorporated into this joint proxy statement/prospectus by reference in its entirety. PJT Partners’ written opinion has been provided by PJT Partners at the request of the Discover board of directors and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the Discover board of directors, in its capacity as such, in connection with and for purposes of its evaluation of the mergers only and PJT Partners’ opinion does not constitute a recommendation as to any action the Discover board of directors should take with respect to the mergers or how any Discover stockholder should vote or act with respect to the mergers or any other matter. The summary of the PJT Partners opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of PJT Partners’ written opinion.

For a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion, see the section entitled “The Mergers—Opinion of Discover’s Financial Advisor” beginning on page 81.

Interests of Discover’s Directors and Executive Officers in the Mergers (page 96)

Discover stockholders should be aware that Discover’s directors and executive officers may have interests in the mergers and have arrangements that are different from, or in addition to, those of Discover stockholders. These interests and arrangements include rights to severance, potential vesting of Discover equity awards and rights to indemnification, and may create potential conflicts of interest. The Discover board of directors was aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that Discover stockholders vote to approve the Discover merger proposal, the Discover compensation proposal, and the Discover adjournment proposal. For more information, see the section entitled “The Mergers—Background of the Mergers” beginning on page 60 and the section entitled “The Mergers—Discover’s Reasons for the Mergers; Recommendation of the Discover Board of Directors” beginning on page 70. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Mergers—Interests of Discover’s Directors and Executive Officers in the Mergers” beginning on page 96.

Capital One after the Mergers (page 104)

Following the mergers, Capital One will continue to be a diversified financial services holding company headquartered in McLean, Virginia with banking and non-banking subsidiaries. Its principal operating subsidiary will remain Capital One Bank. After giving effect to the mergers, on a consolidated unaudited pro forma basis as of September 30, 2024, Capital One would have total assets of $663.0 billion and deposits of $463.7 billion.

Capital One’s proposed acquisition of Discover is an opportunity to combine two companies with complementary capabilities and franchises. Capital One anticipates that its proposed acquisition of Discover will enable the combined organization to offer superior products and services to consumers, small businesses, and merchants relative to those that each company could provide independently, including improved bank offerings, credit and debit cards, and network services. These and certain other anticipated impacts of the proposed acquisition on Capital One as the surviving entity of the mergers are discussed below.

Banking Products and Services

Capital One does not anticipate any branch closures in connection with its proposed acquisition of Discover, and customers of Discover Bank, which currently has only a single physical retail location, will gain access to Capital One’s extensive network of branch locations, cafés, fee-free ATMs and cash-load locations. In addition, Discover Bank customers will have access to the innovative financial products and services offered by Capital One, including its deposit products that do not require minimum account balances or impose overdraft, account opening or maintenance fees, as well as its auto finance and small business and commercial banking services.

Capital One will also have an expanded credit card offering and intends to continue to offer Discover credit card products as Discover-branded cards alongside the other consumer cards currently offered by Capital One.

Capital One and Discover collectively accounted for approximately 13.6% of 2023 U.S. general purpose credit card purchase volume and 19.0% of U.S. general purpose credit card balances as of December 31, 2023, according to the Nilson Report.1 Capital One believes the additional scale afforded by the proposed acquisition will position the combined organization to better compete with the nation’s largest banks as well as the several thousand other financial institutions that issue credit cards in the United States and other competing credit and payment product options such as “buy now, pay later” and peer-to-peer services.

Network Services

Capital One expects that the proposed acquisition will meaningfully improve competition among payment networks. In 2023, three of the four credit card networks in the United States, Visa, Mastercard and American Express, collectively accounted for 96% of U.S. credit card purchase volume, while the fourth, Discover, accounted for just 4% of U.S. credit card purchase volume, according to the Nilson Report.2 Visa and Mastercard collectively accounted for 85% of U.S. debit and prepaid general purpose card purchase volume in 2023, as calculated based on Nilson Report data.3 Discover accounted for only 6% of such volume.

Today, Capital One relies on Visa and Mastercard as the networks for its credit and debit cards. Within two years after the closing, Capital One intends to move all of its debit cards and a meaningful portion of its credit cards to the Discover Global Network. Capital One intends to increase the number of Capital One credit cards on the Discover Global Network over time. Capital One believes that increasing the number of consumers on the Discover Global Network will enable it to more successfully compete with other payments networks.

Capital One also plans to invest in the Discover Global Network, including investments in network quality and fraud detection and protection, as well as in brand awareness, international merchant acceptance and consumer perception of merchant acceptance. Capital One anticipates that its investments in these areas will make the Discover Global Network more attractive to consumers and merchants, thereby increasing the value of the network to both, leading to further growth of the Discover Global Network and encouraging industry competition and innovation.

Applicable Regulatory Framework

Following the mergers, Capital One will continue to be a bank holding company and financial holding company subject to supervision, inspection and regulation by the Federal Reserve. Capital One’s non-bank subsidiaries (including the Discover Global Network subsidiaries) will also continue to be subject to supervision, inspection and regulation by the Federal Reserve. Capital One Bank will continue to be subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency (the “OCC”), the Consumer Financial Protection Bureau (the “CFPB”) and the Federal Deposit Insurance Corporation (the “FDIC”).

Capital One anticipates that the combined organization at closing will have total consolidated assets of more than $250 billion and less than $700 billion, and will not exceed any of the risk-based thresholds under the federal banking agencies’ capital and liquidity rules and therefore will continue to be a Category III banking

[1]

Source: Nilson Report, Issue Nos. 1257, 1258. The Nilson Report is an independent third-party report. Although Capital One and Discover have no reason to believe that the information from the report included in this joint proxy statement/prospectus is not reliable, neither Capital One nor Discover have independently verified this information and cannot guarantee its accuracy or completeness.

[2]	Source: Nilson Report, Issue No. 1257.
[3]	Source: Nilson Report, Issue No. 1259.

organization under applicable federal bank regulations. Capital One anticipates that the combined organization’s global systemically important bank score at closing will remain below the threshold to be considered systemically important under applicable federal banking regulations. After giving effect to the mergers and the bank merger, on a consolidated unaudited pro forma basis as of December 31, 2023, Capital One estimates that Capital One Bank’s insured deposits would be approximately 79% of its deposits, which it expects would be the highest insured deposit percentage amongst the 10 largest U.S. banks, based on publicly available information as of December 31, 2023.

The Discover Global Network will continue to be regulated under certain federal and state laws, including the Dodd-Frank Act and other banking, privacy and data security laws, and will continue to be subject to examination under the oversight of the Federal Financial Institutions Examination Council. In addition, the Discover Global Network will continue to be subject to government regulation, both directly and indirectly through regulation affecting network licenses, in foreign countries in which the network operates.

Governance, Management and Organizational Structure

At the effective time, the board of directors of Capital One will be increased by three (3) directors for a total of fifteen (15) directors, and three (3) current directors of Discover, as determined by mutual agreement of Discover and Capital One, will be appointed to the Capital One board of directors. Except for the addition of these three directors, the policies, procedures, leadership and structure of the Capital One board of directors and its committees are not expected to be impacted by the mergers.

Capital One does not anticipate changes to its executive leadership team, other than the addition of the leader of the Discover Global Network to this team, or its management structure as a result of the mergers, including its use of senior management committees to advise and assist the Chief Executive Officer and other executives in the management of Capital One’s strategy, operations, compliance and enterprise risk matters. Richard Fairbank will remain Chairman and Chief Executive Officer of Capital One and Chairman, President and Chief Executive Officer of Capital One Bank.

Following the consummation of the mergers and the bank merger, the subsidiaries of Discover Bank will become subsidiaries of Capital One Bank and the other subsidiaries of Discover will become subsidiaries of Capital One.

Following the effective time, shares of Capital One common stock will continue to be traded on the NYSE under the symbol “COF.”

Regulatory Approvals (page 106)

Subject to the terms of the merger agreement, Capital One and Discover have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals (as defined in the section entitled “The Mergers—Regulatory Approvals” beginning on page 106), use their reasonable best efforts to make such filings within thirty (30) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the mergers and the bank merger), to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities, and to contest, defend and appeal any action or proceeding by a governmental entity (other than a bank regulatory agency), whether judicial or administrative, challenging the merger agreement or the consummation of the mergers and the transactions contemplated by the merger agreement. These approvals include, among others, the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the OCC. The initial submission of these regulatory applications occurred on or about March 20, 2024. Additional notifications and/or applications requesting approval may be submitted to various other federal, state and non-U.S. regulatory authorities and self-regulatory organizations.

Although neither Capital One nor Discover knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Capital One and Discover cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the mergers or the bank merger, including conditions that would reasonably be expected to have a material adverse effect on the surviving entity and its subsidiaries, taken as a whole, after giving effect to the mergers.

Expected Timing of the Mergers

Capital One and Discover expect the mergers to close in early 2025. However, neither Capital One nor Discover can predict the actual date on which the mergers will be completed, or if the mergers will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Discover must first obtain the approval of Discover stockholders for the Discover merger proposal, and Capital One must first obtain the approval of Capital One stockholders for the Capital One share issuance proposal. Capital One and Discover must also obtain necessary regulatory approvals and satisfy certain other closing conditions. Capital One and Discover expect the first merger to be completed promptly once Capital One and Discover have obtained their respective stockholders’ approvals noted above, have obtained necessary regulatory approvals, and have satisfied the other closing conditions, and the second step merger to be completed immediately following the completion of the first merger.

Conditions to Complete the First Merger (page 130)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the first merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:

•

approval of the Capital One share issuance proposal by the stockholders of Capital One by the requisite Capital One vote, and adoption of the merger agreement by the stockholders of Discover by the requisite Discover vote;

•	the shares of Capital One common stock issuable pursuant to the merger agreement having been authorized for listing on the NYSE, subject to official notice of issuance;

•

all requisite regulatory approvals (as defined in the section entitled “The Mergers—Regulatory Approvals” beginning on page 106) having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired or been terminated, and no such requisite regulatory approval having resulted in the imposition of any materially burdensome regulatory condition (as defined in the section entitled “The Mergers—Regulatory Approvals” beginning on page 106);

•

the effectiveness under the Securities Act of 1933, as amended (the “Securities Act”) of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for that purpose initiated or threatened by the SEC and not withdrawn;

•

no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the mergers, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the mergers, the bank merger or any of the other transactions contemplated by the merger agreement;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement, and the receipt by each party of a certificate signed on behalf of the other party by the chief executive officer or the chief financial officer to such effect;

•

the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the effective time, and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by the chief executive officer or the chief financial officer to such effect; and

•

receipt by such party of an opinion of its legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; in rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Capital One, Discover and Merger Sub, as applicable, reasonably satisfactory in form and substance to such counsel.

Termination of the Merger Agreement (page 131)

The merger agreement may be terminated at any time prior to the completion of the mergers, whether before or after the receipt of the requisite Capital One vote or the requisite Discover vote, in the following circumstances:

•	by mutual written consent of Capital One and Discover;

•

by either Capital One or Discover if any governmental entity that must grant a requisite regulatory approval has denied approval of the mergers or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the mergers or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party set forth in the merger agreement;

•

by either Capital One or Discover if the mergers have not been consummated on or before February 19, 2025 (which may be automatically extended to May 19, 2025 in certain circumstances for purposes of obtaining requisite regulatory approvals (as further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 131)) (the “termination date”), unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party set forth in the merger agreement;

•

by either Capital One or Discover (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Discover, in the case of a termination by Capital One, or Capital One or Merger Sub, in the case of a termination by Discover, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party, and which is not cured within forty-five (45) days following written notice to the other party, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

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by Discover, if (i) Capital One or the Capital One board of directors has made a recommendation change (as defined in the section entitled “The Merger Agreement—Stockholder Meetings and Recommendations of Capital One’s and Discover’s Boards of Directors” beginning on page 128) or (ii) Capital One or the Capital One board of directors has breached certain covenants related to stockholder approvals or acquisition proposals (as defined in the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 129) in any material respect; or

•

by Capital One, if (i) Discover or the Discover board of directors has made a recommendation change or (ii) Discover or the Discover board of directors has breached certain covenants related to stockholder approvals or acquisition proposals in any material respect.

Termination Fee (page 132)

If the merger agreement is terminated by either Capital One or Discover under certain circumstances involving alternative acquisition proposals or changes in the Discover board recommendation or the Capital One board recommendation, Discover or Capital One may be required to pay a termination fee to the other party equal to $1.38 billion.

Accounting Treatment of the Mergers (page 109)

The mergers will be accounted for as an acquisition of Discover by Capital One under the acquisition method of accounting in accordance with the U.S. generally accepted accounting principles (“U.S. GAAP”).

The Rights of Discover Stockholders Will Change as a Result of the Mergers (page 192)

In the first merger, Discover stockholders will become Capital One stockholders, and their rights will be governed by Delaware law and the Capital One charter and the Capital One bylaws. As a result, Discover stockholders will have different rights once they become Capital One stockholders due to differences between the Discover governing documents and the Capital One governing documents. These differences are described in more detail in the section entitled “Comparison of the Rights of Capital One Stockholders and Discover Stockholders” beginning on page 192.

Listing of Capital One Common Stock; Delisting and Deregistration of Discover Common Stock (page 109)

The shares of Capital One common stock are listed for trading on the NYSE. Following the mergers, shares of Capital One common stock will continue to be listed on the NYSE. In addition, after the effective time, Discover common stock will be delisted from the NYSE and deregistered under the Exchange Act.

The Capital One Special Meeting (page 45)

The Capital One special meeting will be held at Capital One’s campus at 1600 Capital One Drive, McLean, Virginia 22102, on February 18, 2025 at 10:00 a.m., Eastern Time. At the Capital One special meeting, Capital One stockholders will be asked to vote on the following matters:

•	the Capital One share issuance proposal; and

•	the Capital One adjournment proposal.

You may vote at the Capital One special meeting if you owned shares of Capital One common stock at the close of business on December 27, 2024. As of December 27, 2024, there were [    ] shares of Capital One common stock outstanding, of which approximately [ ]% were owned and entitled to be voted by Capital One directors and executive officers and their affiliates. We currently expect that Capital One’s directors and executive officers will vote their shares in favor of the Capital One share issuance proposal and the Capital One adjournment proposal, although none of them has entered into any agreements obligating them to do so.

The Capital One share issuance proposal will be approved if a majority of the votes cast by Capital One stockholders at the Capital One special meeting is affirmatively voted in favor of the proposal. If a Capital One stockholder present at the Capital One special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have no effect on such proposal. If a Capital One stockholder does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable, it will have no effect on such proposal.

The Capital One adjournment proposal will be approved if a majority of the outstanding shares of Capital One common stock represented in person or by proxy at the Capital One special meeting is affirmatively voted in favor of the proposal, whether or not there is a quorum. If a Capital One stockholder present at the Capital One special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” such proposal. If a Capital One stockholder does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable, it will have no effect on such proposal.

The Discover Special Meeting (page 51)

The Discover special meeting will be held on February 18, 2025 at 2500 Lake Cook Road, Riverwoods, Illinois 60015 at 9:00 a.m., Central Time. At the Discover special meeting, Discover stockholders will be asked to consider and vote on the following proposals:

•	the Discover merger proposal;

•	the Discover compensation proposal; and

•	the Discover adjournment proposal.

You may vote at the Discover special meeting if you owned shares of Discover common stock at the close of business on December 27, 2024. As of December 27, 2024, there were [    ] shares of Discover common stock outstanding, of which less than [ ] percent ([ ]%) were owned and entitled to be voted by Discover directors and executive officers and their affiliates. We currently expect that Discover’s directors and executive officers will vote their shares in favor of the Discover merger proposal, the Discover compensation proposal and the Discover adjournment proposal, although none of them has entered into any agreements obligating them to do so.

The Discover merger proposal will be approved if the holders of a majority of outstanding shares of Discover common stock entitled to vote on the merger agreement vote in favor of the proposal. If a Discover stockholder is present at the Discover special meeting and abstains from voting, responds by proxy with an “ABSTAIN,” fails to submit a proxy or vote at the Discover special meeting or fails to instruct its bank, broker, trustee or other nominee how to vote with respect to the Discover merger proposal, it will have the same effect as a vote cast “AGAINST” the Discover merger proposal.

The Discover compensation proposal will be approved if a majority of the voting power of the shares present in person or represented by proxy at the Discover special meeting and entitled to vote on the Discover compensation proposal vote in favor of the Discover compensation proposal. If a Discover stockholder is present at the Discover special meeting and abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the same effect as a vote cast “AGAINST” the Discover compensation proposal. If a Discover stockholder is not present at the Discover special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on such proposal.

The Discover adjournment proposal will be approved if a majority of the voting power of the shares present in person or represented by proxy at the Discover special meeting and entitled to vote on the Discover adjournment proposal vote in favor of the proposal, whether or not a quorum is present. If a Discover stockholder is present at the Discover special meeting and abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the same effect as a vote cast “AGAINST” the Discover adjournment proposal. If a Discover stockholder is not present at the Discover special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on such proposal.

Appraisal or Dissenters’ Rights in Connection with the Mergers (page 110)

Capital One stockholders, holders of Capital One preferred stock and Discover stockholders are not entitled to appraisal or dissenters’ rights under the DGCL. For more information, see the section entitled “The Mergers—Appraisal or Dissenters’ Rights in Connection with the Mergers” beginning on page 110.

Holders of record of Discover preferred stock who comply with the applicable requirements of Section 262 of the DGCL are entitled to appraisal or dissenters’ rights under the DGCL for the fair value of such shares as determined by the Delaware Court of Chancery if the mergers are completed. Computershare Inc. and Computershare Trust Company, N.A. (acting jointly as the depositary for the Discover preferred stock), is the holder of record of the shares of Discover preferred stock as of the date of this joint proxy statement/prospectus. Accordingly, to exercise appraisal rights with respect to Discover preferred stock, holders of Discover depositary shares will be required to follow the procedures provided by the depositary with respect thereto.

A copy of Section 262 of the DGCL is attached as Annex D to this joint proxy statement/prospectus. Holders of Discover preferred stock who desire to exercise appraisal rights pursuant to Section 262 of the DGCL are urged to consult a legal advisor before electing or attempting to exercise these rights.

Holders of Discover preferred stock should be aware that cash paid to holders of Discover preferred stock in satisfaction of the fair value of their shares of Discover preferred stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.

Risk Factors (page 33)

In evaluating the merger agreement, the mergers or the issuance of shares of Capital One common stock, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 33.

Litigation Related to the Mergers (page 109)

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger, or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Capital One’s and Discover’s respective liquidity and financial condition. Since the public announcement of the merger, Discover has received letters from purported Discover stockholders who contend that the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part fails to disclose certain allegedly material information.

On July 22, 2024, a class action complaint related to the mergers was filed in federal court in the Eastern District of Virginia, captioned Baker et al. v. Capital One Financial Corporation et al., No. 1:24-cv-01265 (E.D. Va., July 22, 2024) (the “Complaint”). The Complaint asserts that the mergers violate Section 7 of the Clayton Antitrust Act of 1914 and Section 1 of the Sherman Antitrust Act of 1890. The Complaint seeks, among other things, to certify a class of “[a]ll persons, entities, and/or corporations in the United States who directly or indirectly paid interchange fees as merchants or credit card holders from July 22, 2020 through the present,” to enter declaratory judgement regarding the purported violations of law, to award costs for the action (including reasonable attorneys’ fees and expenses and expert fees), to award declaratory relief, to enjoin the mergers or require pre-closing divestiture or disclosure that remedies the purported violations of law, and to award any further relief the court determines just and proper. Capital One and Discover believe the allegations in the Complaint are without merit and deny any alleged violations of law. Proceedings in the Baker action have been stayed as of October 18, 2024, pending regulatory approval of the proposed transaction.

There can be no assurances that additional complaints or demands will not be filed or made with respect to the mergers. If additional similar complaints or demands are filed or made, absent new or different allegations that are material, neither Capital One nor Discover will necessarily announce them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statement that does not describe historical or current facts is a forward-looking statement, including future financial and operating results, statements related to the expected timing of the completion of the mergers, the surviving entity’s plans, objectives, expectations and intentions, and other statements that are not historical facts.

Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “targets,” “scheduled,” “plans,” “intends,” “goal,” “anticipates,” “expects,” “believes,” “forecasts,” “outlook,” “estimates,” “potential,” or “continue” or negatives of such terms or other comparable terminology. Forward-looking statements are based on current expectations, estimates and projections about Capital One’s and Discover’s businesses, beliefs of Capital One’s and Discover’s managements and assumptions made by Capital One’s and Discover’s managements. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions which are difficult to predict, change over time, and are often beyond the control of Capital One and Discover. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

While there is no assurance that any list of risks, uncertainties or risk factors is complete, below are certain factors, in addition to the factors relating to the mergers discussed in the section entitled “Risk Factors” beginning on page 33 and the risk factors previously discussed in Capital One’s and Discover’s reports filed with the SEC, which could cause actual results to differ materially from those contained or implied in the forward-looking statements:

•	the risk that the cost savings and any revenue synergies and other anticipated benefits from the mergers may not be fully realized or may take longer than anticipated to be realized;

•	disruption to Capital One’s business and to Discover’s business as a result of the announcement and pendency of the mergers;

•

the risk that the integration of Discover’s business and operations into Capital One’s, including into Capital One’s compliance management program, will be materially delayed or will be more costly or difficult than expected, or that Capital One is otherwise unable to successfully integrate Discover’s business into Capital One’s, including as a result of unexpected factors or events;

•

the possibility that the requisite regulatory, stockholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that requisite regulatory approvals may result in the imposition of conditions that could adversely affect Capital One or the expected benefits of the mergers following the closing);

•

the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in completing the mergers or the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the possibility that the mergers may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	risks related to management and oversight of Capital One’s expanded business and operations following the mergers due to the increased size and complexity of Capital One’s business;

•

the possibility of increased scrutiny by, and/or additional regulatory requirements of, governmental authorities as a result of the mergers or the size, scope and complexity of Capital One’s business operations following the mergers;

•	the outcome of any legal or regulatory proceedings that may be currently pending or later instituted against Capital One (before or after the mergers) or against Discover;

•	the risk that expectations regarding the timing, completion and accounting and tax treatments of the mergers are not met;

•	the risk that any announcements relating to the mergers could have adverse effects on the market price of the common stock of either Capital One or Discover;

•	certain restrictions during the pendency of the mergers;

•	the diversion of management’s attention from ongoing business operations and opportunities;

•

the risk that revenues following the mergers may be lower than expected and/or the risk that certain expenses, such as the provision for credit losses, of Discover or the surviving entity may be greater than expected;

•	Capital One’s and Discover’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing;

•	the dilution caused by Capital One’s issuance of additional shares of its capital stock in connection with the mergers;

•

effects of the announcement, pendency or completion of the mergers on the ability of Capital One and Discover to retain customers and retain and hire key personnel and maintain relationships with their suppliers and other business partners, and on their operating results and businesses generally;

•	reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the mergers;

•

risks related to the potential impact of general economic, political, industry and market factors on the parties or the mergers and other factors that may affect future results of Capital One and Discover;

•	uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board;

•	volatility and disruptions in global or national capital, currency, and credit markets;

•

the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory reforms, as well as those involving the OCC, the Federal Reserve Board, the FDIC, and the Consumer Financial Protection Bureau;

•

other changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner; and

•	other factors that may affect the future results of Capital One and Discover.

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, Capital One and Discover claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither Capital One nor Discover undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Capital One and Discover have filed with the SEC as described in the section entitled “Where You Can Find More Information” beginning on page 207.

Capital One and Discover expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained in, referred to, or incorporated in this joint proxy statement/prospectus.

RISK FACTORS

An investment by Discover’s stockholders in Capital One common stock as a result of the exchange of shares of Discover common stock for shares of Capital One common stock in the first merger involves certain risks. Similarly, a decision on the part of Capital One stockholders to approve the Capital One share issuance also involves risks for Capital One stockholders, who will continue to hold their shares of Capital One common stock after the mergers. Certain material risks and uncertainties connected with the merger agreement and transactions contemplated thereby, including the mergers and bank merger, and ownership of Capital One common stock, are discussed below. In addition, Capital One and Discover have discussed certain other material risks connected with the ownership of Capital One common stock and with Capital One’s business, and with the ownership of Discover common stock and Discover’s business, respectively, under the caption “Risk Factors” appearing in their Annual Reports on Form 10-K (and, in the case of Discover, as amended by Amendment No. 1 to its Annual Report on Form 10-K/A (the “Discover Form 10-K/A”)) most recently filed with the SEC, and may include additional or updated disclosures of such material risks in their subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that each has filed with the SEC or may file with the SEC after the date of this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 207.

Capital One stockholders and Discover stockholders should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this joint proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the Capital One special meeting or the Discover special meeting. The risks described in this joint proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of Capital One common stock that you, as an existing Capital One stockholder, currently hold or that you, as an existing Discover stockholder, will hold upon consummation of the mergers, and could result in a significant decline in the value of Capital One common stock and cause Capital One stockholders and/or Discover stockholders to lose all or part of the value of their respective investments in Capital One common stock.

Risks Relating to the Consummation of the Mergers and Capital One Following the Mergers

Because the market price of Capital One common stock may fluctuate prior to the effective time, including as a result of Capital One’s and Discover’s financial performance prior to the effective time, stockholders cannot be certain of the market value of the merger consideration to be received by Discover stockholders.

In the first merger, each share of Discover common stock issued and outstanding immediately prior to the effective time (except for shares owned by Discover or Capital One, subject to certain exceptions set forth in the merger agreement), will be converted into the right to receive 1.0192 shares of Capital One common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Capital One common stock or Discover common stock. Changes in the price of Capital One common stock between now and the effective time will affect the value of the merger consideration that Discover stockholders will receive in the first merger. Neither Capital One nor Discover is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Capital One common stock or Discover common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Capital One’s and Discover’s businesses, operations and prospects, the performance of peer companies and other financial companies, volatility in the prices of securities in global financial markets, including market prices of Capital One, Discover and other banking companies, and regulatory considerations and tax laws, many of which are beyond Capital One’s and Discover’s control. Therefore, at the time of the Capital One special meeting and the Discover special meeting, Capital One stockholders and Discover stockholders will not know the market value of the merger consideration that Discover stockholders will receive at the effective time. You should obtain current market quotations for shares of Capital One common stock (NYSE: COF) and for shares of Discover common stock (NYSE: DFS).

The market price of Capital One common stock after the mergers may be affected by factors different from those currently affecting the shares of Capital One common stock or Discover common stock.

As a result of the first merger, Discover stockholders will become Capital One stockholders. Capital One’s business differs from that of Discover and certain adjustments may be made to Capital One’s business as a result of the mergers. Accordingly, the results of operations of Capital One and the market price of Capital One common stock after the completion of the mergers may be affected by factors different from those currently affecting the independent results of operations of each of Capital One and Discover. For a discussion of the businesses of Capital One and Discover and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and listed in the section entitled “Where You Can Find More Information” beginning on page 207.

Capital One and Discover are expected to incur substantial costs related to the mergers and integration, and these costs may be greater than anticipated due to unexpected events.

Capital One and Discover have incurred and expect to incur a number of significant non-recurring costs associated with the mergers. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either Capital One or Discover regardless of whether the mergers are completed.

In addition, Capital One will incur integration costs following the completion of the mergers as Capital One and Discover integrate their businesses, including facilities and systems consolidation costs and employment-related costs. Discover may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Capital One and Discover have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in Capital One taking charges, which may be substantial, against earnings following the completion of the mergers, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time.

Changes in the laws and regulations governing interchange fees paid to card issuers in debit or credit card transactions could adversely affect Capital One’s ability to realize the expected benefits of the mergers.

The Federal Reserve’s Regulation II limits the amount of interchange fees that can be charged per debit card transaction for debit card issuers with over $10 billion in assets, other than transactions involving a three-party system consisting of the cardholder, the merchant and the network provider. Discover operates a three-party system and, as a result, debit card transactions on the Discover Global Network are not subject to the Regulation II limitation on interchange fees. The anticipated revenue synergies associated with the mergers assume that transactions involving a three-party system will continue to not be subject to the limitations on debit interchange fees pursuant to Regulation II. Legislators and banking regulators regularly review the operation of card networks and card issuers, including interchange fees paid to card issuers in debit and credit card transactions which could result in changes to the terms or implementation of Regulation II, or the adoption of other laws and regulations which could impose limitations on the fees that can be charged by issuers or networks on debit or credit card transactions, which could limit Capital One’s ability to realize the expected benefits of the mergers, including the revenue synergies. If a change in law or regulation results in debit card transactions on three-party systems like the Discover Global Network being subject to the Regulation II limitation on interchange fees, it could result in Capital One not recognizing a significant majority of the network revenue synergies that Capital One disclosed it anticipated to be realized by 2027 in connection with its announcement of the merger agreement.

An inability to realize the full extent of the anticipated benefits of the mergers and the other transactions contemplated by the merger agreement, including the revenue synergies, could have an adverse effect upon the revenues and operating results of Capital One following the completion of the mergers.

Integrating Discover’s business into Capital One may be more difficult, costly or time-consuming than expected, and Capital One may fail to realize the anticipated benefits of the mergers.

The success of the mergers will depend, in part, on the ability to realize the anticipated revenue synergies and cost savings from combining the businesses of Capital One and Discover. To realize the anticipated benefits from the mergers, including revenue synergies and cost savings, Capital One must successfully integrate Discover into its existing businesses and, in particular, integrate Discover into its risk management framework, compliance systems and corporate culture, in a manner that permits the anticipated revenue synergies and cost savings to be realized and that does not materially disrupt existing customer relationships or result in decreased revenues due to loss of customers. If Capital One is not able to successfully achieve these objectives for any reason, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the mergers could be less than anticipated, and integration may result in additional and unforeseen expenses.

A significant portion of the anticipated benefits of the mergers relates to Capital One acquiring the Discover Global Network. Capital One believes that extensive investment, including to enhance the risk management function at Discover consistent with Capital One’s risk management standards and those of its regulators, as well as to address remediation obligations under existing and possible future regulatory orders, will be needed to achieve these benefits. The costs of these investments may be greater than anticipated or take longer than expected to realize. Within two years after the closing, Capital One intends to move all of its debit cards and a meaningful portion of its credit cards to the Discover Global Network. Capital One also intends to increase the number of Capital One credit cards on the Discover Global Network over time. During this time, Capital One also intends to issue cards on the Visa and Mastercard networks. Capital One has longstanding business relationships and current contractual arrangements with each of Visa and Mastercard and expects each company will continue to compete for Capital One’s card issuance business following the mergers. Visa or Mastercard could choose not to continue those relationships in the future, and if they both decide to stop doing business with Capital One, it could materially impact Capital One’s credit card business in the near term. The migration, as currently anticipated, also requires a conversion of existing processing systems that depends in part on third-party vendors and their ability to accomplish the conversion on the anticipated timeline. While the planning for this conversion may begin prior to the completion of the mergers, the execution of this conversion will not begin prior to the closing date. The conversion may encounter unexpected challenges and may take longer to complete than anticipated, which could adversely affect Capital One’s ability to realize the anticipated benefits of the mergers. It is also possible that customer spending on Capital One debit and credit cards will be impacted as a result of their migration to the Discover Global Network.

An inability to realize the full extent of the anticipated benefits of the mergers and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of Capital One following the completion of the mergers, which may adversely affect the value of the common stock of Capital One following the completion of the mergers.

Capital One and Discover have operated and, until the effective time, must continue to operate, independently. It is possible that the integration process could result in the loss of key Discover employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the mergers, including revenue synergies and cost savings. Integration efforts between the companies may also divert management attention and resources. These integration matters could have an adverse effect on Capital One and Discover during this transition period and on Capital One for an undetermined period after completion of the mergers.

The future results of Capital One following the completion of the mergers may suffer if Capital One does not effectively manage its expanded operations.

Following the mergers, the size and scope of the business of Capital One will increase significantly beyond the current size and scope of either Capital One’s or Discover’s business. Capital One’s future success following the mergers will depend, in part, upon its ability to manage its expanded businesses, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that Capital One will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the mergers.

In addition, following the mergers, Capital One may be subject to increased scrutiny by, and/or additional regulatory requirements of, governmental authorities as a result of the transaction or the size, scope and complexity of its business operations, which may have an adverse effect on the business, operations or stock price of Capital One.

Since January 1, 2020, the federal banking agencies’ capital and liquidity rules classify all banking organizations with $100 billion or more in total consolidated assets into one of four categories (Category I, II, III or IV), based on the banking organization’s asset size and risk profile, with the most stringent capital and liquidity requirements applicable to Category I firms and the least restrictive requirements applying to Category IV firms. Capital One would become subject to Category II standards if it has $700 billion or more in total consolidated assets or $75 billion or more in cross-jurisdictional activity, each as measured based on the average for the four most recent calendar quarters. Based on this regulatory framework, Capital One currently qualifies as a Category III firm. After giving effect to the mergers, on a consolidated unaudited pro forma basis as of September 30, 2024, Capital One would have total assets of approximately $663.0 billion. Capital One expects to have less than $700 billion in total consolidated assets and less than $75 billion in cross-jurisdictional activity following the completion of the mergers. Capital One expects to continue to be classified as a Category III firm following the completion of the mergers and does not expect to cross the Category II threshold for multiple years following the closing, but cannot predict with certainty whether or when future growth will result in its exceeding the applicable thresholds for classification as a Category II firm. While Capital One currently maintains more capital and liquidity than is currently required of it as a Category III firm, the additional requirements of becoming a Category II firm would have an impact on Capital One’s regulatory capital and liquidity requirements. Given its excess capital and liquidity positions, Capital One believes it is well positioned for any such increased requirements.

Capital One may be unable to retain Discover personnel successfully after the completion of the mergers.

The success of the mergers will depend in part on Capital One’s ability to retain the talent and dedication of key employees currently employed by Discover. It is possible that these employees may decide not to remain with Discover while the mergers are pending or with Capital One after the completion of the mergers. If Capital One and Discover are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Capital One and Discover could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the completion of the mergers, if key employees terminate their employment, Capital One’s business activities may be adversely affected, and management’s attention may be diverted to successfully hiring suitable replacements, all of which may cause Capital One’s business to suffer. Discover also may not be able to locate or retain suitable replacements for any key employees who leave its company.

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on Capital One following the mergers.

Before the mergers and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board, the OCC and other regulatory authorities. In determining whether to grant these approvals, the banking regulators consider a variety of factors, including the regulatory standing of each party and the factors described in the section entitled “The Mergers—Regulatory Approvals” beginning on page 106. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by banking regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; changes in legislation; or adverse developments in the political environment.

Capital One submitted applications to the Federal Reserve Board, the OCC and the Delaware State Bank Commissioner in connection with the proposed mergers and the bank merger on or about March 20, 2024. The Delaware State Bank Commissioner approved Capital One’s application on December 18, 2024. Capital One responded to requests for additional information from the Federal Reserve Board on April 11, 2024, May 8, 2024, June 14, 2024, August 7, 2024, August 15, 2024, September 20, 2024, October 25, 2024, October 31, 2024, November 15, 2024, November 22, 2024 and December 19, 2024. Capital One received an additional request for additional information from the Federal Reserve Board on December 19, 2024. Capital One has also received other inquiries and requests for information from governmental figures and regulatory authorities in connection with the proposed acquisition. A joint public meeting on the proposed acquisition was held by the Federal Reserve Board and the OCC on July 19, 2024, and the public comment period concluded on July 24, 2024. Capital One and Discover could receive additional requests for information from regulatory authorities. Capital One and Discover continue to expect the mergers to close in early 2025, but neither Capital One nor Discover can predict the actual date on which the mergers will be completed, or if the mergers will be completed at all, and additional governmental inquiries could affect the timing or receipt of the requisite regulatory approvals.

Even if those approvals are granted, they may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of Capital One’s business following the mergers or require changes to the terms of the transactions contemplated by the merger agreement. Any such terms and conditions, limitations, obligations or restrictions could delay the completion of the transactions contemplated by the merger agreement, result in additional material costs on or materially limit the revenues of Capital One following the mergers or otherwise reduce the anticipated benefits of the mergers or even result in the abandonment of the mergers. Additionally, the completion of the first merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

Despite the parties’ commitments to use their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement, neither Capital One nor Discover nor any of their respective subsidiaries is required under the terms of the merger agreement to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the surviving entity and its subsidiaries, taken as a whole, after giving effect to the mergers. See the section entitled “The Mergers—Regulatory Approvals” beginning on page 106.

Discover is subject to significant legal proceedings related to its card product misclassification that could result in significant expenses, regulatory penalties and fines and reputational damage, all of which may have an adverse impact on Capital One following the mergers.

Beginning in 2007, Discover incorrectly classified certain credit card accounts into its highest merchant and merchant acquirer pricing tier. Throughout the first quarter of 2024, Discover continued settlement discussions with large direct merchants both directly and indirectly as plaintiffs in putative class actions filed on behalf of all merchants.

On July 1, 2024, Discover and certain of its subsidiaries entered into a settlement agreement to resolve putative class actions filed on behalf of merchants allegedly affected by the card product misclassification. The settlement agreement, which is subject to court approval, would resolve claims by parties affected by the card product misclassification (merchants, merchant acquirers and other intermediaries). On October 22, 2024, the court preliminarily approved the settlement and directed that notice be provided to potential class members. The aggregate liability of the counterparty restitution payments in respect of the card product misclassification (which Discover estimates will total approximately $1.2 billion) are reflected in Discover’s historical financial statements on a cumulative basis. See the Explanatory Note to the Discover Form 10-K/A, for more information.

Discover remains in discussions with its various banking regulators regarding the card product misclassification. At September 30, 2024, Discover has recognized charges of approximately $290 million representing Discover’s estimate of potential penalties to be imposed by its various banking regulators in relation to this matter. Actual penalties imposed are subject to further discussion with Discover’s various banking regulators and may be more or less than such amount. Discover is also cooperating with an SEC investigation into the card product misclassification issue.

In addition, Discover and its subsidiaries have been named as defendants in various lawsuits, including a putative class action on behalf of stockholders and stockholder derivative actions related to the card product misclassification issue and other matters. First, a putative securities class action captioned KBC Asset Management N.V., et al. v. Discover Financial Services, et al. is pending in the U.S. District Court for the Northern District of Illinois. Plaintiffs are Discover stockholders who allege that Discover and its officers and directors made false and misleading statements regarding compliance and risk management; they seek to represent a class of all persons who acquired Discover shares between February 21, 2019 and January 17, 2024. Defendants have moved to dismiss the complaint. Second, a shareholder derivative action captioned In re Discover Financial Services Derivative Litigation is pending in the U.S. District Court for the District of Delaware. Plaintiff is a Discover stockholder who alleges that Discover’s directors and officers breached their fiduciary duties to Discover in connection with the card product misclassification and other matters. The action is currently stayed pending a decision on defendants’ motion to dismiss the securities action. Discover believes that additional losses are probable as a result of these actions and such losses could be material, but it is not able to make a reasonable estimate of the amount or range of such losses as of September 30, 2024.

As a result of the mergers, Capital One will assume the risks described above relating to these actions as well as any ongoing expense in defending and resolving these actions, and may be subject to reputational and other risks associated with the Discover actions.

Investigations or enforcement actions by governmental authorities relating to Discover’s historical operations could subject Discover and, following the mergers, Capital One to significant fines, penalties and/or requirements resulting in increased expenses, oversight and reputation risk following the mergers.

Consumer banking and payment services institutions have historically been subject to significant legal actions, both from private and government litigants. In addition to regulatory actions, private litigation may include class action lawsuits and commercial, shareholder and patent litigation. Many of these actions have included claims for substantial compensatory, statutory or punitive damages. Discover has been, and currently is, involved in various actions or proceedings brought by private litigants as well as governmental regulatory and enforcement agencies. This includes the 2020 consent order by the CFPB pursuant to which Discover is required to implement a redress and compliance plan in addition to the payment of at least $10 million in consumer redress to consumers who may have been harmed and a $25 million civil money penalty to the CFPB, and the September 2023 consent order by the FDIC with Discover Bank regarding its compliance management system for consumer protection laws pursuant to which Discover Bank has agreed to improve its consumer compliance management system and enhance related corporate governance and enterprise risk management practices, and increase the level of board oversight over such matters.

As described above, Discover remains in discussions with its various banking regulators regarding the card product misclassification. At September 30, 2024, Discover has recognized charges of approximately $290 million representing Discover’s estimate of potential penalties to be imposed by its various banking regulators in relation to this matter. Actual penalties imposed are subject to further discussion with Discover’s various banking regulators and may be more or less than such amount. Discover is also cooperating with an SEC investigation into the card product misclassification issue.

Discover may be subject to further actions, including the imposition of additional consent orders, regulatory agreements or civil money penalties, by governmental regulatory and enforcement agencies regarding these or other issues. Furthermore, issues with or delays in satisfying the requirements of a regulatory action could affect Discover’s progress on others, and failure to satisfy the requirements of a regulatory action on a timely basis could result in additional penalties, enforcement actions, and other negative consequences, including reputational harm as a result of negative publicity, requiring changes to business activities and product offerings, or subjecting Discover to material fines, penalties, customer restitution or other requirements, resulting in increased expenses. Compliance with existing consent orders, and any other consent orders or regulatory actions, as well as the implementation of their requirements, may increase the expenses of Discover, require Discover to reallocate resources and attention away from its businesses, subject Discover to business restrictions, negatively impact its capital and liquidity, require significant changes to its business, operations, products and services, and risk management practices, and expose Discover to private litigation.

As a result of the mergers, Capital One will be the legal successor to Discover and as a result Capital One will assume the risks described above relating to these actions as well as any ongoing expense in defending and resolving these actions, and may be subject to reputational and other risks associated with the Discover actions. Capital One expects to expend significant time and resources to enhance the compliance and risk management infrastructure and processes at Discover consistent with Capital One’s risk management standards and those of its regulators and to remediate any outstanding issues. The costs of the investments needed to make these enhancements and remediate existing issues may be greater than anticipated and the enhancements and remediation may take longer or be more challenging than expected or may not be effective. All of these factors could have an adverse effect on Capital One’s business, results of operations and financial condition and divert management’s time and attention away from operating Capital One’s business following the mergers.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual value of the consideration to be issued in the mergers as well as the actual financial condition and results of operations of Capital One after the mergers may differ materially.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Capital One’s actual financial condition or results of operations would have been had the mergers been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Discover identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The fair value estimates reflected in this joint proxy statement/prospectus are preliminary, and the final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of Discover as of the closing date. Accordingly, (i) the actual value of the consideration paid and the fair value of such assets and liabilities may vary significantly from the value used in preparing the unaudited pro forma combined consolidated financial information in this joint proxy statement/prospectus, and (ii) the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

The prospective financial information is based on various assumptions and may not be realized.

While presented with numeric specificity, the Capital One and Discover prospective financial information provided in this joint proxy statement/prospectus is based on numerous variables and assumptions (including, but not limited to, those related to the banking, credit card and payment services industries, economic, market and financial conditions and additional matters specific to Capital One’s or Discover’s businesses, as applicable) that are inherently subjective and uncertain and are outside the control of Capital One and Discover. As a result, actual results may differ materially from the prospective financial information. Important factors that may affect actual results and cause the prospective financial information to not be achieved include, but are not limited to, risks and uncertainties relating to Capital One’s and Discover’s businesses, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), liabilities that may be greater than anticipated, industry performance, general business and economic conditions. For more information, see the section entitled “The Mergers—Certain Unaudited Prospective Financial Information” beginning on page 90.

The opinion delivered by Centerview to the Capital One board of directors and the opinion delivered by PJT Partners to the Discover board of directors, respectively, prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the date of the opinions.

The written opinion of Centerview, Capital One’s financial advisor, to the Capital One board of directors, was delivered on and dated February 19, 2024, and the written opinion of PJT Partners, Discover’s financial advisor, to the Discover board of directors was delivered on and dated February 19, 2024. Changes in the operations and prospects of Capital One or Discover, general market and economic conditions and other factors which may be beyond the control of Capital One and Discover and the market prices of Capital One and Discover, may have altered the value of Capital One or Discover or the prices of shares of Capital One common stock and Discover common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the effective time. The opinions do not speak as of the date of this joint proxy statement/prospectus or as of any other date subsequent to the dates of those opinions.

Discover’s directors and executive officers may have interests in the mergers that may differ from, or are in addition to, the interests of Discover stockholders generally.

Discover stockholders should be aware that Discover’s directors and executive officers may have interests in the mergers and have arrangements that are different from, or in addition to, those of Discover stockholders. These interests and arrangements may create potential conflicts of interest. The Discover board of directors was aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that Discover stockholders vote to approve the Discover merger proposal, the Discover compensation proposal, and the Discover adjournment proposal. For a more complete description of the interests of Discover’s directors and executive officers in the mergers, see the section entitled “The Mergers—Interests of Discover’s Directors and Executive Officers in the Mergers” beginning on page 96.

If the requisite approval of Capital One stockholders or Discover stockholders is not obtained, or other conditions to the closing of the first merger are not met, the merger agreement may be terminated in accordance with its terms and the mergers may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the first merger. Those conditions include: (i) approval of the Capital One share issuance proposal by the requisite Capital One vote, and approval of the Discover merger proposal by the requisite Discover vote; (ii) the shares of Capital One common stock issuable pursuant to the merger agreement having been authorized for listing on the NYSE, subject to official notice of issuance; (iii) all requisite regulatory approvals having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired or been terminated, and no such requisite regulatory approval having resulted in the imposition of any materially burdensome regulatory condition; (iv) effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; and (v) the absence of any order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the mergers, the bank merger or any of the other transactions contemplated by the merger agreement, and the absence of the enactment of any law, statute, rule, regulation, order, injunction or decree by any governmental entity which prohibits or makes illegal consummation of the mergers, the bank merger or any of the other transactions contemplated by the merger agreement. Each party’s obligation to complete the first merger is also subject to certain additional customary conditions, including (a) subject to applicable materiality standards, the accuracy of the representations and warranties of the other party, (b) the performance in all material respects by the other party of its obligations under the merger agreement and (c) the receipt by each party of an opinion from its counsel to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. See the section entitled “The Merger Agreement—Conditions to Complete the First Merger” beginning on page 130.

These conditions to the closing of the first merger may not be fulfilled in a timely manner or at all, and accordingly, the mergers may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the requisite Capital One stockholder approval and the requisite Discover stockholder approval, or Capital One or Discover may elect to terminate the merger agreement in certain other circumstances (as further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 131).

Failure to complete the mergers could negatively impact Capital One or Discover.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the mergers. Those conditions are described in the section entitled “The Merger Agreement—Conditions to Complete the First Merger” beginning on page 130. These conditions may not be fulfilled in a timely manner or at all, and, accordingly, the mergers may be delayed or may not be completed. In addition, if the merger is not completed by February 19, 2025 (which date may be automatically extended to May 19, 2025 in certain circumstances for purposes of obtaining requisite regulatory approvals (as further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 131)), either Capital One or Discover may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time before or after the requisite Capital One stockholder approval or the requisite Discover stockholder approval.

If the mergers are not completed for any reason, there may be various adverse consequences and Capital One and/or Discover may experience negative reactions from the financial markets and from their respective customers and employees. For example, Capital One’s or Discover’s businesses may have been affected adversely by the failure to pursue other beneficial opportunities due to the focus of management on the mergers, without realizing any of the anticipated benefits of completing the mergers. Additionally, if the merger agreement is terminated, the market price of Capital One common stock or Discover common stock could decline to the extent that the current market prices reflect a market assumption that the mergers will be completed. If the merger agreement is terminated under certain circumstances involving alternative acquisition proposals or changes in the Capital One board recommendation or the Discover board recommendation, either Capital One or Discover may be required to pay a termination fee of $1.38 billion to the other party. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 132.

Further, Capital One and Discover have incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement and those expenses must be paid even if the mergers are not completed and neither party realizes the expected benefits of the mergers.

In connection with the mergers, Capital One will assume Discover’s outstanding debt obligations, and Capital One’s level of indebtedness following the completion of the mergers could adversely affect Capital One’s ability to raise additional capital and to meet its obligations under Capital One’s existing indebtedness following the mergers.

In connection with the mergers, Capital One will assume Discover’s outstanding indebtedness. Discover’s existing debt, together with any future incurrence of additional indebtedness, could have important consequences for the surviving entity’s creditors and the surviving entity’s stockholders. For example, it could limit the surviving entity’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes and require a significant portion of cash flow from operations to be dedicated to the payment of principal and interest on the surviving entity’s indebtedness, thereby reducing the surviving entity’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

Capital One stockholders and Discover stockholders will have a reduced ownership and voting interest in Capital One after the mergers and will exercise less influence over management.

Capital One stockholders and Discover stockholders currently have the right to vote in the election of the board of directors and on other matters affecting Capital One and Discover, respectively. In connection with the mergers, each Discover stockholder who receives shares of Capital One common stock will become a Capital One stockholder, with a percentage ownership of Capital One that is smaller than the holder’s current percentage ownership of Discover and similarly due to the issuance of shares of Capital One common stock to Discover stockholders in connection with the mergers, each Capital One stockholder’s percentage ownership will be smaller than the holder’s current percentage ownership of Capital One. Based on the number of shares of Capital One and Discover common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of Capital One common stock expected to be issued in the mergers, the former Discover stockholders, as a group, are estimated to own approximately [  ]% of the fully diluted shares of Capital One immediately after the mergers and current Capital One stockholders as a group are estimated to own approximately [  ]% of the fully diluted shares of Capital One immediately after the mergers. Because of this, Discover stockholders may have less influence on the management and policies of Capital One than they now have on the management and policies of Discover, and Capital One stockholders may have less influence on the management and policies of Capital One following the mergers than they now have on the management and policies of Capital One.

While the mergers are pending, Capital One and Discover will be subject to business uncertainties and contractual restrictions that could adversely affect each company’s respective business and operations.

Uncertainty about the effect of the transaction on employees, customers, suppliers and other persons with whom Capital One or Discover have a business relationship may have an adverse effect on Capital One’s and Discover’s respective businesses, operations and stock prices. Existing customers, suppliers and other business partners of Capital One and Discover could decide to no longer do business with Capital One, Discover or the surviving entity, reducing the anticipated benefits of the mergers. Capital One and Discover are also subject to certain restrictions on the conduct of their respective businesses while the mergers are pending. As a result, certain other projects may be delayed or abandoned and business decisions could be deferred. In addition, uncertainty may impair Discover’s ability to attract, retain and motivate key personnel until the mergers are completed. Employee retention at Discover may be challenging before completion of the mergers, as certain employees may experience uncertainty about their future roles with Capital One following the mergers, and these retention challenges will require Discover to incur additional expenses in order to retain key employees. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Discover or Capital One following the mergers, the benefits of the mergers could be materially diminished.

The merger agreement limits Capital One’s and Discover’s respective abilities to pursue alternatives to the mergers and may discourage other companies from trying to acquire Capital One or Discover.

The merger agreement contains “no shop” covenants that restrict each of Capital One’s and Discover’s ability to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, engage or participate in any negotiations with any person concerning, provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal, subject to certain exceptions, or, unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) in connection with or relating to any acquisition proposal.

The merger agreement further provides that, during the twelve (12)-month period following the termination of the merger agreement under specified circumstances, including the entry into a definitive agreement or consummation of a transaction with respect to an alternative acquisition proposal, Capital One or Discover may be required to pay to the other party a cash termination fee equal to $1.38 billion. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 132.

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Capital One or Discover from considering or proposing that acquisition.

The shares of Capital One common stock to be received by Discover stockholders as a result of the first merger will have different rights from the shares of Discover common stock.

In the first merger, Discover stockholders will become Capital One stockholders and, although their rights as stockholders will continue to be governed by Delaware law, they will also be governed by the organizational documents of Capital One, which are different from Discover’s. The rights associated with Capital One common stock are different from the rights associated with Discover common stock, including that the default antitakeover provision of the DGCL (Section 203) applicable to Discover prohibits certain transactions with stockholders who hold 15% or more of a corporation’s outstanding voting stock, whereas the interested stockholder provision in Capital One’s charter would preclude certain acquisitions by holders of more than 5% of the outstanding Capital One common stock, which may be more effective at discouraging, delaying or preventing a change in control. See the section entitled “Comparison of the Rights of Capital One Stockholders and Discover Stockholders” beginning on page 192 for a discussion of the different rights associated with Capital One common stock.

Capital One stockholders and Discover stockholders will not have dissenters’ rights or appraisal rights in connection with the mergers or other matters to be voted on at the Capital One special meeting and Discover special meeting, respectively.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under Section 262 of the DGCL, Capital One stockholders and Discover stockholders are not entitled to appraisal or dissenters’ rights in connection with the mergers or the issuance of Capital One common stock in connection with the mergers. See the section entitled “The Mergers—Appraisal or Dissenters’ Rights in Connection with the Mergers” beginning on page 110.

Issuance of shares of Capital One common stock in connection with the mergers may adversely affect the market price of Capital One common stock.

In connection with the payment of the merger consideration, Capital One expects to issue approximately [    ] million shares of Capital One common stock to Discover stockholders. The issuance of these new shares of Capital One common stock may result in fluctuations in the market price of Capital One common stock, including a stock price decrease.

Litigation related to the mergers has been filed against Capital One and Discover, and additional litigation may be filed against Capital One, Discover and/or their respective boards of directors, which could prevent or delay the completion of the mergers, result in the payment of damages or otherwise negatively impact the business and operations of Capital One and Discover.

Litigation related to the mergers has been filed against Capital One and Discover, and it is possible that additional litigation related to the mergers may be filed against Capital One, Discover and/or their respective boards of directors in the future. Among other remedies, litigation that has been filed seeks, and additional litigation in the future could seek, damages and/or to enjoin the mergers, the bank merger or the other transactions contemplated by the merger agreement. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the mergers, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Capital One or Discover defendants from completing the mergers, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the consummation of the mergers and could result in significant costs to Capital One and/or Discover, including any cost associated with the indemnification of directors and officers of each company. Capital One and Discover may incur costs in connection with the defense or settlement of any stockholder lawsuits filed in connection with the mergers, the bank merger or any other transactions contemplated by the merger agreement. Such litigation could have an adverse effect on the financial condition and results of operations of Capital One and Discover and could prevent or delay the completion of the mergers. For more information, see the section entitled “The Mergers—Litigation Related to the Mergers” beginning on page 109.

Risks Relating to Capital One’s Business

You should read and consider risk factors specific to Capital One’s business that will also affect Capital One after the mergers. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Capital One’s Annual Report on Form 10-K for the year ended December 31, 2023 and in any updates to those risk factors set forth in Capital One’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 207 for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to Discover’s Business

You should read and consider risk factors specific to Discover’s business that will also affect Capital One after the mergers. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Discover’s Annual Report on Form 10-K for the year ended December 31, 2023 (as amended by the Discover Form 10-K/A) and in any updates to those risk factors set forth in Discover’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 207 for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE CAPITAL ONE SPECIAL MEETING

This section contains information for Capital One stockholders about the special meeting that Capital One has called to allow Capital One stockholders to consider and vote on the Capital One share issuance proposal and the Capital One adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the Capital One special meeting, and a form of proxy card that the Capital One board of directors is soliciting for use by Capital One stockholders at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The Capital One special meeting will be held at Capital One’s campus at 1600 Capital One Drive, McLean, Virginia 22102, on February 18, 2025 at 10:00 a.m., Eastern Time.

Only holders of record of Capital One common stock as of the close of business on the record date for the Capital One special meeting are entitled to notice of, and to vote at, the Capital One special meeting or any adjournment or postponement thereof.

Matters to Be Considered

At the Capital One special meeting, Capital One stockholders will be asked to consider and vote on the following proposals:

•	the Capital One share issuance proposal; and

•	the Capital One adjournment proposal.

Recommendation of the Capital One Board of Directors

The Capital One board of directors unanimously recommends that you vote “FOR” the Capital One share issuance proposal and “FOR” the Capital One adjournment proposal. See the section entitled “The Mergers—Capital One’s Reasons for the Mergers; Recommendation of the Capital One Board of Directors” beginning on page 67 for a more detailed discussion of the Capital One board of directors’ recommendation.

Record Date and Quorum

The Capital One board of directors has fixed the close of business on December 27, 2024 (the “Capital One record date”) as the record date for determination of Capital One stockholders entitled to notice of and to vote at the Capital One special meeting. On the Capital One record date for the Capital One special meeting, there were [   ] shares of Capital One common stock outstanding.

Holders of a majority of the voting power of shares of Capital One common stock outstanding on the Capital One record date must be present, either in person or by proxy, to constitute a quorum at the Capital One special meeting. If you fail to submit a proxy or to vote in person at the Capital One special meeting, your shares of Capital One common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

At the Capital One special meeting, each share of Capital One common stock is entitled to one (1) vote on all matters properly submitted to Capital One stockholders.

As of the Capital One record date, Capital One directors and executive officers and their affiliates owned and were entitled to vote approximately [   ] shares of Capital One common stock, representing approximately [  ]% of the outstanding shares of Capital One common stock. We currently expect that Capital One’s directors and executive officers will vote their shares in favor of the Capital One share issuance proposal and the Capital One adjournment proposal, although none of them has entered into any agreements obligating them to do so.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Capital One special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Capital One special meeting. If your bank, broker, trustee or other nominee holds your shares of Capital One common stock in “street name,” such entity will vote your shares of Capital One common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Vote Required; Treatment of Abstentions, Broker Non-Votes and Failure to Vote

Capital One share issuance proposal:

Vote required: Approval of the Capital One share issuance proposal requires the affirmative vote of a majority of the votes cast by Capital One stockholders at the special meeting. Approval of the Capital One share issuance proposal is a condition to the completion of the first merger.

Effect of abstentions, broker non-votes, and failure to vote: If you are present at the Capital One special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on such proposal. If you are not present at the Capital One special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have no effect on such proposal.

Capital One adjournment proposal:

Vote required: Whether or not a quorum will be present at the meeting, approval of the Capital One adjournment proposal requires the affirmative vote of the majority of the outstanding shares of Capital One common stock represented in person or by proxy at the Capital One special meeting. Approval of the Capital One adjournment proposal is not a condition to the completion of the first merger.

Effect of abstentions, broker non-votes and failure to vote: If you are present at the Capital One special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” such proposal. If you are not present at the Capital One special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have no effect on the vote count for such proposal.

Attending the Special Meeting

Due to space limitations, attendance is limited to stockholders and persons holding valid legal proxies from those stockholders. Admission to the meeting is on a first-come, first-served basis. Registration will begin at 9:00 a.m., Eastern Time. Valid government-issued picture identification and proof of Capital One stock ownership as of the Capital One record date must be presented to attend the meeting. If you hold Capital One common stock through a bank, broker, trustee or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the Capital One record date, and if you wish to vote in person, you must also bring a legal proxy from your bank, broker, trustee or other nominee. See the section entitled “—Shares Held in Street Name” below for further information. If you hold your shares through a bank, broker, trustee or other nominee and you do not want to attend the Discover special meeting, please contact the respective entity for instructions on how to vote your shares of Discover common stock at the Discover special meeting. Cameras, recording devices, and other electronic devices are not permitted. If you require special assistance at the meeting, please contact the Corporate Secretary at 1600 Capital One Drive, McLean, VA 22102.

Proxies

A Capital One stockholder may vote by proxy or in person at the Capital One special meeting. If you hold your shares of Capital One common stock in your name as a holder of record, to submit a proxy, you, as a Capital One stockholder, may use one of the following methods:

•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.

•	By mail: by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

Capital One requests that Capital One stockholders vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Capital One as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Capital One common stock represented by it will be voted at the Capital One special meeting in accordance with the instructions contained on the proxy card.

If a holder’s shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Capital One special meeting in person. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.

Shares Held in Street Name

If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

You may not vote shares held in street name by returning a proxy card directly to Capital One or by voting in person at the Capital One special meeting unless you provide a “legal proxy” giving you the right to vote the shares, which you must obtain from your bank, broker, trustee or other nominee. If you choose to vote your shares in person at the Capital One special meeting, you must present a valid government-issued picture identification and a copy of a brokerage statement reflecting your stock ownership as of the Capital One record date.

Further, banks, brokers, trustees or other nominees who hold shares of Capital One common stock on behalf of their customers may not give a proxy to Capital One to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Capital One special meeting.

Revocability of Proxies

If you directly hold shares of Capital One common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of Capital One;

•	signing and returning a proxy card with a later date;

•	attending the special meeting in person and voting at the special meeting; or

•	voting by telephone or the Internet at a later time, before 11:59 p.m., Eastern Time, on the day before the Capital One special meeting.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•	attending the special meeting and voting your shares in person. Please contact your bank, broker, trustee or other nominee for further instructions.

Attendance at the Capital One special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Capital One after the vote will not affect the vote. Capital One’s corporate secretary’s mailing address is: Corporate Secretary, Capital One Financial Corporation, 1600 Capital One Drive, McLean, Virginia 22102. If the Capital One special meeting is postponed or adjourned, it will not affect the ability of Capital One stockholders of record as of the Capital One record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to Capital One stockholders residing at the same address, unless such Capital One stockholders have notified Capital One of their desire to receive multiple copies of the joint proxy statement/prospectus.

Capital One will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any Capital One stockholder residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Investor Relations, by calling at (703) 720-2455, or via email to investorrelations@capitalone.com, or Capital One’s proxy solicitor, Morrow Sodali, by calling (800) 662-5200 for stockholders or (203) 658-9400 for banks and brokers or by emailing COF@investor.morrowsodali.com.

Solicitation of Proxies

Capital One and Discover will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Capital One has retained Morrow Sodali, for a fee of $65,000 plus reimbursement of out-of-pocket expenses for its services. Capital One and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of Capital One common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Capital One. No additional compensation will be paid to Capital One’s directors, officers or employees for solicitation.

401(k) Voting

If you own shares of Capital One through the Capital One Associate Savings Plan (Capital One Stock Fund) or Hibernia Corporation Supplemental Stock Plan, you may vote the number of shares equivalent to your interest in the Capital One Stock Fund as credited to your account on the Capital One record date. You will receive instructions on how to vote your shares via email from Broadridge. The trustee of the Capital One Associate Savings Plan and the Hibernia Corporation Supplemental Stock Plan will vote your shares in accordance with your duly executed instructions if they are received by 11:59 p.m., Eastern Time, on February 12, 2025. If you do not send instructions, the trustee will not vote the share equivalents credited to your account.

Other Matters to Come Before the Capital One Special Meeting

Capital One management knows of no other business to be presented at the Capital One special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Capital One board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding Capital One’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Capital One Investor Relations, by calling at (703) 720-2455, or via email to investorrelations@capitalone.com, or Capital One’s proxy solicitor, Morrow Sodali, by calling (800) 662-5200 for stockholders or (203) 658-9400 for banks and brokers or by emailing COF@investor.morrowsodali.com.

CAPITAL ONE PROPOSALS

PROPOSAL 1: CAPITAL ONE SHARE ISSUANCE PROPOSAL

Capital One is asking Capital One stockholders to approve the issuance of shares of Capital One common stock in the first merger as merger consideration to Discover stockholders pursuant to the merger agreement.

Pursuant to the merger agreement, Capital One will issue a total of approximately [    ] shares of Capital One common stock in connection with the consummation of the first merger. Under the NYSE rules, stockholder approval is required prior to the issuance of shares of common stock in any transaction or series of related transactions if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the shares of common stock pursuant to the transaction. If the first merger is completed, the number of shares of Capital One common stock issued in connection with the first merger will exceed 20% of the Capital One common stock outstanding before such issuance. In this proposal, Capital One is asking Capital One stockholders to authorize the issuance of Capital One common stock in connection with the first merger.

The approval of the Capital One share issuance proposal is a condition to the completion of the first merger.

The Capital One board of directors unanimously recommends a vote “FOR” the Capital One share issuance proposal.

PROPOSAL 2: CAPITAL ONE ADJOURNMENT PROPOSAL

The Capital One special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are insufficient votes to approve the Capital One share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Capital One stockholders.

If, at the Capital One special meeting, the number of shares of Capital One common stock present in person or represented by proxy and voting in favor of the Capital One share issuance proposal is insufficient to approve the Capital One share issuance proposal, Capital One intends to move to adjourn the Capital One special meeting in order to enable the Capital One board of directors to solicit additional proxies for approval of the Capital One share issuance proposal. In that event, Capital One will ask Capital One stockholders to vote upon the Capital One adjournment proposal, but not the Capital One share issuance proposal.

In this proposal, Capital One is asking Capital One stockholders to authorize the holder of any proxy solicited by the Capital One board of directors, on a discretionary basis, to vote in favor of adjourning the Capital One special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Capital One stockholders who have previously voted. Pursuant to the Capital One bylaws, the Capital One special meeting may be adjourned without further notice being given. However, pursuant to the DGCL, if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

The approval of the Capital One adjournment proposal by Capital One stockholders is not a condition to the completion of the first merger.

The Capital One board of directors unanimously recommends a vote “FOR” the Capital One adjournment proposal.

THE DISCOVER SPECIAL MEETING

This section contains information for Discover stockholders about the special meeting that Discover has called to allow Discover stockholders to consider and vote on the Discover merger proposal, the Discover compensation proposal and the Discover adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the Discover special meeting, and a form of proxy card that the Discover board of directors is soliciting for use by Discover stockholders at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The Discover special meeting will be held on February 18, 2025 at 2500 Lake Cook Road, Riverwoods, Illinois, 60015 at 9:00 a.m., Central Time.

Only holders of record of Discover common stock as of the close of business on the record date for the Discover special meeting are entitled to notice of, and to vote at, the Discover special meeting or any adjournment or postponement thereof.

Matters to Be Considered

At the Discover special meeting, Discover stockholders will be asked to consider and vote on the following proposals:

•	the Discover merger proposal;

•	the Discover compensation proposal; and

•	the Discover adjournment proposal.

Recommendation of the Discover Board of Directors

The Discover board of directors unanimously recommends that Discover stockholders vote “FOR” the Discover merger proposal, “FOR” the Discover compensation proposal and “FOR” the Discover adjournment proposal. See the section entitled “The Mergers—Discover’s Reasons for the Mergers; Recommendation of the Discover Board of Directors” beginning on page 70 for a more detailed discussion of the Discover board of directors’ recommendation.

Record Date and Quorum

The Discover board of directors has fixed the close of business on December 27, 2024 (the “Discover record date”) as the record date for the determination of Discover stockholders entitled to notice of and to vote at the Discover special meeting. As of the Discover record date, there were [     ] shares of Discover common stock outstanding.

Holders of a majority of the total number of outstanding shares of Discover common stock entitled to vote at the Discover special meeting must be present, either in attendance at the Discover special meeting or by proxy, to constitute a quorum at the Discover special meeting. If you fail to submit a proxy prior to the special meeting, or to vote at the Discover special meeting, your shares of Discover common stock will not be counted towards a quorum. Abstentions are considered present for the purpose of establishing a quorum.

Under the Discover bylaws, whether or not a quorum is present at the Discover special meeting, the chair of the Discover board of directors or holders of a majority of the voting power of the shares entitled to vote thereon may adjourn the Discover special meeting.

At the Discover special meeting, each share of Discover common stock is entitled to cast one (1) vote for each share of Discover common stock entitled to vote at the Discover special meeting held by such stockholder on all matters properly submitted to Discover stockholders. Shares of Discover preferred stock (and depositary shares representing Discover preferred stock) are not entitled to any votes at the Discover special meeting.

As of the close of business on the Discover record date, Discover directors and executive officers and their affiliates owned and were entitled to vote approximately [     ] shares of Discover common stock, representing less than [  ] percent ([  ]%) of the outstanding shares of Discover common stock. We currently expect that Discover’s directors and executive officers will vote their shares in favor of the Discover merger proposal, the Discover compensation proposal and the Discover adjournment proposal, although none of them has entered into any agreements obligating them to do so.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Discover special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Discover special meeting. If your bank, broker, trustee or other nominee holds your shares of Discover common stock in “street name,” such entity will vote your shares of Discover common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Vote Required; Treatment of Abstentions, Broker Non-Votes and Failure to Vote

Discover merger proposal:

Vote required: Approval of the Discover merger proposal requires the affirmative vote of the holders of a majority of outstanding shares of Discover common stock entitled to vote on the merger agreement. Approval of the Discover merger proposal is a condition to the completion of the first merger.

Effect of abstentions, broker non-votes and failure to vote: If you are present at the Discover special meeting and abstain from voting, respond by proxy with an “ABSTAIN,” fail to submit a proxy or vote at the Discover special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Discover merger proposal, it will have the same effect as a vote cast “AGAINST” the Discover merger proposal.

Discover compensation proposal:

Vote required: Approval of the Discover compensation proposal requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Discover special meeting and entitled to vote on the Discover compensation proposal. Approval of the Discover compensation proposal is not a condition to the completion of the first merger.

Effect of abstentions, broker non-votes and failure to vote: If you are present at the Discover special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote cast “AGAINST” the Discover compensation proposal. If you are not present at the Discover special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on such proposal.

Discover adjournment proposal:

Vote required: Whether or not a quorum will be present at the meeting, approval of the Discover adjournment proposal requires a majority of the voting power of the shares present in person or represented by proxy at the Discover special meeting and entitled to vote on the Discover adjournment proposal. Approval of the Discover adjournment proposal is not a condition to the completion of the first merger.

Effect of abstentions, broker non-votes and failure to vote: If you are present at the Discover special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote cast “AGAINST” the Discover adjournment proposal. If you are not present at the Discover special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on such proposal.

Attending the Special Meeting

If you are a holder of record of Discover common stock on the Discover record date, you will be able to attend the Discover special meeting and vote during the meeting. Each person attending the Discover special meeting must present a valid, government-issued form of identification in order to be admitted to the Discover special meeting. Each stockholder attending also must provide proof of ownership of shares of Discover common stock as of the Discover record date. If you are a record holder, proof of ownership will be established by Discover’s verification of your name against Discover’s list of record holders as of the Discover record date.

If you hold Discover common stock through a broker, bank, trustee or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the record date, and if you wish to vote in person, you must also bring a legal proxy from your bank, broker, trustee or other nominee. See the section entitled “—Shares Held in Street Name” below for further information. Due to space limitations, attendance is limited to stockholders and persons holding valid legal proxies from those stockholders. Admission to the meeting is on a first-come, first-served basis and subject to Discover’s campus security procedures and screening. Registration will begin at 8:00 a.m., Central Time.

If you hold your shares through a bank, broker, trustee or other nominee and you do not want to attend the Discover special meeting, please contact the respective entity for instructions on how to vote your shares of Discover common stock at the Discover special meeting. Cameras, recording devices, and other electronic devices are not permitted.

Even if you plan to attend the Discover special meeting, Discover recommends that you vote your shares in advance by proxy as described below so that your vote will be counted if you later decide not to or become unable to attend the Discover special meeting.

Proxies

A Discover stockholder may vote by proxy or at the Discover special meeting. If you hold your shares of Discover common stock in your name as a holder of record, to submit a proxy, you, as a Discover stockholder, may use one of the following methods:

•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.

•	By mail: by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the Discover special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Discover special meeting.

Discover requests that Discover stockholders vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Discover as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Discover common stock represented by it will be voted at the Discover special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Discover merger proposal, “FOR” the Discover compensation proposal and “FOR” the Discover adjournment proposal.

If a holder’s shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Discover special meeting. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting if you decide to subsequently revoke your proxy.

Shares Held in Street Name

If your shares are held in “street name” through a broker, bank, trustee or other nominee, you must instruct the broker, bank, trustee or other nominee on how to vote your shares. Your broker, bank, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

You may not vote shares held in street name by returning a proxy card directly to Discover or by voting in person at the Discover special meeting unless you provide a “legal proxy” giving you the right to vote the shares, which you must obtain from your broker, bank, trustee or other nominee. If you choose to vote your shares in person at the Discover special meeting, you must present a valid government-issued picture identification and a copy of a brokerage statement reflecting your stock ownership as of the Discover record date.

Further, brokers, banks, trustees or other nominees who hold shares of Discover common stock on behalf of their customers may not give a proxy to Discover to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Discover special meeting.

Revocability of Proxies

If you are a Discover stockholder of record, you may revoke your proxy at any time before it is voted by:

•	voting by telephone or the Internet at a later time, before 11:59 p.m., Eastern Time, on the day before the Discover special meeting;

•	attending the Discover special meeting and voting in person;

•	granting a subsequently dated proxy; or

•	submitting a written notice of revocation to Discover’s corporate secretary at Discover Financial Services, 2500 Lake Cook Road, Riverwoods, Illinois 60015, Attention: Corporate Secretary.

Attendance at the Discover special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Discover after the deadlines described above will not affect the vote. If the Discover special meeting is postponed or adjourned, it will not affect the ability of Discover stockholders of record as of the Discover record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

If you are a “street name” holder of Discover common stock, you may change your vote by submitting new voting instructions to your bank, broker, trustee or other holder of record. You must contact the record holder of your shares to obtain instructions as to how to change your proxy vote.

Adjournments and Postponements

Although it is not currently expected, the Discover special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of Discover stockholders necessary to approve the Discover merger proposal, Discover does not anticipate that it will adjourn or postpone the Discover special meeting, unless it is advised by counsel that such adjournment or postponement is necessary under applicable law to allow additional time for any disclosure. Any adjournment or postponement of the Discover special meeting for the purpose of soliciting additional proxies will allow Discover stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Discover special meeting as adjourned or postponed.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to Discover stockholders residing at the same address, unless such Discover stockholders have notified Discover of their desire to receive multiple copies of the joint proxy statement/prospectus.

If you hold shares of both Discover common stock and Capital One common stock, you will receive separate packages of proxy materials.

Discover will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any second holder of Discover common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Discover’s Investor Relations at (224) 405-4555, or Discover’s proxy solicitor, Innisfree M&A Incorporated, by calling toll-free at (877) 687-1873 or collect at (212) 750-5833.

Solicitation of Proxies

Discover and Capital One will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Discover has retained Innisfree M&A Incorporated, for a base fee of $50,000 plus $5.50 per call made to or received from individual retail investors, plus, upon receipt of the requisite Discover stockholder approval, an additional success fee of 50% of the aggregate fees paid and reimbursement of out-of-pocket expenses for its services. Discover and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of Discover common stock beneficially owned by others send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Discover. No additional compensation will be paid to Discover’s directors, officers or employees for solicitation.

Other Matters to Come Before the Discover Special Meeting

Discover management knows of no other business to be presented at the Discover special meeting, but if any other matters are properly presented at the meeting or any adjournments or postponements thereof, the persons named in the proxies will vote upon them in accordance with the board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding Discover’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Discover’s Investor Relations at (224) 405-4555, or Discover’s proxy solicitor, Innisfree M&A Incorporated, by calling toll-free at (877) 687-1873 or collect at (212) 750-5833.

DISCOVER PROPOSALS

PROPOSAL 1: DISCOVER MERGER PROPOSAL

Discover is asking Discover stockholders to adopt the merger agreement. Discover stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement, the mergers and the other transactions contemplated thereby. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Discover board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Discover and its stockholders and unanimously adopted the merger agreement and authorized and approved the mergers and the other transactions contemplated by the merger agreement. See the section entitled “The Mergers—Discover’s Reasons for the Mergers; Recommendation of the Discover Board of Directors” beginning on page 70 for a more detailed discussion of the Discover board of directors’ recommendation.

The approval of the Discover merger proposal by Discover stockholders is a condition to the completion of the first merger.

The Discover board of directors unanimously recommends a vote “FOR” the Discover merger proposal.

PROPOSAL 2: DISCOVER COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Discover is seeking a non-binding, advisory stockholder approval of the compensation of Discover’s named executive officers (as defined in this joint proxy statement/prospectus) that is based on, or otherwise relates to, the mergers as disclosed in the section entitled “The Mergers—Interests of Discover’s Directors and Executive Officers in the Mergers” beginning on page 96. The proposal gives Discover stockholders the opportunity to express their views on the merger-related compensation of Discover’s named executive officers.

Accordingly, Discover is asking Discover stockholders to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the Discover named executive officers, in connection with the mergers, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Mergers—Interests of Discover’s Directors and Executive Officers in the Mergers” are hereby APPROVED.”

The vote on the Discover compensation proposal is a vote separate and apart from the votes on the Discover merger proposal and the Discover adjournment proposal. Accordingly, if you are a Discover stockholder, you may vote to approve the Discover merger proposal and/or the Discover adjournment proposal and vote not to approve the Discover compensation proposal, and vice versa. The approval of the Discover compensation proposal by Discover stockholders is not a condition to the completion of the mergers. If the mergers are completed, the merger-related compensation will be paid to Discover’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Discover stockholders fail to approve the advisory vote regarding merger-related compensation.

The Discover board of directors unanimously recommends a vote “FOR” the Discover compensation proposal.

PROPOSAL 3: DISCOVER ADJOURNMENT PROPOSAL

The Discover special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Discover special meeting to approve the Discover merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Discover stockholders.

If, at the Discover special meeting, the number of shares of Discover common stock present in person or represented and voting in favor of the Discover merger proposal is insufficient to approve the Discover merger proposal, Discover intends to move to adjourn the Discover special meeting in order to enable the Discover board of directors to solicit additional proxies for approval of the Discover merger proposal. In that event, Discover will ask Discover stockholders to vote upon the Discover adjournment proposal, but not the Discover merger proposal or the Discover compensation proposal.

In this proposal, Discover is asking Discover stockholders to authorize the holder of any proxy solicited by the Discover board of directors, on a discretionary basis, to vote in favor of adjourning the Discover special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Discover stockholders who have previously voted. Pursuant to the Discover bylaws, the Discover special meeting may be adjourned without new notice being given if the date of the adjourned meeting is not more than thirty (30) days after the date for which the meeting was originally noticed.

The approval of the Discover adjournment proposal by Discover stockholders is not a condition to the completion of the mergers.

The Discover board of directors unanimously recommends a vote “FOR” the Discover adjournment proposal.

INFORMATION ABOUT THE COMPANIES

Capital One Financial Corporation

1680 Capital One Drive

McLean, VA 22102

(703) 720-1000

Headquartered in McLean, Virginia, Capital One is a diversified financial services holding company with banking and non-banking subsidiaries. Capital One’s principal operating subsidiary is Capital One, National Association. Capital One and its subsidiaries offer a broad array of financial products and services to consumers, small businesses and commercial clients through digital channels, branch locations, cafés and other distribution channels. Capital One offers credit cards, debit cards, bank lending, treasury management and depository services, auto loans and other consumer lending products in markets across the United States. Capital One services banking customer accounts through digital channels and Capital One’s network of branch locations, cafés, call centers and ATMs. As of September 30, 2024, Capital One had, on a consolidated basis, total assets of $486.4 billion and deposits of $353.6 billion.

Shares of Capital One common stock are traded on the NYSE under the symbol “COF.”

For more information about Capital One, please visit Capital One’s website at www.capitalone.com. The information provided on Capital One’s website (other than the documents incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about Capital One is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 207.

Vega Merger Sub, Inc.

1680 Capital One Drive

McLean, VA 22102

(703) 720-1000

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Capital One. Merger Sub was incorporated for the sole purpose of effecting the first merger. Merger Sub will not conduct any activities other than those incidental to its formation, the execution of the merger agreement and the transactions contemplated by the merger agreement. Following the first merger, the separate corporate existence of Merger Sub will cease.

Discover Financial Services

2500 Lake Cook Road

Riverwoods, IL 60015

(224) 405-4555

Discover is a digital banking and payment services company. Discover was incorporated in Delaware in 1960. Discover is a bank holding company under the Bank Holding Company Act of 1956 and a financial holding company under the Gramm-Leach-Bliley Act. Discover provides digital banking products and services and payment services through its subsidiaries. Discover offers its customers credit card loans, personal loans, home loans and deposit products. Discover had $127.0 billion in total loan receivables and $90.3 billion in deposits issued through direct-to-consumer channels and affinity relationships at September 30, 2024. Discover also operates the Discover Network, PULSE and Diners Club, collectively known as the Discover Global Network. The Discover Network processes transactions for Discover-branded credit and debit cards and provides payment transaction processing and settlement services. PULSE operates an electronic funds transfer network, providing financial institutions issuing debit cards on the PULSE network with access to ATMs domestically and internationally, as well as merchant acceptance throughout the United States for debit card transactions. Diners Club is a global payments network of licensees, which are generally financial institutions, that issue Diners Club branded credit and charge cards and/or provide card acceptance services.

In November 2023, Discover announced that its board of directors had authorized Discover management to explore the sale of Discover’s private student loan portfolio. Discover stopped accepting new applications for private student loans as of February 1, 2024. Discover formally launched the sale process in March 2024. On July 17, 2024, Discover Bank entered into a Purchase Agreement with Santiago Holdings, pursuant to which Discover Bank agreed to sell its private student loan portfolio to Santiago Holdings, with Firstmark Services, a division of Nelnet Inc., assuming responsibility for servicing the portfolio upon the sale. The Discover Student Loan Sale was completed through multiple closings that occurred in the third and fourth quarters of 2024. Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 138 for more information.

Discover common stock is traded on the New York Stock Exchange under the symbol “DFS.”

For more information about Discover, please visit Discover’s website at www.discover.com. The information provided on Discover’s website (other than the documents incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about Discover is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 207 for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE MERGERS

This section of the joint proxy statement/prospectus describes material aspects of the mergers. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to, including the merger agreement, for a more complete understanding of the mergers. In addition, we incorporate important business and financial information about each of Capital One and Discover into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 207.

Terms of the Mergers

Each of Capital One’s and Discover’s respective board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the mergers. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into Discover, with Discover as the surviving corporation, which is referred to as the first merger. Immediately following the first merger, Discover will merge with and into Capital One, with Capital One as the surviving corporation, which is referred to as the second step merger. Immediately following the completion of the second step merger, Discover Bank will merge with and into Capital One Bank, with Capital One Bank as the surviving bank, which is referred to as the bank merger.

Subject to the terms and conditions of the merger agreement, at the effective time of the first merger, each share of Discover common stock issued and outstanding immediately prior to the effective time (other than certain shares owned by Discover or Capital One, subject to certain exceptions set forth in the merger agreement) will be converted into the right to receive 1.0192 shares of Capital One common stock. Discover stockholders who would otherwise be entitled to a fraction of a share of Capital One common stock in the first merger will instead receive, in lieu of the fraction of a share, an amount in cash (rounded to the nearest cent) based on the Capital One closing share value.

Subject to the terms and conditions of the merger agreement, at the second effective time, each share of Discover preferred stock issued and outstanding immediately prior to the second effective time will be converted into the right to receive one (1) share of an applicable newly created series of Capital One preferred stock having terms that are not materially less favorable than the terms of the applicable series of Discover preferred stock.

Capital One stockholders are being asked to approve the Capital One share issuance proposal and Discover stockholders are being asked to approve the Discover merger proposal. See the section entitled “The Merger Agreement” beginning on page 115 for additional and more detailed information regarding the legal documents that govern the mergers, including information about the conditions to the completion of the mergers and the provisions for terminating or amending the merger agreement.

Background of the Mergers

As part of the ongoing consideration and evaluation of their respective long-term prospects and strategies, each of the Capital One board of directors and the Discover board of directors, and Capital One’s and Discover’s management, have regularly reviewed and assessed their respective business strategies and objectives, including strategic opportunities and challenges, and have considered the various strategic options potentially available to them, all with the goal of enhancing value for their respective stockholders and delivering the best possible services to their respective customers and communities. These strategic discussions have focused on, among other things, the business and regulatory environment facing financial institutions generally and Capital One and Discover, respectively, in particular, as well as conditions and trends affecting the financial services industry. While various potential acquirers were rumored to have considered an acquisition of Discover in the several years prior to its execution of the merger agreement, Discover had not participated in meaningful discussions with any potential acquirers and it was generally pursuing a standalone business strategy during this time.

In July 2023, Discover disclosed a card product misclassification issue and a related liability of $365 million, as well as a proposed FDIC consent order. In addition, on August 14, 2023, Discover announced the resignation of its Chief Executive Officer and that John Owen, a member of the Discover board of directors, was appointed interim Chief Executive Officer and President, and Discover engaged a leading global executive search firm to commence a process to identify a permanent Chief Executive Officer. Following these announcements and a decline in the trading price of Discover common stock, Thomas Maheras, the independent Chairman of the Discover board of directors received several inquiries, largely from investment bankers, regarding Discover’s future strategic direction and its willingness to consider potential strategic options. Mr. Maheras reported to the Discover board of directors that he had received such inquiries and indicated that, although these were not actionable inquiries, he would keep the Discover board of directors informed of any subsequent inquiries and discussions that did indeed merit further consideration.

These inquiries included outreach from Stephen Crawford, a senior advisor to Richard Fairbank, Capital One’s Chief Executive Officer and Chairman, who contacted Mr. Maheras in the middle of August 2023. Thereafter, Mr. Crawford and Mr. Maheras had several high-level conversations regarding the financial services industry, the business and strategies of their respective companies and touched upon Discover’s ongoing Chief Executive Officer search process. In one of these conversations, Mr. Crawford asked if Mr. Maheras would be willing to meet with him and Mr. Fairbank. Mr. Maheras agreed and a meeting was arranged for September 13, 2023 in New York City. During this time, in the middle of August 2023, Capital One selected Centerview to serve as its financial advisor and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) to serve as its counsel in connection with Capital One’s evaluation of a potential acquisition of Discover.

On September 8, 2023, a special meeting of the Capital One board of directors was held to discuss a potential acquisition of Discover, which was attended by members of Capital One management. At the meeting, Mr. Fairbank and Mr. Crawford summarized Mr. Crawford’s discussions with Mr. Maheras and provided an overview, based on publicly available information, of Discover’s business, financial position and compliance issues and risks, as well as preliminary views on potential synergies and other benefits that could be realized through an acquisition of Discover by Capital One.

Mr. Maheras, Mr. Crawford and Mr. Fairbank met on September 13, 2023. At the meeting, Mr. Fairbank discussed his views on Capital One and Discover’s respective businesses, his longstanding appreciation for Discover and the potential benefits of a combination of Capital One and Discover. Capital One’s presentation to Mr. Maheras in the meeting indicated that Capital One would potentially be willing to consider a stock for stock transaction that included a 30% premium to the trading price of Discover common stock. At the conclusion of the meeting, Mr. Maheras stated that Discover was not actively seeking any combination or other strategic transaction at the present time.

The Discover board of directors met on September 22, 2023, and at that meeting, Mr. Maheras reported that he had received certain inquiries and it was possible that he would receive additional inquiries regarding potential strategic transactions. Mr. Maheras, referring to the discussions with Capital One, informed the directors of his view that one such inquiry likely merited further consideration, whereas the other inquiries had thus far largely been speculative inquiries from investment bankers. For the sake of efficiency given the circumstances, the board determined to assemble a subset of directors to take the lead on evaluating actionable inquiries and pursuing discussions in advance of further consideration of such inquiries by the board. Following this meeting, this subset of directors was identified and it included Mr. Maheras, Jeffrey Aronin, Gregory Case, Michael Shepherd and Mark Thierer (such directors collectively, the “Discover director subgroup”). On October 3, 2023, the Discover director subgroup met as a group for the first time, and Mr. Maheras updated the Discover director subgroup on the inquiries received and discussions held to date, including those with Capital One.

Mr. Crawford and Mr. Maheras continued their discussions and agreed to hold a further meeting in the Chicago area on October 24, 2023, with members of the Discover director subgroup in attendance. At this meeting, Mr. Fairbank and Mr. Crawford elaborated on the potential benefits of a combination between Capital One and Discover, including the two companies’ complementary businesses and the potential synergies that could be obtained through a combination of Discover and Capital One. At this meeting, Mr. Fairbank reiterated that Capital One would potentially be willing to pursue a stock for stock transaction that included a 30% price premium. Mr. Maheras and the other Discover directors in attendance restated that Discover was not actively seeking any combination or other strategic transaction at the present time.

The Discover board of directors held regular meetings on October 25 and 26, 2023, in the Chicago area, and during the course of these meetings, Mr. Maheras and other members of the Discover director subgroup informed the Discover board of directors of the discussions with Capital One, including the transaction rationale and indicative terms which had been presented in their recent meeting with Messrs. Fairbank and Crawford. Mr. Maheras also reported that there had been no other proposals from a principal of any other banking organization.

A regularly scheduled meeting of the Capital One board of directors was held in early November 2023, which was attended by members of Capital One management as well as representatives of Centerview and Wachtell Lipton. During this meeting, Mr. Fairbank and Mr. Crawford provided an update to the Capital One board of directors regarding the potential acquisition of Discover and their discussions with Mr. Maheras and other members of the Discover board of directors. Capital One management provided the Capital One board of directors an overview, based on publicly available information, of the financial position and performance of Discover, its businesses, including its network and brand, as well as of the potential financial implications of a potential acquisition of Discover by Capital One, including potential synergies and other benefits that could be realized through an acquisition, management’s preliminary expectations with respect to transaction structure, and regulatory considerations with respect to a potential acquisition, including relating to Discover’s publicly disclosed compliance issues.

On November 15, 2023, Mr. Maheras met with the Discover director subgroup and the subgroup discussed whether to move forward with more formal meetings and discussions with Capital One. On the same day, during a meeting of the Discover board of directors, Mr. Maheras updated the board on the ongoing discussions with Capital One and indicated that he was expecting to speak again with Mr. Crawford in the coming days.

Mr. Crawford and Mr. Maheras spoke briefly on November 17, 2023 and set up an in-person meeting to be held on November 20, 2023 in New York City.

In that discussion on November 20, 2023, Mr. Crawford asked Mr. Maheras for his reaction to the previous presentations and what the Discover board of directors would require, in Mr. Maheras’s view, to proceed further with respect to the potential transaction. Mr. Maheras again indicated that Discover was not formally considering a combination or other strategic transaction at the present time and that he was unsure whether a 30% premium would be considered sufficient by the Discover board of directors to merit proceeding further with respect to the potential transaction. In response, Mr. Crawford suggested that Capital One may be willing to engage in a stock for stock transaction that included a premium of 33%.

Following the meeting between Mr. Crawford and Mr. Maheras, on November 22, 2023, the Discover director subgroup met to discuss the potential transaction and next steps, including the Discover board of directors’ engagement of PJT Partners to advise it on financial matters in connection with the potential transaction and Discover’s management’s selection of Morgan Stanley & Co. LLC to provide management with financial analysis and advice. Discover also engaged Sullivan & Cromwell LLP (“Sullivan & Cromwell”) as its legal counsel in connection with the potential transaction.

Later, on November 22, 2023, representatives of Sullivan & Cromwell shared a draft non-disclosure agreement with representatives of Wachtell Lipton. Discover and Capital One executed the non-disclosure agreement on November 23, 2023. Initial high-level diligence discussions between senior management of Capital One and of Discover began immediately thereafter and, in the days that followed, Discover and Capital One made available various materials for due diligence review of the other in virtual data rooms. On November 24, 2023, senior management of Discover and of Capital One met to discuss preliminary due diligence matters and the transaction process. Thereafter, senior management of Capital One and of Discover and the parties’ respective legal and financial advisors reviewed these materials and engaged in due diligence, including a significant number of due diligence meetings and videoconferences. Representatives of Sullivan & Cromwell and Wachtell Lipton engaged in various discussions regarding the structure of the potential transaction and other legal and regulatory matters.

On November 29, 2023, the Discover board of directors held a regularly scheduled meeting. Mr. Maheras provided an update on the status of the discussions with Capital One and informed the Discover board of directors of the diligence that was being conducted by both parties’ management teams and advisors.

On December 2, 2023, representatives of Wachtell Lipton provided an initial draft of the merger agreement to Sullivan & Cromwell.

On December 7, 2023, the Discover board of directors met to consider various matters, including the appointment of Michael Rhodes, who was the candidate to become Discover’s next Chief Executive Officer recommended by the Special Search Committee of the Discover board of directors (which included Mr. Maheras, David Rawlinson, John Owen and Jennifer Wong). Mr. Rhodes’s appointment was approved at the meeting. That same day, Mr. Crawford and Mr. Maheras spoke and Mr. Crawford updated Mr. Maheras on the status of Capital One’s due diligence, and Mr. Crawford and Mr. Maheras determined, based on the status of Capital One’s due diligence and various other factors, to not proceed further with discussions toward the potential transaction. Immediately following this conversation between Mr. Crawford and Mr. Maheras, the parties discontinued their discussions regarding the potential transaction.

On December 11, 2023, Discover publicly announced that Mr. Rhodes had been appointed as its next Chief Executive Officer.

A regularly scheduled meeting of the Capital One board of directors was held on December 14, 2023, which was attended by members of Capital One management. During this meeting, Mr. Fairbank and Mr. Crawford discussed management’s determination not to proceed further with due diligence and negotiation of a potential acquisition of Discover at the present time. This discussion included a review of potential opportunities and risks presented by a potential acquisition of Discover at the present time, including compliance-related risks related to the previously disclosed compliance issues and financial risks related to Discover’s credit portfolio and the fact that Discover’s stock price had increased significantly in recent weeks relative to Capital One’s stock price which would result in a higher implied exchange ratio to reflect the premium that had been discussed. The discussion also addressed circumstances in which a potential acquisition of Discover might be pursued in the future. Throughout the remainder of December 2023 and January 2024, Capital One management continued to monitor developments related to Discover’s business and financial performance and also continued to refine its financial analysis relating to Discover’s credit portfolio.

On January 17, 2024, following market-close, Discover reported its fourth quarter and full year 2023 financial results and provided financial guidance for 2024. The following day Discover’s stock price closed down 8.9% from the prior day as a result of investor reaction to the earnings results and guidance. On January 25, 2024 following market-close, Capital One reported its fourth quarter and full year 2023 financial results and the following day Capital One’s stock price closed up 4.6% from the prior day.

On January 26, 2024, Mr. Crawford called Mr. Maheras, prior to an upcoming meeting of the Capital One board of directors, to indicate that Capital One may potentially be interested in resuming the discussions regarding a potential transaction and that the Capital One board of directors intended to discuss doing so at its upcoming meeting.

At the beginning of February 2024, a regularly scheduled meeting of the Capital One board of directors was held, which was attended by members of Capital One management as well as representatives of Centerview and Wachtell Lipton. Capital One management provided an update to the Capital One board of directors with respect to Discover’s recent announcement of its 2023 financial results, as well as Capital One’s refined analysis of Discover’s credit portfolio, payment network and other businesses. This update included a discussion of Capital One management’s view of various valuation factors, including the public market price of Discover common stock following Discover’s earnings release, the implied exchange ratio based on Capital One’s current trading price and Discover’s publicly disclosed credit portfolio forecast, which largely aligned with Capital One management’s assessment. Capital One management reviewed with the Capital One board of directors the potential cost savings, revenue synergies and other benefits that could be realized through an acquisition of Discover, as well as Discover’s compliance and risk management challenges, Capital One’s due diligence of those issues to date, and the opportunity to potentially remediate those issues given Capital One’s investments in its compliance and risk management programs. In particular, Capital One management expressed that the time and expense required to address these issues could not be known with certainty, and that their remediation could cost substantially more than Discover’s then-current estimates, including because of the additional expense and time that Capital One management believed would be required to enhance Discover’s compliance and risk management framework to meet the standards set by Capital One and its regulators. Following discussion, the Capital One board of directors unanimously supported the resumption of negotiations with Discover and directed Capital One management to pursue the potential transaction expeditiously.

Following this meeting of the Capital One board of directors, on February 5, 2024, Mr. Crawford spoke with Mr. Maheras and indicated Capital One’s willingness to resume discussions about a potential transaction. Mr. Crawford presented Mr. Maheras with Capital One’s proposal for a fixed exchange ratio of 1.0192 shares of Capital One common stock for each share of Discover common stock, representing a 30% premium to the trading price of Discover common stock as of the closing of the NYSE on February 2, 2024. Mr. Crawford and Mr. Maheras also discussed that, in order to protect both parties from significant price movement in Discover common stock or Capital One common stock prior to the announcement of a potential transaction, this fixed exchange ratio would not result in a premium to Discover common stock at the time of announcement of greater than 35% or less than 25%, and if it became necessary to lower the exchange ratio to reflect a 35% premium or increase the exchange ratio to reflect a 25% premium at the time of announcement, such an adjustment would be made. Mr. Crawford discussed with Mr. Maheras that Capital One was open to considering adding two to three mutually agreeable Discover directors to Capital One’s board at closing and that Capital One did not expect significant changes to the form of merger agreement that its counsel had provided to Discover in November. Mr. Maheras indicated to Mr. Crawford that he would further discuss Capital One’s updated proposed terms and the prospect of resuming discussions toward a potential transaction with the Discover board of directors. Mr. Crawford and Mr. Maheras also discussed that if the potential transaction were to be finalized, it was in both parties’ interest to proceed expeditiously and that February 20, 2024, before the opening of markets after the Presidents’ Day holiday, was an advisable target signing date.

On February 6, 2024, the Discover director subgroup met, with representatives of PJT Partners and Sullivan & Cromwell present. Mr. Maheras provided an update on his discussions with Mr. Crawford as well as Capital One’s interest in resuming work toward a potential transaction and the updated terms. The Discover director subgroup agreed that there was merit to resuming the discussions with Capital One based on the terms presented and that this course of action should be presented to the full Discover board of directors at their next scheduled meeting on February 9, 2024.

On February 9, 2024, the Discover board of directors held a meeting and in executive session the independent directors discussed Capital One’s proposal to resume work toward a potential transaction and the updated terms. Representatives of Sullivan & Cromwell were present for this discussion. The Discover board of directors evaluated the updated terms, the merits of reengaging with Capital One, the feasibility of reaching a definitive agreement before February 20, 2024 and the potential benefits of the potential transaction with Capital One as well as its potential effects on Discover’s ongoing efforts to remediate identified compliance issues.

Following discussions, the directors agreed that Discover’s senior management and Discover’s advisors should be instructed to work toward finalizing the potential transaction with Capital One based on the proposed terms on or before such date. Given the nature of the work that remained and the proposed time frame for signing, the Discover board of directors determined it would be more efficient to work only with its financial advisor, PJT Partners, moving forward.

On February 10, 2024, senior management of Discover and of Capital One formally resumed their due diligence discussions and review, and between February 11, 2024 and February 18, 2024, Discover and Capital One and their advisors held numerous management and due diligence meetings, including with respect to Discover’s various banking and network business lines and functional areas including technology, human resources, legal, finance and risk and compliance, as well as reverse due diligence by Discover on Capital One. On February 12, 2024, and on February 13, 2024, representatives of Sullivan & Cromwell provided comments to Wachtell Lipton on the draft merger agreement which had been shared on December 2, 2023.

Throughout the period between February 13, 2024 and February 18, 2024, the parties and their advisors continued their due diligence meetings and negotiation of the terms of the potential transaction. Representatives of Wachtell Lipton and Sullivan & Cromwell exchanged numerous drafts of the merger agreement reflecting various comments from the parties and these meetings and discussions. Wachtell Lipton’s February 15, 2024 draft of the merger agreement proposed that the amount of the termination fee, payable if the merger agreement is terminated in certain circumstances involving alternative acquisition proposals or changes in the Capital One board recommendation or the Discover board recommendation, equal 4.0% of transaction equity value. Sullivan & Cromwell’s February 16, 2024 draft of the merger agreement proposed that the termination fee amount equal 3.9% of transaction equity value. The parties subsequently agreed to a termination fee amount equal to $1.38 billion, equivalent to approximately 3.9% of $35.3 billion, the aggregate value of the merger consideration based on the closing price of Capital One common stock on the NYSE on February 16, 2024, the last trading day before the public announcement of the mergers. The parties also engaged in negotiations regarding aspects of the regulatory efforts covenant in the merger agreement, including the extent of each party’s obligations to notify the other in the event of regulatory communications or to contest proceedings challenging the merger agreement or the transactions contemplated thereby. Discover accepted Capital One’s proposal that the merger agreement provide for a termination date 12 months following the execution of the merger agreement, to be automatically extended an additional three months in certain circumstances for purposes of obtaining the requisite regulatory approvals. The parties engaged in detailed discussions with respect to the merger agreement’s interim operating covenants given the contemplated period between the signing and closing of the potential transaction, with these discussions focusing on Discover’s ability to undertake additional borrowings, enter into certain types of material agreements and settle litigation and the planned disposition of Discover’s student loan portfolio, as well as Discover employment and compensation matters. The parties also discussed during this period the number of current Discover directors that would join the Capital One board of directors upon the closing of the potential transaction, with proposals ranging from between two and four Discover directors. On February 19, 2024, it was agreed that three mutually agreeable Discover directors would join the Capital One board of directors upon the closing of the potential transaction.

On February 18, 2024, the Discover board of directors met to analyze and consider further the terms of the potential transaction, with members of Discover management and representatives of PJT Partners and Sullivan & Cromwell in attendance. Mr. Maheras and Mr. Rhodes updated the directors on the status of the negotiations with Capital One, and Mr. Rhodes outlined his and management’s views with respect to the benefits of the potential transaction to Discover and its various stakeholders as well as the possible economic and customer benefits resulting from the potential transaction as a result of combining the two companies. Members of Discover’s senior management then provided the Discover board of directors with a detailed overview of their due diligence findings with respect to Capital One which included, among other things, their review of Capital One’s business lines and strategy, financial outlook and credit quality, the potential synergies in the transaction and other matters. Representatives of Sullivan & Cromwell provided the Discover board of directors with an overview of the terms of the draft merger agreement, discussed the anticipated regulatory process and timing in connection with the potential transaction and reviewed the Discover board of directors’ fiduciary duties. Representatives of PJT Partners reviewed with the Discover board of directors certain preliminary and illustrative financial analyses related to the potential transaction. The meeting concluded with an executive session of the Discover board of directors in which the directors discussed certain employment and compensation matters related to the potential transaction with representatives of Sullivan & Cromwell.

Also on February 18, 2024, a special meeting of the Capital One board of directors was convened to discuss the potential acquisition of Discover, which was attended by members of Capital One management, as well as representatives of Centerview and Wachtell Lipton. At the meeting, Mr. Fairbank reviewed the final negotiations with Discover and strategic and financial considerations related to the proposed acquisition of Discover. Members of management provided an overview of the due diligence process and conclusions of Capital One management, including with respect to Discover’s network, credit, banking, and other businesses, its financial position, and its compliance and regulatory, legal, technology, human resources and other enterprise functions, as well as the anticipated timeline for the proposed acquisition. Representatives of Centerview reviewed with the Capital One board of directors Centerview’s financial analysis of the exchange ratio, and rendered to the Capital One board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 19, 2024, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Capital One. For a detailed discussion of Centerview’s opinion, please see below in the section entitled “—Opinion of Capital One’s Financial Advisor” beginning on page 72. Representatives of Wachtell Lipton reviewed for the directors the terms of the proposed merger agreement and other transaction documents and reviewed the directors’ fiduciary duties in connection with their consideration of a potential acquisition of Discover. Following further discussion, during which the directors considered the matters reviewed and discussed at that meeting and all prior meetings during which the potential acquisition of Discover was discussed, including the factors described below in the section entitled “ —Capital One’s Reasons for the Mergers; Recommendation of the Capital One Board of Directors” beginning on page 67, the Capital One board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the mergers, the bank merger and the Capital One share issuance, are advisable and fair to and in the best interests of Capital One and its stockholders and (ii) adopted and approved the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, the bank merger and the Capital One share issuance.

On February 19, 2024, the Discover board of directors held an additional meeting with members of Discover management and representatives of PJT Partners and Sullivan & Cromwell in attendance. At that meeting, Mr. Maheras and Mr. Rhodes provided an update on the final negotiations with Capital One. At the request of the Discover board of directors, the representatives of PJT Partners reviewed its financial analyses in connection with the proposed mergers. At the request of the Discover board of directors, representatives of PJT Partners then rendered its oral opinion to the Discover board of directors (which was subsequently confirmed in writing) that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the exchange ratio in the mergers was fair to the holders of Discover common stock (excluding the shares of Discover common stock owned by Discover or Capital One (in each case excluding the shares of Discover common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Discover or Capital One in respect of debts previously contracted)) from a financial point of view. The full text of PJT Partners’ written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion, is attached as Annex C. At the conclusion of the meeting, after further review and discussion by the Discover board of directors, including consideration of the factors described below in the section entitled “ —Discover’s Reasons for the Mergers; Recommendation of the Discover Board of Directors” beginning on page 70, the Discover board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Discover and its stockholders and unanimously approved the merger agreement and the transactions contemplated thereby, including the mergers and the bank merger and entry into the merger agreement by Discover.

Following the meeting of the Discover board of directors on February 19, 2024, Capital One and Discover executed the merger agreement in the afternoon of February  19, 2024. The transaction was announced that evening in a press release issued jointly by Capital One and Discover.

Capital One’s Reasons for the Mergers; Recommendation of the Capital One Board of Directors

After careful consideration, the Capital One board of directors, at a special meeting held on February 18, 2024, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the mergers and the Capital One share issuance, are advisable and fair to and in the best interests of Capital One and its stockholders and (ii) adopted and approved the merger agreement and the consummation of the transactions contemplated thereby, including the mergers and the Capital One share issuance.

In reaching this decision, the Capital One board of directors evaluated the merger agreement, the mergers and the other matters contemplated by the merger agreement in consultation with Capital One’s senior management, as well as with Capital One’s legal and financial advisors, and considered a number of factors, including the following principal factors:

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each of Capital One’s and Discover’s business, operations, financial condition, asset quality, earnings, markets and prospects. In reviewing these factors, the Capital One board of directors considered Discover’s financial condition, that Discover’s businesses and operations complement those of Capital One, and its belief that Capital One’s acquisition of Discover had a strong strategic rationale and would deliver compelling financial returns;

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that the mergers would accelerate Capital One’s ability to build a global payments technology company that is competitive with the largest payment networks and payments companies and enhance Capital One’s ability to compete with the nation’s largest banks in credit cards and banking and payment services;

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the complementary capabilities and franchises of Capital One and Discover and the shared focus of both companies on the customer, and that the surviving entity would be positioned to deliver enhanced products and services to consumers, small businesses, and merchants;

•	the expanded possibilities to leverage Capital One’s investments in technology, risk management and compliance across a larger enterprise, including Discover’s businesses and network;

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Capital One’s and Discover’s shared commitments to customer satisfaction, and to their communities, and the expectation of continuing Capital One’s long track record of community investment and workplace satisfaction;

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the current and prospective environment in the financial services industry, including economic conditions, the accelerating pace of technological change in the financial services industry, operating costs and revenue impacts resulting from regulatory and compliance mandates, scale and marketing expenses, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions, current employment market conditions and the likely effects of these factors on Capital One’s potential growth, development, productivity and strategic options both with and without the mergers;

•	the complementary nature of the products, customers and markets of the two companies, which Capital One believes should provide the opportunity to mitigate risks and increase potential returns;

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the anticipated pro forma financial impact of the mergers on Capital One, including earnings accretion, return on invested capital, tangible book value, internal rate of return, and regulatory capital levels;

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the Capital One board of directors’ belief that the synergies anticipated by management to be potentially available in the mergers, which included expense synergies of approximately $1.5 billion in 2027 and network synergies of $1.2 billion in 2027, would create the opportunity for superior future earnings and prospects compared to Capital One’s earnings and prospects on a stand-alone basis;

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its review and discussions with Capital One’s senior management concerning Capital One’s due diligence examination of, among other areas, the operations, financial condition and regulatory compliance programs and prospects of Discover;

•	its understanding that Capital One stockholders prior to the effective time would own approximately 60% of Capital One’s common stock immediately following the completion of the mergers;

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the fact that the exchange ratio is fixed, with no adjustment in the number of shares of Capital One common stock to be received by Discover stockholders as a result of possible increases or decreases in the trading price of Discover or Capital One common stock following the announcement of the mergers, which the Capital One board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

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the opinion of Centerview rendered orally to the Capital One board of directors on February 18, 2024, which was subsequently confirmed by delivery of a written opinion dated February 19, 2024, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Capital One, as more fully described below in the section entitled “The Mergers—Opinion of Capital One’s Financial Advisor” beginning on page 72;

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its review with Capital One’s outside legal counsel, Wachtell Lipton, of the material terms of the merger agreement, including the representations, covenants, deal protection and termination provisions;

•	the fact that Capital One stockholders will have the opportunity to vote to approve the Capital One share issuance proposal;

•	the fact that 12 of 15 total directors of Capital One following the mergers would be current members of the Capital One board of directors; and

•	the strength of Capital One’s management and infrastructure to successfully complete the integration process.

The Capital One board of directors also considered the potential risks related to the transactions contemplated by the merger agreement. The Capital One board of directors concluded that the anticipated benefits of acquiring Discover were likely to outweigh these risks substantially. These potential risks included:

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the possibility that the anticipated benefits of the transactions contemplated by the merger agreement, including anticipated revenue synergies and cost savings, will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of economic conditions, changes in laws or regulations, general market conditions and competitive factors in the markets in which Capital One and Discover conduct their respective businesses;

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the costs to be incurred in connection with the mergers and the integration of Discover’s business into Capital One, including Capital One’s compliance management program, and the possibility that the transaction and the integration may be more difficult and expensive to complete than anticipated, including as a result of unexpected factors or events;

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the possibility of encountering difficulties in management and oversight of Capital One’s business and operations following the mergers (including as a result of identifying additional compliance issues, cultural differences or challenges in managing new regulatory actions or customer remediation efforts), and the possibility of increased scrutiny by, and/or additional regulatory expectations or requirements of, government and regulatory authorities, as a result of the mergers and the increased size, scope and complexity of Capital One’s business;

•	the risk that certain expenses, such as the provision for credit losses, of Discover or the surviving entity may be greater than expected;

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the risk that Discover’s regulatory and compliance issues, including potential complications and costs relating to Discover’s publicly disclosed card product misclassification issue, such as consent order remediation or resolution of legal claims, are more difficult or more expensive to resolve than is currently known, because the challenge and expense of resolving those issues could not be estimated by Discover with certainty, and due to the additional expense and time that Capital One management believed would be required to enhance Discover’s compliance and risk management framework to meet the standards set by Capital One and its regulators which also could not be estimated with certainty;

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the risk of losing key Capital One or Discover employees and the reaction of each company’s customers, suppliers, employees or other business partners to the mergers during the pendency of the mergers and following completion of the mergers;

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the possible diversion of management focus and resources from the operation of Capital One’s business while working to implement the transactions contemplated by the merger agreement and integrate the two companies;

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the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of Capital One common stock or Discover common stock, the value of the shares of Capital One common stock to be issued to Discover stockholders at the effective time could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

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the risk that the regulatory and other approvals required in connection with the mergers may not be received in a timely manner, or at all, or may impose conditions that may adversely affect the anticipated operations and integration, synergies and financial results of Capital One following the completion of the mergers;

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the potential for legal claims challenging the mergers and the possibility of increased scrutiny by, and/or additional regulatory requirements of, governmental authorities as a result of the mergers or the size, scope and complexity of the surviving entity’s business operation; and

•	the other risks described in the sections entitled “Risk Factors” beginning on page 33 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30.

The foregoing discussion of the information and factors considered by the Capital One board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Capital One board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board considered all these factors as a whole, and overall considered the factors to support its determination.

For the reasons set forth above, the Capital One board of directors determined that the merger agreement and the transactions contemplated thereby (including the mergers and the Capital One share issuance) are advisable and fair to and in the best interests of Capital One and its stockholders.

The Capital One board of directors unanimously recommends and continues to recommend that Capital One stockholders vote “FOR” the Capital One share issuance proposal.

It should be noted that this explanation of the reasoning of the Capital One board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the risks, uncertainties and assumptions discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30.

Discover’s Reasons for the Mergers; Recommendation of the Discover Board of Directors

In reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, and to recommend that Discover stockholders adopt the merger agreement, the Discover board of directors evaluated the merger agreement and the transactions contemplated thereby in consultation with Discover’s management, as well as with Discover’s legal and financial advisors, and considered a number of factors, including the following principal factors:

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each of Discover’s, Capital One’s and the surviving entity’s business, operations, financial condition, stock performance, asset quality, earnings and prospects; in reviewing these factors, including the information obtained through due diligence, the Discover board of directors considered Capital One’s financial condition and asset quality; that Capital One’s business, operations and risk profile complement those of Discover and that Capital One’s earnings and prospects, and the synergies and scale potentially available in the proposed transaction, create the opportunity for the surviving entity to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to Discover’s earnings and prospects on a stand-alone basis;

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the strategic rationale for the mergers, which will add operational scale and investment and position the surviving entity to become a global payments technology network and company that can compete with the largest payments networks and credit card companies and deliver enhanced customer and merchant value;

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the complementary nature of the two companies, including organizational values, strategic focus, shared commitment to outstanding customer service and community development, and the Discover board of directors’ belief that the complementary cultures would facilitate the successful integration and implementation of the transaction;

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the anticipated pro forma financial impact of the mergers on the surviving entity, including earnings, earnings per share accretion, return on equity, tangible book value, operational efficiency and regulatory capital levels;

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the fact that Capital One has made significant investments in technology, risk management and compliance that will be leveraged across the surviving entity as a catalyst for innovation, modernization and enhanced capabilities and the ability to leverage the scale and financial capabilities of the surviving entity to make additional investments in technology, risk management and compliance that can serve as a catalyst for innovation, modernization and enhanced capabilities;

•	the expectation of synergies from the transaction, including anticipated revenue synergies and cost savings;

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the anticipated impact and benefits of the mergers on the surviving entity to have greater scale that may enable it to attract additional customers, merchants and employees and have the ability to grow volume and expand and improve products and services to better serve a wide array of customers and merchants;

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its views with respect to other strategic alternatives potentially available to Discover, including continuing as a stand-alone company and its belief that these alternatives would not deliver the financial and operational benefits that could be achieved in the proposed merger with Capital One;

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the terms of the merger agreement, in particular the exchange ratio and the fact that the exchange ratio is fixed, which the Discover board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	the premium to Discover stockholders based on the fixed exchange ratio and the relative prices of the companies’ stock at the time of announcement of the mergers;

•	its understanding of the current and prospective environment in which Discover and Capital One operate, including national, regional and local economic conditions, the interest rate environment,

increased operating costs resulting from regulatory and compliance mandates, the accelerating pace of technological change in the financial services industry, increasing competition from both banks and non-bank financial and financial technology firms and other economic factors, the competitive environment for financial institutions generally, and the likely effect of these factors on Discover and the surviving entity’s potential growth, development, productivity and strategic options;

•	the expected treatment of the mergers as a “reorganization” for U.S. federal income tax purposes;

•	its expectation that, upon consummation of the mergers, Discover stockholders would own approximately 40% of the voting power of the surviving entity;

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the financial presentation of PJT Partners and its oral opinion rendered to the Discover board of directors on February 19, 2024, subsequently confirmed in its written opinion dated February 19, 2024, that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated therein), the exchange ratio in the mergers was fair to the holders of Discover common stock (excluding the shares of Discover common stock owned by Discover or Capital One (in each case excluding the shares of Discover common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Discover or Capital One in respect of debts previously contracted)) from a financial point of view, as more fully described in the section entitled “The Mergers—Opinion of Discover’s Financial Advisor” beginning on page 81.

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its review with Discover’s outside legal counsel, Sullivan & Cromwell, of the terms of the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the representations and warranties, covenants, deal protection and termination provisions and closing conditions; and

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its review and discussions with Discover’s senior management concerning the due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Capital One.

The Discover board of directors also considered the potential risks related to the transactions contemplated by the merger agreement but concluded that the anticipated benefits of the acquisition by Capital One were likely to substantially outweigh these risks. These potential risks include:

•	the potential effect of the mergers on Discover’s overall business, including its relationships with customers, merchants, employees, suppliers and regulators;

•	the possibility of encountering difficulties in achieving anticipated revenue synergies and cost savings in the amounts currently estimated or within the time frame currently contemplated;

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the risk that the mergers may not be completed despite the combined efforts of Discover and Capital One or that completion of the mergers may be unduly delayed, including as a result of factors outside of either party’s control;

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the regulatory and other approvals required in connection with the mergers and the bank merger, consideration of the relevant factors assessed by the banking regulators for the approvals and the parties’ evaluation of those factors, and the risk that such regulatory approvals may not be received in a timely manner or at all or may impose materially burdensome conditions which would lead to the termination or abandonment of the merger agreement the merger and the other transactions contemplated by the merger agreement;

•

the possibility that the anticipated benefits of the mergers will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or general market conditions and competitive factors in the areas where Discover and Capital One operate businesses;

•	the risk of losing key Discover employees during the pendency of the mergers and thereafter;

•	the fixed exchange ratio component of the merger consideration, which will not adjust to compensate for potential declines in the stock price of Capital One prior to completion of the mergers;

•	certain anticipated merger-related costs, which could be higher than expected;

•	the possible diversion of management attention and resources from the operation of Discover’s business or other strategic opportunities towards the completion of the mergers;

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the fact that the merger agreement places certain restrictions on the conduct of Discover’s business prior to the completion of the mergers, which could potentially delay or prevent Discover from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the mergers;

•	the potential for legal claims challenging the mergers; and

•	the other risks described under the sections entitled “Risk Factors” beginning on page 33 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30.

The foregoing discussion of the information and factors considered by the Discover board of directors is not intended to be exhaustive, but includes the material factors considered by the Discover board of directors. Although each member of the Discover board of directors individually considered these and other factors, the Discover board of directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Discover board of directors considered all these factors as a whole, including through its discussions with Discover’s management and financial and legal advisors, in evaluating the merger agreement and the transactions contemplated thereby, including the mergers. The Discover board of directors collectively made its determination based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the transaction is in the best interests of Discover, its stockholders and its other constituencies.

The Discover board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding anticipated cost savings and earnings accretion/dilution. The Discover board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the mergers.

In considering the recommendation of the Discover board of directors, you should be aware that certain directors and executive officers of Discover may have interests in the mergers that are different from, or in addition to, interests of stockholders of Discover generally and may create potential conflicts of interest. The Discover board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the mergers and the other transactions contemplated by the merger agreement, and in recommending to Discover’s stockholders that they vote in favor of the Discover merger proposal. See the section entitled “The Mergers—Interests of Discover’s Directors and Executive Officers in the Mergers” beginning on page 96.

It should be noted that this explanation of the reasoning of the Discover board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30.

For the reasons set forth above, the Discover board of directors unanimously recommends and continues to recommend that the Discover stockholders vote “FOR” the Discover merger proposal.

Opinion of Capital One’s Financial Advisor

On February 18, 2024, Centerview rendered to the Capital One board of directors its oral opinion, subsequently confirmed in a written opinion dated February 19, 2024, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Capital One.

The full text of Centerview’s written opinion, dated February 19, 2024, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex B. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Capital One board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to Capital One of the exchange ratio to be provided for pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the Transaction and does not constitute a recommendation to any Capital One stockholder or Discover stockholder or any other person as to how such stockholder or other person should vote with respect to the mergers or otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft of the merger agreement dated February 19, 2024, referred to in this summary of Centerview’s opinion as the “draft merger agreement”;

•	Annual Reports on Form 10-K of Discover for the years ended December 31, 2022, December 31, 2021, and December 31, 2020;

•	Annual Reports on Form 10-K of Capital One for the years ended December 31, 2022, December 31, 2021, and December 31, 2020;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Discover and Capital One;

•	certain publicly available research analyst reports for Discover and Capital One;

•	certain other communications from Discover and Capital One to their respective stockholders;

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certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Discover, which are referred to in this summary of Centerview’s opinion as the “Discover Internal Data”;

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certain financial forecasts, analyses and projections relating to Discover prepared by management of Capital One and furnished to Centerview by Capital One for purposes of Centerview’s analysis (which information includes an assumed disposition of the student loan business of Discover, the financial impact thereof and pro forma projections resulting therefrom), which are referred to in this summary of Centerview’s opinion as the “Discover Forecasts”;

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certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Capital One, including certain financial forecasts, analyses and projections relating to Capital One prepared by management of Capital One and furnished to Centerview by Capital One for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Capital One Forecasts” and which are collectively referred to in this summary of Centerview’s opinion as the “Capital One Internal Data”; and

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certain cost savings and operating synergies projected by the management of Capital One to result from the Transaction furnished to Centerview by Capital One for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Synergies.”

Centerview also participated in discussions with members of the senior management and representatives of Capital One and Discover regarding their assessment of the Discover Internal Data, the Discover Forecasts, the Capital One Internal Data (including, without limitation, the Capital One Forecasts) and the Synergies, as appropriate, and the strategic rationale for the Transaction. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Discover and Capital One and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Capital One’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Capital One’s direction, that the Discover Internal Data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Discover as to the matters covered thereby and that, the Capital One Internal Data (including, without limitation, the Capital One Forecasts), Discover Forecasts and the Synergies were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Capital One as to the matters covered thereby, and Centerview relied, at Capital One’s direction, on Discover Internal Data, Discover Forecasts, the Capital One Internal Data (including, without limitation the Capital One Forecasts) and the Synergies for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to Discover Internal Data, Discover Forecasts, the Capital One Internal Data (including without limitation, the Capital One Forecasts) or the Synergies or the assumptions on which any of them were based. In addition, at Capital One’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Discover or Capital One, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Discover or Capital One. Centerview assumed, at Capital One’s direction, that the final executed merger agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft merger agreement reviewed by Centerview. Centerview also assumed, at Capital One’s direction, that the Transaction will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview further assumed, at Capital One’s direction, that the mergers, taken together, will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Discover or Capital One, or the ability of Discover or Capital One to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, Capital One’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Capital One or in which Capital One might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to Capital One of the exchange ratio provided for pursuant to the merger agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Capital One or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Capital One or any party, or class of such persons in connection with the Transaction, whether relative to the exchange ratio provided for pursuant to the merger agreement or otherwise. Centerview’s opinion related to the relative values of Discover or Capital One. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview expressed no view or opinion as to what the value of the Capital One common stock actually will be when issued pursuant to the Transaction or the prices at which Discover common stock or Capital One common stock will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Centerview’s opinion does not constitute a recommendation to any Capital One stockholder or Discover stockholder or any other person as to how such stockholder or other person should vote with respect to the mergers or otherwise act with respect to the Transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Capital One board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the Capital One board of directors in connection with Centerview’s written opinion, dated February 19, 2024. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of Discover or Capital One. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Discover, Capital One or any other parties to the Transaction. None of Capital One, Discover, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Discover or Capital One do not purport to be appraisals or reflect the prices at which Discover or Capital One may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 16, 2024 (the last trading day before the public announcement of the Transaction) and is not necessarily indicative of current market conditions.

Selected Public Comparable Companies Analysis

Centerview reviewed and analyzed certain financial information, ratios and multiples for the below listed publicly traded companies that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to Discover and Capital One.

Although none of the selected companies is directly comparable to Discover, Capital One or the surviving entity, the companies listed below were chosen by Centerview, among other reasons, because they are publicly traded companies that have certain operational, business and/or financial characteristics that, for purposes of Centerview’s analyses, Centerview considered similar to those of Discover, Capital One and the surviving entity. However, because none of the selected companies is exactly the same as Discover or Capital One, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected companies analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of Discover, Capital One and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available filings and information obtained from regulatory filings and other data sources as of February 16, 2024, Centerview calculated, for each selected comparable company: (i) a multiple of price to estimated earnings per share for the fiscal year 2024 (referred to in this section as “2024E P/E”); and (ii) a regression analysis (referred to in this section as “P/TBV Regression”) to review the relationship between (x) a multiple of price to tangible book value per share (referred to in this section as “P/TBV”) and (y) the estimated 2024 return on average tangible common equity (referred to in this section as “2024E ROATCE”).

Discover Comparables	2024E P/E	P/TBV	2024E ROATCE
Ally Financial Inc.	11.0x	1.02x	9.5%
American Express Company	16.5x	7.10x	37.4%
Capital One Financial Corporation	9.9x	1.38x	13.5%
Citizens Financial Group, Inc.	9.9x	1.02x	10.2%
Fifth Third Bancorp	10.6x	1.92x	17.2%
PNC Financial Service Group, Inc.	11.9x	1.75x	14.3%
Synchrony Financial	7.1x	1.43x	18.8%
Truist Financial Corporation	10.5x	1.65x	15.8%
U.S. Bancorp	10.5x	1.86x	17.3%

Capital One Comparables	2024E P/E	P/TBV	2024E ROATCE
Ally Financial Inc.	11.0x	1.02x	9.5%
American Express Company	16.5x	7.10x	37.4%
Citizens Financial Group, Inc.	9.9x	1.02x	10.2%
Discover Financial Services	9.7x	2.04x	18.8%
Fifth Third Bancorp	10.6x	1.92x	17.2%
PNC Financial Service Group, Inc.	11.9x	1.75x	14.3%
Synchrony Financial	7.1x	1.43x	18.8%
Truist Financial Corporation	10.5x	1.65x	15.8%
U.S. Bancorp	10.5x	1.86x	17.3%

Based on the results of this analysis and other factors which Centerview considered appropriate based on its experience and judgment, Centerview selected multiple reference ranges for Discover and Capital One set forth below:

	2024E P/E	P/TBV Regression
Discover	9.0x –11.0x	1.78x – 2.11x
Capital One	9.0x – 11.0x	1.30x – 1.53x

From this analysis, Centerview then applied the multiple reference range of 9.0x to 11.0x for 2024E P/E to Discover’s estimated earnings per share for the fiscal year 2024 of $11.16 as derived from the Discover Forecasts and the Discover Internal Data.

Centerview performed a regression analysis using the P/TBV multiples for the selected companies calculated by Centerview as described above compared to the 2024E ROATCE for those selected companies using the median estimates for such companies to derive a regression line reflecting a range of P/TBV multiples at a range of 2024E ROATCE for the selected companies. Centerview observed that the 2024E ROATCE for Discover of 19.9%, as derived from the Discover Forecasts and the Discover Internal Data, corresponded to an implied P/TBV per share multiple of 1.94x on the regression line. Centerview calculated that the closing price for Discover common stock on February 16, 2024 reflected a multiple of approximately 2.04x the tangible book value per share of $54.04 based on the most recent publicly available financial information as of December 31, 2023.

Centerview applied a range of 2024E ROATCE for Discover of 17.9% (a 10% decrease to the 2024E ROATCE as derived from the Discover Forecasts and the Discover Internal Data) to 21.9% (a 10% increase to the 2024E ROATCE as derived from the Discover Forecasts and the Discover Internal Data). Centerview then calculated regression-implied P/TBV multiples ranging from 1.78x to 2.11x to the tangible book value per share as of December 31, 2023 for Discover as provided by Capital One management.

Applying these ranges to Discover’s estimated 2024E earnings per share and Discover’s tangible book value per share, Centerview’s analysis indicated the following implied equity value per share ranges for the shares of Discover common stock, as compared to the closing price of Discover common stock of $110.49 on February 16, 2024.

Implied Equity Value Per Discover Share(1)
2024E P/E	$107.75 – $130.00
P/TBV Regression	$103.25 – $121.00

(1)

Includes on a per share basis the implied net present value of the one-time benefit of the disposition of the student loan business of Discover of approximately $7.25 per share based on the Discover Forecasts and the Discover Internal Data.

Centerview also then applied the multiple reference range of 9.0x to 11.0x for 2024E P/E to Capital One’s estimated earnings per share for the fiscal year 2024 of $13.94 as set forth in the Capital One Internal Data (including the Capital One Forecasts).

Centerview performed a regression analysis using the P/TBV multiples for the selected companies calculated by Centerview as described above compared to the 2024E ROATCE for those selected companies using the median estimates for such companies to derive a regression line reflecting a range of P/TBV multiples at a range of 2024E ROATCE for the selected companies. Centerview observed that the 2024E ROATCE for Capital One of 13.3%, as reflected in the Capital One Internal Data (including the Capital One Forecasts), corresponded to an implied P/TBV per share multiple of 1.42x on the regression line. Centerview calculated that the closing price for Capital One common stock on February 16, 2024 reflected a multiple of approximately 1.38x the tangible book value per share of $99.78, based on the most recent publicly available financial information as of December 31, 2023.

Centerview applied a range of 2024E ROATCE for Capital One of 12.0% (a 10% decrease to the 2024E ROATCE as reflected in the Capital One Internal Data (including the Capital One Forecasts)) to 14.6% (a 10% increase to the 2024E ROATCE as reflected in the Capital One Internal Data (including the Capital One Forecasts)). Centerview then calculated regression-implied P/TBV multiples ranging from 1.30x to 1.53x to the tangible book value per share as of December 31, 2023 for Capital One as provided by Capital One management.

Applying these ranges to Capital One’s estimated 2024E earnings per share and Capital One’s tangible book value per share, Centerview’s analysis indicated the following implied equity value per share ranges for the shares of Capital One common stock, as compared to the closing price of Capital One common stock of $137.23 on February 16, 2024.

Implied Equity Value Per Capital One Share
2024E P/E	$125.50 – $153.25
P/TBV Regression	$129.50 – $153.00

Discover Stand-alone Dividend Discount Analysis

Using the Discover Forecasts and the Discover Internal Data, Centerview performed an illustrative discounted dividend analysis for Discover on a stand-alone basis, to derive a range of illustrative present values per share of Discover common stock on a stand-alone basis.

For its analysis, Centerview used discount rates ranging from 12.75% to 13.75%, reflecting estimates of the cost of equity for Discover on a stand-alone basis, using the capital asset pricing model and based on considerations that Centerview deemed relevant in its professional judgment and taking into account certain metrics including observed betas of selected companies described in the section entitled “—Selected Public Comparable Companies Analysis.” Using these discount rates, Centerview derived a range of illustrative equity values for Discover on a stand-alone basis by discounting to present value as of December 31, 2023, (a) the implied distributions to Discover stockholders over the period beginning January 1, 2024 through December 31, 2030 calculated based on the Discover Forecasts and the Discover Internal Data, which assumed that Discover would make distributions of capital in excess of the amount necessary to achieve a 12.0% CET1 ratio target, (b) a range of illustrative terminal values for Discover as of December 31, 2030, calculated by applying illustrative price to earnings per share multiples ranging from 8.5x to 10.5x to the estimate of Discover’s next twelve (12)-month net income on a stand-alone basis as of December 31, 2030 (calculated by Centerview based upon the terminal year (2030) net income reflected in the Discover Forecasts and Discover Internal Data) and (c) adding on a per share basis the implied net present value of the disposition of the student loan business of Discover of approximately $7.25 per share based on the Discover Forecasts and the Discover Internal Data. To derive illustrative terminal values for Discover, Centerview applied illustrative price to earnings per share multiples based on its professional judgment and experience, taking into account the multiples it calculated as described above in the section entitled “—Selected Public Comparable Companies Analysis.”

Centerview divided the range of illustrative equity values it derived for Discover by the total number of fully diluted shares of Discover common stock outstanding as of February 16, 2024 of 252.5 million, as provided by Capital One management, to derive illustrative present values per share of Discover common stock on a stand-alone basis ranging from $120.50 to $141.75.

Capital One Stand-alone Dividend Discount Analysis

Using the Capital One Internal Data (including the Capital One Forecasts), Centerview performed an illustrative discounted dividend analysis for Capital One on a stand-alone basis, to derive a range of illustrative present values per share of Capital One common stock on a stand-alone basis.

For its analysis, Centerview used discount rates ranging from 12.25% to 13.25%, reflecting estimates of the cost of equity for Capital One on a stand-alone basis, using the capital asset pricing model and based on considerations that Centerview deemed relevant in its professional judgment and taking into account certain metrics including observed betas of selected companies described in the section entitled “—Selected Public Comparable Companies Analysis.” Using these discount rates, Centerview derived a range of illustrative equity values for Capital One on a stand-alone basis by discounting to present value as of December 31, 2023, (i) the implied distributions to Capital One stockholders over the period beginning January 1, 2024 through December 31, 2030 calculated based on the Capital One Internal Data (including the Capital One Forecasts), which assumed that Capital One would make distributions of capital in excess of the amount necessary to achieve a 13.0% CET1 ratio target, and (ii) a range of illustrative terminal values for Capital One as of December 31, 2030, calculated by applying illustrative price to earnings per share multiples ranging from 8.5x to 10.5x to the estimate of Capital One’s next twelve (12)-month net income on a stand-alone basis as of December 31, 2030 (calculated by Centerview based upon the terminal year (2030) net income reflected in the Capital One Internal Data (including the Capital One Forecasts)). To derive illustrative terminal values for Capital One, Centerview applied illustrative price to earnings per share multiples based on its professional judgment and experience, taking into account the multiples it calculated as described above in the section entitled “—Selected Public Comparable Companies Analysis.”

Centerview divided the range of illustrative equity values it derived for Capital One by the total number of fully diluted shares of Capital One common stock outstanding as of February 16, 2024 of 392.4 million, as provided by Capital One management, to derive illustrative present values per share of Capital One common stock on a stand-alone basis ranging from $115.00 to $136.75.

Relative Valuation Analysis

Based upon a comparison of the range of implied equity values for each of Discover and Capital One calculated pursuant to the selected comparable public companies analyses and the dividend discount analyses described above (and including, in the case of Discover, on a per share basis, the implied net present value of the disposition of the student loan business of Discover of approximately $7.25 per share based on the Discover Forecasts and Discover Internal Data), Centerview calculated ranges of implied exchange ratios for the mergers. With respect to any given range of exchange ratios, the higher ratio assumes the highest implied value per share of Discover common stock divided by the lowest implied value per share of Capital One common stock, and the lower ratio assumes the lowest implied value per share of Discover common stock divided by the highest implied value per share of Capital One common stock.

	Range of Implied Exchange Ratios (excluding Synergies)	Range of Implied Exchange Ratios (including Synergies)
2024 P/E	0.7031x – 1.0359x	1.0913x – 1.5099x
P/TBV Regression	0.6748x – 0.9344x	1.0637x – 1.3938x
Dividend Discount Analysis	0.8812x – 1.2326x	1.3163x – 1.7500x

Centerview then compared the implied ranges of exchange ratios set forth above to the exchange ratio of 1.0192x.

“Has-Gets” Value Creation Analysis

Centerview compared the stand-alone per share value of Capital One to the pro forma per share value of the surviving entity after giving effect to the mergers, including the pro forma ownership of Capital One equityholders of 60.4% as a result of the exchange ratio pursuant to the mergers. Centerview determined the pro forma surviving entity equity value by calculating the sum of (i) the equity value of Capital One using the midpoint value determined in Centerview’s dividend discount analysis, (ii) the equity value of Discover derived using the midpoint value determined in Centerview’s dividend discount analysis and (iii) the net present value of the Synergies. The value creation analysis, at the exchange ratio, yielded accretion to the Capital One stockholders of 19.3% as compared to the Capital One stand-alone value.

Other Factors

Centerview noted for the Capital One board of directors certain additional factors solely for reference and informational purposes only, including, among other things, the following:

•

Discover Historical Stock Price Trading Analysis. Centerview reviewed the historical range of trading prices of Discover common stock for the 52-week period ending February 16, 2024, with trading prices ranging from $79.04 to $122.50.

•

Discover Analyst Price Target Analysis. Centerview reviewed analyst share price targets for Discover common stock in recently published, publicly available research analysts’ reports, with share price targets ranging from $104.00 to $137.00.

•

Capital One Historical Stock Price Trading Analysis. Centerview reviewed the historical range of trading prices of Capital One common stock for the 52-week period ending February 16, 2024, with trading prices ranging from $83.93 to $140.86.

•

Capital One Analyst Price Target Analysis. Centerview reviewed analyst share price targets for Capital One common stock in recently published, publicly available research analysts’ reports, with share price targets ranging from $110.00 to $170.00.

•

Premiums Paid Analysis. Centerview performed an analysis of premiums paid in selected transactions with transactions valued greater than $5 billion. Centerview calculated, for each such transaction, the percentage premium represented by the transaction price per share to the target company’s market price per share on the trading day prior to the first public knowledge of the possibility of the Transaction. Based on the analysis above and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied an illustrative range of 10% to 35% to Discover’s closing stock price on February 16, 2024 of $110.49, which resulted in an implied per share equity value range for the shares of Discover common stock of approximately $121.50 to $149.25 per share, rounded to the nearest $0.25.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Capital One board of directors in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Capital One board of directors or management of Capital One with respect to the exchange ratio or as to whether the Capital One board of directors would have been willing to determine that a different consideration was fair. The consideration for the Transaction was determined through arm’s-length negotiations between Capital One and Discover and was approved by the Capital One board of directors. Centerview provided advice to Capital One during these negotiations. Centerview did not, however, recommend any specific amount of consideration to Capital One or the Capital One board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two (2) years prior to the date of its written opinion, Centerview had been engaged to provide certain financial advisory services to Capital One, including in connection with certain strategic matters, and Centerview received $3 million in compensation from Capital One for such services. In the two (2) years prior to the date of its written opinion, Centerview had not been engaged to provide financial advisory or other services to Discover, and Centerview did not receive any compensation from Discover during such period. Centerview may provide investment banking and other services to or with respect to Capital One or Discover or their respective affiliates in the future, for which we may receive compensation. Certain (i) of Centerview and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Capital One, Discover, or any of their respective affiliates, or any other party that may be involved in the Transaction.

The Capital One board of directors selected Centerview as its financial advisor in connection with the Transaction based on Centerview’s qualifications, reputation and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.

In connection with Centerview’s services as the financial advisor to the Capital One board of directors, Capital One has agreed to pay Centerview an aggregate fee of $42 million, $5 million of which was payable upon the rendering of Centerview’s opinion and the remainder of which is payable contingent upon consummation of the Transaction. In addition, Capital One has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Opinion of Discover’s Financial Advisor

PJT Partners was retained by Discover to act as its financial advisor in connection with the mergers and, upon Discover’s request, to render its fairness opinion to the Discover board of directors in connection therewith. Discover selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of Discover’s industry and its knowledge and understanding of the business and affairs of Discover. At a meeting of the Discover board of directors on February 19, 2024, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated February 19, 2024, to the Discover board of directors that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the exchange ratio in the mergers was fair to the holders of Discover common stock (excluding the shares of Discover common stock owned by Discover or Capital One (in each case excluding the shares of Discover common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Discover or Capital One in respect of debts previously contracted)) from a financial point of view.

The full text of PJT Partners’ written opinion delivered to the Discover board of directors, dated February 19, 2024, is attached as Annex C and incorporated into this joint proxy statement/prospectus by reference in its entirety. PJT Partners’ written opinion has been provided by PJT Partners at the request of the Discover board of directors and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the Discover board of directors, in its capacity as such, in connection with and for purposes of its evaluation of the mergers only and PJT Partners’ opinion does not constitute a recommendation as to any action the Discover board of directors should take with respect to the mergers or how any Discover stockholder should vote or act with respect to the mergers or any other matter. The following is a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion. This summary of the PJT Partners opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of PJT Partners’ written opinion.

In arriving at its opinion, PJT Partners, among other things:

•	reviewed certain publicly available information concerning the business, financial condition and operations of Discover and Capital One;

•	reviewed certain internal information concerning the business, financial condition and operations of Discover prepared and furnished to PJT Partners by the management of Discover;

•

reviewed certain internal information concerning the business, financial condition and operations of Capital One prepared by the management of Capital One and furnished to PJT Partners by or at the direction of the management of Discover;

•

reviewed certain internal financial analyses, estimates and forecasts relating to Discover, including projections for fiscal years 2024 through 2028 that were prepared by or at the direction of the management of Discover and approved for PJT Partners’ use by the Discover board of directors, which are referred to in this summary of PJT Partners’ opinion as the “Discover Projections”;

•

reviewed certain internal financial analyses, estimates and forecasts relating to Capital One, including projections for fiscal years 2024 through 2028 that were prepared by or at the direction of the management of Discover and approved for PJT Partners’ use by the Discover board of directors which are referred to collectively in this joint proxy statement/prospectus as the “Capital One Projections” and, together with the Discover Projections, are referred to in this summary of PJT Partners’ opinion as the “Projections”;

•

held discussions with members of senior management of Discover and participated in discussions with members of senior management of Capital One, in each case, concerning, among other things, their evaluation of the mergers and Discover’s and Capital One’s respective businesses, operating and regulatory environments, financial conditions, prospects and strategic objectives;

•	reviewed the historical market prices and trading activity for Discover common stock and Capital One common stock;

•

reviewed certain transaction synergies estimated by management of Capital One to result from the mergers and the estimated costs to achieve such synergies that were prepared by Capital One and furnished to PJT Partners, and approved for PJT Partners’ use, by the management of Discover, which are collectively referred to in this summary of PJT Partners’ opinion as the “Synergy Estimates”;

•	compared certain publicly available financial and stock market data for Discover and Capital One with similar information for certain other companies that PJT Partners deemed to be relevant;

•	reviewed a draft, dated February 19, 2024 of the merger agreement; and

•	performed such other financial studies, analyses and investigations, and considered such other matters, as PJT Partners deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, with the consent of the Discover board of directors, PJT Partners relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by PJT Partners, without independent verification thereof. PJT Partners assumed, with the consent of the Discover board of directors, that the Projections and the Synergy Estimates and the assumptions underlying the Projections and the Synergy Estimates, and all other financial analyses, estimates and forecasts provided to PJT Partners by Discover’s management, were reasonably prepared in accordance with industry practice and represented Discover’s management’s (or, in the case of the Synergy Estimates, Capital One’s management’s) best currently available estimates and judgments as to the business and operations and future financial performance of Discover and Capital One, as applicable. With the consent of the Discover board of directors, PJT Partners did not take into account any potential changes in the regulatory capital requirements for Discover or Capital One or any potential changes in, or resulting impact on, the regulatory capital requirements of the combined company during the forecast period. PJT Partners assumed no responsibility for and expressed no opinion as to the Projections and the Synergy Estimates, the assumptions upon which they were based or any other financial analyses, estimates and forecasts provided to PJT Partners by Discover’s management or Capital One’s management. PJT Partners also assumed that there were no material changes in the assets, financial condition, results of operations, business or prospects of Discover or Capital One since the respective dates of the last financial statements made available to PJT Partners. PJT Partners relied, with the consent of the Discover board of directors, on Discover’s management’s representations and/or projections regarding taxable income, standalone net operating loss utilization and other tax attributes of Discover. PJT Partners further relied, with the consent of the Discover board of directors, upon the assurances of the management of Discover that they were not aware of any facts that would make the information, representations and projections provided by them or Capital One’s management inaccurate, incomplete or misleading.

PJT Partners was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by it, nor was it furnished with any such verification and it did not assume any responsibility or liability for the accuracy or completeness thereof. PJT Partners did not conduct a physical inspection of any of the properties or assets of Discover or Capital One. PJT Partners did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Discover or Capital One, nor was it furnished with any such evaluations or appraisals, nor did it evaluate the solvency of Discover or Capital One under any applicable laws.

PJT Partners also assumed, with the consent of the Discover board of directors, that the final executed form of the merger agreement would not differ in any material respects from the draft reviewed by PJT Partners and that the consummation of the mergers would be effected in accordance with the terms and conditions of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the mergers, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Discover or Capital One or the contemplated benefits of the mergers. PJT Partners also assumed that the representations and warranties made by Discover and Capital One in the merger agreement and the related agreements were and will be true and correct in all respects material to PJT Partners’ analysis. At the direction of the Discover board of directors, PJT Partners assumed that it was intended for the mergers, taken together, to qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. PJT Partners did not express any opinion as to any tax or other consequences that might result from the mergers, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which PJT Partners understood that Discover obtained such advice as it deemed necessary from qualified professionals. PJT Partners is not a legal, tax or regulatory advisor and relied upon without independent verification the assessment of Discover and its legal, tax and regulatory advisors with respect to such matters.

In arriving at its opinion, PJT Partners was not asked to solicit, and did not solicit, interest from any party with respect to any sale, acquisition, business combination or other extraordinary transaction involving Discover or its assets. PJT Partners did not consider the relative merits of the mergers as compared to any other business plan or opportunity that might be available to Discover or the effect of any other arrangement in which Discover might engage and PJT Partners’ opinion did not address the underlying decision by Discover to engage in the mergers. PJT Partners’ opinion was limited to the fairness of the exchange ratio in the mergers as of the date of the opinion, from a financial point of view, to the holders of Discover common stock (excluding the shares of Discover common stock owned by Discover or Capital One (in each case excluding the shares of Discover common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Discover or Capital One in respect of debts previously contracted)), and PJT Partners’ opinion did not address any other aspect or implication of the mergers, the merger agreement, or any other agreement or understanding entered into in connection with the mergers or otherwise. PJT Partners further expressed no opinion or view as to the fairness of the mergers to the holders of any other class of securities (including any preferred stock of Discover), creditors or other constituencies of Discover or as to the underlying decision by Discover to engage in the mergers. PJT Partners also expressed no opinion as to the fairness of the amount or nature of the compensation to any of Discover’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of Discover common stock (excluding the shares of Discover common stock owned by Discover or Capital One (in each case excluding the shares of Discover common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Discover or Capital One in respect of debts previously contracted)) or otherwise.

PJT Partners’ opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to PJT Partners, as of the date of the opinion. PJT Partners assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. PJT Partners expressed no opinion as to the prices or trading ranges at which Discover common stock or Capital One common stock would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Discover, Capital One or the mergers or as to the impact of the mergers on the solvency or viability of Discover or Capital One or the ability of Discover or Capital One to pay its obligations when they come due.

The issuance of PJT Partners’ opinion was approved by a fairness committee of PJT Partners in accordance with established procedures. PJT Partners’ opinion was provided to the Discover board of directors, in its capacity as such, in connection with and for the purposes of its evaluation of the mergers only and was not a recommendation as to any action the Discover board of directors should take with respect to the mergers or any aspect thereof. PJT Partners’ opinion did not constitute a recommendation to any holder of Discover common stock (excluding the shares of Discover common stock owned by Discover or Capital One (in each case excluding the shares of Discover common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Discover or Capital One in respect of debts previously contracted)) or any other stockholder of Discover as to how any stockholder should vote or act with respect to the mergers or any other matter.

Summary of Financial Analyses

In connection with rendering its opinion, PJT Partners performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, PJT Partners did not ascribe a specific range of values to the shares of Discover common stock but rather made its determination as to fairness, from a financial point of view, to the holders of Discover common stock (excluding the shares of Discover common stock owned by Discover or Capital One (in each case excluding the shares of Discover common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Discover or Capital One in respect of debts previously contracted)) of the exchange ratio in the mergers on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, PJT Partners did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the merger. Accordingly, PJT Partners believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by PJT Partners in preparing its opinion to the Discover board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by PJT Partners, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, PJT Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Discover and Capital One. None of Discover, Capital One, PJT Partners, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold. The financial analyses summarized below were based on the Projections and Synergy Estimates and other financial information prepared by the management of Discover (or, in the case of the Synergy Estimates, the management of Capital One) and furnished to PJT Partners by or on behalf of the management of Discover, and used at the direction of the management of Discover and approved for PJT Partners’ use, in the case of the Projections and other financial information, by the Discover board of directors, and in the case of the Synergy Estimates, by the management of Discover. The following summary does not purport to be a complete description of the financial analyses performed by PJT Partners. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed, for Discover and Capital One, based on the closing trading price on February 16, 2024 (which represented the last trading day for Discover common stock and Capital One common stock prior to the date of PJT Partners’ opinion), and is not necessarily indicative of current or future market conditions. Fully diluted share numbers for Discover and Capital One used below were provided by, and used at the direction of, Discover’s management.

Selected Comparable Company Analysis – Discover

PJT Partners reviewed and compared specific financial, operating and public trading data relating to Discover with selected publicly traded (i) credit card and consumer-focused banks and (ii) regional banks that PJT Partners deemed comparable to Discover. The selected comparable companies (which we refer to collectively as the “Discover Peers”) for (i) the credit card and consumer-focused banks were American Express Company, Ally Financial, Capital One and Synchrony Financial and (ii) the regional banks were Citizens Financial Group, Inc., Fifth Third Bancorp, First Citizens Bancshares, Inc., Huntington Bancshares Incorporated, KeyCorp, M&T Bank Corporation and Regions Financial Corporation. PJT Partners reviewed and compared such data in order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Discover common stock on a standalone basis, in each case by reference to these companies.

As part of its selected comparable company analysis, PJT Partners calculated and analysed certain ratios and multiples, including: (1) stock price as a multiple of calendar year 2024E earnings per share for each such selected comparable company, which is referred to in this summary of PJT Partners’ opinion as “P / 2024E EPS” and (2) stock price as a multiple of the tangible book value per share of each selected comparable company’s common stock as of such selected comparable company’s most recent quarter, which is referred to in this summary of PJT Partners’ opinion as “P / TBVPS.” All of these calculations were performed and based on publicly available financial data, market data (including share prices) as of the close of trading on February 16, 2024 and consensus estimates derived from sell-side research. The results of this selected comparable company analysis are summarized below:

	Discover Peers (Credit Card and Consumer- Focused Banks)	Discover Peers (Credit Card and Consumer- Focused Banks)	Discover Peers (Regional Banks)	Discover Peers (Regional Banks)

	Low	High	Low	High
P / 2024E EPS	7.1x	16.5x	8.6x	11.9x
P / TBVPS	1.08x	7.60x	1.02x	1.92x

PJT Partners selected the comparable companies listed above because PJT Partners believed their businesses and operating profiles are reasonably similar to that of Discover. However, because of the inherent differences between the business, operations and prospects of Discover and those of the selected comparable companies, PJT Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, PJT Partners also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Discover and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Discover and the companies included in the selected company analysis.

Accordingly, PJT Partners selected (1) a P / 2024E EPS multiple range of 8.5x to 10.5x and (2) a P / TBVPS multiple range of 1.80x to 2.20x, in each case for Discover on a standalone basis. PJT Partners then applied the applicable ranges to Discover’s calendar year 2024E earnings per share based on the Discover Projections and Discover’s tangible book value per share as of Discover’s most recent quarter, to calculate a range of implied equity values per share of Discover common stock on a standalone basis based on the fully diluted number of shares of Discover common stock as of February 18, 2024. The following summarizes the results of these calculations:

Implied equity values per share of Discover common stock
P / 2024E EPS	$101.77 – $125.72
P / TBVPS	$97.27 – $118.89

Selected Comparable Company Analysis – Capital One

PJT Partners reviewed and compared specific financial, operating and public trading data relating to Capital One with selected publicly traded (i) credit card and consumer-focused banks and (ii) super-regional and regional banks that PJT Partners deemed comparable to Capital One. The selected comparable companies (which we refer to collectively as the “Capital One Peers”) for (i) the credit card and consumer-focused banks were American Express Company, Ally Financial, Discover and Synchrony Financial and (ii) the super-regional and regional banks were Citizens Financial Group, Inc., Fifth Third Bancorp, First Citizens Bancshares, Inc., M&T Bank Corporation, Truist Financial Corporation, PNC Financial Services Group and U.S. Bancorp. PJT Partners reviewed and compared such data in order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Capital One common stock on a standalone basis, in each case by reference to these companies.

As part of its selected comparable company analysis, PJT Partners calculated and analysed certain ratios and multiples, including: (1) P / 2024E EPS and (2) P / TBVPS. All of these calculations were performed and based on publicly available financial data, market data (including share prices) as of the close of trading on February 16, 2024 and consensus estimates derived from sell-side research. The results of this selected comparable company analysis are summarized below:

	Capital One Peers (Credit Card and Consumer-Focused Banks)	Capital One Peers (Credit Card and Consumer-Focused Banks)	Capital One Peers (Super-Regional and Regional Banks)	Capital One Peers (Super-Regional and Regional Banks)

	Low	High	Low	High
P / 2024E EPS	7.1x	16.5x	8.6x	12.0x
P / TBVPS	1.08x	7.60x	1.02x	1.92x

PJT Partners selected the comparable companies listed above because PJT Partners believed their businesses and operating profiles are reasonably similar to that of Capital One. However, because of the inherent differences between the business, operations and prospects of Capital One and those of the selected comparable companies, PJT Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, PJT Partners also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Capital One and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Capital One and the companies included in the selected company analysis.

Accordingly, PJT Partners selected (1) a P / 2024E EPS multiple range of 8.0x to 10.0x and (2) a P / TBVPS multiple range of 1.15x to 1.45x, in each case for Capital One on a standalone basis. PJT Partners then applied the applicable ranges to Capital One’s calendar year 2024E earnings per share based on the Capital One Projections and Capital One’s tangible book value per share as of Capital One’s most recent quarter, to calculate a range of implied equity values per share of Capital One common stock on a standalone basis based on the fully diluted number of shares of Capital One common stock as of February 18, 2024. The following summarizes the results of these calculations:

Implied equity values per share of Capital One common stock
P / 2024E EPS	$106.72 – $133.40
P / TBVPS	$114.75 – $144.68

Selected Comparable Company Analysis – Implied Exchange Ratio

Based on the range of implied equity values per share of Discover common stock and the range of implied equity values per share for Capital One common stock that was calculated by PJT Partners in its selected comparable company analyses, PJT Partners calculated a range of implied exchange ratios of Capital One common stock per each share of Discover common stock. PJT Partners calculated the low end of the implied exchange ratio range by dividing the low value of Discover implied equity values per share reference range by the high value of the Capital One implied equity values per share reference range. PJT Partners calculated the high end of the implied exchange ratio range by dividing the high value of Discover implied equity values per share reference range by the low value of the Capital One implied equity values per share reference range. The result of this analysis, as compared to the exchange ratio of 1.0192x provided in the merger agreement, is summarized below:

Implied Exchange Ratio
P / 2024E EPS	0.7629x – 1.1780x
P / TBVPS	0.6723x – 1.0361x

Dividend Discount Analysis – Discover

In order to estimate the present value of Discover common stock, PJT Partners performed a dividend discount analysis of Discover. A dividend discount analysis is a traditional valuation methodology used to derive a company’s implied equity value per share by calculating the “present value” of the sum of all of a company’s future dividendable cash flows available to common stockholders. “Present value” refers to the current value of future dividends and is obtained by discounting those future dividendable cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated present value of Discover common stock using the dividend discount method, PJT Partners added (i) Discover’s projected dividendable cash flows for the calendar years 2024 through 2027 based on the Discover Projections to (ii) ranges of “terminal values” of Discover as of December 31, 2027, and discounted such amounts to their present values using a range of selected discount rates. The projected dividendable cash flows were calculated as the excess capital available for common stockholder distribution based on Discover’s projected risk-weighted assets, target CET1 ratio and net income applicable to common stockholders from the Discover Projections. The residual value of the total divendable cash flows at the end of the projection period, or “terminal value,” was estimated by applying the exit multiple range of 8.5x to 10.5x to Discover’s calendar year 2028E net income based on the Discover Projections. The range of discount rates of 11.0% to 13.0% was selected based on PJT Partners’ analysis of the cost of equity of Discover, which was based on, among other things, a capital asset pricing model implied cost of equity calculation. PJT Partners then calculated a range of implied equity values per share of Discover common stock by dividing the sum of the amount derived from (i) and (ii) above by the fully diluted number of shares of Discover common stock as of February 18, 2024. The following summarizes the results of these calculations:

	Implied equity values per share of Discover common stock

	Low	High
Dividend Discount Analysis	$117.46	$145.00

Dividend Discount Analysis – Capital One

In order to estimate the present value of Capital One common stock, PJT Partners performed a dividend discount analysis of Capital One.

To calculate the estimated present value of Capital One common stock using the dividend discount method, PJT Partners added (a) Capital One’s projected dividendable cash flows for the calendar years 2024 through 2027 based on the Capital One Projections to (b) ranges of “terminal values” of Capital One as of December 31, 2027, and discounted such amounts to their present values using a range of selected discount rates. The projected dividendable cash flows were calculated as the excess capital available for common stockholder distribution based on Capital One’s projected risk-weighted assets, target CET1 ratio and net income applicable to common stockholders from the Capital One Projections. The residual value of the total divendable cash flows at the end of the projection period, or “terminal value,” was estimated by applying the exit multiple range of 8.0x to 10.0x to Capital One’s calendar year 2028E net income based on the Capital One Projections. The range of discount rates of 11.0% to 13.0% was selected based on PJT Partners’ analysis of the cost of equity of Capital One, which was based on, among other things, a capital asset pricing model implied cost of equity calculation. PJT Partners then calculated a range of implied equity values per share of Capital One common stock by dividing the sum of the amount derived from (a) and (b) above by the fully diluted number of shares of Capital One common stock as of February 18, 2024. The following summarizes the results of these calculations:

	Implied equity values per share of Capital One common stock

	Low	High
Dividend Discount Analysis	$128.37	$158.16

Dividend Discount Analysis – Implied Exchange Ratio

Based on the range of implied equity values per share of Discover common stock and the range of implied equity values per share for Capital One common stock that was calculated by PJT Partners in its dividend discount analyses, PJT Partners calculated a range of implied exchange ratios of Capital One common stock per each share of Discover common stock. PJT Partners calculated the low end of the implied exchange ratio range by dividing the low value of Discover implied equity values per share reference range by the high value of Capital One implied equity values per share reference range. PJT Partners calculated the high end of the implied exchange ratio range by dividing the high value of Discover implied equity values per share reference range by the low value of the Capital One implied equity values per share reference range. The result of this analysis, as compared to the exchange ratio of 1.0192x provided in the merger agreement, is summarized below:

Implied Exchange Ratio
Dividend Discount Analysis	0.7427x – 1.1296x

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying PJT Partners’ opinion. In arriving at its fairness determination, PJT Partners considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, PJT Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to Discover or Capital One. The terms of the merger agreement, including the exchange ratio, were determined through arm’s-length negotiations between Discover and Capital One, rather than PJT Partners, and the decision to enter into the merger agreement was solely that of Discover and Capital One.

PJT Partners prepared these analyses for purposes of providing its opinion to the Discover board of directors as to the fairness from a financial point of view, as of the date of the written opinion of PJT Partners, of the exchange ratio in the mergers to the holders of Discover common stock (excluding the shares of Discover common stock owned by Discover or Capital One (in each case excluding the shares of Discover common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Discover or Capital One in respect of debts previously contracted)). These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Discover, Capital One, PJT Partners or any other person assumes responsibility if future results are materially different from those forecast.

PJT Partners is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Discover selected PJT Partners to act as its financial advisor because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally and in the financial services sector specifically.

PJT Partners is acting as financial advisor to Discover in connection with the mergers. As compensation for its services in connection with the mergers, PJT Partners is entitled to receive from Discover an aggregate fee of $48 million, $10 million of which became payable upon the delivery of PJT Partners’ opinion to the Discover board of directors and the remainder of which is contingent and payable upon the consummation of the mergers. Discover has agreed to reimburse PJT Partners for out-of-pocket expenses and to indemnify PJT Partners for certain liabilities arising out of the performance of such services (including the rendering of PJT Partners’ opinion).

In the ordinary course of PJT Partners and its affiliates’ businesses, PJT Partners and its affiliates may provide investment banking and other financial services to Discover, Capital One or their respective affiliates and may receive compensation for the rendering of these services. During the two (2) years preceding the date of its opinion, PJT Partners (i) has not advised or received compensation from Discover and (ii) in its only business arrangement with Capital One during such two (2) years preceding the date of its opinion, advised a creditor group in which Capital One was a member, for which PJT Partners received fees of approximately $4 million for its work for the entire creditor group, which were paid by the debtor.

Certain Unaudited Prospective Financial Information

Capital One and Discover do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, in the case of Discover from time to time, estimated ranges of certain expected financial measures for the current year and certain future years in regular earnings conference calls, investor conference presentations, press releases and other investor materials.

However, Capital One and Discover are including in this joint proxy statement/prospectus certain unaudited prospective financial information (which we refer to collectively as the “prospective financial information”), with respect to Capital One and Discover on a standalone basis and without giving effect to the mergers (except as expressly set forth below in the section entitled “—Certain Estimated Synergies Attributable to the Mergers”). A summary of certain significant elements of this information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing Capital One stockholders and Discover stockholders access to certain nonpublic information made available to Capital One and Discover and their respective boards of directors and financial advisors.

Neither Capital One nor Discover endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by Capital One’s senior management, Discover’s senior management or Wall Street research analysts, as applicable, at the time such prospective financial information, as applicable, was prepared or approved for use by the financial advisors in connection with the financial advisors’ respective financial analyses and opinions as described in this joint proxy statement/prospectus under “—Opinion of Capital One’s Financial Advisor” and “—Opinion of Discover’s Financial Advisor.” The prospective financial information represents, as applicable, Capital One’s senior management’s evaluation, Discover’s senior management’s evaluation or Wall Street research analysts’ evaluation, of Capital One’s expected future financial performance on a standalone basis or Discover’s expected future financial performance on a standalone basis, as applicable, without reference to the mergers (except as expressly set forth in the section entitled “—Certain Estimated Synergies Attributable to the Mergers”). In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Capital One and Discover operate and the risks and uncertainties described under the sections entitled “Risk Factors” beginning on page 33 of this joint proxy statement/prospectus and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30 of this joint proxy statement/prospectus and in the reports that Capital One and Discover file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Capital One and Discover and will be beyond the control of Capital One following the completion of the mergers. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the mergers are completed. Further, these assumptions do not include all potential actions that the senior management of Capital One or Discover could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that Capital One, Discover or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any Capital One stockholders or Discover stockholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information.

The prospective financial information should not be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change. Except as expressly set forth below in the section entitled “—Certain Estimated Synergies Attributable to the Mergers”, the prospective financial information does not take into account the transactions contemplated by the merger agreement or the possible financial and other effects on Capital One or Discover of the mergers, and does not attempt to predict or suggest actual future results of Capital One following the completion of the mergers or give effect to the mergers, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the mergers, the potential synergies that may be achieved by Capital One as a result of the mergers (except as expressly set forth below in the section entitled “—Certain Estimated Synergies Attributable to the Mergers”), the effect on Capital One or Discover of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers. Further, the prospective financial information does not take into account the effect of any possible failure of the mergers to occur. The prospective financial information does not take into account any circumstances or events that have occurred after the date it was prepared and no assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which Capital One would operate after the mergers.

The prospective financial information, to the extent prepared by Discover’s or Capital One’s senior management, was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles.

Subject to the above, the prospective financial information included in this section has been provided by Capital One’s management and Discover’s management as described in this section. Neither Ernst & Young LLP (as Capital One’s independent registered public accounting firm) nor Deloitte & Touche LLP (as Discover’s independent registered public accounting firm) nor any other independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the prospective financial information and, accordingly, Ernst & Young LLP and Deloitte & Touche LLP do not express an opinion or any other form of assurance with respect thereto. The reports by Ernst & Young LLP and Deloitte & Touche LLP incorporated by reference in this joint proxy statement/prospectus relate to Capital One’s and Discover’s previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so.

Capital One Prospective Financial Information

Capital One Prospective Financial Information Used by Centerview

The following table presents the forecasts of Capital One’s 2024 through 2030 net income after taxes (“NIAT”) available to common stockholders and risk-weighted assets that were used by Centerview at the direction of Capital One management in the financial analyses performed in connection with Centerview’s opinion:

	Capital One Standalone Prospective Financial Information
	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Income Statement
NIAT to Common ($ billions)	$5.3	$6.1	$6.2	$6.4	$6.5	$6.7	$6.9
Capital
Risk-Weighted Assets ($ billions)	$382.0	$395.3	$409.1	$423.4	$438.3	$453.7	$469.8

The above forecasts of Capital One’s 2024 and 2025 NIAT available to common stockholders and risk-weighted assets represent consensus Wall Street research estimates of those measures (the “Capital One street estimates”). The above forecasts of Capital One’s 2026 through 2030 NIAT available to common stockholders and risk-weighted assets represent forecasts extrapolated from the Capital One street estimates.

For purposes of extrapolating Capital One’s financial results after 2025, Capital One’s management provided Centerview with, among other things, the following extrapolation assumptions based on historical performance and long-term expectations:

•	NIAT to Common: Reflects approximately 1% growth in 2026 and 3% growth per annum in 2027 through 2030.

•

Risk-Weighted Assets: Reflects approximately 3.5% growth per annum in 2026 through 2030. This results in annual risk-weighted asset growth consistent with the estimated Capital One stand-alone balance sheet growth.

Based on the prospective financial information described above, for purposes of Centerview’s financial analysis, estimated after-tax cash flows available at Capital One for distributions to Capital One stockholders for 2024 through 2030 were calculated by Centerview to be $3.6 billion, $4.4 billion, $4.4 billion, $4.5 billion, $4.6 billion, $4.7 billion and $4.8 billion, in each case representing the amount by which estimated NIAT available to Capital One stockholders for the applicable year (based on the prospective financial information described above) exceeded the amount required to meet an estimated CET1 ratio of 13.0% over the applicable period, as described in the section entitled “—Opinion of Capital One’s Financial Advisor.”

Capital One Prospective Financial Information Used by PJT Partners

The following table presents the forecasts of Capital One’s 2024 through 2028 NIAT available to common stockholders, total loans, risk-weighted assets and total capital return that were used by PJT Partners at the direction of Discover’s management, and approved for PJT Partners’ use by the Discover board of directors, in the financial analyses performed in connection with PJT Partners’ opinion as described in this joint proxy statement/prospectus under “—Opinion of Discover’s Financial Advisor”:

	Capital One Standalone Prospective Financial Information Used by PJT Partners
	2024E	2025E	2026E	2027E	2028E
Income Statement
NIAT to Common ($ billions)	$5.1	$5.7	$6.2	$6.6	$7.0
Ending Balance Sheet
Total Loans ($ billions)	$335.0	$351.7	$369.3	$387.8	$407.1
Capital
Risk-Weighted Assets ($ billions)	$382.5	$401.6	$421.7	$442.8	$464.9
Total Capital Return ($ billions)	$2.2	$3.9	$4.2	$4.5	$4.8

The above forecasts of Capital One’s 2024 through 2028 NIAT available to common stockholders, total loans, risk-weighted assets and total capital return represent Discover’s management’s estimates of those measures.

The prospective financial information set forth above with respect to 2024 reflects Discover’s management’s estimates based on Capital One’s management’s estimates that had been provided to Discover’s management with Risk-Weighted Asset growth assumed at the same growth rate as Total Loans. For purposes of extrapolating Capital One’s financial results after 2024, Discover’s management made certain extrapolation assumptions based on historical performance and long-term expectations. Growth in NIAT to Common for 2025 was assumed to be 13% and then 7% thereafter. Total Loans and Risk-Weighted Assets assumed annual growth of 5% for 2025 and thereafter. Total Capital Return assumes a payout ratio of 68% for all years.

Discover Prospective Financial Information

Discover Prospective Financial Information Used by Centerview

The following table presents the forecasts of Discover’s 2024 through 2030 NIAT available to common stockholders and risk-weighted assets that were used by Centerview at the direction of Capital One management in the financial analyses performed in connection with Centerview’s opinion:

	Discover Standalone Prospective Financial Information Used by Centerview
	2024E		2025E	2026E	2027E	2028E	2029E	2030E
Income Statement
NIAT to Common ($ billions)	$3.6	(1)	$3.0	$3.3	$3.5	$3.8	$4.3	$4.4
Capital
Risk-Weighted Assets ($ billions)	$120.9		$124.5	$128.3	$134.3	$140.6	$147.3	$154.2

(1)	2024E NIAT to Common includes one-time items from private student loan portfolio exit.

The above forecasts of Discover’s 2024 and 2025 NIAT available to common stockholders and risk-weighted assets represent consensus Wall Street research estimates of those measures, as adjusted at to reflect the completion, in 2024, of Discover’s previously announced disposition of its private student loan portfolio and to reflect charge-offs in 2024 consistent with consensus Wall Street research estimates and charge-offs in 2025 consistent with those in 2024 (the “Discover adjusted street estimates”). The above forecasts of Discover’s 2026 through 2030 NIAT available to common stockholders and risk-weighted assets represent forecasts extrapolated from the Discover adjusted street estimates.

For purposes of extrapolating Discover’s financial results after 2025, Capital One’s management provided Centerview with, among other things, the following extrapolation assumptions based on historical performance and long-term expectations:

•	NIAT to Common: Reflects approximately 8% growth in 2026, 5% growth in 2027, 11% growth in 2028 and 2029 and 4% growth in 2030.

•

Risk-Weighted Assets: Reflects approximately 3% growth in 2026 and 5% growth per annum in 2027 through 2030. This results in annual risk-weighted asset growth consistent with the estimated Discover stand-alone balance sheet growth.

Based on the prospective financial information described above, for purposes of Centerview’s financial analysis, estimated after-tax cash flows available at Discover for distributions to Discover stockholders for 2024 through 2030 were calculated by Centerview to be $2.8 billion (excluding a one-time capital benefit as a result of the one-time net income and capital impact from private student loan portfolio exit in 2024), $2.6 billion, $2.8 billion, $2.7 billion, $3.1 billion, $3.5 billion and $3.6 billion, in each case representing the amount by which estimated NIAT available to Discover stockholders for the applicable year (based on the prospective financial information described above) exceeded the amount required to meet an estimated CET1 ratio of 12.0% over the applicable period, as described in the section entitled “—Opinion of Capital One’s Financial Advisor” beginning on page 72.

Discover Prospective Financial Information Used by PJT Partners

The following table presents the forecasts of Discover’s 2024 through 2028 NIAT available to common stockholders, total loans, risk-weighted assets and total capital returned that were used by PJT Partners at the direction of Discover’s management, and approved for PJT Partners’ use by the Discover board of directors, in the financial analyses performed in connection with PJT Partners’ opinion as described in this joint proxy statement/prospectus under “—Opinion of Discover’s Financial Advisor”:

	Discover Standalone Prospective Financial Information Used by PJT Partners(1)
	2024E	2025E	2026E	2027E	2028E
Income Statement
NIAT to Common ($ billions)	$3.0	$3.3	$3.5	$3.7	$4.0
Ending Balance Sheet
Total Loans ($ billions)	$128.0	$134.5	$144.0	$154.0	$164.8
Capital
Risk-Weighted Assets ($ billions)	$130.5	$137.1	$146.7	$157.0	$168.0
Total Capital Return ($ billions)	$2.0	$2.6	$2.6	$2.8	$3.0

(1)

The Discover standalone prospective financial information used by PJT Partners do not reflect the sale of the student loan portfolio. The Discover board of directors and Discover’s management chose to exclude the proposed sale of the student loan portfolio from the Discover standalone prospective financial information used by PJT Partners as the sale was uncertain at the time of the evaluation of the potential transaction with Capital One and there was no assurance that such sale would materialize (or if it materialized on what terms the student loan portfolio would be sold and what assets would be included).

The above forecasts of Discover’s 2024 through 2028 NIAT available to common stockholders, total loans, risk-weighted assets and total capital return represent Discover’s management’s estimates of those measures.

The prospective financial information set forth above with respect to 2024 reflects Discover’s management’s estimates of those measures and for 2025 includes Discover’s management’s estimates of those measures combined with certain Wall Street research estimates. For purposes of extrapolating Discover’s financial results after 2025, Discover’s management made certain extrapolation assumptions based on historical performance and long-term expectations. Such extrapolation assumptions included assumptions of 7% annual growth for NIAT to Common, Total Loans and Risk-Weighted Assets. Total Capital Return assumes a payout ratio of 75%.

Certain Estimated Synergies Attributable to the Mergers

Capital One’s management developed certain prospective financial information relating to the anticipated synergies to be realized by Capital One following the mergers beginning in 2025 that were provided to the Capital One and Discover boards of directors. Such prospective financial information also was (i) provided to Centerview and approved by Capital One for Centerview’s use and reliance, and (ii) provided to PJT Partners and approved by Discover’s management for PJT Partners’ use and reliance, in each case in connection with such financial advisors’ respective financial analyses and opinions as described in this joint proxy statement/prospectus under “—Opinion of Capital One’s Financial Advisor” and “—Opinion of Discover’s Financial Advisor.”

Such synergies consisted of expense and revenue synergies, which, in the case of the synergies provided to the Capital One board of directors and Centerview, were estimated to amount to approximately $0.9 billion in 2025, $2.0 billion in 2026, $2.7 billion in 2027, $2.9 billion in 2028, $3.0 billion in 2029 and $3.2 billion in 2030, in each case excluding taxes, any acquisition and integration costs, and in the case of the synergies provided to the Discover board of directors and PJT Partners, were estimated to amount to approximately $0.9 billion in 2025, $2.0 billion in 2026, $2.8 billion in 2027, $3.0 billion in 2028, $3.1 billion in 2029 and $3.2 billion in 2030, in each case excluding taxes, any acquisition and integration costs, and certain operating expenses.

Expense synergies were estimated based on an assessment of Discover’s operating and marketing expenses and the cost savings anticipated to be realized through the combination of the two companies. The expense synergies assumed (i) cost savings generated by scale benefits and systems integration for credit card and banking activities, (ii) additional investment in the Discover Global Network and (iii) a continuation of the current operating expenses for the non-card lending business. The expense synergies further considered and accounted for well-managed operations, following the remediation of Discover’s compliance issues, for the combined organization going forward. Capital One also compared its estimates of the expense synergies to estimated expense synergies disclosed in other financial institutions transactions. Revenue synergies were estimated based on an assessment of Capital One’s existing and future debit and credit card purchase volume, including those it expects to migrate to the Discover Global Network, and the network economics within Discover’s existing business performance. Capital One’s management also estimated total one-time acquisition and integration expenses of $2.8 billion, excluding taxes, to be incurred in order to combine the two companies and realize the expense and revenue synergies. This estimate includes meaningful one-time costs associated with the remediation of Discover’s compliance issues, including those that are the subject of the FDIC consent order.

General

The prospective financial information of Capital One and Discover was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. The sum of the prospective financial information for the two companies is not intended to represent the results Capital One will achieve if the mergers are completed and is not intended to represent forecasted financial information for Capital One if the mergers are completed.

By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither Capital One nor Discover nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Capital One or Discover compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. Neither Capital One (before or after completion of the mergers) nor

Discover undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. None of Capital One, Discover or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder of Capital One or Discover or other person regarding Capital One’s or Discover’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by Capital One and Discover and their respective boards of directors and financial advisors in connection with the mergers.

In light of the foregoing, and taking into account that the Capital One special meeting and the Discover special meeting will be held many months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Capital One stockholders and Discover stockholders are strongly cautioned not to place unwarranted reliance on such information, and Capital One and Discover urge all Capital One stockholders and Discover stockholders to review Capital One’s and Discover’s respective most recent SEC filings for descriptions of Capital One’s and Discover’s respective reported financial results and the financial statements of Capital One and Discover incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

The prospective financial information summarized in this section is not being included in this joint proxy statement/prospectus in order to induce any Capital One stockholder to vote in favor of the Capital One share issuance proposal or any of the other proposals to be voted on at the Capital One special meeting nor to induce any Discover stockholder to vote in favor of the Discover merger proposal or any of the other proposals to be voted on at the Discover special meeting.

Interests of Discover’s Directors and Executive Officers in the Mergers

Discover’s directors and executive officers may have interests in the mergers that are different from, or in addition to, the interests of Discover stockholders generally. The Discover board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the mergers, in approving the merger agreement and the mergers and in recommending to Discover stockholders that they vote to approve the Discover merger proposal, the Discover compensation proposal and the Discover adjournment proposal. For more information, see the sections entitled “The Mergers—Background of the Mergers” beginning on page 60 and “The Mergers—Discover’s Reasons for the Mergers; Recommendation of the Discover Board of Directors” beginning on page 70. Such interests are described in more detail below.

For purposes of this disclosure, we have included Discover’s named executive officers for its most recent proxy statement for the fiscal year ended December 31, 2023, as well as Discover’s current and former chief executive officers (which we refer to together as the “named executive officers”).

Treatment of Discover Equity Awards

Discover RSU Awards

Each Discover RSU award (except the Discover RSU Awards described below under “—J. Michael Shepherd Discover RSU Award,” “—John B. Owen Discover RSU Award” and “—Non-Employee Director Discover RSU Awards”) that is outstanding immediately prior to the effective time will be converted into a Capital One RSU award, with the number of shares underlying such award adjusted based on the exchange ratio. Each converted Capital One RSU award will otherwise continue to be subject to the same terms and conditions (including vesting terms and terms governing acceleration of vesting upon qualifying terminations) as applied to the corresponding Discover RSU award.

Discover PSU Awards

Each Discover PSU award that is outstanding immediately prior to the effective time will be converted into a Capital One cash-based award in respect of an amount in cash equal to the product of (i) the total number of shares subject to the Discover PSU award, with the number of shares of Discover common stock determined based on the greater of target and actual performance through the last quarter ending simultaneously with or prior to the effective time for Discover PSU awards for which as of the effective time more than one year of the performance period has elapsed, and target performance for Discover PSU awards for which as of the effective time one year or less of the performance period has elapsed, multiplied by (ii) the product of (1) the exchange ratio and (2) the average of the closing sale prices of Capital One common stock for the five (5) full trading days ending on the day preceding the closing date. Each converted Capital One cash-based award will otherwise continue to be subject to the same terms and conditions (including service-based vesting terms and terms governing acceleration of vesting upon qualifying terminations) as applied to the corresponding Discover PSU award.

J. Michael Shepherd Discover RSU Award

On April 1, 2024, Discover granted a Discover RSU award to J. Michael Shepherd (the “Shepherd RSU award”) in connection with his commencement of employment as Discover’s interim chief executive officer and president. The terms of the Shepherd RSU award provide that, upon the earlier of the effective time or April 1, 2025, the Discover RSUs subject to the award will fully vest and be settled in shares of Discover common stock.

John B. Owen Discover RSU Award

On January 31, 2024, Discover granted a Discover RSU award to John B. Owen (the “Owen RSU award”) in recognition of his service as Discover’s interim chief executive officer and president from August 2023 to February 1, 2024. The existing terms of the Owen RSU award provide that the award was fully vested on the grant date and, upon a “change in control,” the Discover RSUs subject to the award will be settled in shares of Discover common stock. The effective time will constitute a change in control for purposes of the Owen RSU award.

Non-Employee Director Discover RSU Awards

Each Discover RSU award granted to Discover’s non-employee directors (collectively, the “Discover director awards”) provides that, upon a “change in control,” the Discover director awards will fully vest and be settled in shares of Discover common stock. The effective time will constitute a change in control for purposes of the Discover director awards.

For an estimate of the amounts that would be payable to each of Discover’s named executive officers in respect of their unvested Discover equity awards upon a qualifying termination at the effective time of the mergers, see the section entitled “—Quantification of Payments and Benefits to Discover’s Named Executive Officers” beginning on page 101. Based on the same assumptions set forth in such section, the estimated aggregate amount that would be payable to the six (6) Discover executive officers who are not named executive officers and are currently employed in respect of their unvested Discover equity awards upon a qualifying termination at the effective time of the mergers is $7,791,575, the estimated aggregate amount that would be payable to the one (1) Discover executive officer who is not a named executive officer and is not currently employed in respect of their unvested Discover PSU awards at the effective time of the mergers is $1,745,451, and the estimated aggregate amount that would be payable to the eight (8) Discover non-employee directors (excluding, for clarity, Messrs. Owen and Shepherd, who are included in the section entitled “—Quantification of Payments and Benefits to Discover’s Named Executive Officers” beginning on page 101) in respect of their unvested Discover director awards at the effective time of the mergers is $1,492,413.

Discover Change in Control Severance Policy

Discover maintains the Discover Financial Services Change in Control Severance Policy (the “CIC severance policy”) in which all current executive officers participate, excluding Mr. Shepherd and one (1) executive officer who is not a named executive officer. The CIC severance policy provides “double-trigger”

severance payments and benefits to participants in the event of an involuntary termination by Discover without “cause,” a voluntary termination of employment by a participant for “good reason,” or a termination due to death or “disability,” each within six (6) months prior to or twenty-four (24) months after a “change in control” (each as defined in the CIC severance policy, and each of which we refer to as a “qualifying termination”). The effective time will constitute a change in control for purposes of the CIC severance policy.

In the event of a qualifying termination, each executive officer is entitled to receive the following severance payments and benefits, in exchange for a release of claims:

•

a lump sum cash payment equal to one and one-half (1.5) times the sum of the executive officer’s annual base salary and the average cash bonus paid to the executive officer with respect to the three (3) immediately preceding years or, if lesser, the number of years the executive officer has been employed by Discover;

•

a lump sum cash payment equal to a pro-rata cash bonus for the year in which the qualifying termination occurs, based on the executive officer’s target cash bonus for the year in which the termination occurs and a ratio of the number of days elapsed during such year prior to the termination to three hundred sixty-five (365);

•

if the executive officer timely elects continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), a lump sum cash payment equal to the difference between COBRA premiums and active employee premiums for twenty-four (24) months of coverage;

•

full vesting of all outstanding equity-based awards as of the later of the effective date of the change in control or the qualifying termination, unless accelerated vesting in the event of a change in control is precluded under the applicable award agreements; and

•	outplacement services for a period of twenty-four (24) months.

In addition, in the event of a qualifying termination, each executive officer will be given the opportunity to enter into a non-competition agreement with Discover to refrain from “competitive activity” for eighteen (18) months following the termination. If an executive officer enters into such agreement, they will be entitled to receive an additional amount equal to one and one-half (1.5) times the sum of the executive officer’s annual base salary and the average cash bonus paid to the executive officer with respect to the three (3) immediately preceding years or, if lesser, the number of years the executive officer has been employed by Discover, payable in substantially equal installments consistent with Discover’s executive payroll practice. An executive officer will be entitled to reasonable legal fees and related expenses if the executive officer files a claim in accordance with Discover’s internal review procedure or commences litigation and, as a result, becomes entitled to receive benefits in an amount greater than prior to such claim or litigation.

Discover has approved an amendment to the CIC severance policy that will be effective as of immediately prior to the effective time and provides that all severance entitlements described above as utilizing “the average cash bonus paid to the executive officer with respect to the three (3) immediately preceding years or, if lesser, the number of years the executive officer has been employed by Discover” instead utilize the greater of (i) the executive officer’s target cash bonus for the year of termination or (ii) such average. The estimated quantifications in this joint proxy statement/prospectus reflect this amendment to the CIC severance policy.

For an estimate of the amounts that would be payable to each of Discover’s named executive officers upon a qualifying termination at the effective time of the mergers under the CIC severance policy, see the section entitled “—Quantification of Payments and Benefits to Discover’s Named Executive Officers” beginning on page 101. Based on the same assumptions set forth in such section, the estimated aggregate amount that would be payable to the five (5) current Discover executive officers who are not named executive officers and participate in the CIC severance policy upon a qualifying termination at the effective time of the mergers under the CIC severance policy is $19,186,180, based on current base salary and the greater of (i) the executive officer’s current target cash bonus or (ii) the average cash bonus paid to the executive officer with respect to the three (3) immediately preceding years or, if lesser, the number of years the executive officer has been employed by Discover.

Discover Letter Agreement with J. Michael Shepherd

Discover is party to a letter agreement with J. Michael Shepherd, dated as of March 27, 2024 (the “Shepherd letter agreement”), pursuant to which Mr. Shepherd commenced service as Discover’s interim chief executive officer and president on April 1, 2024. Pursuant to the terms of the Shepherd letter agreement, Mr. Shepherd was granted a Discover RSU award, as described above under “—J. Michael Shepherd Discover RSU Award”. Mr. Shepherd is not eligible to participate in the CIC severance plan and is not entitled to severance payments pursuant to the Shepherd letter agreement.

For an estimate of the amounts that would be payable to Mr. Shepherd at the effective time of the mergers under the Shepherd letter agreement, see the section entitled “—Quantification of Payments and Benefits to Discover’s Named Executive Officers” beginning on page 101.

Discover Letter Agreements with Michael G. Rhodes

Discover is party to a letter agreement with Michael G. Rhodes, dated as of December 7, 2023, pursuant to which Mr. Rhodes commenced employment as Discover’s chief executive officer and president on February 1, 2024 and a second letter agreement with Mr. Rhodes, dated as of March 27, 2024, in connection with his resignation. Mr. Rhodes ceased serving as Discover’s chief executive officer and president and as a director effective April 1, 2024 and served as an advisor to the interim chief executive officer until April 12, 2024. Mr. Rhodes did not receive severance in connection with his resignation and his unvested equity awards were forfeited in accordance with their terms. Accordingly, no amounts will be payable to Mr. Rhodes at the effective time of the mergers.

Discover Letter Agreement with One Executive Officer Who is Not a Named Executive Officer

Discover is party to a letter agreement with one (1) current executive officer who is not a named executive officer, pursuant to which the executive officer was granted a deferred cash award with a grant date value of $2,100,000 (the “deferred cash award”) in connection with the executive officer’s commencement of employment with Discover. Pursuant to the letter agreement, the deferred cash award consists of a number of phantom shares, calculated using the closing price of Discover common stock on November 5, 2024. The terms of the letter agreement provide that, upon the earlier of the effective time or April 1, 2025, the deferred cash award will fully vest and be settled in cash, calculated using (i) the greater of the closing price of Discover common stock or Capital One common stock on the last trading day before the effective date, if the deferred cash award vests in connection with the effective time, or (ii) the closing price of Discover common stock on April 1, 2025, if the deferred cash award vests on such date.

Application of Section 280G of the Code

Discover has always sought to cultivate a talented workforce, and in recent years the company succeeded in attracting several new key executives. Six (6) of Discover’s current executive officers joined the company within the last five (5) years. As a result of these executive officers’ relatively short tenure with Discover, their “base amounts” (within the meaning of Section 280G of the Code) will generally be smaller than if they had worked at Discover for a longer period of time prior to the effective time, likely resulting in higher excise taxes under Section 4999 of the Code.

In light of these considerations, and as contemplated by the merger agreement, Discover approved the payment or settlement in December 2024 of certain earned incentive amounts that would otherwise have been payable in the ordinary course in the first half of fiscal year 2025. Namely, Discover approved the following actions with respect to certain employees: (1) payment in December 2024 of a portion of the annual bonuses earned in respect of the 2024 fiscal year (the “2024 bonus”) that would otherwise have been payable in the first quarter of fiscal year 2025, including to John T. Greene ($1,394,663), Daniel P. Capozzi ($1,394,663), Keith E. Toney ($1,009,125) and 5 (five) current Discover executive officers who are not named executive officers ($3,636,608 in the aggregate); (2)

acceleration of the vesting and settlement into December 2024 of Discover PSU awards granted in 2022 in respect of the 2022-2024 performance period and scheduled to vest and be settled in the first quarter of fiscal year 2025 (the “2022 PSUs”), with vesting and settlement based on actual performance, including to Messrs. Greene (12,109 Discover PSUs), Capozzi (13,705 Discover PSUs) and Toney (8,453 Discover PSUs) and two (2) current Discover executive officers who are not named executive officers (4,974 Discover PSUs in the aggregate); and (3) acceleration of the vesting and settlement into December 2024 of the portion of the Discover RSU awards granted in 2024 that was scheduled to vest and be settled in the first half of fiscal year 2025 (the “eligible RSUs”), including to Messrs. Greene (14,302 Discover RSUs), Capozzi (8,871 Discover RSUs) and Toney (6,571 Discover RSUs) and five (5) current Discover executive officers who are not named executive officers (22,018 Discover RSUs in the aggregate). Prior to effectuating the actions described above, each applicable executive officer entered into a letter agreement, which provides that (1) the accelerated payment of the 2024 bonus will be subject to repayment by the executive officer upon a resignation of employment without good reason or termination for cause (each as defined in the CIC severance policy, and each of which we refer to as a “non-qualifying termination”) prior to February 14, 2025, subject to any applicable exceptions in Discover’s policies and procedures, including Discover’s Year-End Incentive Standard; and (2) the accelerated vesting and settlement of the 2022 PSUs and the eligible RSUs will be subject to repayment by the executive officer upon a non-qualifying termination prior to the originally-scheduled vesting date of the 2022 PSUs and eligible RSUs, as applicable. In addition, the 2024 bonus and the 2022 PSUs remain subject to clawback under Discover’s Compensation Recoupment Policy and any other clawback or recoupment policy in effect.

In addition, Discover is permitted to enter into agreements with its executive officers prior to the effective time of the mergers providing for reimbursements, subject to an aggregate cap not to exceed $25,000,000 for all impacted employees and individual caps to be set forth in such agreements and other limitations, for excise taxes incurred under Section 4999 of the Code in connection with the mergers, so that on a net after-tax basis such executive officer would be in the same position as though such excise tax did not apply. The actual amount of the excise tax reimbursement for each executive officer, if any, will not be determinable until after the effective time of the mergers. As of the date of this joint proxy statement/prospectus, Discover has not yet entered into any such agreement and has not yet determined the individuals with whom it will enter into such agreements.

Retention Program

Discover’s ability to retain and motivate its employees during the period before the effective time will be critical to the success of the mergers. In light of this consideration, Discover has implemented a cash retention program. Awards under the retention program will generally vest fifty percent (50%) on the closing date and fifty percent (50%) on the six (6)-month anniversary of the closing date, subject to the participant’s continued employment through the applicable vesting date. Awards under the retention program generally provide for full vesting upon an involuntary termination without “cause,” a voluntary termination for “good reason” (each to be defined in the applicable retention agreement) or a termination due to death or disability, in each case on or after the closing date and subject to an effective release of claims.

As of the date of this joint proxy statement/prospectus, Discover has granted an award under the retention program to one (1) Discover executive officer who is not a named executive officer. Such award has a value of $2,000,000; will vest on the one (1)-year anniversary of the closing date, subject to the executive officer’s continued employment through the vesting date; and provides for full vesting upon an involuntary termination without “cause” (as defined in the applicable retention agreement) or a termination due to death or disability, in each case on or after the closing date and subject to an effective release of claims.

Annual Bonus

If the effective time of the mergers occurs on or after January 1, 2025 or prior to the date bonuses in respect of the 2024 fiscal year would be paid in the ordinary course, any executive officer who is terminated without “cause” or resigns for “good reason” (each as defined in the CIC severance policy) prior to the payment date will be paid their annual cash bonus in respect of the 2024 fiscal year based on actual performance, subject to the effectiveness of a release of claims and without duplication of any bonus for the same period of service under any Discover benefit or compensation plan.

“Good Reason” Acknowledgement and Transition or New Arrangements with Capital One

Pursuant to the merger agreement, Discover is permitted to enter into acknowledgements with each of its named executive officers who are currently employed, excluding Mr. Shepherd, and one (1) of its current executive officers who is not a named executive officer that acknowledge that such executive officers will have “good reason” upon or following the effective time of the mergers under the CIC severance policy. However, any of Discover’s executive officers who become officers, directors or employees or who otherwise are retained to provide services to Capital One, the surviving entity or any of their affiliates and do not terminate employment at or following the effective time of the mergers may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Capital One and its affiliates.

As of the date of this joint proxy statement/prospectus, (i) Discover has entered into such acknowledgments with each of its named executive officers who are currently employed, excluding Mr. Shepherd, and three (3) of its current executive officers who are not named executive officers, and (ii) no new compensation arrangements have been entered into with Capital One.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, Discover’s directors and officers will be entitled to continued indemnification and insurance coverage through the surviving entity for acts or omissions occurring at or prior to the effective time. For a more detailed description, see the section entitled “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance” beginning on page 126.

Quantification of Payments and Benefits to Discover’s Named Executive Officers

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each named executive officer of Discover that is based on, or otherwise relates to, the mergers.

This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Discover’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of Discover stockholders, as described in the section entitled “Proposal 2: Discover Compensation Proposal” beginning on page 56. The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Discover’s named executive officers would receive, using the following assumptions:

•	the effective time will occur on December 31, 2024 (which is the assumed date solely for the purposes of this golden parachute compensation disclosure);

•	each named executive officer who is currently employed will experience a qualifying termination as of the effective time;

•	each named executive officer’s base salary, target cash bonus and outstanding equity awards will remain unchanged from those in place as of December 23, 2024;

•

each named executive officer who is currently employed, excluding Mr. Shepherd, elects to enter into a non-competition agreement under the CIC severance policy and agrees to refrain from competitive activity for eighteen (18) months;

•

the price per share of Discover common stock at the effective time of the mergers is $121.77 (the average closing market price over the first five (5) business days following the first public announcement of the mergers on February 19, 2024, as required by Item 402(t) of Regulation S-K); and

•	for purposes of the unvested Discover PSU awards set forth in the tables, achievement at the target level of performance.

The calculations in the tables below do not include amounts that Discover’s named executive officers were already entitled to receive or vested in as of the date of this joint proxy statement/prospectus. The calculations in the tables also do not reflect compensation actions that may occur after the date of this joint proxy statement/prospectus but before the effective time of the mergers (including any additional equity award grants, issuances, vestings or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, after the date of this joint proxy statement/prospectus but before the effective time of the mergers). The calculations in the tables also do not reflect any payments that may be provided under any Section 280G reimbursement agreements or Discover’s retention program. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the tables, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

The effective time will constitute a “change in control” under the compensation arrangements in which Discover’s named executive officers participate. As such, for purposes of this disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the mergers and “double trigger” refers to payments and benefits that require two (2) conditions, which are the completion of the mergers and a qualifying termination of employment.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(2)	Equity ($)(3)	Benefits ($)(4)	Total ($)

J. Michael Shepherd,(1) Interim Chief Executive Officer and President	—	5,411,824	—	5,411,824

John T. Greene, Executive Vice President, Chief Financial Officer	5,784,878	5,857,015	61,843	11,703,736

Daniel P. Capozzi, Executive Vice President, President – Consumer Banking	5,512,500	5,124,812	63,131	10,700,443

Keith E. Toney, Executive Vice President, President – Credit & Decision Management	4,875,000	4,010,982	47,266	8,933,248

Michael G. Rhodes,(1) Former Chief Executive Officer and President	—	—	—	—

John B. Owen,(1) Former Interim Chief Executive Officer and President	—	186,552	—	186,552

Roger C. Hochschild,(1) Former Chief Executive Officer and President	—	5,891,720	—	5,891,720

Hope D. Mehlman,(1) Former Executive Vice President, Chief Legal Officer, General Counsel and Secretary	—	—	—	—

Carlos M. Minetti,(1) Former EVP, President – Consumer Banking	—	2,466,573	—	2,466,573

Amir S. Arooni,(1) Former EVP, Chief Information Officer	—	—	—	—

(1)

J. Michael Shepherd commenced employment as Discover’s interim chief executive officer and president effective April 1, 2024. Michael G. Rhodes resigned as Discover’s chief executive officer and president effective April 1, 2024. John B. Owen ceased employment as Discover’s interim chief executive officer and president effective February 1, 2024. Roger C. Hochschild resigned as Discover’s chief executive officer and president effective August 14, 2023. Hope D. Mehlman resigned effective November 30, 2024. Carlos M. Minetti ceased employment effective September 30, 2023. Amir S. Arooni ceased employment effective September 30, 2023.
(2)

Cash. The cash amounts payable to the named executive officers who remain employed with Discover as executive officers as of the date of this joint proxy statement/prospectus, excluding Mr. Shepherd (who is not entitled to cash severance in connection with the mergers), consist of (i) a lump sum cash payment equal to one and one-half (1.5) times the sum of the named executive officer’s annual base salary and the greater of (a) the named executive officer’s target cash bonus for the year of termination or (b) the average cash bonus paid to the named executive officer with respect to the three (3) immediately preceding years or, if lesser, the number of years the named executive officer has been employed by Discover; (ii) a lump sum cash payment equal to a pro-rata target cash bonus for the year of termination, based on the named executive officer’s target cash bonus for the year of termination and a ratio of the number of days elapsed during such year prior to the termination to three hundred sixty-five (365); and (iii) in respect of the named executive officer’s agreement to enter into a non-competition agreement with Discover to refrain from “competitive activity” for eighteen (18) months following termination, an amount equal to one and one-half times the sum of the named executive officer’s annual base salary and the greater of (a) the named executive officer’s target cash bonus for the year of termination or (b) the average cash bonus paid to the named executive officer with respect to the three (3) immediately preceding years or, if lesser, the number of years the named executive officer has been employed by Discover, payable in substantially equal installments consistent with Discover’s executive payroll practice. The cash payments are “double trigger” and become payable only upon a qualifying termination. The estimated amount of each such payment is shown in the following table. As described above under “—Application of Section 280G of the Code,” each of Messrs. Greene, Capozzi and Toney received their 2024 bonus in December 2024 and would therefore not be entitled to receive a pro-rata target cash bonus for the year of termination.

Named Executive Officer	Cash Severance ($)	Pro Rata Bonus ($)	Non-Competition Payment ($)	Total ($)
John T. Greene	2,892,439	—	2,892,439	5,784,878
Daniel P. Capozzi	2,756,250	—	2,756,250	5,512,500
Keith E. Toney	2,437,500	—	2,437,500	4,875,000

(3)

Equity. As described in the section entitled “—Treatment of Discover Equity Awards” beginning on page 96, represents (i) for the named executive officers who remain employed with Discover as executive officers as of the date of this joint proxy statement/prospectus, excluding Mr. Shepherd, Discover RSU awards and Discover PSU awards that are “double trigger” and become payable only upon a qualifying termination at or following the effective time; (ii) for Mr. Shepherd, (a) Discover director awards that are “single trigger” and would become payable at the effective time and (b) the Shepherd RSU award that would become payable upon the earlier of the effective time or April 1, 2025; and (iii) for Mr. Owen, Discover director awards that are “single trigger” and would become payable at the effective time. This disclosure excludes Discover RSU awards that are treated as vested because the named executive officer is retirement eligible or was retirement eligible at the time their employment terminated. If the mergers did not occur, Messrs. Hochschild and Minetti’s Discover PSU awards would vest at the actual level of performance upon the completion of the applicable performance periods, which may have been less than the target amount reported here.

Named Executive Officer	Discover RSU Awards ($)	Discover PSU Awards ($)	Discover Director Awards ($)	Total ($)
J. Michael Shepherd	5,411,824	—	—	5,411,824
John T. Greene	4,037,771	1,819,244	—	5,857,015
Daniel P. Capozzi	3,305,568	1,819,244	—	5,124,812
Keith E. Toney	2,723,873	1,287,109	—	4,010,982
John B. Owen	—	—	186,552	186,552
Roger C. Hochschild	—	5,891,720	—	5,891,720
Carlos M. Minetti	—	2,466,573	—	2,466,573

(4)

Benefits. For the named executive officers who remain employed with Discover as executive officers as of the date of this joint proxy statement/prospectus, excluding Mr. Shepherd, represents (i) a lump sum cash payment equal to the difference between COBRA premiums and active employee premiums for twenty-four (24) months of coverage and (ii) the value of outplacement services for a period of twenty-four (24) months. Such benefits are “double trigger” and become payable only upon a qualifying termination.

Named Executive Officer	COBRA Premiums ($)	Outplacement Services ($)	Total ($)
John T. Greene	43,325	18,518	61,843
Daniel P. Capozzi	44,613	18,518	63,131
Keith E. Toney	28,748	18,518	47,266

Capital One after the Mergers

Following the mergers, Capital One will continue to be a diversified financial services holding company headquartered in McLean, Virginia with banking and non-banking subsidiaries. Its principal operating subsidiary will remain Capital One Bank. After giving effect to the mergers, on a consolidated unaudited pro forma basis as of September 30, 2024, Capital One would have total assets of $663.0 billion and deposits of $463.7 billion.

Capital One’s proposed acquisition of Discover is an opportunity to combine two companies with complementary capabilities and franchises. Capital One anticipates that its proposed acquisition of Discover will enable the combined organization to offer superior products and services to consumers, small businesses, and merchants relative to those that each company could provide independently, including improved bank offerings, credit and debit cards, and network services. These and certain other anticipated impacts of the proposed acquisition on Capital One as the surviving entity of the mergers are discussed below.

Banking Products and Services

Capital One does not anticipate any branch closures in connection with its proposed acquisition of Discover, and customers of Discover Bank, which currently has only a single physical retail location, will gain access to Capital One’s extensive network of branch locations, cafés, fee-free ATMs and cash-load locations. In addition, Discover Bank customers will have access to the innovative financial products and services offered by Capital One, including its deposit products that do not require minimum account balances or impose overdraft, account opening or maintenance fees, as well as its auto finance and small business and commercial banking services.

Capital One will also have an expanded credit card offering and intends to continue to offer Discover credit card products as Discover-branded cards alongside the other consumer cards currently offered by Capital One. Capital One and Discover collectively accounted for approximately 13.6% of 2023 U.S. general purpose credit card purchase volume and 19.0% of U.S. general purpose credit card balances as of December 31, 2023, according to the Nilson Report.4 Capital One believes the additional scale afforded by the proposed acquisition will position the combined organization to better compete with the nation’s largest banks as well as the several thousand other financial institutions that issue credit cards in the United States and other competing credit and payment product options such as “buy now, pay later” and peer-to-peer services.

Network Services

Capital One expects that the proposed acquisition will meaningfully improve competition among payment networks. In 2023, three of the four credit card networks in the United States, Visa, Mastercard and American Express, collectively accounted for 96% of U.S. credit card purchase volume, while the fourth, Discover, accounted for just 4% of U.S. credit card purchase volume, according to the Nilson Report.5 Visa and Mastercard collectively accounted for 85% of U.S. debit and prepaid general purpose card purchase volume in 2023, as calculated based on Nilson Report data.6 Discover accounted for only 6% of such volume.

[4]	Source: Nilson Report, Issue Nos. 1257, 1258.
[5]	Source: Nilson Report, Issue No. 1257.
[6]	Source: Nilson Report, Issue No. 1259.

Today, Capital One relies on Visa and Mastercard as the networks for its credit and debit cards. Within two years after the closing, Capital One intends to move all of its debit cards and a meaningful portion of its credit cards to the Discover Global Network. Capital One intends to increase the number of Capital One credit cards on the Discover Global Network over time. Capital One believes that increasing the number of consumers on the Discover Global Network will enable it to more successfully compete with other payments networks.

Capital One also plans to invest in the Discover Global Network, including investments in network quality and fraud detection and protection, as well as in brand awareness, international merchant acceptance and consumer perception of merchant acceptance. Capital One anticipates that its investments in these areas will make the Discover Global Network more attractive to consumers and merchants, thereby increasing the value of the network to both, leading to further growth of the Discover Global Network and encouraging industry competition and innovation.

Applicable Regulatory Framework

Following the mergers, Capital One will continue to be a bank holding company and financial holding company subject to supervision, inspection and regulation by the Federal Reserve. Capital One’s non-bank subsidiaries (including the Discover Global Network subsidiaries) will also continue to be subject to supervision, inspection and regulation by the Federal Reserve. Capital One Bank will continue to be subject to comprehensive regulation and examination by the OCC, the CFPB and the FDIC.

Capital One anticipates that the combined organization at closing will have total consolidated assets of more than $250 billion and less than $700 billion, and will not exceed any of the risk-based thresholds under the federal banking agencies’ capital and liquidity rules and therefore will continue to be a Category III banking organization under applicable federal bank regulations. Capital One anticipates that the combined organization’s global systemically important bank score at closing will remain below the threshold to be considered systemically important under applicable federal banking regulations. After giving effect to the mergers and the bank merger, on a consolidated unaudited pro forma basis as of December 31, 2023, Capital One estimates that Capital One Bank’s insured deposits would be approximately 79% of its deposits, which it expects would be the highest insured deposit percentage amongst the 10 largest U.S. banks, based on publicly available information as of December 31, 2023.

The Discover Global Network will continue to be regulated under certain federal and state laws, including the Dodd-Frank Act and other banking, privacy and data security laws, and will continue to be subject to examination under the oversight of the Federal Financial Institutions Examination Council. In addition, the Discover Global Network will continue to be subject to government regulation, both directly and indirectly through regulation affecting network licenses, in foreign countries in which the network operates.

Governance, Management and Organizational Structure

At the effective time, the board of directors of Capital One will be increased by three (3) directors for a total of fifteen (15) directors, and three (3) current directors of Discover, as determined by mutual agreement of Discover and Capital One, will be appointed to the Capital One board of directors. Except for the addition of these three directors, the policies, procedures, leadership and structure of the Capital One board of directors and its committees are not expected to be impacted by the mergers.

Capital One does not anticipate changes to its executive leadership team, other than the addition of the leader of the Discover Global Network to this team, or its management structure as a result of the mergers, including its use of senior management committees to advise and assist the Chief Executive Officer and other executives in the management of Capital One’s strategy, operations, compliance and enterprise risk matters. Mr. Fairbank will remain Chairman and Chief Executive Officer of Capital One and Chairman, President and Chief Executive Officer of Capital One Bank.

Following the consummation of the mergers and the bank merger, the subsidiaries of Discover Bank will become subsidiaries of Capital One Bank and the other subsidiaries of Discover will become subsidiaries of Capital One.

Following the effective time, shares of Capital One common stock will continue to be traded on the NYSE under the symbol “COF.”

Regulatory Approvals

To complete the mergers and the bank merger, Capital One and Discover must obtain approvals or consents from, or make filings with, a number of U.S. federal bank and other regulatory authorities. Subject to the terms of the merger agreement, Capital One and Discover have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the mergers and the bank merger), to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities, and to contest, defend and appeal any action or proceeding by a governmental entity (other than a bank regulatory agency), whether judicial or administrative, challenging the merger agreement or the consummation of the mergers and the transactions contemplated by the merger agreement. These approvals include, among others, the approval of the Federal Reserve Board and the OCC. Nothing in the merger agreement will be deemed to require Capital One or Discover or any of their respective subsidiaries, and neither Capital One nor Discover nor any of their respective subsidiaries will be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the surviving entity and its subsidiaries, taken as a whole, after giving effect to the mergers (a “materially burdensome regulatory condition”).

The approval of an application means only that the statutory and regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Discover stockholders in the first merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the mergers.

Capital One and Discover believe that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the surviving entity following completion of the mergers. There can likewise be no assurances that U.S. federal or state regulatory or competition authorities will not attempt to challenge the mergers or, if such a challenge is made, what the result of such challenge will be.

The term “requisite regulatory approvals” refers to all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) from the Federal Reserve Board, the OCC or as otherwise set forth in the merger agreement that are necessary to consummate the transactions contemplated by the merger agreement, including the mergers and the bank merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the surviving entity.

Federal Reserve Board

The mergers are subject to approval by the Federal Reserve Board pursuant to sections 3 and 4(c)(8) of the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Federal Reserve Board takes into consideration a number of factors when acting on applications under section 3 of the BHC Act. These factors include the financial and managerial resources of the companies and banks involved (including consideration of the capital adequacy, liquidity, and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal stockholders, and the records of compliance with applicable laws and regulations) and future prospects of the surviving entity. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.

The Federal Reserve Board may not approve an application that would substantially lessen competition or tend to create a monopoly unless the Federal Reserve Board finds that any anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the proposal in meeting the convenience and needs of the communities to be served. In evaluating the potential competitive effects of a proposed transaction, the Federal Reserve Board consults with the DOJ, and upon request, the DOJ will prepare a competitive factors report for the Federal Reserve Board’s consideration.

In considering an application under section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board must also take into account the record of performance of each of Capital One and Discover in meeting the credit needs of the entire community, including low-and moderate-income neighborhoods, served by their depository institution subsidiaries. In their most recent CRA performance evaluations, Capital One’s wholly owned subsidiary, Capital One Bank, received an overall regulatory rating of “Outstanding” and Discover’s wholly owned subsidiary, Discover Bank, received an overall regulatory rating of “Satisfactory.”

In addition, in connection with an interstate merger transaction, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), including the capital position of the acquiring bank holding company, relevant state law regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.

In considering a notification under section 4(c)(8) of the BHC Act, the Federal Reserve considers whether the proposed transaction can reasonably be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, unsound banking practices or risk to the stability of the United States banking or financial system. As part of its consideration of these factors, the Federal Reserve also reviews the financial and managerial resources of the companies involved, the effect of the proposal on competition in the relevant markets and the public benefits of the proposal.

The filing of the application under Section 3 of the BHC Act and the notification under Section 4 of the BHC Act to the Federal Reserve Board occurred on or about March 20, 2024. Capital One responded to requests for additional information from the Federal Reserve Board on April 11, 2024, May 8, 2024, June 14, 2024, August 7, 2024, August 15, 2024, September 20, 2024, October 25, 2024, October 31, 2024, November 15, 2024, November 22, 2024 and December 19, 2024. Capital One received an additional request for additional information from the Federal Reserve Board on December 19, 2024. At any time, the DOJ, private persons or state attorneys general could bring an action challenging the proposed transaction pursuant to applicable antitrust laws. A challenge by the DOJ after receipt of approval by the Federal Reserve Board but prior to the statutory waiting period applicable to the Federal Reserve Board’s approval lapsing would automatically stay the effectiveness of such an approval unless a court specifically ordered otherwise.

The Office of the Comptroller of the Currency

The merger of Discover Bank with and into Capital One Bank requires the prior approval of the OCC under the National Bank Act, the Bank Merger Act, and the Riegle-Neal Act. In evaluating the application, the OCC will consider: (i) the financial and managerial resources of the banks party to the bank merger and the future prospects of the surviving entity, (ii) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (iii) the banks’ effectiveness in combating money-laundering activities, and (iv) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.

Additionally, the OCC considers the capital level of the resulting bank, the conformity of the transaction to applicable law, the purpose of the mergers, the impact of the mergers on the safety and soundness of the bank, and the effect on the bank’s stockholders, depositors, other creditors and customers. In addition, in connection with an interstate bank merger transaction, such as the bank merger, the OCC considers certain additional factors under the Riegle-Neal Act, including the capital position of the acquiring bank, relevant state law regarding the minimum age of the bank to be acquired and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the OCC may approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the OCC, and the OCC determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.

The filing of the application to the OCC under the National Bank Act, the Bank Merger Act and the Riegle-Neal Act occurred on or about March 20, 2024.

Public Notice and Comments

The BHC Act, the Bank Merger Act and Federal Reserve Board and OCC regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve and the OCC. These agencies take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the Federal Reserve Board and OCC frequently receive protests from community groups and others. These agencies are also authorized to hold one or more public hearings or meetings if the agencies determine that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by these agencies. A joint public meeting on the proposed acquisition was held by the Federal Reserve Board and the OCC on July 19, 2024, and the public comment period concluded on July 24, 2024.

Delaware State Bank Commissioner; Additional Regulatory Approvals and Notices

The merger is also subject to the approval of the Delaware State Bank Commissioner. The filing of the application to the Delaware State Bank Commissioner occurred on or about March 20, 2024, and the Delaware State Bank Commissioner approved the application on December 18, 2024. Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

Treatment of Discover Preferred Stock and Discover Depositary Shares

In the second step merger, each share of Discover series C preferred stock and Discover series D preferred stock, in each case issued and outstanding immediately prior to the second effective time, will be converted into the right to receive one (1) share of Capital One series O preferred stock or Capital One series P preferred stock, respectively. The new Capital One preferred stock will have terms that are not materially less favorable than the terms of the applicable series of Discover preferred stock.

Each outstanding share of Discover series C preferred stock and Discover series D preferred stock is presently represented by Discover depositary shares that represent a 1/100th ownership interest in a share of the applicable series of Discover preferred stock. Upon completion of the mergers, Capital One will assume the obligations of Discover under the applicable deposit agreements. Each Discover depositary share will then become a new Capital One depositary share and thereafter represent a 1/100th interest in a share of the applicable series of new Capital One preferred stock.

Accounting Treatment of the Mergers

Capital One and Discover prepare their respective financial statements in accordance with U.S. GAAP. The mergers will be accounted for as an acquisition of Discover by Capital One under the acquisition method of accounting, and Capital One will be treated as the acquirer for accounting purposes.

Stock Exchange Listings

Capital One common stock is listed for trading on the NYSE under the symbol “COF.” Discover common stock is listed on the NYSE under the symbol “DFS.” After the effective time, the Discover common stock currently listed on the NYSE will be delisted from such exchange and deregistered under the Exchange Act.

Under the terms of the merger agreement, Capital One will cause the shares of Capital One common stock to be issued in the first merger to be approved for listing on the NYSE prior to the effective time, subject to official notice of issuance. The merger agreement provides that neither Capital One nor Discover will be required to complete the mergers if such shares are not authorized for listing on the NYSE, subject to official notice of issuance. Following the mergers, shares of Capital One common stock will continue to be listed on the NYSE.

Litigation Related to the Mergers

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger, or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Capital One’s and Discover’s respective liquidity and financial condition. Since the public announcement of the merger, Discover has received letters from purported Discover stockholders who contend that the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part fails to disclose certain allegedly material information.

On July 22, 2024, a class action complaint related to the mergers was filed in federal court in the Eastern District of Virginia, captioned Baker et al. v. Capital One Financial Corporation et al., No. 1:24-cv-01265 (E.D. Va., July 22, 2024). The Complaint asserts that the mergers violate Section 7 of the Clayton Antitrust Act of 1914 and Section 1 of the Sherman Antitrust Act of 1890. The Complaint seeks, among other things, to certify a class of “[a]ll persons, entities, and/or corporations in the United States who directly or indirectly paid interchange fees as merchants or credit card holders from July 22, 2020 through the present,” to enter declaratory judgement regarding the purported violations of law, to award costs for the action (including reasonable attorneys’ fees and expenses and expert fees), to award declaratory relief, to enjoin the mergers or require pre-closing divestiture or disclosure that remedies the purported violations of law, and to award any further relief the court determines just and proper. Capital One and Discover believe the allegations in the Complaint are without merit and deny any alleged violations of law. Proceedings in the Baker action have been stayed as of October 18, 2024, pending regulatory approval of the proposed transaction.

There can be no assurances that additional complaints or demands will not be filed or made with respect to the mergers. If additional similar complaints or demands are filed or made, absent new or different allegations that are material, neither Capital One nor Discover will necessarily announce them.

Appraisal or Dissenters’ Rights in Connection with the Mergers

Under Delaware law, Capital One stockholders and holders of Capital One preferred stock will not be entitled to appraisal rights in connection with the mergers. If the mergers are completed, Capital One stockholders and holders of Capital One preferred stock will not receive any consideration, and their shares of Capital One common stock or Capital One preferred stock, as applicable, will remain outstanding.

Under Delaware law, stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Because Discover common stock is listed on the NYSE, a national securities exchange, and because Discover stockholders will receive in the mergers only shares of Capital One common stock, which will be publicly listed on the NYSE upon the effective time, and cash in lieu of fractional shares, Discover stockholders will not be entitled to any appraisal rights in connection with the mergers.

Under Delaware law, holders of shares of Discover preferred stock and beneficial owners are entitled to appraisal rights in connection with the mergers, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL and certain conditions described therein are met. Pursuant to Section 262 of the DGCL, holders of shares of Discover preferred stock and beneficial owners who comply with the applicable requirements of Section 262 of the DGCL will have the right to seek appraisal of the fair value of such shares as determined by the Delaware Court of Chancery if the mergers are completed. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the surviving entity may pay to each stockholder entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares of Discover preferred stock as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at such time. The surviving entity is under no obligation to make such voluntary cash payment before such entry of judgment. In addition, it is possible that the fair value as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of Capital One preferred stock received by holders of Discover preferred stock in connection with the mergers. Holders of Discover preferred stock and beneficial owners electing to exercise appraisal rights must comply with the procedures set forth in Section 262 of the DGCL in order to demand and perfect their rights. Any holder of Discover preferred stock or beneficial owner wishing to preserve their rights to appraisal must make a demand for appraisal as described below.

Computershare Inc. and Computershare Trust Company, N.A. (acting jointly as the depositary for the Discover preferred stock), is the holder of record of the shares of Discover preferred stock as of the date of this joint proxy statement/prospectus. Accordingly, to exercise appraisal rights with respect to Discover preferred stock, holders of Discover depositary shares will be required to follow the procedures provided by the depositary with respect thereto.

The following is intended as a brief summary of the material provisions of Section 262 of the DGCL required to be followed by holders of Discover preferred stock or beneficial owners wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this joint proxy statement/prospectus and is incorporated herein by reference.

Unless otherwise noted herein, all references in this summary to “stockholder” are to the holder of record of shares of Discover preferred stock, and all references to a “beneficial owner” mean any individual, corporation, partnership, unincorporated association or other entity that is the beneficial owner of shares of Discover preferred stock held either in voting trust or by a nominee on behalf of such person.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders who was such on the Discover record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice either a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost.

This joint proxy statement/prospectus constitutes Discover’s notice to the record holders and beneficial owners of Discover preferred stock of the availability of appraisal rights in connection with the mergers under Section 262 of the DGCL, and the full text of Section 262 of the DGCL is set forth in Annex D to this joint proxy statement/prospectus and is incorporated herein by reference.

If you wish to consider exercising appraisal rights, you should carefully review the text of Section 262 of the DGCL and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262 of the DGCL, appraisal rights may be lost. To exercise appraisal rights with respect to shares of Discover preferred stock, record holders and beneficial owners must:

•

deliver to Discover a written demand for appraisal of such record holder’s or beneficial owner’s shares of Discover preferred stock before the vote is taken on the Discover merger proposal at the Special Meeting, as described further below under the section entitled “—Written Demand and Notice”;

•	continuously hold shares of Discover preferred stock from the date of making the demand through the date the mergers are consummated;

•

file a petition in the Delaware Court of Chancery requesting a determination of the fair value of such record holder’s or beneficial owner’s shares of Discover preferred stock within 120 days after the effective date of the mergers (or another stockholder or beneficial owner seeking appraisal, or the surviving entity, must file such petition, but the surviving entity is under no obligation to file any petition and has no intention of doing so); and

•	otherwise comply with the procedures set forth in Section 262 of the DGCL.

Written Demand and Notice

A demand for appraisal made by a holder of Discover preferred stock or beneficial owner must be executed by or on behalf of the holder of record or beneficial owner, as applicable, and must reasonably inform Discover of the identity of such stockholder or beneficial owner. In addition, in the case of a demand for appraisal made by a beneficial owner, the demand must also reasonably identify the holder of record of the shares for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s ownership of stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving entity under Section 262 of the DGCL and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL (discussed further below).

Whether made by a holder of Discover preferred stock or a beneficial owner, a written demand for appraisal must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the mergers.

If the shares of Discover preferred stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of Discover preferred stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record or beneficial owner; however, the agent must identify the record owner or owners (and, if any by an authorized agent of any beneficial owner or owners, must identify the beneficial owner or owners) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder who holds shares of Discover preferred stock as a nominee for others may exercise his, her or its right of appraisal with respect to the shares of Discover preferred stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Discover preferred stock as to which appraisal is sought. Where no number of shares of Discover preferred stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Discover preferred stock held in the name of the record holder.

Failure to follow the procedures set forth in Section 262 of the DGCL may result in the loss, termination or waiver of appraisal rights. If a record holder or beneficial owner desires to exercise appraisal rights, such record holder or beneficial owner must submit to Discover a written demand for payment of the fair value of such record holder’s or beneficial owner’s Discover preferred stock. The failure of a holder of Discover preferred stock or beneficial owner to make such a written demand will constitute a waiver of appraisal rights.

All demands for appraisal must be delivered to: Discover Financial Services, 2500 Lake Cook Road, Riverwoods, IL 60015, Attn: Corporate Secretary.

Notice by the Surviving Entity

If the mergers are completed, the surviving entity, within ten (10) days after the effective time, will notify each holder of Discover preferred stock who has properly made a written demand for appraisal pursuant to Section 262 of the DGCL, and any beneficial owner who has demanded appraisal in such person’s name pursuant to Section 262 of the DGCL, that the mergers have become effective and the effective date thereof.

Filing a Petition of Appeal

Within 120 days after the effective date, the surviving entity or any record holder or beneficial owner of shares of Discover preferred stock who has demanded appraisal of such person’s shares and is entitled to appraisal rights may file a petition with the Delaware Court of Chancery, with a copy served on the surviving entity in the case of a petition filed by a stockholder or beneficial owner, demanding a determination of the value of the Discover preferred stock held by all such persons entitled to appraisal. The surviving entity is under no obligation to and has no present intention to file a petition and stockholders and beneficial owners should not assume that the surviving entity will file a petition or initiate any negotiations with respect to the fair value of Discover preferred stock. Accordingly, it is the obligation of the stockholders and beneficial owners of shares of Discover preferred stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL. If no such petition is filed by a record holder or beneficial owner of shares of Discover preferred stock, or by the surviving entity, within the 120-day period specified in Section 262 of the DGCL, holders of Discover preferred stock and beneficial owners’ rights to an appraisal will cease. If a petition for appraisal is duly filed by a holder of Discover preferred stock or beneficial owner and a copy of the petition is served on the surviving entity, the surviving entity will then be obligated, within twenty (20) days after such service, to file in the office of the Register in Chancery in which the petition was filed a duly verified list (which we refer to as the “verified list”) containing the names and addresses of all holders of Discover preferred stock and beneficial owners who have demanded payment for their shares of Discover preferred stock and with whom agreements as to the value of their shares of Discover preferred stock have not been reached by the surviving entity. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving entity and all persons shown on the verified list at the addresses stated therein. The costs of these notices are borne by the surviving entity. After notice to the surviving entity and holders of Discover preferred stock and beneficial owners as required by the court of Discover preferred stock, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those holders of Discover preferred stock and beneficial owners who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby.

The Delaware Court of Chancery may require the holders of Discover preferred stock and beneficial owners who have demanded appraisal for their shares of Discover preferred stock to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any holder of Discover preferred stock or beneficial owner fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder or beneficial owner.

Determination of “Fair Value”

After the Delaware Court of Chancery determines the holders of Discover preferred stock and beneficial owners entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the mergers, together with interest, to be paid, if any, upon the amount determined to be “fair value” in an appraisal proceeding. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery’s entry of judgment in the proceedings, the surviving entity may pay to each holder of Discover preferred stock and beneficial owner entitled to appraisal an amount in cash, which is referred to as a voluntary cash payment, in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid by the surviving entity and the fair value of the shares as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

Holders of Discover preferred stock and beneficial owners who consider seeking appraisal should be aware that the fair value of their shares under Section 262 of the DGCL could be more than, the same as, or less than the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

Upon application by the surviving entity or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights. When the fair value of the shares is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the persons entitled thereto and upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in the Delaware Court of Chancery may be enforced. The Delaware Court of Chancery may determine the cost of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) and assess it against the parties as the Delaware Court of Chancery deems equitable. Upon application of a person whose name appears on a verified list and who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Discover preferred stock entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.

Any holder of Discover preferred stock or beneficial owner who has demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Discover preferred stock, except for dividends or distributions, if any, payable to person at a date before the effective time.

Request for Appraisal Data

If a record holder of Discover preferred stock or beneficial owner submits a written demand for appraisal of such record holder’s or beneficial owner’s shares of Discover preferred stock and otherwise properly perfects such record holder’s or beneficial owner’s appraisal rights, such record holder or beneficial owner may, upon written request mailed to the surviving entity within 120 days after the effective time, receive a statement identifying (1) the aggregate number of shares of Discover preferred stock with respect to which Discover has received written demands for appraisal; and (2) the aggregate number of holders of Discover preferred stock or beneficial owners holding or owning such shares (provided that, in the case of a demand made by a beneficial owner in such person’s name, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). This statement will be given to such record holder or beneficial owner within ten (10) days after receiving such record holder’s or beneficial owner’s written request, or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Withdrawal

At any time within sixty (60) days after the effective time, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal in respect of some or all of such person’s shares and accept the consideration offered pursuant to the merger agreement with respect to the shares subject to the withdrawal by delivering to the surviving entity a written withdrawal of the demand for appraisal. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, no appraisal proceeding may be dismissed as to any person without the approval of the Delaware Court of Chancery and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided that this sentence does not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand in respect of some or all of such person’s shares and to accept the terms offered under the merger agreement with respect to the shares subject to the withdrawal within sixty (60) days after the effective time. If you withdraw your demand or otherwise lose appraisal rights for any reason, you will be deemed to have accepted the terms of the merger agreement, which are summarized in this document. The merger agreement is attached in its entirety as Annex A to this joint proxy statement/prospectus.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 of the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, a copy of which is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. Discover urges any holder of Discover preferred stock or beneficial owner wishing to exercise appraisal rights, if any, to read this summary and Section 262 of the DGCL carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply with all of the procedures set forth in Section 262 of the DGCL may result in the loss of your statutory appraisal rights.

Holders of Discover preferred stock should be aware that cash paid to holders of Discover preferred stock in satisfaction of the fair value of their shares of Discover preferred stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.

THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the mergers. This section is not intended to provide you with any factual information about Capital One or Discover. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Capital One and Discover make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 207.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Capital One and Discover contained in this joint proxy statement/prospectus or in the public reports of Capital One or Discover filed with the SEC may supplement, update or modify the factual disclosures about Capital One and Discover contained in the merger agreement. The merger agreement contains representations and warranties by Capital One, on the one hand, and by Discover, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Capital One and Discover were qualified and subject to important limitations agreed to by Capital One and Discover in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality that is different from that generally applicable to stockholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Capital One and Discover each delivered in connection with the merger agreement and in certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Capital One and Discover at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 207.

Structure of the Mergers

Each of Capital One’s and Discover’s respective boards of directors has unanimously approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into Discover, with Discover as the surviving corporation, which is referred to as the first merger. Immediately following the first merger, Discover will merge with and into Capital One, with Capital One as the surviving corporation, which is referred to as the second step merger. Immediately following the completion of the second step merger, Discover Bank will merge with and into Capital One Bank, with Capital One Bank as the surviving bank, which is referred to as the bank merger.

At any time prior to the closing Discover and Capital One may, upon their mutual agreement, change the method or structure of effecting the transactions contemplated by the merger agreement, if and to the extent they both deem such change to be necessary, appropriate or desirable. However, no such change may (i) alter or change the exchange ratio or the number of shares of Capital One common stock received by Discover stockholders in exchange for each share of Discover common stock or the treatment of Discover preferred stock, (ii) adversely affect the tax treatment of Discover stockholders or Capital One stock pursuant to the merger agreement, (iii) adversely affect the tax treatment of Discover or Capital One pursuant to the merger agreement, or (iv) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

Each share of Discover common stock issued and outstanding immediately prior to the effective time, except for shares of Discover common stock owned by Discover or Capital One (in each case, other than shares of Discover common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Discover or Capital One in respect of debts previously contracted), will be converted into the right to receive 1.0192 shares of Capital One common stock.

All of the shares of Discover common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and will cease to exist as of the effective time, and each certificate (each, an “old certificate,” which also refers to book-entry account statements relating to the ownership of shares of Discover common stock) previously representing any such shares of Discover common stock will thereafter represent only the right to receive (i) a new certificate representing the number of whole shares of Capital One common stock which such shares of Discover common stock have been converted into the right to receive pursuant to the merger agreement, (ii) cash in lieu of fractional shares which the shares of Discover common stock represented by such old certificate have been converted into the right to receive pursuant to the merger agreement, without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to the merger agreement, without any interest thereon.

If, prior to the effective time, the outstanding shares of Capital One common stock or Discover common stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there has been any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give Capital One and the Discover stockholders the same economic effect as contemplated by the merger agreement prior to such event.

At the effective time, all shares of Discover common stock that are owned by Capital One or Discover (in each case other than shares of Discover common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Discover or Capital One in respect of debts previously contracted) will be cancelled and will cease to exist and no Capital One common stock or other consideration will be delivered in exchange therefor.

In the second step merger, each share of Discover series C preferred stock and Discover series D preferred stock, in each case issued and outstanding immediately prior to the second effective time, will be converted into the right to receive one (1) share of Capital One series O preferred stock or Capital One series P preferred stock, respectively. The new Capital One preferred stock will have terms that are not materially less favorable than the terms of the applicable series of Discover preferred stock.

Treatment of Fractional Shares

Capital One will not issue any fractional shares of Capital One common stock in the mergers. Instead, a former Discover stockholder who otherwise would have received a fraction of a share of Capital One common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share (after taking into account all shares of Discover common stock held by such holder immediately prior to the effective time and rounded to the nearest one-thousandth when expressed in decimal form) of Capital One common stock to which the holder would otherwise be entitled by the average closing-sale price per share of Capital One common stock for the consecutive period of five (5) trading days ending on the day preceding the closing date.

Treatment of Discover Equity Awards and the Discover ESPP

Discover RSU Awards

At the effective time, each Discover RSU award (except for certain Discover RSU awards discussed in the section entitled “The Mergers—Interests of Discover’s Directors and Executive Officers in the Mergers—Treatment of Discover Equity Awards” beginning on page 96) that is outstanding immediately prior to the effective time will, automatically and without any required action on the part of the holder thereof, be converted into a Capital One RSU award, with the number of shares of Capital One common stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Discover common stock subject to the Discover RSU award immediately prior to the effective time multiplied by (ii) the exchange ratio. Each converted Capital One RSU award will be settled in shares of Capital One common stock and will otherwise continue to be subject to the same terms and conditions (including vesting terms and terms governing acceleration of vesting upon qualifying terminations) as applied to the corresponding Discover RSU award immediately prior to the effective time.

Discover PSU Awards

At the effective time, each Discover PSU award that is outstanding immediately prior to the effective time will, automatically and without any required action on the part of the holder thereof, be converted into a Capital One cash-based award in respect of an amount in cash equal to the product of (i) the total number of shares of Discover common stock subject to the Discover PSU award underlying such award, with the total number of shares of Discover common stock determined based on the greater of target and actual performance through the last quarter ending simultaneously with or prior to the effective time for the Discover PSU awards for which as of the effective time more than one year of the performance period has elapsed, with such performance level to be determined consistent with past practice by the compensation committee of the Discover board of directors based on information available through the last quarter ending simultaneously with or prior to the effective time, and target performance for Discover PSU awards for which one year or less of the performance period has elapsed, multiplied by (ii) the product of (1) the exchange ratio and (2) the average of the closing sale prices of Capital One common stock on the New York Stock Exchange for the consecutive period of five (5) full trading days ending on the day preceding the closing date. Each converted Capital One cash-based award will be settleable in cash and otherwise continue to be subject to the same terms and conditions (including service-based vesting terms and terms governing acceleration of vesting upon qualifying terminations) as applied to the corresponding Discover PSU award immediately prior to the effective time.

Discover ESPP

Prior to the effective time, Discover, the Discover board of directors and the Discover compensation committee, as applicable, will take action with respect to the Discover ESPP to provide that the final exercise date (including for purposes of determining the purchase price) for the purchase period that otherwise would be in effect on the closing date will be no later than five business days prior to the effective time. Discover will terminate the Discover ESPP as of no later than immediately prior to the effective time, pursuant to resolutions adopted by the Discover board of directors or the Discover compensation committee, as applicable.

Closing and Effective Time

Subject to the terms and conditions of the merger agreement, the closing will take place by electronic exchange of documents at 10:00 a.m. New York City time, on a date which will be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions precedent set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Discover and Capital One.

The mergers will become effective as set forth in the applicable certificate of merger (each, a “certificate of merger”) to be filed with the Secretary of State of the State of Delaware.

Exchange of Shares

Letter of Transmittal

As promptly as practicable after the effective time, but in no event later than five (5) days thereafter, Capital One will cause the exchange agent to mail to each holder of record of one or more old certificates representing shares of Discover common stock or Discover preferred stock immediately prior to the effective time that have been converted at the effective time or the second effective time, as applicable, into the right to receive Capital One common stock or new Capital One preferred stock, as applicable, pursuant to the merger agreement, a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the old certificates will pass, only upon proper delivery of the old certificates to the exchange agent) and instructions for use in effecting the surrender of the old certificates in exchange for new certificates representing the number of whole shares of Capital One common stock and any cash in lieu of fractional shares or shares of new Capital One preferred stock, as applicable, which the shares of Discover common stock or Discover preferred stock represented by such old certificate or old certificates will have been converted into the right to receive pursuant to the merger agreement as well as any dividends or distributions to be paid pursuant to the merger agreement. Upon proper surrender of an old certificate or old certificates for exchange and cancellation to the exchange agent, together with such properly completed and duly executed letter of transmittal, the holder of such old certificate or old certificates will be entitled to receive in exchange therefor, as applicable, (1) in the case of a Discover stockholder, (A) a new certificate representing that number of whole shares of Capital One common stock to which such Discover stockholder is entitled pursuant to the merger agreement and (B) a check representing the amount of (x) any cash in lieu of fractional shares which such stockholder has the right to receive in respect of the old certificate or old certificates surrendered pursuant to the merger agreement and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to the merger agreement, or (2) in the case of a holder of Discover preferred stock, (A) a new certificate representing that number of shares of new Capital One preferred stock to which such holder of Discover preferred stock is entitled pursuant to the merger agreement and (B) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to the merger agreement. Thereafter, the old certificate or old certificates so surrendered will be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of old certificates. Until surrendered as contemplated by the merger agreement, each old certificate will be deemed at any time after the effective time or the second effective time, as applicable, to represent only the right to receive, upon surrender, the number of whole shares of Capital One common stock or shares of new Capital One preferred stock which the shares of Discover common stock or Discover preferred stock, as applicable, represented by such old certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by the merger agreement.

After the effective time or the second effective time, as applicable, there will be no transfers on the stock transfer books of Discover of the shares of Discover common stock or Discover preferred stock that were issued and outstanding immediately prior thereto. If, after the effective time or the second effective time, as applicable, old certificates representing such shares are presented for transfer to the exchange agent, they will be cancelled and exchanged for new certificates representing shares of Capital One common stock or new Capital One preferred stock, as applicable, as provided in the merger agreement.

None of Capital One, Discover, the surviving entity, the exchange agent or any other person will be liable to any former holder of shares of Discover common stock or Discover preferred stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Withholding

Capital One will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares of Capital One common stock, cash dividends or distributions payable pursuant to the merger agreement or any other amounts otherwise payable pursuant to the merger agreement to any Discover stockholder, or any holder of Discover preferred stock or Discover equity awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Capital One or the exchange agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts will be treated for all purposes of the merger agreement as having been paid to the Discover stockholder, or any holder of Discover preferred stock or Discover equity awards in respect of which the deduction and withholding was made by Capital One or the exchange agent, as the case may be.

Dividends and Distributions

No dividends or other distributions declared with respect to Capital One common stock or new Capital One preferred stock will be paid to the holder of any unsurrendered old certificate until the holder thereof has surrendered such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to the whole shares of Capital One common stock or shares of new Capital One preferred stock that the shares of Discover common stock or Discover preferred stock, as applicable, represented by such old certificate have been converted into the right to receive.

Representations and Warranties

The merger agreement contains representations and warranties made by each of Capital One and Discover relating to a number of matters, including the following:

•	corporate matters, including due organization, qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

•	required governmental and other regulatory filings and consents and approvals in connection with the merger;

•	reports to regulatory agencies;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal and regulatory proceedings;

•	tax matters;

•	employee benefit matters;

•	SEC reports;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with regulatory agencies;

•	risk management instruments;

•	environmental matters;

•	investment securities and commodities;

•	real property;

•	intellectual property;

•	related party transactions;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that could reasonably be expected to prevent the mergers, taken together, from qualifying as a “reorganization” under Section 368(a) of the Code;

•	the receipt of opinions of each party’s respective financial advisors;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	loan portfolio matters;

•	credit card accounts and receivables;

•	insurance matters; and

•	investment adviser and broker-dealer subsidiaries.

The merger agreement contains additional representations and warranties by Discover with respect to matters relating to Discover’s payment networks and by Capital One with respect to matters relating to its broker-dealer subsidiaries and information technology systems.

Certain representations and warranties of Capital One and Discover are qualified as to “materiality” or “material adverse effect.” As used in the merger agreement, a “material adverse effect” means, with respect to Capital One, Discover or the surviving entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, results of operations or financial condition of such party and its subsidiaries taken as a whole, or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:

•	changes, after the date of the merger agreement, in U.S. GAAP or applicable regulatory accounting requirements;

•

changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•

changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•	changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health events;

•

public disclosure of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers, vendors or employees) (other than for purposes of certain representations of Capital One and Discover);

•

any stockholder litigation arising out of the merger agreement or the mergers that is brought or threatened against a party or any party’s board of directors from and following the date of the merger agreement and prior to the effective time (other than for purposes of certain representations of Capital One and Discover) or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; or

•

a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (but not, in either case, including any underlying causes thereof);

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such party and its subsidiaries, taken as a whole, in the case of Capital One and Discover, as compared to banking organizations substantially engaged in the credit card lending business or, in the case of Discover, also as compared to banking organizations engaged in the funds transfer network or transaction processing network businesses.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Businesses Prior to the Consummation of the First Merger

During the period from the date of the merger agreement to the effective time or earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement (including as set forth in the confidential disclosure schedules), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), Discover and Capital One will, and will cause each of its subsidiaries to, (a) use reasonable best efforts to conduct its business in the ordinary course in all material respects and (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships.

In addition, during the period from the date of the merger agreement to the effective time or earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement (including as set forth in the confidential disclosure schedules) or as required by law, Discover will not, and will not permit any of its respective subsidiaries to, without the prior written consent of Capital One (such consent not to be unreasonably withheld, conditioned or delayed):

•

other than (i) federal funds and Federal Home Loan Bank borrowings, (ii) borrowings pursuant to the Bank Term Funding Program or Discount Window, (iii) entry into repurchase agreements, (iv) deposits (including brokered deposits), (v) purchases of federal funds, (vi) asset securitizations, (vii) sales of certificates of deposit, (viii) capitalized leases, and (ix) issuances of letters of credit, in each case in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Discover or any of its wholly owned subsidiaries to Discover or any of its wholly owned subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	adjust, split, combine or reclassify any capital stock;

•

make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any securities of Discover or its subsidiaries, except, in each case, (A) regular quarterly cash dividends by Discover at a rate not in excess of $0.700 per share of Discover common stock, (B) dividends paid by any of the subsidiaries of Discover to Discover or any of its wholly owned subsidiaries, (C) dividends provided for and paid on Discover preferred stock in accordance with the terms of such Discover preferred stock, or (D) the acceptance of shares of Discover common stock for withholding taxes incurred in connection with the vesting or settlement of Discover RSU awards or Discover PSU awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

•

grant any stock options, stock appreciation rights, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any securities of Discover or its subsidiaries;

•

issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Discover or its subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Discover or its subsidiaries, except pursuant to the settlement of Discover RSU awards or Discover PSU awards in accordance with the terms of the applicable award agreements;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets (including any material intellectual property) to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than (i) in the ordinary course of business, (ii) cancellation, abandonment, lapse or expiry in the ordinary course of business of any intellectual property owned by Discover or its subsidiaries that is not material to any of their businesses, and (iii) grants of non-exclusive licenses to intellectual property in the ordinary course of business;

•

except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly owned subsidiary of Discover;

•

terminate, materially amend, or waive any material provision of, certain material contracts, or make any change in any instrument or agreement governing the terms of any of its securities, other than in the ordinary course of business without material adverse changes of terms with respect to Discover, or enter into certain material contracts (other than normal renewals of contracts or replacement of substantially similar services in the ordinary course of business without material adverse changes of terms with respect to Discover);

•

except as required under applicable law or the terms of any Discover benefit plan existing as of the date of the merger agreement, as applicable, (i) enter into, establish, adopt, materially amend or terminate any Discover benefit plan, or any arrangement that would be a Discover benefit plan if in effect on the date of the merger agreement, other than in the ordinary course of business consistent with past practice and, with respect to Discover benefit plans that are health and welfare plans, as would not reasonably be expected to materially increase the cost of providing benefits under any such Discover benefit plan, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual contractor or consultant, other than increases in annual base salary or wages in the ordinary course of business consistent with past practice and within certain other limitations as set forth in the confidential disclosure schedules, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, other than the entry into offer letters in the ordinary course of business consistent with past practice that do not provide for enhanced or change in control severance (other than within certain limitations as set forth in the confidential disclosure schedules), (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Discover benefit plan, (vi) terminate the employment of any employee at the level of Executive Vice President or above, other than for cause, (vii) hire any employee at the level of Senior Vice President or above or any individual independent contractor with annual compensation of $250,000 or more (other than as a replacement hire receiving substantially similar annual compensation and with terms consistent with and subject to limitations on participation in the CIC severance policy set forth in the confidential disclosure schedules), or (viii) promote, change the employee level, grade or title of or otherwise materially alter the role of any employee to the level of Senior Vice President or above or any individual independent contractor with annual compensation of $250,000 or more (unless such action is to fill a vacant position (in lieu of a replacement hire) with substantially similar annual compensation as the individual being replaced and with the terms of such promotion to be consistent with and subject to limitations on participation in the CIC severance policy set forth in the confidential disclosure schedules, or does not affect the individual’s compensation or benefits);

•

settle any claim, suit, action or proceeding, other than the settlement of any claim, suit, action or proceeding involving a monetary payment by Discover or its subsidiaries in an amount not to exceed $10,000,000 individually or $50,000,000, in excess of current reserves as of the date of the merger agreement, in the aggregate and which does not involve any injunctive relief against, or any finding or admission of any violation of law or wrongdoing by, and would not impose any material restriction on, or create any precedent that would be materially adverse to Discover or its subsidiaries or the surviving entity or its subsidiaries;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend the Discover charter, the Discover bylaws or comparable governing documents of its significant subsidiaries;

•

merge or consolidate itself or any of its significant subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its significant subsidiaries;

•

other than in prior consultation with Capital One, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by U.S. GAAP;

•

enter into any new material line of business or business operations, or abandon or discontinue any existing material line of business or business operations, or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

•	make, or commit to make, any capital expenditures that exceed $10,000,000 individually or $30,000,000 in the aggregate, other than as set forth in Discover’s capital expenditure budget;

•

make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes;

•

knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Discover or its subsidiaries to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement or by the bank merger agreement or the requisite Discover stockholder vote or to perform its covenants and agreements under the merger agreement or the bank merger agreement or to consummate the transactions contemplated thereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing actions prohibited by the merger agreement.

In addition, during the period from the date of the merger agreement to the effective time or earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement (including as set forth in the confidential disclosure schedules) or as required by law, Capital One will not, and will not permit any of its respective subsidiaries to, without the prior written consent of Discover (such consent not to be unreasonably withheld, conditioned or delayed):

•

amend the Capital One charter, the Capital One bylaws in a manner that would adversely affect the Discover stockholders, or adversely affect the Discover stockholders relative to other Capital One stockholders;

•	adjust, split, combine or reclassify any capital stock of Capital One;

•

make, declare, pay or set a record date for any dividend, or any other distribution on, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by Capital One at a rate not in excess of $0.600 per share of Capital One common stock, (B) dividends paid by any of the subsidiaries of Capital One to Capital One or any of its wholly owned subsidiaries, (C) dividends provided for and paid on Capital One preferred stock in accordance with the terms of such Capital One preferred stock, or (D) the acceptance of shares of Capital One common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Capital One or its subsidiaries to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement or by the bank merger agreement or the requisite Capital One vote or to perform its covenants and agreements under the merger agreement or the bank merger agreement or to consummate the transactions contemplated thereby; or

•

agree to take, make any commitment to take, or adopt any resolutions of the Capital One board of directors or similar governing body in support of, any of the foregoing actions prohibited by the merger agreement.

Regulatory Matters

Capital One and Discover have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the mergers and the bank merger), and comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities, and to contest, defend and appeal any action or proceeding by a governmental entity (other than a bank regulatory agency), whether judicial or administrative, challenging the merger agreement or the consummation of the mergers and the transactions contemplated by the merger agreement. Each of Capital One and Discover has the right to review in advance, and, unless not practicable, each will consult the other on, and give reasonable time to comment on, in each case subject to applicable laws relating to the exchange of information, any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In exercising the foregoing right, each of Capital One and Discover has agreed to act reasonably and as promptly as practicable. Each of Capital One and Discover has agreed to consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement and each such party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement. Each of Capital One and Discover will consult with the other in advance of any meeting or conference with any governmental entity in connection with the transactions contemplated by the merger agreement and, to the extent permitted by such governmental entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law.

Each of Capital One and Discover has agreed to use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated by the merger agreement. Notwithstanding the foregoing, nothing contained in the merger agreement will be deemed to require Capital One or Discover or any of their respective subsidiaries, and neither Capital One nor Discover nor any of their respective subsidiaries will be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the surviving entity and its subsidiaries, taken as a whole, after giving effect to the mergers, also referred to as a “materially burdensome regulatory condition.”

Capital One and Discover have agreed to, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus or any other statement, filing, notice or application made by or on behalf of Capital One, Discover or any of their respective subsidiaries to any governmental entity in connection with the mergers, the bank merger and the other transactions contemplated by the merger agreement.

Capital One and Discover have agreed to promptly advise each other upon receiving any material substantive communication from any governmental entity relating to any requisite regulatory approval or other approval or clearance of any governmental entity being sought in connection with the transactions contemplated by the merger agreement and/or the bank merger agreement.

Employee Matters

Capital One will, and will cause each of its subsidiaries to, for the one (1)-year period following the effective time, maintain for each employee of Discover and any of its subsidiaries as of the effective time who remains so employed immediately following the effective time (the “continuing employees”), for so long as they are employed by the surviving entity following the effective time (i) base salary or wages (as applicable) that is no less favorable than that provided to the continuing employee as of immediately prior to the effective time, (ii) target annual cash incentive compensation and target long-term incentive compensation opportunities that are no less favorable in the aggregate to the aggregate target annual cash incentive compensation and target long-term incentive compensation opportunities provided to the continuing employee as of immediately prior to the effective time, (iii) employee benefits (other than severance) that are substantially comparable in the aggregate to the employee benefits (other than severance) provided by Discover to the continuing employees as of immediately prior to the effective time, and (iv) severance benefits no less favorable than the severance benefits provided to the continuing employees under the plans listed in the confidential disclosure schedules.

With respect to any Capital One benefit plans in which any continuing employees become eligible to participate on or after the effective time, Capital One will, and will cause each of its subsidiaries to (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any such Capital One benefit plans that provide health care benefits, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Discover benefit plan, (ii) use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the effective time under a Capital One benefit plan that provides health care benefits, to the same extent that such credit was given under the analogous Discover benefit plan prior to the effective time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any such Capital One benefit plan, and (iii) use commercially reasonable efforts to recognize all service of such employees with Discover and its subsidiaries for purposes of eligibility to participate, vesting and levels of benefits in any such Capital One benefit plan to the same extent that such service was taken into account under the analogous Discover benefit plan prior to the effective time. However, the foregoing service recognition will not apply (A) to the extent it would result in a duplication of benefits for the same period of service, (B) for purposes of any pension plan or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the effective time, the surviving entity will indemnify and hold harmless and will advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by Discover pursuant to the Discover charter, the Discover bylaws, the governing or organizational documents of any subsidiary of Discover and any indemnification agreements in existence as of the date of the merger agreement and disclosed to Capital One in the confidential disclosure schedules to the merger agreement, each present and former director, officer or employee of Discover and its subsidiaries (the “Discover indemnified parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of or pertaining to the fact that such person is or was a director, officer or employee of Discover or any of its subsidiaries and pertaining to matters or facts existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement (provided that in the case of advancement of expenses, any Discover indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Discover indemnified party is not entitled to indemnification).

The merger agreement provides that for a period of six (6) years after the effective time, the surviving entity will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Discover (provided that the surviving entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Discover and any of its subsidiaries arising from facts or events which occurred at or before the effective time. However, the surviving entity will not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date of the merger agreement by Discover for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then the surviving entity will cause to be maintained policies of insurance which, in the surviving entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Capital One or Discover, in consultation with, but only upon the consent of Capital One, may (and at the request of Capital One, Discover will use its reasonable best efforts to) obtain at or prior to the effective time a six (6)-year “tail” policy under Discover’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.

The above obligations relating to indemnification and directors’ and officers’ insurance will survive the effective time and are intended to be for the benefit of, and will be enforceable by, each Discover indemnified party and his or her heirs and representatives, each of whom will be express third-party beneficiaries of the indemnity and insurance provisions of the merger agreement. If the surviving entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the surviving entity will cause proper provision to be made so that the successors and assigns of the surviving entity will expressly assume the above obligations relating to indemnification and directors’ and officers’ insurance. The obligations of the surviving entity or any of its successors under the indemnity and insurance provisions of the merger agreement may not be terminated or modified after the effective time in a manner so as to adversely affect any Discover indemnified party or any other person entitled to the benefits of such provisions without the prior written consent of the affected Discover indemnified party or affected person.

Restructuring Efforts

The merger agreement provides that if either Discover or Capital One fails to obtain the requisite Discover vote or the requisite Capital One vote at the duly convened Discover special meeting or Capital One special meeting, as applicable, or any adjournment or postponement thereof, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by the merger agreement (provided that neither party will have any obligation to alter or change any material terms, including the exchange ratio, the treatment of the Discover preferred stock or the amount or kind of the consideration to be issued to holders of the capital stock of Discover as provided for in the merger agreement or any term that would adversely affect the tax treatment of the transactions contemplated thereby in a manner adverse to such party or its stockholders) and/or resubmit the merger agreement and the transactions contemplated by the merger agreement (or as restructured pursuant to the merger agreement) to its respective stockholders for adoption or approval.

Governance of Capital One after the Mergers

At the effective time, the board of directors of Capital One will be increased by three (3) directors for a total of fifteen (15) directors, and three (3) current directors of Discover, as determined by mutual agreement of Discover and Capital One, will be appointed to the Capital One board of directors.

Stockholder Meetings and Recommendations of Capital One’s and Discover’s Boards of Directors

Each of Discover and Capital One have agreed to call a meeting of their respective stockholders to be held as soon as reasonably practicable after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective, for the purpose of obtaining (a) the requisite Discover vote and the requisite Capital One vote and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated by the merger agreement, and each of Discover and Capital One has agreed to use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Each of Capital One and Discover and their respective boards of directors will use its reasonable best efforts to obtain from the stockholders of Capital One and Discover, as applicable, the requisite Capital One vote and the requisite Discover vote, as applicable, including by communicating to the respective stockholders of Capital One and Discover its respective recommendation that, in the case of Capital One, the stockholders of Capital One approve the Capital One share issuance proposal, and in the case of Discover, the stockholders of Discover adopt the merger agreement (the “Capital One board recommendation” and the “Discover board recommendation,” respectively). Each of Capital One and Discover and their respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Capital One board recommendation, in the case of Capital One, or the Discover board recommendation, in the case of Discover, (ii) fail to make such board recommendation in this joint proxy statement/prospectus, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal (as defined below), (iv) fail to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the Capital One board recommendation, in the case of Capital One, or the Discover board recommendation, in the case of Discover, in each case within ten (10) business days (or such fewer number of days as remains prior to the Capital One special meeting or the Discover special meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “recommendation change”). However, subject to the merger agreement termination and termination fee provisions, if the Capital One board of directors or the Discover board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Capital One board recommendation or the Discover board recommendation, as applicable, such board of directors may, in the case of Capital One, prior to the receipt of the requisite Capital One vote, and in the case of Discover, prior to the receipt of the requisite Discover vote, submit the merger agreement to its stockholders without recommendation (although the resolutions approving the merger agreement as of the date of the merger agreement may not be rescinded or amended), in which event such board of directors may communicate the basis for its lack of a recommendation to its stockholders in an appropriate amendment or supplement to this joint proxy statement/prospectus, to the extent required by law. However, such board of directors may not take any such actions unless it (1) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third party making, any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (2) at the end of such notice period, takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Capital One board recommendation or the Discover board recommendation, as the case may be. Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal for purposes of the merger agreement and will require a new notice period as referred to in the merger agreement.

Each of Capital One or Discover has agreed to adjourn or postpone the Capital One special meeting or the Discover special meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Capital One common stock or Discover common stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Discover or Capital One, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the requisite Discover vote or the requisite Capital One vote. However, the date of the Capital One special meeting or the Discover special meeting, as applicable, may not be postponed or adjourned more than twice and in each case for more than an aggregate of fifteen (15) days in connection with any one postponement or adjournment or more than an aggregate of thirty (30) days from the original date of the applicable meeting (excluding any adjournments or postponements required by applicable law). Unless the merger agreement has been terminated in accordance with its terms, (x) the Capital One special meeting must be convened and the Capital One share issuance proposal must be submitted to the stockholders of Capital One at the Capital One special meeting and (y) the Discover special meeting must be convened and the merger agreement must be submitted to the stockholders of Discover at the Discover special meeting.

Agreement Not to Solicit Other Offers

Each of Capital One and Discover has agreed that it will not, will cause each of its subsidiaries not to and will cause its and their respective officers, directors and employees not to, and will use its reasonable best efforts to cause its agents, advisors and representatives (collectively, “representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal. Notwithstanding the foregoing, in the event that after the date of the merger agreement and prior to the receipt of the requisite Discover vote, in the case of Discover, or the requisite Capital One vote, in the case of Capital One, a party receives an unsolicited bona fide written acquisition proposal, such party may, and may permit its subsidiaries and its and its subsidiaries’ representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the acquisition proposal if the board of directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law. Prior to furnishing any such confidential or nonpublic information, such party must have entered into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between Capital One and Discover, which confidentiality agreement may not provide such person with any exclusive right to negotiate with such party. Capital One and Discover agreed to, and agreed to cause its representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Discover or Capital One, as applicable, with respect to any acquisition proposal. Each party has agreed to promptly (within twenty-four (24) hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or acquisition proposal, and keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal. Each party has agreed to use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.

For purposes of the merger agreement, an “acquisition proposal” means, with respect to Capital One or Discover, as applicable, other than the transactions contemplated by the merger agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its subsidiaries or 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of Capital One common stock to be issued in the first merger, access to information of the other company, advice of changes, exemption from takeover laws, stockholder litigation relating to the transactions contemplated by the merger agreement, the assumption by Capital One or Capital One Bank of Discover’s and Discover Bank’s indebtedness and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Complete the First Merger

Capital One’s and Discover’s respective obligations to complete the first merger are subject to the satisfaction (or waiver, as applicable) at or prior to the effective time of the following conditions:

•

approval of the Capital One share issuance by the stockholders of Capital One by the requisite Capital One vote, and adoption of the merger agreement by the stockholders of Discover by the requisite Discover vote;

•	the shares of Capital One common stock issuable pursuant to the merger agreement having been authorized for listing on the NYSE, in each case subject to official notice of issuance;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired or been terminated, and no such requisite regulatory approval having resulted in the imposition of any materially burdensome regulatory condition;

•

the effectiveness under the Securities Act of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of such registration statement or proceedings for that purpose initiated or threatened by the SEC and not withdrawn;

•

no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the mergers, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the mergers, the bank merger or any of the other transactions contemplated by the merger agreement;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement, and the receipt by each party of a certificate signed on behalf of the other party by the chief executive officer or the chief financial officer to the foregoing effect;

•

the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date, and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by the chief executive officer or the chief financial officer to such effect; and

•

receipt by such party of an opinion of its legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; in rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Capital One, Discover and Merger Sub, as applicable, reasonably satisfactory in form and substance to such counsel.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the mergers, whether before or after the receipt of the requisite Capital One vote or the requisite Discover vote, in the following circumstances:

•	by mutual written consent of Capital One and Discover;

•

by either Capital One or Discover if any governmental entity that must grant a requisite regulatory approval has denied approval of the mergers or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the mergers or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party set forth in the merger agreement;

•

by either Capital One or Discover if the mergers have not been consummated on or before February 19, 2025, also referred to as the “termination date,” unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party set forth in the merger agreement; however, if on such termination date, certain of the closing conditions related to the requisite regulatory approvals have not been satisfied or waived on or prior to such date, but all other closing conditions set forth in the merger agreement have been satisfied or waived (or in the case of conditions that by their nature can only be satisfied at the closing, are then capable of being satisfied if the closing were to take place on such date), then the termination date will be automatically extended to May 19, 2025, and such date will become the termination date for purposes of the merger agreement;

•

by either Capital One or Discover (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Discover, in the case of a termination by Capital One, or Capital One or Merger Sub, in the case of a termination by Discover, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party, and which is not cured within forty-five (45) days following written notice to the other party, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by Discover, if (i) Capital One or the Capital One board of directors has made a recommendation change or (ii) Capital One or the Capital One board of directors has breached certain covenants related to stockholder approvals or acquisition proposals in any material respect; or

•

by Capital One, if (i) Discover or the Discover board of directors has made a recommendation change or (ii) Discover or the Discover board of directors has breached certain covenants related to stockholder approvals or acquisition proposals in any material respect.

Effect of Termination

In the event of termination of the merger agreement by either Capital One or Discover as provided above in the section entitled “—Termination of the Merger Agreement,” the merger agreement will become void and have no effect, and none of Capital One, Discover, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under the merger agreement, or in connection with the transactions contemplated under the merger agreement, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, public announcements, the effect of termination, including the termination fee described below, and certain general provisions, and (ii) none of Capital One nor Merger Sub nor Discover will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement.

Termination Fee

Discover will pay Capital One a termination fee equal to $1.38 billion (the “termination fee”) by wire transfer of same-day funds if the merger agreement is terminated in the following circumstances:

•

in the event that after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Discover board of directors or senior management of Discover or has been made directly to the stockholders of Discover or any person has publicly announced (and not withdrawn at least two (2) business days prior to the Discover special meeting) an acquisition proposal, in each case with respect to Discover and (A) (x) thereafter the merger agreement is terminated by either Capital One or Discover pursuant to the third bullet in the section entitled “—Termination of the Merger Agreement” above without the requisite Discover vote having been obtained (and all other closing conditions set forth in the merger agreement and applicable to Discover were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter the merger agreement is terminated by Capital One pursuant to the fourth bullet in the section entitled “—Termination of the Merger Agreement” above as a result of a willful breach by Discover, and (B) prior to the date that is twelve (12) months after the date of such termination, Discover enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Discover will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Capital One, the termination fee; provided that for purposes of this bullet, all references in the definition of acquisition proposal to “25%” will instead refer to “50%”; and

•

in the event that the merger agreement is terminated by Capital One pursuant to the last bullet in the section entitled “—Termination of the Merger Agreement” above, then Discover will pay Capital One the termination fee within two (2) business days of the date of termination.

Capital One will pay Discover the termination fee by wire transfer of same-day funds if the merger agreement is terminated in the following circumstances:

•

in the event that after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Capital One board of directors or senior management of Capital One or has been made directly to the stockholders of Capital One or any person has publicly announced (and not withdrawn at least two (2) business days prior to the Capital One special meeting) an acquisition proposal, in each case with respect to Capital One, and (A) (x) thereafter the merger agreement is terminated by either Capital One or Discover pursuant to the third bullet in the section entitled “—Termination of the Merger Agreement” above without the requisite Capital One vote having been obtained (and all other closing conditions set forth in the merger agreement and applicable to Capital One were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter the merger agreement is terminated by Discover pursuant to the fourth bullet in the section entitled “—Termination of the Merger Agreement” above as a result of a willful breach by Capital One, and (B) prior to the date that is twelve (12) months after the date of such termination, Capital One enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Capital One will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Discover the termination fee (provided that for purposes of this bullet, all references in the definition of acquisition proposal to “25%” will instead refer to “50%”); and

•

in the event that the merger agreement is terminated by Discover pursuant to the second to last bullet in the section entitled “—Termination of the Merger Agreement” above, then Capital One will pay Discover the termination fee within two (2) business days of the date of termination.

Expenses and Fees

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to any governmental entities in connection with the mergers and the other transactions contemplated by the merger agreement will be borne equally by Capital One and Discover.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite Capital One vote or the requisite Discover vote, except that after receipt of the requisite Capital One vote or the requisite Discover vote, there may not be, without further approval of the stockholders of Capital One or Discover, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of Capital One or Merger Sub, in the case of Discover, or Discover, in the case of Capital One, waive any inaccuracies in the representations and warranties of contained in the merger agreement or in any document delivered pursuant to the merger agreement on the part of Capital One or Merger Sub, in the case of Discover, or Discover, in the case of Capital One, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement. However, after the receipt of the requisite Capital One vote or the requisite Discover vote, there may not be, without further approval of the stockholders of Capital One or Discover, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of either of the parties to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

Specific Performance

Capital One and Discover will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligation to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity. Each of Capital One and Discover waives any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following discussion sets forth the anticipated material U.S. federal income tax consequences of the mergers to U.S. holders (as defined below) of Discover common stock and Discover preferred stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. To the extent this section consists of statements as to matters of U.S. federal income tax law, this section constitutes the opinion of Wachtell Lipton and the opinion of Sullivan & Cromwell.

This discussion addresses only those Discover stockholders and holders of Discover preferred stock that hold their shares of Discover common stock or Discover preferred stock, as applicable, as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a pass-through entity (or an investor in a pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•

a Discover stockholder or holder of Discover preferred stock that received Discover common stock or Discover preferred stock, as applicable, through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder;

•	a person that has a functional currency other than the U.S. dollar;

•	a real estate investment trust;

•	regulated investment companies;

•

a Discover stockholder or holder of Discover preferred stock that holds Discover common stock or Discover preferred stock, as applicable, as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or

•	a U.S. expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the mergers, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the mergers to you may be complex. They will depend on your specific situation and on factors that are not within the control of Discover or Capital One. You should consult with your own tax advisor as to the tax consequences of the mergers in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Discover common stock or Discover preferred stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the

United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and that holds Discover common stock or Discover preferred stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Discover common stock or Discover preferred stock should consult their own tax advisors.

Tax Consequences of the Mergers Generally

The parties intend for the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Capital One’s obligation to complete the first merger that Capital One receive an opinion from Wachtell Lipton, dated the closing date, to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Discover’s obligation to complete the first merger that Discover receive an opinion from Sullivan & Cromwell, dated as of the closing date, to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the first merger and the second step merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and on representation letters provided by Capital One and Discover to be delivered at the time of the closing. These opinions will also be based on the assumption that the representations found in the representation letters are, as of the effective time, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of Capital One and Discover. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the mergers could be adversely affected.

Neither of the opinions described above will be binding on the IRS. Capital One and Discover have not sought and will not seek any ruling from the IRS regarding any matters relating to the mergers, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

As a “reorganization,” the material U.S. federal income tax consequences of the mergers to U.S. holders of Discover common stock or Discover preferred stock are set forth in the remainder of this discussion:

•

a holder who receives solely shares of Capital One common stock (or receives Capital One common stock and cash solely in lieu of a fractional share) in exchange for shares of Discover common stock or a holder who receives solely shares of new Capital One preferred stock in exchange for shares of Discover preferred stock generally will not recognize any gain or loss upon the first merger or the second step merger, as applicable, except with respect to the cash received by a Discover stockholder in lieu of a fractional share of Capital One common stock;

•

the aggregate tax basis of the Capital One common stock or new Capital One preferred stock, as applicable, received in the first merger or the second step merger, as applicable, (including fractional share interests in Capital One common stock deemed received and exchanged for cash) will be equal to the holder’s aggregate tax basis in the Discover common stock or Discover preferred stock, as applicable, for which it is exchanged; and

•

the holding period of Capital One common stock or new Capital One preferred stock, as applicable, received in the first merger or the second step merger, as applicable, (including any fractional shares deemed received and redeemed as described below) will include the holder’s holding period of the Discover common stock or Discover preferred stock, as applicable, for which it is exchanged.

If holders acquired different blocks of Discover common stock or Discover preferred stock at different times and at different prices, a holder’s tax basis and holding period in Capital One common stock or new Capital One preferred stock may be determined with reference to each block of Discover common stock or Discover preferred stock, as applicable.

Cash Instead of a Fractional Share

A Discover stockholder who receives cash instead of a fractional share of Capital One common stock will be treated as having received the fractional share of Capital One common stock pursuant to the first merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of Capital One common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time, the holding period for the shares (including the holding period of Discover common stock surrendered therefor) is greater than one (1) year. The deductibility of capital losses is subject to limitations.

Backup Withholding

Payments of cash to a non-corporate Discover stockholder in connection with the first merger may be subject to information reporting and backup withholding (currently at a rate of 24%). A Discover stockholder generally will not be subject to backup withholding, however, if the holder:

•

furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information and notes thereto have been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the mergers, the Discover Student Loan Sale, and the related transaction accounting adjustments (pro forma adjustments) described in the accompanying notes.

The merger agreement was entered into on February 19, 2024, and provides that each share of Discover common stock issued and outstanding immediately prior to the effective time (other than certain shares held by Discover or Capital One, subject to certain exceptions set forth in the merger agreement) will be converted into the right to receive 1.0192 shares of Capital One common stock. In addition, each share of Discover preferred stock issued and outstanding immediately prior to the effective time of the second step merger will be converted into the right to receive one (1) share of an applicable newly issued series of new Capital One preferred stock having terms that are not materially less favorable than the terms of the applicable series of Discover preferred stock. Each outstanding Discover depositary share representing a 1/100th interest in a share of Discover preferred stock will become a new Capital One depositary share and will represent a 1/100th interest in a share of the applicable series of new Capital One preferred stock.

On July 17, 2024, Discover Bank entered into a purchase agreement with Santiago Holdings, an affiliate of each of Carlyle and KKR, pursuant to which Discover Bank agreed to sell its private student loan portfolio to Santiago Holdings in the Discover Student Loan Sale, with Firstmark Services, a division of Nelnet Inc., assuming responsibility for servicing the portfolio upon the sale. The cash purchase price payable to Discover Bank in the transaction reflects the principal balance of the private student loan portfolio and an additional premium, plus any outstanding accrued and unpaid interest at each applicable student loan sale closing. The Discover Student Loan Sale was completed in multiple closings, the last occurring on November 16, 2024. The first closing of the Discover Student Loan Sale occurred during the third quarter of 2024 (the “First Closing of the Discover Student Loan Sale”) and three additional closings occurred in the fourth quarter of 2024 (such additional closings, the “Additional Discover Student Loan Sale Closings”). The First Closing of the Discover Student Loan Sale resulted in Discover recognizing a one-time gain of $70 million during the nine months ended September 30, 2024.

The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2024 and the year ended December 31, 2023 combines the historical results of Capital One and Discover, giving effect to the mergers (including the issuance of shares of Capital One common stock and new Capital One preferred stock in the mergers) and the Discover Student Loan Sale, excluding the one-time gain of $70 million resulting from the First Closing of the Discover Student Loan Sale, as if those transactions had occurred on January 1, 2023, the first day of Capital One’s fiscal year 2023. The unaudited pro forma condensed combined balance sheet as of September 30, 2024 combines the historical consolidated balance sheets of Capital One and Discover as of September 30, 2024, giving effect to the mergers (including the issuance of shares of Capital One common stock and new Capital One preferred stock in the mergers) and the Additional Discover Student Loan Sale Closings as if those transactions had occurred on September 30, 2024.

The historical consolidated financial statements of Capital One and Discover have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are necessary to account for the mergers (including the issuance of shares of Capital One common stock and new Capital One preferred stock in the mergers) and the Discover Student Loan Sale, excluding the one-time impact of the First Closing of the Discover Student Loan Sale, in accordance with U.S. GAAP. Certain reclassifications have also been made to conform the historical financial statement presentation of Discover to that of Capital One. The unaudited pro forma adjustments are based upon available information and certain assumptions that Capital One believes are reasonable. The following unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings due to operating efficiencies, or any other business changes or synergies that may result from the mergers or the Discover Student Loan Sale.

The following unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

the separate historical unaudited consolidated financial statements of Capital One as of and for the nine months ended September 30, 2024, and the related notes, included in Capital One’s Quarterly Report on Form 10-Q for the quarter and the nine months ended September 30, 2024;

•

the separate historical unaudited consolidated financial statements of Discover as of and for the nine months ended September 30, 2024, and the related notes, included in Discover’s Quarterly Report on Form 10-Q for the quarter and the nine months ended September 30, 2024;

•

the separate historical audited consolidated financial statements of Capital One as of and for the fiscal year ended December 31, 2023, and the related notes, included in Capital One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023; and

•

the separate historical audited consolidated financial statements of Discover as of and for the fiscal year ended December 31, 2023, and the related notes, included in Amendment No. 1 to Discover’s Annual Report on Form 10-K/A for the year ended December 31, 2023.

Accounting for the Mergers

The mergers are being accounted for as a business combination using the acquisition method with Capital One as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805 (“ASC 805”), Business Combinations. Under this method of accounting, the aggregate purchase consideration will be allocated to Discover’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the mergers. The process of valuing the net assets of Discover immediately prior to the mergers, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the purchase consideration and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision until a final determination of fair value of the assets acquired and liabilities assumed is performed. For more information, see “Note 1—Basis of Presentation”.

Generally, and unless indicated otherwise, financial data included in the unaudited pro forma condensed combined financial information is presented in millions of U.S. Dollars and has been prepared on the basis of U.S. GAAP and Capital One’s accounting policies.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the mergers (including the issuance of shares of Capital One common stock and new Capital One preferred stock in the mergers) and the Additional Discover Student Loan Sale Closings had been completed on the dates set forth above, nor is it indicative of the future results or financial position of Capital One following the mergers and the Additional Discover Student Loan Sale Closings. The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. To the extent information was publicly available, such preliminary fair value estimates were corroborated against readily available information, inclusive of fair value marks disclosed on comparable portfolios of financial assets and liabilities. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2024

($ in millions)

	Capital One Historical	Discover Reclassed (Note 2)	Discover Student Loan Sale Transaction Accounting Adjustments	Note 4	Adjusted Discover Reclassed	Mergers Transaction Accounting Adjustments	Note 6	Pro Forma Combined
Assets:
Cash and cash equivalents
Cash and due from banks	$3,976	$925	$9,265	(a)	$10,190	$(117)	(a)	$14,049
Interest-bearing deposits and other short-term investments	45,322	9,862	—		9,862	—		55,184

Total cash and cash equivalents	49,298	10,787	9,265		20,052	(117)		69,233
Restricted cash for securitization investors	421	36	—		36	—		457
Securities available for sale	83,500	14,865	—		14,865	(15)	(b)	98,350
Loans held for investment:
Unsecuritized loans held for investment	292,061	89,866	—		89,866	944	(c)	382,871
Loans held in consolidated trusts	28,182	28,643	—		28,643	937	(d)	57,762

Total loans held for investment	320,243	118,509	—		118,509	1,881		440,633
Allowance for credit losses	(16,534)	(8,512)	—		(8,512)	—	(e)	(25,046)

Net loans held for investment	303,709	109,997	—		109,997	1,881		415,587
Loans held for sale	96	8,484	(8,484)	(b)	—	—		96
Premises and equipment, net	4,440	1,085	—		1,085	—		5,525
Interest receivable	2,577	1,309	(372)	(c)	937	—		3,514
Goodwill	15,083	255	—		255	15,257	(f)	30,595
Other assets	27,309	4,797	—		4,797	7,541	(g)	39,647

Total assets	$486,433	$151,615	$409		$152,024	$24,547		$663,004

Liabilities:
Interest payable	$705	$396	$—		$396	$—		$1,101
Deposits:
Non-interest-bearing deposits	26,378	1,496	—		1,496	—		27,874
Interest-bearing deposits	327,253	108,356	—		108,356	262	(h)	435,871

Total deposits	353,631	109,852	—		109,852	262		463,745
Securitized debt obligations	15,881	9,307	(54)	(d)	9,253	(55)	(i)	25,079
Other debt:
Federal funds purchased and securities loaned or sold under agreements to repurchase	520	—	—		—	—		520
Senior and subordinated notes	32,911	7,822	—		7,822	173	(j)	40,906
Other borrowings	24	1,048	—		1,048	—		1,072

Total other debt	33,455	8,870	—		8,870	173		42,498
Other liabilities	19,836	6,081	112	(e)	6,193	(28)	(k)	26,001

Total liabilities	423,508	134,506	58		134,564	352		558,424

Stockholders’ equity:
Preferred stock	—	—	—		—	—	(l)	—
Common stock	7	6	—		6	(3)	(l)	10
Additional paid-in capital, net	36,216	5,689	—		5,689	40,354	(l)	82,259
Retained earnings	63,698	32,469	351	(f)	32,820	(37,211)	(l)	59,307
Accumulated other comprehensive loss	(6,287)	17	—		17	(17)	(l)	(6,287)
Treasury stock, at cost	(30,709)	(21,072)	—		(21,072)	21,072	(l)	(30,709)

Total stockholders’ equity	62,925	17,109	351		17,460	24,195		104,580
Total liabilities and stockholders’ equity	$486,433	$151,615	$409		$152,024	$24,547		$663,004

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Nine Months Ended September 30, 2024

($ in millions, except share and per share data)

	Capital One Historical	Discover Reclassed (Note 2)	Discover Student Loan Sale Transaction Accounting Adjustments	Note 5	Adjusted Discover Reclassed	Mergers Transaction Accounting Adjustments	Note 7	Pro Forma Combined
Interest income:
Loans, including loans held for sale	$30,460	$14,172	$(764)	(a)	$13,408	$(312)	(a)	$43,556
Investment securities	2,120	379	—		379	—		2,499
Other	1,737	480	—		480	—		2,217

Total interest income	34,317	15,031	(764)		14,267	(312)		48,272

Interest expense:
Deposits	8,631	3,622	—		3,622	(65)	(b)	12,188
Securitized debt obligations	753	—	—		—	14	(c)	767
Senior and subordinated notes	1,793	729	—		729	(44)	(d)	2,478
Other borrowings	30	14	—		14	—		44

Total interest expense	11,207	4,365	—		4,365	(95)		15,477

Net interest income	23,110	10,666	(764)		9,902	(217)		32,795
Provision for credit losses	9,074	3,709	(53)	(b)	3,656	—	(e)	12,730

Net interest income after provision for credit losses	14,036	6,957	(711)		6,246	(217)		20,065

Non-interest income:
Interchange fees, net	3,622	1,121	—		1,121	—		4,743
Service charges and other customer-related fees	1,422	1,007	—		1,007	—		2,429
Net securities gains (losses)	(35)	—	—		—	—		(35)
Other	803	357	—	(c)	357	—		1,160

Total non-interest income	5,812	2,485	—		2,485	—		8,297

Non-interest expense:
Salaries and associate benefits	7,069	2,032	—		2,032	—		9,101
Occupancy and equipment	1,692	68	—		68	—		1,760
Marketing	3,187	771	—		771	—		3,958
Professional services	980	911	—		911	—	(f)	1,891
Communications and data processing	1,064	527	—		527	—		1,591
Amortization of intangibles	58	—	—		—	1,661	(g)	1,719
Other	1,347	761	—		761	—		2,108

Total non-interest expense	15,397	5,070	—		5,070	1,661		22,128

Income from continuing operations before income taxes	4,451	4,372	(711)		3,661	(1,878)		6,234
Income tax provision	797	1,128	(172)	(d)	956	(455)	(h)	1,298

Net income	3,654	3,244	(539)		2,705	(1,423)		4,936

Dividends and undistributed earnings allocated to participating securities	(60)	(20)	—		(20)	—		(80)
Preferred stock dividends	(171)	(62)	—		(62)	—		(233)

Net income (loss) available to common stockholders	$3,423	$3,162	$(539)		$2,623	$(1,423)		$4,623

Basic earnings (loss) per share	$8.94						(i)	$7.24

Diluted earnings (loss) per share	$8.92						(i)	$7.23

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2023

($ in millions, except share and per share data)

	Capital One Historical	Discover Reclassed (Note 2)	Discover Student Loan Sale Transaction Accounting Adjustments	Note 5	Adjusted Discover Reclassed	Mergers Transaction Accounting Adjustments	Note 7	Pro Forma Combined
Interest income:
Loans, including loans held for sale	$37,410	$16,953	$(1,033)	(a)	$15,920	$(1,052)	(a)	$52,278
Investment securities	2,550	449	—		449	—		2,999
Other	1,978	443	—		443	—		2,421

Total interest income	41,938	17,845	(1,033)		16,812	(1,052)		57,698

Interest expense:
Deposits	9,489	3,886	—		3,886	(87)	(b)	13,288
Securitized debt obligations	959	—	—		—	18	(c)	977
Senior and subordinated notes	2,204	855	—		855	(58)	(d)	3,001
Other borrowings	45	5	—		5	—		50

Total interest expense	12,697	4,746	—		4,746	(127)		17,316

Net interest income	29,241	13,099	(1,033)		12,066	(925)		40,382
Provision for credit losses	10,426	6,018	(152)	(b)	5,866	5,675	(e)	21,967

Net interest income after provision for credit losses	18,815	7,081	(881)		6,200	(6,600)		18,415

Non-interest income:
Interchange fees, net	4,793	1,381	—		1,381	—		6,174
Service charges and other customer-related fees	1,667	1,238	—		1,238	—		2,905
Net securities gains (losses)	(34)	—	—		—	—		(34)
Other	1,120	76	463	(c)	539	—		1,659

Total non-interest income	7,546	2,695	463		3,158	—		10,704

Non-interest expense:
Salaries and associate benefits	9,302	2,434	—		2,434	—		11,736
Occupancy and equipment	2,160	89	—		89	—		2,249
Marketing	4,009	1,164	—		1,164	—		5,173
Professional services	1,268	1,041	—		1,041	117	(f)	2,426
Communications and data processing	1,383	608	—		608	—		1,991
Amortization of intangibles	82	—	—		—	2,580	(g)	2,662
Other	2,112	803	—		803	—		2,915

Total non-interest expense	20,316	6,139	—		6,139	2,697		29,152

Income from continuing operations before income taxes	6,045	3,637	(418)		3,219	(9,297)		(33)
Income tax provision	1,158	841	(101)	(d)	740	(2,249)	(h)	(351)

Net income	4,887	2,796	(317)		2,479	(7,048)		318

	Capital One Historical	Discover Reclassed (Note 2)	Discover Student Loan Sale Transaction Accounting Adjustments	Note 5	Adjusted Discover Reclassed	Mergers Transaction Accounting Adjustments	Note 7	Pro Forma Combined
Dividends and undistributed earnings allocated to participating securities	(77)	(19)	—		(19)	—		(96)
Preferred stock dividends	(228)	(62)	—		(62)	—		(290)

Net income (loss) available to common stockholders	$4,582	$2,715	$(317)		$2,398	$(7,048)		$(68)

Basic earnings (loss) per share	$11.98						(i)	$(0.11)

Diluted earnings (loss) per share	$11.95						(i)	$(0.11)

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X.

As discussed in Note 2, certain reclassifications were made to align Discover’s historical financial statement presentation with that of Capital One. Capital One is currently in the process of evaluating Discover’s accounting policies with the information currently available and has determined that no significant adjustments are necessary to conform Discover’s financial statements to the accounting policies used by Capital One. Therefore, the only changes noted herein are those related to presentation. As a result of this ongoing review and as more information becomes available, additional differences could be identified between the accounting policies of the two companies until finalized upon completion of the mergers.

The unaudited pro forma condensed combined financial information relating to the mergers was prepared using the acquisition method of accounting in accordance with ASC 805, with Capital One as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical financial statements of Capital One and Discover. Under ASC 805, assets acquired and liabilities assumed in a business combination are generally recognized and measured at their fair values as of the acquisition date, while transaction costs associated with the business combination are expensed as incurred. The excess of purchase consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. The unaudited pro forma condensed combined financial information also reflects the removal of the Discover student loans portfolio and related activity consistent with the terms of the Discover Student Loan Sale.

The allocation of the aggregate purchase consideration depends upon certain estimates and assumptions, all of which are preliminary. As of the date of this joint proxy statement/prospectus, Capital One has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of Discover’s assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain Discover assets and liabilities are presented at their respective carrying amounts and should therefore be treated as preliminary. A final determination of the fair value of Discover’s assets and liabilities will be based on Discover’s actual assets and liabilities as of the closing date of the mergers and, therefore, cannot be made prior to the consummation of the mergers. The allocation of the aggregate purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the mergers could differ materially from the preliminary allocation of aggregate purchase consideration. The final valuation will be based on the actual net tangible and intangible assets of Discover existing at the acquisition date. As of September 30, 2024, Discover had not completed the Additional Discover Student Loan Sale Closings. As such, the sale consideration received for the Additional Discover Student Loan Sale Closings as well as any respective gains on sale was based on estimates and assumptions as of September 30, 2024. These estimates will differ from the final sale consideration, as the final sale consideration was based on principal balances plus any outstanding accrued and unpaid interest at each applicable student loan sale closing.

The unaudited pro forma condensed combined balance sheet, as of September 30, 2024, and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2024 and the year ended December 31, 2023, presented herein, are based on the historical financial statements of Capital One and Discover adjusted for the Discover Student Loan Sale, excluding the one-time impact of the First Closing of the Discover Student Loan Sale. The unaudited pro forma condensed combined balance sheet as of September 30, 2024, is presented as if Capital One’s acquisition of Discover and the Additional Discover Student Loan Sale Closings had occurred on September 30, 2024 and combines the historical balance sheet of Capital One as of

September 30, 2024 with the historical balance sheet of Discover as of September 30, 2024, as adjusted for the Additional Discover Student Loan Sale Closings. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2024 and the year ended December 31, 2023 have been prepared as if the mergers and the Discover Student Loan Sale, excluding the one-time impact of the First Closing of the Discover Student Loan Sale, had occurred on January 1, 2023 and combines Capital One’s historical statements of income for the nine months ended September 30, 2024 and the year ended December 31, 2023 with Discover’s historical statements of income for the nine months ended September 30, 2024 and the year ended December 31, 2023, respectively, in each case as adjusted for the Discover Student Loan Sale.

As noted previously, the unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the mergers or the Discover Student Loan Sale or any acquisition and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Capital One believes are reasonable under the circumstances. There are no material transactions between Capital One and Discover during the period presented. Accordingly, no adjustments are necessary to eliminate any such transactions.

Note 2 – Conforming Accounting Policies and Reclassification Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, Capital One performed a preliminary analysis of Discover’s financial information to identify differences in accounting policies as compared to those of Capital One and differences in financial statement presentation as compared to the presentation of Capital One. With the information currently available, Capital One is not aware of any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial statements. However, certain reclassification adjustments have been made to conform Discover’s historical financial statement presentation to Capital One’s historical financial statement presentation. Following the completion of the mergers, or as more information becomes available, Capital One will finalize the review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

A.

The following items represent certain reclassification adjustments to conform Discover’s Historical Consolidated Balance Sheet presentation to Capital One’s Historical Consolidated Balance Sheet presentation, which have no impact on net assets and are summarized below (in millions):

Capital One Historical Consolidated Balance Sheet Line Items	Discover Historical Consolidated Balance Sheet Line Items	Discover As of September 30, 2024	Reclassification	Note 2A	Discover Reclassed As of September 30, 2024
Assets:
Cash and cash equivalents:
Cash and due from banks		$—	$925	(i)	$925
Interest-bearing deposits and other short-term investments		—	9,862	(i)	9,862
	Cash and cash equivalents	10,787	(10,787)	(i)	—

Total cash and cash equivalents		10,787	—		10,787

Restricted cash for securitization investors	Restricted cash	36	—		36
Securities available for sale	Investment securities	14,865	—		14,865

Capital One Historical Consolidated Balance Sheet Line Items	Discover Historical Consolidated Balance Sheet Line Items	Discover As of September 30, 2024	Reclassification	Note 2A	Discover Reclassed As of September 30, 2024
Loans held for investment:
Unsecuritized loans held for investment		—	89,866	(ii)	89,866
Loans held in consolidated trusts		—	28,643	(ii)	28,643
	Loan portfolio	118,509	(118,509)	(ii)	—

Total loans held for investment		118,509	—		118,509
Allowance for credit losses	Allowance for credit losses	(8,512)	—		(8,512)

Net loans held for investment		109,997	—		109,997
Loans held for sale	Loans held-for-sale	8,484	—		8,484
Premises and equipment, net	Premises and equipment, net	1,085	—		1,085
Interest receivable		—	1,309	(iii)	1,309
Goodwill	Goodwill	255	—		255
Other assets	Other assets	5,371	(574)	(iii), (iv)	4,797
	Other short-term investments	735	(735)	(iv)	—

Total assets		$151,615	$—		$151,615

Liabilities:
Interest payable		$—	$396	(v)	$396
Deposits:
Non-interest-bearing deposits	Non-interest-bearing deposit accounts	1,496	—		1,496
Interest-bearing deposits	Interest-bearing deposit accounts	108,356	—		108,356

Total deposits		109,852	—		109,852
Securitized debt obligations	Short-term borrowings	750	8,557	(vii)	9,307
Other debt:
Federal funds purchased and securities loaned or sold under agreements to repurchase		—	—		—
Senior and subordinated notes	Long-term borrowings	17,427	(9,605)	(vi), (vii)	7,822
Other borrowings		—	1,048	(vi)	1,048

Total other debt		17,427	(8,557)		8,870
Other liabilities	Accrued expenses and other liabilities	6,477	(396)	(v)	6,081

Total liabilities		134,506	—		134,506

Stockholders’ equity:
Preferred stock	Preferred Stock	1,056	(1,056)	(viii)	—
Common stock	Common Stock	6	—		6

Capital One Historical Consolidated Balance Sheet Line Items	Discover Historical Consolidated Balance Sheet Line Items	Discover As of September 30, 2024	Reclassification	Note 2A	Discover Reclassed As of September 30, 2024
Additional paid-in capital, net	Additional paid-in capital	4,633	1,056	(viii)	5,689
Retained earnings	Retained earnings	32,469	—		32,469
Accumulated other comprehensive loss	Accumulated other comprehensive loss	17	—		17
Treasury stock, at cost	Treasury stock, at cost	(21,072)	—		(21,072)

Total stockholders’ equity		17,109	—		17,109

Total liabilities and stockholders’ equity		$151,615	$—		$151,615

i.

To reclassify Discover’s Cash and cash equivalents balance into the two component line items presented by Capital One (Cash and due from banks and Interest-bearing deposits and other short-term investments).

ii.	To reclassify Discover’s Loan portfolio balance into the two component line items presented by Capital One (Unsecuritized loans held for investment and Loans held in consolidated trusts).

iii.	To reclassify $1,309 million of accrued interest receivable within Other assets to Interest receivable.

iv.	To reclassify $735 million of Other short-term investments to Other Assets.

v.	To reclassify $396 million of accrued interest payable within Other liabilities to Interest payable.

vi.	To reclassify $1,048 million of Federal Home Loan Bank advances from Senior and subordinated notes to Other borrowings.

vii.	To reclassify $8,557 million of Long-term borrowings to Securitized debt obligations.

viii.	To reclassify $1,056 million of the excess Preferred stock over par, $0.01 per share, to Additional paid-in capital, net.

B.

The following items represent certain reclassification adjustments to conform Discover’s Historical Consolidated Statement of Income presentation for the nine months ended September 30, 2024 to Capital One’s Historical Consolidated Statement of Income presentation for the nine months ended September 30, 2024, which have no impact on Net income and are summarized below (in millions):

Capital One Historical Consolidated Statement of Income Line Items	Discover Historical Consolidated Statement of Income Line Items	Discover Nine Months Ended September 30, 2024	Reclassification	Note 2B	Discover Reclassed Nine Months Ended September 30, 2024
Interest income:	Interest income
Loans, including loans held for sale	Credit card loans	$11,989	$2,183	(i)	$14,172
	Other loans, including loans held-for-sale	2,183	(2,183)	(i)	—
Investment securities	Investment securities	379	—		379
Other	Other interest income	480	—		480

Total interest income	Total interest income	15,031	—		15,031

Capital One Historical Consolidated Statement of Income Line Items	Discover Historical Consolidated Statement of Income Line Items	Discover Nine Months Ended September 30, 2024	Reclassification	Note 2B	Discover Reclassed Nine Months Ended September 30, 2024
Interest expense:	Interest expense
Deposits	Deposits	3,622	—		3,622
Securitized debt obligations		—	—		—
Senior and subordinated notes	Long-term borrowings	729	—		729
Other borrowings	Short-term borrowings	14	—		14

Total interest expense		4,365	—		4,365

Net interest income	Net interest income	10,666	—		10,666
Provision for credit losses	Provision for credit losses	3,709	—		3,709

Net interest income after provision for credit losses	Net interest income after provision for credit losses	6,957	—		6,957

Non-interest income:	Other income
Interchange fees, net	Discount and interchange revenue, net	1,121	—		1,121
Service charges and other customer-related fees		—	1,007	(ii)	1,007
	Protection products revenue	126	(126)	(ii)	—
	Loan fee income	619	(619)	(ii)	—
	Transaction processing revenue	262	(262)	(ii)	—
Net securities gains (losses)		—	—		—
Other	Other income	357	—		357
	Gains (losses) on equity investments	—	—		—

Total non-interest income	Total other income	2,485	—		2,485

Non-interest expense:	Other expense
Salaries and associate benefits	Employee compensation and benefits	2,032	—		2,032
Occupancy and equipment	Premises and equipment	68	—		68
Marketing	Marketing and business development	771	—		771
Professional services	Professional fees	911	—		911
Communications and data processing	Information processing and communications	527	—		527

Capital One Historical Consolidated Statement of Income Line Items	Discover Historical Consolidated Statement of Income Line Items	Discover Nine Months Ended September 30, 2024	Reclassification	Note 2B	Discover Reclassed Nine Months Ended September 30, 2024
Amortization of intangibles		—	—		—
Other	Other expense	761	—		761

Total non-interest expense	Total other expense	5,070	—		5,070

Income from continuing operations before income taxes	Income before income taxes	4,372	—		4,372
Income tax provision	Income tax expense	1,128	—		1,128

Net Income	Net Income	3,244	—		3,244
Dividends and undistributed earnings allocated to participating securities	Income allocated to participating securities	(20)	—		(20)
Preferred stock dividends	Preferred stock dividends	(62)	—		(62)

Net income available to common stockholders	Net income allocated to common stockholders	$3,162	$—		$3,162

C.

The following items represent certain reclassification adjustments to conform Discover’s Historical Consolidated Statement of Income presentation for the year ended December 31, 2023 to Capital One’s Historical Consolidated Statement of Income presentation for the year ended December 31, 2023, which have no impact on Net income and are summarized below (in millions):

Capital One Historical Consolidated Statement of Income Line Items	Discover Historical Consolidated Statement of Income Line Items	Discover Year Ended December 31, 2023	Reclassification	Note 2C	Discover Reclassed Year Ended December 31, 2023
Interest income:	Interest income
Loans, including loans held for sale	Credit card loans	$14,438	$2,515	(i)	$16,953
	Other loans	2,515	(2,515)	(i)	—
Investment securities	Investment securities	449	—		449
Other	Other interest income	443	—		443

Total interest income	Total interest income	17,845	—		17,845

Interest expense:	Interest expense
Deposits	Deposits	3,886	—		3,886
Securitized debt obligations		—	—		—
Senior and subordinated notes	Long-term borrowings	855	—		855

Capital One Historical Consolidated Statement of Income Line Items	Discover Historical Consolidated Statement of Income Line Items	Discover Year Ended December 31, 2023	Reclassification	Note 2C	Discover Reclassed Year Ended December 31, 2023
Other borrowings	Short-term borrowings	5	—		5

Total interest expense		4,746	—		4,746

Net interest income	Net interest income	13,099	—		13,099
Provision for credit losses	Provision for credit losses	6,018	—		6,018

Net interest income after provision for credit losses	Net interest income after provision for credit losses	7,081	—		7,081

Non-interest income:	Other income
Interchange fees, net	Discount and interchange revenue, net	1,381	—		1,381
Service charges and other customer-related fees		—	1,238	(ii)	1,238
	Protection products revenue	172	(172)	(ii)	—
	Loan fee income	763	(763)	(ii)	—
	Transaction processing revenue	303	(303)	(ii)	—
Net securities gains (losses)		—	—		—
Other	Other income	85	(9)	(iii)	76
	(Losses) gains on equity investments	(9)	9	(iii)	—

Total non-interest income	Total other income	2,695	—		2,695

Non-interest expense:	Other expense
Salaries and associate benefits	Employee compensation and benefits	2,434	—		2,434
Occupancy and equipment	Premises and equipment	89	—		89
Marketing	Marketing and business development	1,164	—		1,164
Professional services	Professional fees	1,041	—		1,041
Communications and data processing	Information processing and communications	608	—		608
Amortization of intangibles		—	—		—
Other	Other expense	803	—		803

Capital One Historical Consolidated Statement of Income Line Items	Discover Historical Consolidated Statement of Income Line Items	Discover Year Ended December 31, 2023	Reclassification	Note 2C	Discover Reclassed Year Ended December 31, 2023
Total non-interest expense	Total other expense	6,139	—		6,139

Income from continuing operations before income taxes	Income before income taxes	3,637	—		3,637
Income tax provision	Income tax expense	841	—		841

Net Income	Net Income	2,796	—		2,796
Dividends and undistributed earnings allocated to participating securities	Income allocated to participating securities	(19)	—		(19)
Preferred stock dividends	Preferred stock dividends	(62)	—		(62)

Net income available to common stockholders	Net income allocated to common stockholders	$2,715	$—		$2,715

i.	To reclassify Interest income from Other loans, including loans held-for-sale to Interest income from Loans, including loans held for sale.

ii.	To reclassify Protection products revenue, Loan fee income, and Transaction processing revenue to Service charges and other customer-related fees.

iii.	To reclassify (Losses) gains on equity investments to Other within Non-interest income.

Note 3 – Preliminary Purchase Price Allocation

Estimated preliminary purchase consideration

The following table summarizes the determination of the preliminary estimated purchase consideration for Discover.

(in millions, except share and per share data)	Amount
Share consideration:
Shares of Discover common stock issued and outstanding immediately prior to the mergers (i)	251,292,912
Exchange ratio (ii)	1.0192

Estimated number of shares of Capital One common stock to be issued in the mergers	256,117,736
Price per share of Capital One common stock as of December 19, 2024	$175.66

Estimated fair value of consideration for outstanding common stock	44,990
Estimated fair value of consideration for preferred stock (iii)	1,056

Estimated fair value of preliminary purchase price consideration	$46,046

i.

Assumed based on Discover’s shares of common stock issued and outstanding as of December 19, 2024 with the addition of select Discover RSU awards that will fully vest in connection with the mergers and be settled in shares of Discover common stock. See the section entitled “Treatment of Discover Equity Awards” beginning on page 96, for additional information. Any change in control payments with a dual trigger requires both a change in control and a qualifying termination event to occur. Based on the preliminary analysis and public information available, Capital One believes the impact of the replacement stock compensation awards and change in control payments are immaterial to the total estimated preliminary purchase price consideration and therefore no adjustment, other than the RSU adjustment described above, is reflected.

ii.	Exchange ratio pursuant to the terms of the merger agreement.

iii.

In connection with the mergers, the Discover series C preferred stock and the Discover series D preferred stock will be converted into the right to receive new Capital One preferred stock. There is currently not sufficient and reliable information available for Capital One to complete the analysis and calculations in sufficient detail necessary to determine whether any adjustment to the current carrying value is reasonable. The estimate is subject to change as further information is obtained and a detailed analysis can be conducted. Capital One performed a sensitivity analysis of the potential difference between carrying value and fair value and determined it to be not significant for the purpose of these unaudited pro forma condensed combined financial information.

The value of the purchase consideration to be paid by Capital One in shares of Capital One common stock and new Capital One preferred stock upon the consummation of the mergers will be determined based on the closing price of Capital One common stock and new Capital One preferred stock on the closing date and the number of issued and outstanding shares of Discover common stock and Discover preferred stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and these differences may be material. The preliminary estimated purchase consideration could significantly differ from the amounts presented due to movements in Capital One share price up to the closing date. A sensitivity analysis related to the fluctuation in Capital One share price was performed to assess the impact a hypothetical change of 10% on the closing price of Capital One common stock and carrying value of Discover preferred stock on December 19, 2024 would have on the estimated preliminary aggregate purchase consideration and its impact on the preliminary goodwill as of the closing date:

	Share Price	Estimated Consideration (Equity Portion)	Preliminary Goodwill Impact
Capital One common stock:
10% increase	$193.23	$49,490	$4,500
10% decrease	$158.09	$40,490	$(4,500)
New Capital One preferred stock:
10% increase		$1,162	$106
10% decrease		$950	$(106)

Preliminary purchase consideration allocation

The assumed accounting for the mergers, including the preliminary purchase price consideration, is based on provisional amounts as the associated purchase accounting will not be finalized until after the mergers have occurred. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon preliminary estimates of fair value. The final determination of the estimated fair values, the assets’ useful lives, and the amortization methods are dependent upon certain valuations and other analyses that have not yet been completed. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that Capital One believes are reasonable under the circumstances. The purchase price adjustments relating to the Discover and Capital One combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed.

The following table summarizes the allocation of the preliminary purchase consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Discover, as if the Additional Discover Student Loan Sale Closings had occurred on September 30, 2024, and the mergers completed immediately thereafter, with the excess recorded to Goodwill:

(in millions)	Amount
Preliminary fair value of assets acquired:
Cash and cash equivalents and Restricted cash for securitization investors	$20,088
Securities available for sale	14,850
Loans held for investment, net of Allowance for credit losses	117,553
Premises and equipment	1,085
Interest receivable	937
Intangible assets	10,423
Other assets	542

Preliminary fair value of liabilities assumed:
Interest payable	396
Non-interest-bearing deposits	1,496
Interest-bearing deposits	108,618
Securitized debt obligations	9,198
Senior and subordinated notes	7,995
Other borrowings and other liabilities	7,241

Preliminary fair value of net assets acquired	30,534

Preliminary Goodwill	15,512

Estimated preliminary purchase price consideration	$46,046

Note 4 – Discover Student Loan Sale Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments have been reflected in the Discover Student Loan Sale Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2024. All adjustments are based on available information and certain assumptions that Capital One believes are reasonable under the circumstances.

(a) Represents an adjustment of $9.3 billion to Cash and due from banks to reflect estimated cash proceeds for the Additional Discover Student Loan Sale Closings as if they had occurred on September 30, 2024. This amount represents an assumed $8.9 billion cash purchase price for the remaining Discover student loans and $387 million of accrued interest receivable as of September 30, 2024. The Additional Discover Student Loan Sale Closings were completed on November 16, 2024. The actual cash proceeds were based on the outstanding principal balances and an additional premium, plus any outstanding accrued and unpaid interest at each applicable student loan closing.

(b) Represents an adjustment of $(8,484) million to Loans held for sale as a result of the Additional Discover Student Loan Sale Closings.

(c) Represents an adjustment of $(372) million to Interest receivable as a result of the Additional Discover Student Loan Sale Closings.

(d) Represents an adjustment of $(54) million to Securitized debt obligations as a result of the Additional Discover Student Loan Sale Closings.

(e) Represents an adjustment of $112 million to Other liabilities to reflect the increase in taxes payable as a result of Additional Discover Student Loan Sale Closings. The estimated tax impact was calculated by using a statutory tax rate of 24.2% for the nine months ended September 30, 2024. The actual tax benefit realized may differ based on the amount and nature of the gain on the sale.

(f) Represents an adjustment to Retained earnings consisting of the following to reflect the impact of the Additional Discover Student Loan Sale Closings:

(in millions)	Amount
Retained Earnings Impact
Gain on sale of student loans	$463
Tax impact of gain on sale of student loans	(112)

Total Retained Earnings Impact	$351

Note 5 – Discover Student Loan Sale Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

The following pro forma adjustments have been included in the Discover Student Loan Sale Transaction Accounting Adjustments columns to give effect as if the Discover Student Loan Sale, excluding the one-time impact of the First Closing of the Discover Student Loan Sale, had been completed on January 1, 2023 in the accompanying unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2024, and the year ended December 31, 2023. All adjustments are based on available information and certain preliminary assumptions that Capital One believes are reasonable under the circumstances.

(a) Represents an adjustment of $(764) million and $(1,033) million for the nine months ended September 30, 2024, and the year ended December 31, 2023, respectively, to Interest income as a result of the Discover Student Loan Sale.

(b) Represents an adjustment of $(53) million, excluding the one-time impact from the reclassification from Unsecuritized loans held for investment to Loans held for sale of $823 million, and $(152) million for the nine months ended September 30, 2024 and the year ended December 31, 2023, respectively, to Provision for credit losses as a result of the Discover Student Loan Sale.

(c) Represents a one-time adjustment of $463 million for the year ended December 31, 2023, to Other non-interest income to reflect the gain on sale as a result of the Discover Student Loan Sale. As noted in the introduction, the First Closing of the Discover Student Loan Sale resulted in a one-time gain of $70 million. This impact is contained within the separate historical unaudited consolidated financial statements of Discover for the nine months ended September 30, 2024 and therefore excluded from this adjustment.

(d) Represents an adjustment to record the estimated income tax impact from the Discover Student Loan Sale Transaction Accounting Adjustments utilizing a statutory income tax rate in effect of 24.2% for the nine months ended September 30, 2024 and the year ended December 31, 2023, respectively. The effective tax rate of Capital One following the mergers could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the pro forma tax rate will likely vary from the actual effective rate in periods subsequent to completion of the mergers. Adjustments to record the estimated income tax impact of the pro forma adjustments consist of the following:

(in millions)	For the Nine Months Ended September 30, 2024	For the Year Ended December 31, 2023
Tax Impact
Gain on sale of student loans	$—	$112
Removal of Provision for credit losses from Discover’s historical results	13	37
Change in income from the Discover Student Loan Sale	(185)	(250)

Total Tax Impact	$(172)	$(101)

Note 6 – Mergers Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments have been reflected in the Mergers Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2024. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

(a) Represents an adjustment of $(117) million to Cash and due from banks for the payment of expected transaction costs related to the mergers for legal fees, advisory services, and accounting and other professional fees.

(b) Represents an adjustment of $(15) million to Securities available for sale to reflect the estimated fair value of residential mortgage-backed securities which are classified as held-to-maturity by Discover. The fair value estimate was prepared in a manner consistent with both Discover’s most recent unaudited financial statements and Capital One’s internal fair value measurements for similar instruments. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available.

(c) Represents adjustments to Unsecuritized loans held for investment consisting of the following:

(in millions)	Amount
Estimate of fair value related to current interest rates and liquidity	$5,730
Estimate of lifetime credit losses on acquired Unsecuritized loans held for investment	(7,178)

Net fair value pro forma adjustments	(1,448)
Gross up of credit mark on Purchase Credit Deteriorated (“PCD”) loans (see Note (e) below for allowance for credit losses)	2,392

Net pro forma transaction accounting adjustment to Unsecuritized loans held for investment	$944

The fair value estimate was prepared in a manner consistent with both Discover’s most recent unaudited financial statements and Capital One’s internal income approach. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available.

(d) Represents adjustments to Loans held in consolidated trusts consisting of the following:

(in millions)	Amount
Estimate of fair value related to current interest rates and liquidity	$1,826
Estimate of lifetime credit losses on acquired Loans held in consolidated trusts	(1,334)

Net fair value pro forma adjustments	492
Gross up of credit mark on PCD loans (see Note (e) below for allowance for credit losses)	445

Net pro forma transaction accounting adjustment to Loans held in consolidated trusts	$937

The fair value estimate was prepared in a manner consistent with both Discover’s most recent unaudited financial statements and Capital One’s internal income approach. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available.

(e) Represents adjustments to Allowance for credit losses consisting of the following:

(in millions)	Amount
Reversal of historical Discover Allowance for credit losses	$8,512
Establishment of the Allowance for credit losses for PCD loans’ estimated lifetime losses	(2,837)

Net pro forma transaction accounting adjustments to Allowance for credit losses	5,675
Establishment of the Allowance for credit losses for non-PCD loans’ estimated lifetime losses recognized through the provision for credit losses	(5,675)

Net change to Allowance for credit losses resulting from the mergers	$—

For purposes of this pro forma presentation, the non-PCD and PCD loan portfolios were estimated to have weighted-average lives of 3 years, and 1 year, respectively.

(f) Represents an adjustment to reflect the goodwill that would have been recorded if the mergers occurred on September 30, 2024:

(in millions)	Amount
Goodwill resulting from the mergers (Note 3)	$15,512
Less: Elimination of Discover’s historical Goodwill	(255)

Net pro forma transaction accounting adjustments to Goodwill	$15,257

(g) Represents adjustments to Other Assets consisting of the following:

(in millions)	Amount	Estimated Useful Life (Years)
Estimated Fair Value – Purchased Credit Card Relationships (i)	$10,049	7
Estimated Fair Value – Core Deposits (i)	374	10
Estimated deferred income taxes (ii)	(2,882)

Net pro forma transaction accounting adjustments to Other Assets	$7,541

(i)

The fair values for identifiable intangible assets are estimated using a market participant approach. The amount of intangibles following the mergers may differ significantly based upon the final assigned fair value of each identifiable intangible asset. As the preliminary estimated fair values could significantly differ from the amounts presented, a sensitivity analysis was performed to assess the impact of a hypothetical change of 10%. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the intangible assets by approximately $1,042 million.

(ii)

Represents an adjustment for the estimated tax impacts of the pro forma adjustments to deferred income taxes as a result of purchase accounting in the unaudited pro forma condensed combined balance sheet by using a statutory tax rate of 24.2% for the nine months ended September 30, 2024. The total effective tax rate of Capital One following the mergers could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for this unaudited pro forma condensed combined financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the mergers and those differences may be material. Components of the estimated deferred income taxes adjustment consist of the following:

(in millions)	Amount
Deferred Tax Impact
Identifiable intangible assets	$(2,522)
Fair value adjustments for acquired financial assets and liabilities	327
Reversal of Discover historical Allowance for credit losses	(2,060)
Allowance for credit losses for non-PCD loans	1,373

Total Deferred Tax Impact	$(2,882)

(h) Represents an adjustment of $262 million to Interest bearing deposits to reflect the estimated fair value of Time deposits. The fair value estimate was prepared in a manner consistent with both Discover’s most recent unaudited financial statements and Capital One’s internal fair value measurements for similar instruments. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available.

(i) Represents an adjustment of $(55) million to Securitized debt obligations to reflect the estimated fair value of long-term borrowings owed to securitization investors. The fair value estimate was prepared in a manner consistent with both Discover’s most recent unaudited financial statements and Capital One’s internal fair value measurements for similar instruments. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available.

(j) Represents an adjustment of $173 million to Senior and subordinated notes to reflect the estimated fair value of other long-term borrowings. The fair value estimate was prepared in a manner consistent with both Discover’s most recent unaudited financial statements and Capital One’s internal fair value measurements for similar instruments. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available.

(k) Represents adjustment of $(28) million to Other liabilities to reflect the estimated tax impact of the transaction costs in connection with the mergers described in Note 6 (a). The estimated tax impact was calculated by using a statutory tax rate of 24.2% for the nine months ended September 30, 2024. The actual tax benefit realized may differ based on the amount and nature of transaction costs actually incurred.

(l) Represents adjustments to Stockholders’ equity consisting of the following:

(in millions)	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated other comprehensive loss	Treasury Stock
Pro forma transaction accounting adjustments:
Elimination of Discover’s adjusted historical equity balances	$—	$(6)	$(5,689)	$(32,820)	$(17)	$21,072
Issuance of shares of Capital One common stock	—	3	44,987	—	—	—
Issuance of shares of Capital One preferred stock	—	—	1,056	—	—	—
Establishment of the Allowance for credit losses for non-PCD loans net of tax	—	—	—	(4,302)	—	—
Represents transaction fees and expenses related to the mergers, net of tax	—	—	—	(89)	—	—

Net pro forma transaction accounting adjustments to equity	$—	$(3)	$40,354	$(37,211)	$(17)	$21,072

Note 7 – Mergers Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

The following pro forma adjustments have been included in the Mergers Transaction Accounting Adjustments columns to give effect as if the mergers had been completed on January 1, 2023 in the accompanying unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2024, and the year ended December 31, 2023:

(a) Represents adjustments to Interest income consisting of the following:

(in millions)	For the Nine Months Ended September 30, 2024	For the Year Ended December 31, 2023
Pro forma transaction accounting adjustments:
Amortization of fair value adjustments to Unsecuritized loans held for investments	$(115)	$(637)
Amortization of fair value adjustments to Loans held in consolidated trusts	(197)	(415)

Net pro forma transaction accounting adjustments to Loans, including loans held for sale	$(312)	$(1,052)

Pro forma amortization is preliminary and based on the use of straight-line amortization over 3 years and 1 year for non-PCD loans and PCD loans, respectively. The amount of amortization following the mergers may differ significantly between periods based upon the final value assigned and amortization methodology.

(b) Represents an adjustment of $(65) million and $(87) million for the nine months ended September 30, 2024, and the year ended December 31, 2023, respectively, to Deposits expense within Interest expense to reflect the amortization of fair value adjustments to Time deposits. Pro forma amortization is preliminary and based on the use of straight-line methodology, using an estimated useful life of three years.

(c) Represents an adjustment of $14 million and $18 million for the nine months ended September 30, 2024, and the year ended December 31, 2023, respectively, to Securitized debt obligation expense within Interest expense to reflect the accretion of fair value adjustment to Securitized debt obligations. Pro forma accretion is preliminary and based on the use of straight-line methodology, using an estimated useful life of three years.

(d) Represents an adjustment of $(44) million and $(58) million for the nine months ended September 30, 2024, and the year ended December 31, 2023, respectively, to Senior and subordinated notes expense within Interest expense to reflect the amortization of fair value adjustment to Senior and subordinated notes. Pro forma amortization is preliminary and based on the use of straight-line methodology, using an estimated useful life of three years.

(e) Reflects a non-recurring adjustment of $5.7 billion for the year ended December 31, 2023, to reflect the establishment of the allowance for credit losses for non-PCD loans upon completion of the mergers.

(f) Represents an adjustment of $117 million for the year ended December 31, 2023, to Professional services expense within Non-interest expense to reflect one-time transaction fees and expenses not reflected in the Historical Consolidated Statement of Income expected to be incurred upon completion of the mergers, which consist of professional, legal, and other merger related fees.

(g) Represents adjustments to Non-interest expenses consisting of the following:

(in millions)	For the Nine Months Ended September 30, 2024	For the Year Ended December 31, 2023
Pro forma transaction accounting adjustments:
Amortization of intangible assets – Purchased Credit Card Relationships	$1,615	$2,512
Amortization of intangible assets – Core Deposits	46	68

Net pro forma transaction accounting adjustments to Amortization of intangibles expense	$1,661	$2,580

Pro forma amortization is preliminary and based on the use of the sum-of-the-years’ digits method. The amount of amortization following the mergers may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $166 million and $258 million for the nine months ended September 30, 2024 and the year ended December 31, 2023, respectively.

The effect on operating results for the five years following the mergers based on the use of sum-of-the-years’ digits for the Purchased Credit Card Relationships is as follows:

(in millions)	Effect on Operating Results
For the Year Ended December 31,
Remaining period of 2024	$538
2025	1,794
2026	1,436
2027	1,077
2028	718

(h) Represents an adjustment to record the estimated income tax impact of the pro forma adjustments utilizing a statutory income tax rate in effect of 24.2% for the nine months ended September 30, 2024 and the year ended December 31, 2023, respectively. The effective tax rate of Capital One following the mergers could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the pro forma tax rate will likely vary from the actual effective rate in periods subsequent to completion of the mergers. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities. Adjustments to record the estimated income tax impact of the pro forma adjustments consist of the following:

(in millions)	For the Nine Months Ended September 30, 2024	For the Year Ended December 31, 2023
Tax Impact
Amortization of fair value adjustment for identifiable intangible assets	$(402)	$(624)
Amortization of fair value adjustments for financial assets acquired and financial liabilities assumed	(53)	(224)
Deferred income taxes related to Allowance for credit losses for non-PCD loans	—	(1,373)
Transaction costs of the mergers	—	(28)

Total Tax Impact	$(455)	$(2,249)

(i) Represents the adjustment to earnings per share for the nine months ended September 30, 2024 and the year ended December 31, 2023, respectively, to present pro forma basic and diluted weighted average shares of Capital One following the mergers using the historical weighted average shares of Capital One common stock outstanding combined with the additional Capital One common stock issued in conjunction with the mergers. Due to the net loss for the year ended December 31, 2023, there are no common shares added to calculate dilutive earnings per share for this period because the effect would be anti-dilutive. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted earnings per share:

(in millions, except per share data)	For the Nine Months Ended September 30, 2024	For the Year Ended December 31, 2023
Pro forma weighted average shares:
Historical weighted average Capital One common stock outstanding – basic	382.8	382.4
Issuance of shares to Discover common stock shareholders	256.1	256.1

Pro forma weighted average shares – basic	638.9	638.5

Pro forma weighted average shares:
Historical weighted average Capital One common stock outstanding – diluted	383.7	383.4
Issuance of shares to Discover common stock shareholders	256.1	256.1

Pro forma weighted average shares – diluted	639.8	639.5

Pro forma earnings per share – basic and diluted:
Pro forma net income (loss) attributable to common shareholders	$4,623	$(68)
Pro forma basic earnings per share	7.24	(0.11)

Pro forma diluted earnings per share	$7.23	$(0.11)

DESCRIPTION OF CAPITAL ONE CAPITAL STOCK

As a result of the mergers, Discover stockholders who receive shares of Capital One common stock in the first merger will become Capital One stockholders. Your rights as a Capital One stockholder will be governed by Delaware law, the Capital One charter and the Capital One bylaws. The following description of the material terms of Capital One’s capital stock, including the common stock to be issued in the first merger, does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of Delaware law, the Capital One charter and the Capital One bylaws and federal law governing bank holding companies. The Capital One charter and Capital One bylaws are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. The following summary does not include a summary of material terms of the new Capital One preferred stock or the new Capital One depositary shares. For more information on the terms of the new Capital One preferred stock or the new Capital One depositary shares, see the section entitled “Description of New Capital One Preferred Stock” beginning on page 177.

General

As of the date of this joint proxy statement/prospectus, Capital One has 1,050,000,000 shares of authorized capital stock, consisting of 1,000,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of the Capital One record date, there were [    ] shares of Capital One common stock and 4,975,000 shares of Capital One preferred stock issued and outstanding and [    ] shares of Capital One common stock reserved for issuance under various stock-based equity plans. All outstanding shares of Capital One capital stock are fully paid and non-assessable.

Common Stock

Voting and Other Rights. Each share of Capital One common stock is entitled to one vote on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the Capital One charter or the Capital One bylaws, a majority of the votes cast is required for all actions to be taken by stockholders. Directors in uncontested elections are elected by a majority of votes cast; however, in contested elections, a plurality standard applies.

Capital One stockholders do not have cumulative voting rights in the election of directors, which means that the holders of a majority of the votes cast in an election of directors can elect all of the directors. Shares of common stock also do not have any preemptive, subscription, redemption, sinking fund or conversion rights. The foregoing rights may be subject to voting and other rights that Capital One may grant from time to time to the holders of other classes of its securities.

Distributions. To the extent outstanding Capital One preferred stock provides for a dividend preference, any dividends payable on Capital One common stock are subject to such preference. Dividends must be declared by the Capital One board of directors out of legally available funds. If Capital One liquidates, dissolves or winds up its affairs, then Capital One stockholders are entitled to share proportionately in the assets available for distribution to common stockholders.

Listing. Capital One common stock is listed on the NYSE under the symbol “COF.”

Preferred Stock

General

Each series of Capital One preferred stock is a single series of Capital One’s authorized preferred stock. Shares of the Capital One preferred stock are fully paid and non-assessable. Computershare Trust Company, N.A., the depositary, is the sole holder of shares of the Capital One preferred stock that are represented by depositary shares. The Capital One series M preferred stock is not represented by Capital One depositary shares. The holders of Capital One depositary shares are required to exercise their proportional rights in the Capital One preferred stock through the depositary, as described below.

Shares of a series of Capital One preferred stock rank senior to Capital One common stock, equally with each other series of Capital One preferred stock, and at least equally with each other series of preferred stock Capital One may issue if provided for in the certificate of designations relating to such preferred stock or otherwise (except for any senior stock that may be issued with the requisite consent of the holders of the Capital One preferred stock and all other parity stock (as defined below), if any), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up. In addition, Capital One, subject to the discretion of its board of directors, will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims). Further, the Capital One preferred stock may be fully subordinated to interests held by the U.S. government in the event that Capital One enters into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the Orderly Liquidation Authority of the Dodd-Frank Act.

The Capital One preferred stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of Capital One. The Capital One preferred stock has no stated maturity and will not be subject to any sinking fund or other obligation of Capital One to redeem or repurchase the Capital One preferred stock.

Capital One reserves the right to re-open any series of Capital One preferred stock and issue additional shares of such series of Capital One preferred stock either through public or private sales at any time and from time to time. The additional shares would form a single series with the Capital One preferred stock of such series already outstanding. In addition, Capital One may from time to time, without notice to or consent of holders of the Capital One preferred stock or the Capital One depositary shares, issue additional shares of preferred stock that rank equally with or junior to the Capital One preferred stock.

Dividends

General

Dividends on the Capital One preferred stock are not cumulative. If the Capital One board of directors or a duly authorized committee thereof does not declare a dividend on a series of Capital One preferred stock in respect of a dividend period, then no dividend will be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and Capital One will have no obligation to pay any dividend for that dividend period, whether or not the Capital One board of directors or a duly authorized committee thereof declares a dividend on the Capital One preferred stock for any future dividend period. A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date.

Holders of Capital One preferred stock of a series (except series M preferred stock) are entitled to receive, when, as, and if declared by the Capital One board of directors or a duly authorized committee thereof, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the liquidation preference of such Capital One preferred stock at a rate equal to the applicable percentage per annum described below for each quarterly dividend period from the original issue date of the related Capital One depositary shares through the redemption date of such Capital One preferred stock, if any. In the event that Capital One issues additional shares of a series of Capital One preferred stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares.

If declared by the Capital One board of directors or a duly authorized committee thereof, Capital One will pay dividends (i) on the outstanding Capital One series I preferred stock, when, as, and if declared by the Capital

One board of directors at a rate of 5.000% per annum; (ii) on the outstanding Capital One series J preferred stock, when, as, and if declared by the Capital One board of directors at a rate of 4.800% per annum; (iii) on the outstanding Capital One series K preferred stock, when, as, and if declared by the Capital One board of directors at a rate of 4.625% per annum; (iv) on the outstanding Capital One series L preferred stock, when, as, and if declared by the Capital One board of directors at a rate of 4.375% per annum; and (v) on the outstanding Capital One series N preferred stock, when, as, and if declared by the Capital One board of directors at a rate of 4.250% per annum. Dividends on the Capital One preferred stock are payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid. A business day means any weekday that is not a legal holiday in New York, New York, and is not a day on which banking institutions in New York, New York, are closed.

Holders of Capital One series M preferred stock are entitled to receive, when, as, and if declared by the Capital One board of directors or a duly authorized committee thereof, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the liquidation preference of such Capital One preferred stock. Dividends will accrue when, as, and if declared, from the date of issuance to, but excluding, September 1, 2026 at a fixed rate equal to 3.950% per annum, and from and including September 1, 2026 to, but excluding, the redemption date of the Capital One series M preferred stock, if any, for each series M reset period, at a rate equal to the treasury rate (as defined below) as of the most recent series M reset dividend determination date plus a spread of 3.157% per annum. In the event that Capital One issues additional shares of Capital One series M preferred stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares.

For purposes of the Capital One series M preferred stock, the “series M reset date” means September 1, 2026 and each subsequent date falling on the fifth (5th) anniversary of the preceding series M reset date, and if any reset date, including September 1, 2026, falls on a day that is not a business day, such reset date will not be adjusted to a day that is a business day. The “series M reset period” means initially the period from and including September 1, 2026 to, but excluding, the next following series M reset date, and thereafter each period from and including each series M reset date to, but excluding, the next following series M reset date. The “series M reset dividend determination date” means, in respect of any series M reset period, the day falling three (3) business days prior to the beginning of such series M reset period.

For each series M reset period, the “treasury rate” will be determined by Computershare Trust Company, N.A. (the “calculation agent”) on the applicable series M reset dividend determination date as follows: (i) the treasury rate will be the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, appearing under “Treasury Constant Maturities,” for the five (5) business days immediately preceding the series M reset dividend determination date for that series M reset period, available on or by reference to the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board as of 5:00 p.m. (Eastern Time) as of such series M reset dividend determination date, as determined by the calculation agent in its sole discretion, or (ii) if no calculation is provided as described above, then the calculation agent will use a substitute or successor rate that Capital One or its designee have determined, in their sole discretion, after consulting any source that Capital One or its designee deem to be reasonable, is the industry-accepted substitute or successor for the treasury rate or if there is no such industry-accepted substitute or successor for the treasury rate, a substitute or successor rate that is most comparable to the treasury rate. Upon selection of a substitute or successor rate, the calculation agent may apply any technical, administrative or operational change that Capital One or its designee may determine after consulting any source Capital One or its designee deem to be reasonable, including with respect to the day count convention, the business day convention, the definition of business day, the series M reset dividend determination date and any other relevant methodology or definition for calculating such substitute or successor rate, including any adjustment factor that Capital One or its designee determine is needed to make such substitute or successor rate comparable to the treasury rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate. If the calculation agent, Capital One or its designee are unable to determine a substitute or successor base rate in accordance with the foregoing, then the treasury rate will be the same interest rate determined for the prior series M reset dividend determination date or, if applicable with respect to the first series M reset dividend determination date, 0.793%.

Absent manifest error, any determination by the calculation agent, Capital One or its designee of the dividend rate for a series M dividend period shall be binding and conclusive. The determination or calculation by the calculation agent, Capital One or its designee of any dividend rate, dividends for any series M dividend period and any technical, administrative or operational changes that the calculation agent, Capital One, or its designee determine for calculating any substitute or successor base rate, shall be maintained on file at Capital One’s principal offices and shall be made available to any holder of Capital One Series M preferred stock upon request.

Dividends are payable to holders of record of Capital One preferred stock as they appear on the stock register on the applicable record date, which will be the fifteenth (15th) calendar day before the applicable dividend payment date, or such other record date, not exceeding thirty (30) days before the applicable payment date, as will be fixed by the Capital One board of directors or a duly authorized committee thereof. The corresponding record dates for the Capital One depositary shares are the same as the record dates for the applicable series of Capital One preferred stock.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date. Dividends payable on each series of Capital One preferred stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation are rounded to the nearest cent, with one-half cent being rounded upward. Dividends on a series of Capital One preferred stock will cease to accrue on the redemption date, if any, as described below in the section entitled “—Redemption,” unless Capital One defaults in the payment of the redemption price of the shares of the Capital One preferred stock called for redemption.

Capital One’s ability to pay dividends on the Capital One preferred stock depends on the ability of its subsidiaries, including Capital One Bank, to pay dividends to Capital One. The ability of Capital One and Capital One Bank to pay dividends in the future is subject to bank regulatory requirements and capital guidelines and policies established by the Federal Reserve Board and the OCC.

So long as any share of Capital One preferred stock of a series remains outstanding, (1) no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock, or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan), (2) no shares of junior stock will be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of Capital One’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in junior stock in the ordinary course of business, (viii) purchases by any of Capital One’s broker-dealer subsidiaries of Capital One capital stock for resale pursuant to an offering by Capital One of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by Capital One or any of its subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by Capital One or any of its subsidiaries), including as trustees or custodians, nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by Capital One), and (3) no shares of parity stock, if any, will be repurchased, redeemed or otherwise acquired for consideration by Capital One, directly or indirectly, during a dividend period (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Capital One preferred stock of such series and such parity stock, if any, (ii) as a result of a reclassification of parity stock for or into other parity stock, (iii) the exchange or conversion of parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of Capital One’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in parity stock in the ordinary course of business, (viii) purchases by any of Capital One’s broker-dealer subsidiaries of Capital One capital stock for resale pursuant to an offering by Capital One of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by Capital One or any of its subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by Capital One or any of its subsidiaries), including as trustees or custodians, nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by Capital One) unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of Capital One preferred stock of such series have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment.

Capital One will not declare or pay or set apart funds for the payment of dividends on any securities which rank equally with the Capital One preferred stock of a series, if any, unless Capital One has paid or set apart funds for the payment of dividends on such Capital One preferred stock. When dividends are not paid in full upon the shares of such Capital One preferred stock and parity stock, if any, all dividends declared upon shares of such Capital One preferred stock and parity stock, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on such Capital One preferred stock, and accrued dividends, including any accumulations, if any, on parity stock, if any, bear to each other.

As used in this section, “junior stock” means Capital One common stock and any other class or series of stock of Capital One hereafter authorized over which Capital One preferred stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of Capital One.

As used in this section, “parity stock” means any other class or series of stock of Capital One that ranks on a parity with the Capital One preferred stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of Capital One. Each series of Capital One preferred stock ranks on a parity with each other series of Capital One preferred stock.

As used in this section, “senior stock” means any other class or series of stock of Capital One ranking senior to the Capital One preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of Capital One.

Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Capital One board of directors or a duly authorized committee thereof, may be declared and paid on Capital One common stock and any other stock ranking equally with or junior to the Capital One preferred stock from time to time out of any assets legally available for such payment, and the holders of Capital One preferred stock will not be entitled to participate in any such dividend.

Dividends on the Capital One preferred stock will not be declared, paid or set aside for payment to the extent such act would cause Capital One to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Redemption

Optional Redemption

The Capital One preferred stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Capital One may redeem the Capital One preferred stock at its option, in whole or in part, from time to time, on any dividend payment date on or after (i) December 1, 2024, with respect to the Capital One series I preferred stock, (ii) June 1, 2025, with respect to the Capital One series J preferred stock, (iii) December 1, 2025, with respect to the Capital One series K preferred stock, (iv) September 1, 2026, with respect to the Capital One series L preferred stock, (v) September 1, 2026, with respect to the Capital One series M preferred stock and (vi) September 1, 2026, with respect to the Capital One series N preferred stock, in each case at a redemption price equal to $1,000 per share (equivalent to $25 per Capital One depositary share, to the extent applicable), plus any declared and unpaid dividends. Neither the holders of a series of Capital One preferred stock nor holders of the related Capital One depositary shares will have the right to require the redemption or repurchase of such Capital One preferred stock.

Redemption Following a Regulatory Capital Treatment Event

Capital One may redeem shares of a series of Capital One preferred stock at any time within ninety (90) days following a regulatory capital treatment event, in whole but not in part, at a redemption price equal to $1,000 per share (equivalent to $25 per Capital One depositary share, to the extent applicable) plus any declared and unpaid dividends on the shares of such Capital One preferred stock called for redemption up to the redemption date. A “regulatory capital treatment event” means, for purposes of this section, the good faith determination by Capital One that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of such Capital One preferred stock; (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of such Capital One preferred stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of such Capital One preferred stock, there is more than an insubstantial risk that Capital One will not be entitled to treat the full liquidation value of the shares of such Capital One preferred stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of such Capital One preferred stock is outstanding. Dividends will cease to accrue on those shares on the redemption date. Redemption of a series of Capital One preferred stock is subject to Capital One’s receipt of any required prior approvals from the Federal Reserve Board and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve Board applicable to the redemption of the Capital One preferred stock.

Redemption Procedures

If shares of a series of Capital One preferred stock are to be redeemed, then the notice of redemption will be sent to the holders of record of such Capital One preferred stock to be redeemed, sent (i) not less than thirty (30) days nor more than sixty (60) days (in the case of the Capital One series L preferred stock, and the Capital One series N preferred stock), (ii) not less than fifteen (15) days nor more than sixty (60) days (in the case of the Capital One series I preferred stock, the Capital One series J preferred stock, and the Capital One series K preferred stock), or (iii) not less than ten (10) days nor more than sixty (60) days (in the case of the Capital One series M preferred stock), prior to the date fixed for redemption thereof (provided that, if the Capital One preferred stock or Capital One depositary shares representing such Capital One preferred stock are held in book-entry form through the Depository Trust Company (“DTC”), Capital One may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares of such Capital One preferred stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, then the number of shares of such Capital One preferred stock to be redeemed from the holder;

•	the redemption price; and

•	the place or places where the certificates evidencing shares of such Capital One preferred stock are to be surrendered for payment of the redemption price.

On and after the redemption date, dividends will cease to accrue on shares of such Capital One preferred stock, and such shares of Capital One preferred stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, including rights described below in the section entitled “—Voting Rights,” except the right to receive the redemption price plus any declared and unpaid dividends. See the section entitled “—Depositary Shares” below for information about redemption of the Capital One depositary shares relating to the Capital One preferred stock.

In case of any redemption of only part of the shares of a series of Capital One preferred stock at the time outstanding, the shares to be redeemed will be selected pro rata or by lot. Subject to the terms described herein, the Capital One board of directors will have full power and authority to prescribe the terms and conditions upon which shares of such series of Capital One preferred stock will be redeemed from time to time.

Under the Federal Reserve Board’s current risk-based capital guidelines applicable to bank holding companies, any redemption of a series of Capital One preferred stock is subject to prior approval by the Federal Reserve Board. Any redemption of a series of Capital One preferred stock is subject to Capital One’s receipt of any required prior approval by the Federal Reserve Board and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve Board applicable to redemption of such series of Capital One preferred stock.

Neither the holders of a series of Capital One preferred stock nor the holders of the related Capital One depositary shares have the right to require the redemption or repurchase of such Capital One preferred stock.

Liquidation Rights

In the event Capital One liquidates, dissolves or winds up its business and affairs, either voluntarily or involuntarily, then holders of the Capital One preferred stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25 per Capital One depositary share, to the extent applicable), plus any declared and unpaid dividends, without accumulation of any undeclared dividends before Capital One makes any distribution of assets to Capital One stockholders or any other class or series of shares ranking junior to the Capital One preferred stock. Holders of the Capital One preferred stock will not be entitled to any other amounts from Capital One after they have received their full liquidating distribution.

In any such distribution, if the assets of Capital One are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Capital One preferred stock and all holders of parity stock, if any, as to such distribution with the Capital One preferred stock, the amounts paid to the holders of Capital One preferred stock and parity stock, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Capital One preferred stock and parity stock, if any, then the holders of junior stock will be entitled to receive all remaining assets of Capital One according to their respective rights and preferences.

In addition, Capital One, subject to the discretion of its board of directors, will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims). Further, the Capital

One preferred stock may be fully subordinated to interests held by the U.S. government in the event that Capital One enters into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the Orderly Liquidation Authority of the Dodd-Frank Act.

For purposes of this section, the merger or consolidation of Capital One with any other entity, including a merger or consolidation in which the holders of Capital One preferred stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of Capital One for cash, securities or other property, will not constitute a liquidation, dissolution or winding-up of Capital One.

Because Capital One is a holding company, Capital One’s rights and the rights of Capital One’s creditors and Capital One’s stockholders, including the holders of the Capital One preferred stock, to participate in the assets of any of Capital One’s subsidiaries, including Capital One Bank upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that Capital One is a creditor with recognized claims against the subsidiary.

Voting Rights

Except as provided below, the holders of the Capital One preferred stock will have no voting rights.

Right to Elect Two Directors upon Nonpayment

If Capital One fails to pay, or declare and set apart for payment, dividends on outstanding shares of a series of Capital One preferred stock for six (6) quarterly dividend periods, whether or not consecutive, then the number of directors on the Capital One board of directors will be increased by two at Capital One’s first annual meeting of the stockholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one (1) year on all outstanding shares of such Capital One preferred stock entitled thereto have been paid, or declared and set apart for payment, in full, the holders of shares of such Capital One preferred stock will have the right, voting separately as a class together with holders of any other equally ranked series of Capital One preferred stock that have similar voting rights, if any, to elect such two additional members of the Capital One board of directors to hold office for a term of one (1) year; provided that the Capital One board of directors will at no time include more than two additional directors elected by holders of shares of all series of the Capital One preferred stock and any other equally ranked series of Capital One preferred stock having similar voting rights, if any, voting together as one class. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional directors so elected will forthwith terminate, and the number of directors will be reduced by two, and such voting right of the holders of shares of Capital One preferred stock will cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described above.

In addition, if and when the rights of holders of Capital One preferred stock terminate for any reason, including under circumstances described above in the section entitled “—Redemption,” such voting rights will terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends), and the terms of any additional directors elected by the holders of Capital One preferred stock and any other equally ranked series of preferred stock having similar voting rights, if any, will terminate automatically and the number of directors reduced by two, assuming that the rights of holders of such equally ranked series of preferred stock have similarly terminated.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of preferred stock are or become entitled to vote separately for the election of directors as a class, such series, along with any other holders of stock that are entitled to vote for the election of directors with that series, will be deemed a class of voting securities. A company holding 25% or more of that class, or less if it otherwise exercises a “controlling influence” over Capital One, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company or systemically significant nonbank financial company will be required to obtain the prior approval of the Federal Reserve Board under the BHC Act to acquire or retain more than 5% of that class. Any other person (other than a bank holding company or systemically significant nonbank financial company) will be required to obtain the non-objection of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that class.

Other Voting Rights

So long as any shares of Capital One preferred stock of a series remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of such Capital One preferred stock, voting separately as a class, will be required to:

•

authorize or increase the authorized amount of, or issue shares of, any class or series of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

•

amend the provisions of the Capital One charter so as to adversely affect the powers, preferences, privileges or rights of such Capital One preferred stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued preferred stock or authorized common stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to such Capital One preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding-up of Capital One will not be deemed to adversely affect the powers, preferences, privileges or rights of such Capital One preferred stock; or

•

consummate a binding share-exchange or reclassification involving such Capital One preferred stock, or a merger or Capital One’s consolidation with or into another entity unless (i) the shares of such Capital One preferred stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Capital One preferred stock of such series or new preferred securities have terms that are not materially less favorable than such Capital One preferred stock.

The foregoing will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of such Capital One preferred stock have been redeemed.

Voting Rights under Delaware Law

Delaware law provides that the holders of Capital One preferred stock will have the right to vote separately as a class on any amendment to the Capital One charter that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of Capital One preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected will be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in the Capital One charter.

Preemptive and Conversion Rights

The holders of the Capital One preferred stock do not have any preemptive or conversion rights.

Depositary Shares

General

The Capital One depositary shares represent proportional fractional interests in shares of the applicable series of Capital One preferred stock. Each Capital One depositary share represents a 1/40th interest in a share of the applicable series of Capital One preferred stock, and is evidenced by depositary receipts. Capital One has deposited the underlying shares of the applicable Capital One preferred stock with the depositary pursuant to the Deposit Agreements. Subject to the terms of the Deposit Agreements, each holder of a Capital One depositary share is entitled, through the depositary, in proportion to the applicable fraction of a share of Capital One preferred stock represented by such Capital One depositary share, to all the rights and preferences of the Capital One preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).

In this section, references to “holders” of Capital One depositary shares mean those who own Capital One depositary shares registered in their own names on the books that Capital One or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in Capital One depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described below in the section entitled “—Book-Entry Procedures and Settlement.”

Following the issuance the Capital One series I preferred stock, the Capital One series J preferred stock, the Capital One K preferred stock, the Capital One Series L preferred stock and the Capital One Series N preferred stock, Capital One deposited such Capital One preferred stock with the depositary, which then issued the Capital One depositary shares.

Dividends and Other Distributions

Each dividend payable on a Capital One depositary share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Capital One preferred stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Capital One preferred stock to the record holders of Capital One depositary shares relating to the underlying Capital One preferred stock in proportion to the number of Capital One depositary shares held by the holders. If Capital One makes a distribution other than in cash, the depositary will distribute any property received by it to the record holders of Capital One depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with Capital One’s approval, sell the property and distribute the net proceeds from the sale to the holders of the Capital One depositary shares.

Record dates for the payment of dividends and other matters relating to the Capital One depositary shares will be the same as the corresponding record dates for each series of Capital One preferred stock.

The amounts distributed to holders of Capital One depositary shares will be reduced by any amounts required to be withheld by the depositary or by Capital One on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Capital One depositary shares or the shares of the Capital One preferred stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If Capital One redeems a series of Capital One preferred stock represented by Capital One depositary shares, then the related Capital One depositary share will be redeemed from the proceeds received by the depositary resulting from the redemption of such Capital One preferred stock held by the depositary. The redemption price per Capital One depositary share is expected to be equal to 1/40th of the redemption price per share payable with respect to such Capital One preferred stock (or $25 per Capital One depositary share), plus any declared and unpaid dividends.

Whenever Capital One redeems shares of a series of Capital One preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of Capital One depositary shares representing shares of Capital One preferred stock so redeemed. If fewer than all of the outstanding Capital One depositary shares of a series are redeemed, then the depositary will select the Capital One depositary shares of such series to be redeemed pro rata or by lot. The depositary will send notice of redemption to record holders of such Capital One depositary shares (i) not less than thirty (30) days nor more than sixty (60) days (in the case of the Capital One series L depositary shares, and the Capital One series N depositary shares) or (ii) not less than fifteen (15) days nor more than sixty (60) days (in the case of the Capital One series I depositary shares, the Capital One series J depositary shares, and the Capital One series K depositary shares), prior to the date fixed for redemption of such Capital One preferred stock and the related Capital One depositary shares.

Voting the Preferred Stock

Because each Capital One depositary share represents a 1/40th interest in a share of the applicable series of Capital One preferred stock, holders of depositary receipts will be entitled to 1/40th of a vote per Capital One depositary share under those limited circumstances in which holders of the Capital One preferred stock are entitled to a vote.

When the depositary receives notice of any meeting at which the holders of the Capital One preferred stock are entitled to vote, the depositary will send the information contained in the notice to the record holders of the Capital One depositary shares relating to the Capital One preferred stock. Each record holder of the Capital One depositary shares on the record date, which will be the same date as the record date for the Capital One preferred stock, may instruct the depositary to vote the amount of the Capital One preferred stock represented by the holder’s Capital One depositary shares. To the extent possible, the depositary will vote the amount of the Capital One preferred stock represented by Capital One depositary shares in accordance with the instructions it receives. Capital One has agreed to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Capital One depositary shares representing Capital One preferred stock, it will not vote the amount of Capital One preferred stock represented by such Capital One depositary shares.

Depositary

Computershare Trust Company, N.A. is the depositary for the Capital One depositary shares. Capital One may, in its sole discretion, remove the depositary in accordance with the agreement between Capital One and the depositary; provided that Capital One will appoint a successor depositary who will accept such appointment prior to the effectiveness of its removal.

Form of Preferred Stock and Depositary Shares

The Capital One series M preferred stock and the Capital One depositary shares have been issued in book-entry form through DTC, as described below in the section entitled “—Book-Entry Procedures and Settlement.” The Capital One preferred stock other than the Capital One series M preferred stock has been issued in registered form to the depositary.

Listing of Depositary Shares

The Capital One depositary shares are listed on the New York Stock Exchange under the following symbols:

•	Series I Capital One depositary shares: “COFPRI”

•	Series J Capital One depositary shares: “COFPRJ”

•	Series K Capital One depositary shares: “COFPRK”

•	Series L Capital One depositary shares: “COFPRL”

•	Series N Capital One depositary shares: “COFPRN”

Book-Entry Procedures and Settlement

Capital One has issued the Capital One depositary shares and the Capital One series M preferred stock under a book-entry system in the form of global depositary receipts and global certificates, respectively (collectively, “global securities”). Capital One has registered the global securities in the name of a nominee for DTC. The global depositary receipts have been deposited with the depositary.

DTC is the only registered holder of the Capital One series M preferred stock and the depositary receipts representing the Capital One depositary shares and is considered the sole owner of the global certificates and depositary receipts for purposes of the applicable deposit agreement.

Global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may be held through the Euroclear system (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), each as indirect participants in DTC. Transfers of beneficial interests in the global securities are subject to the applicable rules and procedures of DTC and its direct and indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time.

Direct participants in DTC’s system include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC’s system also is available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which Capital One collectively calls indirect participants. Persons that are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

Ownership of beneficial interests in the global securities are limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC or its nominee (with respect to participants) and the records of participants and indirect participants (with respect to other owners of beneficial interests in the global securities).

All interests in a global depositary receipt, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in depositary receipts or Capital One preferred stock to certain purchasers. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global security to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

So long as DTC or any successor depositary for a global security, or any nominee, is the registered holder of such global security, DTC or such successor depositary or nominee will be considered the sole owner or holder of the Capital One preferred stock or Capital One depositary shares represented by such depositary receipts for all purposes. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have Capital One preferred stock or Capital One depositary shares represented by such depositary receipt registered in their names, will not receive or be entitled to receive physical delivery of Capital One preferred stock or Capital One depositary shares or depositary receipts in definitive form, and will not be considered the owners or holders thereof for any purpose. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder. Capital One understands that, under existing industry practices, in the event that it requests any action of holders or that an owner of a beneficial interest in the depositary receipts or preferred stock desires to give any consent or take any action under the applicable deposit agreement or with respect to such ownership interest, DTC or any successor depositary would authorize the participants holding the relevant beneficial interests to give or take such action or consent, and such participants would authorize beneficial owners owning through such participants to give or take such action or consent or would otherwise act upon the instructions of beneficial owners owning through them.

Payment of dividends, if any, distributions upon liquidation or other distributions with respect to the Capital One depositary shares or shares of Capital One preferred stock that are registered in the name of or held by DTC or any successor depositary or nominee will be payable to DTC or such successor depositary or nominee, as the case may be, in its capacity as registered holder of the global securities representing the Capital One depositary shares or the Capital One preferred stock. The depositary will treat the persons in whose names the Capital One depositary shares, including the depositary receipts, and the Capital One Series M preferred stock are registered as the owners of such securities for the purpose of receiving payments and for all other purposes. Consequently, neither Capital One, nor any depositary, nor any agent of Capital One or any such depositary will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, or for any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

Capital One has been advised by DTC that its current practice, upon receipt of any payment of dividends, distributions upon liquidation or other distributions with respect to the global securities, is to credit participants’ accounts with payments on the payment date, unless DTC has reason to believe it will not receive payments on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the relevant security as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the global securities held through such participants and indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such participants or indirect participants, and will not be the responsibility of Capital One, any depositary, nor any agent of Capital One or of any such depositary. Neither Capital One nor any such depositary or agent will be liable for any delay by DTC or by any participant or indirect participant in identifying the beneficial owners of the Capital One depositary shares or Capital One preferred stock, and Capital One and any such depositary or agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Capital One, nor any depositary, nor any agent of Capital One or of any such depositary will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Anti-Takeover Provisions of the Capital One Charter and Capital One Bylaws

Certain provisions in the Capital One charter and Capital One bylaws could make it more difficult or discourage a tender offer, proxy contest or other takeover attempt that is opposed by the Capital One board of directors but which might be favored by the stockholders. Certain provisions are summarized below.

Board of Directors. The Capital One charter and Capital One bylaws provide that, other than directors elected by any series of Capital One preferred stock, directors will be elected annually to one-year terms in office.

Number of Directors; Removal; Filling Vacancies. The Capital One bylaws provide that the Capital One board of directors must consist of between three and seventeen directors, and vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum remains in office, unless the Capital One board of directors determines otherwise. Therefore, unless the Capital One bylaws are further amended (or the Capital One board of directors determines otherwise), the Capital One board of directors could prevent any stockholder from enlarging the Capital One board of directors and filling the new directorships with the stockholder’s own nominees.

Under Delaware law and the Capital One charter, directors may be removed for or without cause. The Capital One charter also provides that directors may only be removed, whether for or without cause, upon the affirmative vote of holders of at least a majority of the voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Blank Check Preferred. The Capital One board of directors is authorized, without stockholder approval, to create and provide for the issuance of up to an aggregate of 50,000,000 shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions on the shares of each such series.

The authority to designate preferred stock may be used to issue a series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of the common stock, or be used as a method of determining, delaying or preventing a change of control.

Stockholder Action by Written Consent; Special Meetings. Stockholder action can be taken only at an annual or special meeting of stockholders or by written consent in accordance with the applicable provisions set forth in the Capital One charter and Capital One bylaws. Under circumstances described in the Capital One charter and Capital One bylaws, special meetings of stockholders can be called by the chair of the Capital One board of directors or by the Capital One board of directors pursuant to a resolution adopted by a majority of the authorized number of directors. Under the Capital One charter, stockholders have the right to request that Capital One call a special meeting of stockholders or to request that stockholder action be taken by written consent in lieu of a meeting, provided in each case that the requesting stockholders own 25% or more of the then-outstanding shares of stock entitled to vote on the matters proposed to be brought before the special meeting or the actions proposed to be taken by written consent, as applicable, and satisfy certain requirements set forth in the Capital One charter and Capital One bylaws. These requirements include a “net long” definition of stock ownership for purposes of determining whether stockholders requesting a special meeting or action by written consent satisfy the 25% ownership threshold, so that only stockholders with full and continuing economic interest and voting rights in Capital One’s stock can request a special meeting or action by written consent. In addition, the Capital One bylaws set forth certain procedural requirements that the Capital One board of directors believes are appropriate to avoid duplicative or unnecessary special meetings or actions by written consent. Moreover, any special meeting of stockholders is limited to the business in the notice of the special meeting sent to the stockholders before the meeting, including any business stated in a valid special meeting request (in the case of a stockholder-requested special meeting).

The ability to take stockholder action by written consent or to request special meetings may be precluded if stockholders fail to satisfy the requirements in the Capital One charter and Capital One bylaws. You should refer to these documents for more information about the requirements.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. Only people who are nominated by, or at the direction of, the Capital One board of directors, or by a stockholder who has given proper written notice prior to a meeting at which directors are to be elected, will be eligible for election as directors. Business conducted at an annual meeting is limited to the business brought before the meeting by, or at the direction of, the chair of the Capital One board of directors, the Capital One board of directors or a stockholder who has given proper notice. A stockholder’s notice to Capital One proposing to nominate a person for election as a director must contain certain information described in the Capital One bylaws and be submitted in compliance with the time frames specified in the Capital One bylaws.

You should refer to the Capital One bylaws for more information, including the process and timing requirements for a stockholder notice.

Some of the effects of the provisions described above and in the Capital One bylaws include:

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the Capital One board of directors will have a longer period to consider the qualifications of the proposed nominees or the substance of other business proposed to be brought before an annual meeting and, if deemed necessary or desirable, to inform stockholders about the Capital One board of directors’ views on these matters;

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there will be an orderly procedure for conducting annual meetings of stockholders and informing stockholders, prior to the meetings, of any nominations or other business proposed to be conducted at the meetings, including any Board recommendations; and

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contests for the election of directors or the consideration of stockholder proposals will be precluded if the procedures are not followed. Third parties may therefore be discouraged from conducting a solicitation of proxies to elect their own slate of directors or to approve their own proposal.

Business Combinations. Under the Capital One charter, certain mergers, share exchanges or sales of Capital One’s assets with or to interested stockholders, as defined below, must be approved by the affirmative vote of the holders of at least a majority of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, including a majority of such stock not owned directly or indirectly by any interested stockholder or any affiliate of any interested stockholder. The Capital One charter requires this affirmative vote even if no vote is required, or a lesser percentage is specified, by law or any national securities exchange or otherwise. This majority affirmative vote is not required in two situations (and a business combination will require only the vote required by law or any other applicable provision of the Capital One charter). First, it is not required if the business combination has been approved by a majority of uninterested, continuing directors. Second, it is not required if certain price and procedure requirements designed to ensure that Capital One’s stockholders receive a “fair price” for their common stock are satisfied. The Capital One charter defines an interested stockholder as any person, other than Capital One or any of its subsidiaries, who or which:

•	itself, or along with its affiliates, beneficially owns, directly or indirectly, more than 5% of the then-outstanding shares of stock entitled to vote generally in the election of directors;

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is an affiliate of Capital One and at any time within the two (2)-year period immediately prior to the date in question itself or along with its affiliates beneficially owned, directly or indirectly, 5% or more of the then-outstanding shares of stock entitled to vote generally in the election of directors; or

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owns any shares of the then-outstanding shares of stock entitled to vote generally in the election of directors which were at any time within the two (2)-year period immediately prior to the date in question beneficially owned by any interested stockholder, if the transfer of ownership occurred in the course of a non-public transaction or series of non-public transactions.

Liability of Directors; Indemnification. A director generally will not be personally liable for monetary damages to Capital One or Capital One’s stockholders for breach of fiduciary duty as a director. A director may be held liable, however, for the following:

•	any breach of the director’s duty of loyalty to Capital One or Capital One stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	paying a dividend or approving a stock repurchase in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

Capital One indemnifies and advances expenses to its officers and directors in connection with legal proceedings to the fullest extent of the law. Capital One may agree with any person to provide an indemnification greater than or different from the indemnification provided by the Capital One charter or the Capital One bylaws.

Amendments. The Capital One charter provides that amendments to the Capital One charter and the Capital One bylaws can be approved by a majority vote of the then-outstanding shares of stock entitled to vote generally in the election of directors. The Capital One charter includes a majority voting provision that applies to the amendment or repeal of, or the adoption of any provision inconsistent with, the provisions of the Capital One charter related to business combinations, which can only be amended with an affirmative vote of the holders of at least a majority of the then-outstanding shares of stock entitled to vote generally in the election of directors, including the affirmative vote of the holders of a majority of the then-outstanding shares of such stock not owned directly or indirectly by any interested stockholder or any affiliate of any interested stockholder. The Capital One bylaws generally may be amended by the Capital One board of directors or by the stockholders; provided that in the case of amendments by the stockholders the affirmative vote of at least a majority of the then-outstanding shares of stock entitled to vote generally in the election of directors is required. These vote requirements may have the effect of preventing a stockholder with less than a majority of the common stock from circumventing the requirements of the Capital One bylaws or a stockholder with only a majority of the common stock from circumventing certain provisions of the Capital One charter by simply amending or repealing them.

Anti-Takeover Legislation

Capital One has elected not to be subject to the provisions of Section 203 of the DGCL. This provision generally states that, subject to certain exceptions, a corporation cannot engage in any business combination with any “interested stockholder” for three (3) years after the time that the stockholder became an interested stockholder unless the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder. Delaware law defines an interested stockholder to include any person, and its affiliates and associates, that owns 15% or more of the outstanding voting stock of the corporation, or that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three (3) years immediately prior to the relevant date. Business combinations are discussed more fully above.

Exclusive Forum

The Capital One bylaws provide that, unless Capital One consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring internal corporate claims (as defined below) will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). For purposes of this provision, “internal corporate claims” means claims, including claims in the right of Capital One: (a) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or (b) as to which the DGCL confers jurisdiction upon the Delaware Court of Chancery.

DESCRIPTION OF NEW CAPITAL ONE PREFERRED STOCK

At the second effective time, by virtue of the second step merger and without any action on the part of Capital One, Discover or any holder of the Discover preferred stock or the new Capital One preferred stock, each share of Discover series C preferred stock and Discover series D preferred stock, in each case issued and outstanding immediately prior to the second effective time, will be converted into the right to receive one (1) share of Capital One series O preferred stock or Capital One series P preferred stock, respectively. The following briefly summarizes the terms and provisions of the new Capital One preferred stock. This summary contains a description of the material terms of the new Capital One preferred stock, and it is qualified in its entirety by reference to the Capital One charter, including the certificates of designations creating each series of the new Capital One preferred stock, the applicable deposit agreements for each series of Discover preferred stock, which Capital One will assume upon completion of the mergers, and the applicable provisions of Delaware law and federal law governing bank holding companies. The terms defined in this section shall only be used as such for the purposes of this section.

General

The Capital One charter currently authorizes the Capital One board of directors, without further stockholder action, to cause Capital One to issue up to 50,000,000 shares of Capital One preferred stock, par value $0.01 per share, in series, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series. The Capital One charter may be amended from time to time to increase the number of authorized shares of Capital One preferred stock. Any such amendment would require the affirmative vote of the holders of at least a majority of the voting power of the shares of then-outstanding capital stock entitled to vote generally in the election of directors. As of the date of this joint proxy statement/prospectus, there are 4,975,000 shares of Capital One preferred stock issued and outstanding.

In connection with the second step merger, each share of Discover series C preferred stock and Discover series D preferred stock, in each case issued and outstanding immediately prior to the second effective time, will be converted into the right to receive one (1) share of Capital One series O preferred stock or Capital One series P preferred stock, respectively. Capital One will file a certificate of designations classifying and designating 5,700 shares of authorized but unissued Capital One preferred stock as Capital One series O preferred stock and 5,000 shares of authorized but unissued Capital One preferred stock as Capital One series P preferred stock, in each case, with the preferences, designations, rights and other terms as described below.

New Capital One Series O Preferred Stock

Rank

With respect to the payment of dividends and distribution of assets upon liquidation, dissolution, or winding-up of Capital One, the new Capital One series O preferred stock (the “Capital One series O preferred stock”) will rank (i) senior to Capital One common stock and to any other class or series of capital stock of Capital One, other than each series of Capital One preferred stock and the Capital One series P preferred stock, that, by its terms, does not expressly provide that it ranks on parity with the new Capital One series O preferred stock and (ii) on a parity with each series of Capital One preferred stock, the Capital One series P preferred stock and any other class or series of capital stock of Capital One that, by its terms, expressly provides that it ranks on parity with the Capital One series O preferred stock. Capital One may authorize and issue additional shares of Capital One series O junior securities (the “Capital One series O junior securities”) and Capital One series O parity securities (the “Capital One series O parity securities”) without the consent of the holders of the Capital One series O preferred stock.

The holders of shares of the new Capital One series O preferred stock will not have any rights to convert such shares into shares of any other class or series of securities of Capital One.

Dividends and Other Distributions

Holders of Capital One series O preferred stock will be entitled to receive, when, as and if declared by the Capital One board of directors or a duly authorized committee thereof, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the liquidation preference of the Capital One series O preferred stock at a rate equal to 5.500% per annum for each series O dividend period from, and including, the last dividend payment date in respect of the Discover series C preferred stock prior to its conversion to Capital One series O preferred stock to, but excluding, October 30, 2027 (the “fixed rate period”). From and including October 30, 2027 and thereafter, dividends will accrue and be payable at a floating rate equal to three-month Term Secured Overnight Financing Rate (“SOFR”) (as administered by CME Group Benchmark Administration, Ltd. (or a successor administrator)) plus a spread of 3.338% per annum (the “floating rate period”). If Capital One issues additional shares of the Capital One series O preferred stock after the original issue date of the Capital One series O preferred stock, then dividends on such shares will accrue from the later of such original issue date or the series O dividend payment date, if any, immediately prior to the original issue date of such additional shares.

The “series O dividend payment date” refers to the fixed rate dividend payment date or the floating rate dividend payment date, as applicable, each as defined below. The “series O dividend period” refers to the period from and including a series O dividend payment date to but excluding the next series O dividend payment date, except that the initial Series O dividend period will commence on and include the last dividend payment date in respect of the Discover series C preferred stock prior to its conversion to Capital One series O preferred stock.

The dividend rate for each dividend period in the floating rate period will be determined by the calculation agent using three-month Term SOFR as in effect on the series O dividend determination date for the dividend period. The calculation agent then will add three-month Term SOFR as determined on the dividend determination date and the spread of 3.338% per annum. The “series O dividend determination date” means, for each series O dividend period during the floating rate period, the second day on which dealings in deposits in U.S. dollars are transacted in the London interbank market immediately preceding the first day of such series O dividend period or, if the three-month Term SOFR is not available as of such date, the date of the most recently available publication of the three-month Term SOFR.

Absent manifest error, the calculation agent’s determination of the dividend rate for a dividend period will be binding and conclusive on holders of the Capital One series O preferred stock, the transfer agent for the Capital One series O preferred stock, and Capital One.

If declared by the Capital One board of directors or a duly authorized committee thereof, dividends payable on the Capital One series O preferred stock for any dividend period during the fixed rate period will be paid semi-annually, in arrears, on April 30 and October 30 of each year, ending on October 30, 2027 (each such date, a “fixed rate dividend payment date”). Dividends payable on the Capital One series O preferred stock for any dividend period during the floating rate period will be paid quarterly, in arrears, on January 30, April 30, July 30 and October 30 of each year, commencing on January 30, 2028 (each such date, a “floating rate dividend payment date”). If any fixed rate dividend payment date up to and including the scheduled October 30, 2027 fixed rate dividend payment date is not a business day, then the payment will be made on the next business day without any adjustment to the amount of dividends paid. If any floating rate dividend payment date thereafter is not a business day, then such floating rate dividend payment date will be postponed to the next succeeding business day, unless that day falls in the next calendar month, in which case the floating rate dividend payment date will be brought forward to the immediately preceding business day, and, in either case, dividends will accrue to, but excluding, the actual payment date.

Dividends will be payable to holders of record of Capital One series O preferred stock as they appear on Capital One’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, no earlier than 30 calendar days before the applicable dividend payment date, as shall be fixed by the Capital One board of directors or a duly authorized committee thereof.

Dividends payable on Capital One series O preferred stock during the fixed rate period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on Capital One series O preferred stock during the floating rate period will be computed based on the actual number of days in a series O dividend period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Capital One series O preferred stock will cease to accrue on the redemption date, if any, unless Capital One defaults in the payment of the redemption price of the Capital One series O preferred stock called for redemption.

Dividends on the Capital One series O preferred stock will not be cumulative. If the Capital One board of directors or a duly authorized committee thereof does not declare a dividend on the Capital One series O preferred stock in respect of a dividend period, then no dividend will be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and Capital One will have no obligation to pay any dividend for that dividend period, whether or not the Capital One board of directors or a duly authorized committee of the Capital One board of directors declares a dividend for any future dividend period with respect to the Capital One series O preferred stock, Capital One’s common stock, or any other class or series of preferred stock of Capital One.

So long as any share of Capital One series O preferred stock remains outstanding, unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of Capital One series O preferred stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

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no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior securities (other than (i) a dividend payable solely in junior securities or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

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no shares of junior securities will be repurchased, redeemed or otherwise acquired for consideration by Capital One, directly or indirectly (other than (i) as a result of a reclassification of junior securities for or into other junior securities, (ii) the exchange or conversion of one share of junior securities for or into another share of junior securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior securities, (iv) purchases, redemptions or other acquisitions of shares of junior securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior securities pursuant to a contractually binding requirement to buy junior securities existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by Capital One or any of its subsidiaries of record ownership in junior securities for the beneficial ownership of any other persons (other than for the beneficial ownership by Capital One or any of its subsidiaries), including as trustees or custodians, nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by Capital One); and

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no shares of parity securities, if any, will be repurchased, redeemed or otherwise acquired for consideration by Capital One, directly or indirectly, during a dividend period (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Capital One series O preferred stock and such parity securities, if any, (ii) as a result of a reclassification of parity securities for or into other parity securities, (iii) the exchange or conversion of parity securities for or into other parity securities or junior securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity securities, (v) purchases of shares of parity securities pursuant to a contractually binding requirement to buy parity securities existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by Capital One or any of its subsidiaries of record ownership in parity securities for the beneficial ownership of any other persons (other than for the beneficial ownership by Capital One or any of its subsidiaries), including as trustees or custodians, nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by Capital One).

Capital One will not declare or pay or set apart funds for the payment of dividends on any parity securities, if any, unless Capital One has paid or set apart funds for the payment of dividends on the Capital One series O preferred stock. When dividends are not paid in full upon the shares of Capital One series O preferred stock and parity securities, if any, all dividends declared upon shares of Capital One series O preferred stock and parity securities, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Capital One series O preferred stock, and accrued dividends, including any accumulations, if any, on parity securities, if any, bear to each other.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Capital One board of directors or a duly authorized committee thereof, may be declared and paid on the Capital One common stock and any junior securities or parity securities from time to time out of any assets legally available for such payment, and the holders of Capital One series O preferred stock shall not be entitled to participate in any such dividend.

Dividends on the Capital One series O preferred stock will not be declared, paid or set aside for payment to the extent such act would cause Capital One to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Redemption

The new Capital One series O preferred stock will be perpetual and have no maturity date. The new Capital One series O preferred stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.

The new Capital One series O preferred stock will be redeemable at the option of Capital One, in whole or in part, from time to time, on any dividend payment date on or after October 30, 2027 (or, if not a business day, the next succeeding business day), at a redemption price equal to $100,000 per share of Capital One series O preferred stock, plus any declared and unpaid dividends, without regard to any undeclared dividends, on the shares of new Capital One series O preferred stock called for redemption to, but excluding, the redemption date. Holders of Capital One series O preferred stock will have no right to require the redemption or repurchase of Capital One series O preferred stock. Notwithstanding the foregoing, within ninety (90) days following the occurrence of a regulatory capital treatment event, Capital One, at its option, may redeem at any time all (but not less than all) of the shares of the Capital One series O preferred stock at the time outstanding, at a redemption price equal to $100,000 per share of Capital One series O preferred stock, plus any declared and unpaid dividends, without regard to any undeclared dividends, on the shares of Capital One series O preferred stock called for redemption to, but excluding, the redemption date, upon notice given.

A “regulatory capital treatment event” means, for purposes of this section, the good faith determination by Capital One that, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Capital One series O preferred stock; (2) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Capital One series O preferred stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Capital One series O preferred stock, there is more than an insubstantial risk that Capital One will not be entitled to treat the full liquidation value of the shares of Capital One series O preferred stock then outstanding as “additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of Federal Reserve Board Regulation Q (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of Capital One series O preferred stock is outstanding.

If shares of Capital One series O preferred stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Capital One series O preferred stock to be redeemed, mailed not less than ten (10) days nor more than sixty (60) days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Capital One series O preferred stock are held in book-entry form through DTC, Capital One may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of Capital One series O preferred stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where the certificates evidencing shares of Capital One series O preferred stock are to be surrendered for payment of the redemption price. On and after the redemption date, dividends will cease to accrue on shares of Capital One series O preferred stock, and such shares of Capital One series O preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, without regard to any undeclared dividends, on such shares of Capital One series O preferred stock to but excluding the redemption date.

In case of any redemption of only part of the shares of Capital One series O preferred stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as Capital One may determine to be equitable. Subject to the provisions hereof, the Capital One board of directors will have full power and authority to prescribe the terms and conditions upon which shares of Capital One series O preferred stock shall be redeemed from time to time.

Any redemption of the Capital One series O preferred stock is subject to Capital One’s receipt of any required prior approval from the Federal Reserve Board and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve Board applicable to redemption of the Capital One series O preferred stock. Under the current Federal Reserve Board regulations, prior to exercising the option to redeem the Capital One series O preferred stock, or immediately thereafter, Capital One will be required to either replace the Capital One series O preferred stock with an equal amount of instruments that meet the Federal Reserve Board’s criteria for common equity Tier 1 treatment or additional Tier 1 treatment or demonstrate to the satisfaction of the Federal Reserve Board that, following redemption, Capital One would continue to hold capital commensurate with its risk.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding-up of Capital One, holders of Capital One series O preferred stock are entitled to receive out of assets of Capital One available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to Capital One series O preferred stock, before any distribution of assets is made to Capital One stockholders or any Capital One series O junior securities, a liquidating distribution in the amount of the liquidation preference of $100,000 per share of Capital One series O preferred stock, plus any declared and unpaid dividends, without regard to any undeclared dividends. Holders of Capital One series O preferred stock will not be entitled to any other amounts from Capital One after they have received their full liquidating distribution.

In any such distribution, if the assets of Capital One are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Capital One series O preferred stock and all holders of Capital One series O parity securities, if any, as to such distribution with the Capital One series O preferred stock the amounts paid to the holders of Capital One series O preferred stock and to the holders of all Capital One series O parity securities, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Capital One series O preferred stock and Capital One series O parity securities, if any, the holders of the Capital One series O junior securities will be entitled to receive all remaining assets of Capital One according to their respective rights and preferences.

In addition, Capital One will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims). Further, the Capital One series O preferred stock may be fully subordinated to interests held by the U.S. government in the event that Capital One enters into a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the Orderly Liquidation Authority of the Dodd-Frank Act.

The merger or consolidation of Capital One with any other entity, including a merger or consolidation in which the holders of Capital One series O preferred stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of Capital One for cash, securities or other property, shall not constitute a liquidation, dissolution or winding-up of Capital One.

Voting Rights

Except as provided below or as may be expressly required by law, the holders of shares of Capital One series O preferred stock will have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of Capital One capital stock, and will not be entitled to call a meeting of such holders for any purpose, nor will they be entitled to participate in any meeting of the Capital One stockholders.

So long as any shares of Capital One series O preferred stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Capital One series O preferred stock at the time outstanding, voting separately as a class, will be required to: (1) authorize or increase the authorized amount of, or issue shares of, any class or series of stock ranking senior to the Capital One series O preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of Capital One, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to Capital One series O preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of Capital One; (2) amend the provisions of Capital One’s charter so as to adversely affect the powers, preferences, privileges or rights of Capital One series O preferred stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued shares of Capital One series O preferred stock or authorized Capital One common stock or preferred stock of Capital One or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock of Capital One ranking equally with or junior to Capital One series O preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding-up of Capital One will not be deemed to adversely affect the powers, preferences, privileges or rights of Capital One series O preferred stock; and (3) consummate a binding share-exchange or reclassification involving the Capital One series O preferred stock, or a merger or consolidation of Capital One with or into another entity unless (i) the shares of the Capital One series O preferred stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Capital One series O preferred stock or new preferred securities have terms that are not materially less favorable than the Capital One series O preferred stock. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Capital One series O preferred stock shall have been redeemed.

If Capital One fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Capital One series O preferred stock for six quarterly dividend periods (treating each semi-annual dividend period during the fixed rate period as two quarterly dividend periods), whether or not consecutive, then the number of directors on the Capital One board of directors will be increased by two at Capital One’s first annual meeting of the stockholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one (1) year on all outstanding shares of Capital One series O preferred stock entitled thereto have been paid, or declared and set apart for payment, in full, the holders of shares of Capital One series O preferred stock will have the right, voting separately as a class together with holders of any other equally ranked series of preferred stock of Capital One that have similar voting rights, if any, to elect such two additional members of Capital One’s board of directors to hold office for a term of one year. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional directors so elected will terminate, and the number of directors will be reduced by two, and such voting right of the holders of shares of preferred stock of Capital One shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods (treating each semi-annual dividend period during the fixed rate period as two quarterly dividend periods), whether or not consecutive, as described above.

Without the consent of the holders of Capital One series O preferred stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions of the Capital One series O preferred stock, Capital One may amend, alter, supplement or repeal any terms of the Capital One series O preferred stock: (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in the applicable certificate of designations that may be defective or inconsistent; or (ii) to make any provision with respect to matters or questions arising with respect to the Capital One series O preferred stock that is not inconsistent with the provisions of the applicable certificate of designations.

Depositary, Transfer Agent, and Registrar

Computershare Inc. and Computershare Trust Company, N.A., acting jointly, will serve as the depositary, and Computershare Trust Company, N.A. will serve as transfer agent and registrar for the Capital One series O preferred stock.

New Capital One Series P Preferred Stock

Rank

With respect to the payment of dividends and distribution of assets upon liquidation, dissolution, or winding-up of Capital One, the new Capital One series P preferred stock will rank (i) senior to Capital One common stock and to any other class or series of capital stock of Capital One, other than each series of Capital One preferred stock and the Capital One series O preferred stock, that, by its terms, does not expressly provide that it ranks pari passu with the new Capital One series P preferred stock and (ii) on a parity with each series of Capital One preferred stock, the Capital One series O preferred stock and any other class or series of capital stock of Capital One that, by its terms, expressly provides that it ranks pari passu with the Capital One series P preferred stock. Capital One may authorize and issue additional shares of Capital One series P junior securities and Capital One series P parity securities without the consent of the holders of the Capital One series P preferred stock.

The holders of shares of the new Capital One series P preferred stock will not have any rights to convert such shares into shares of any other class or series of securities of Capital One.

Dividends and Other Distributions

Holders of Capital One series P preferred stock will be entitled to receive, only when, as and if declared by the Capital One board of directors or a duly authorized committee thereof, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the liquidation amount of $100,000 per share of the Capital One series P preferred stock at a rate per annum equal to (i) 6.125% for each series P dividend period from, and including, the last dividend payment date in respect of the Discover series D preferred stock prior to its conversion to Capital One series P preferred stock to, but excluding September 23, 2025 and (ii) the five-year treasury rate as of the most recent Capital One series P reset dividend determination date plus 5.783% during each series P reset period, from, and including September 23, 2025. If Capital One issues additional shares of the Capital One series P preferred stock after the original issue date, then dividends on such shares will accrue from the later of such original issue date of the Capital One series P preferred stock or the dividend payment date, if any, immediately prior to the original issue date of such additional shares.

The “series P reset date” means September 23, 2025, and each date falling on the fifth anniversary of the preceding series P reset date, including September 23, 2025, which will not be adjusted for business days. The “series P reset dividend determination date” means, in respect of any series P reset period, the day falling three business days prior to the beginning of the series P reset period. The “series P reset period” means the period from and including September 23, 2025, to, but excluding, the next following series P reset date and thereafter each period from and including each reset date to, but excluding, the next following series P reset date.

For any series P reset period commencing on or after September 23, 2025, the “five-year treasury rate” means: (i) the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” in the most recently published H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination; or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the series P reset date following the next succeeding Capital One series P reset dividend determination date and (B) the other maturing as close as possible to, but later than, the reset date following the next succeeding Capital One series P reset dividend determination date, in each case for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” in the H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination.

If Capital One, in its sole discretion, determines that the five-year treasury rate cannot be determined in the manner applicable for such rate (which, as of the original issue date of the Capital One series P preferred stock, is pursuant to the methods described above), then Capital One may, in its sole discretion, designate an unaffiliated agent or advisor (the “designee”), to determine whether there is an industry-accepted successor rate to the then-applicable base rate (which, as of the original issue date of the Capital One series P preferred stock, is the initial base rate). If the designee determines that there is such an industry-accepted successor rate, then the five-year treasury rate will be such successor rate and, in that case, the designee may adjust the spread and may determine and adjust the business day convention, the definition of business day and the reset dividend determination date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the then-applicable base rate (which, as of the original issue date of the Capital One series P preferred stock, is the initial base rate) in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. If Capital One, in its sole discretion, does not designate a designee or if the designee determines that there is no industry-accepted successor rate to then-applicable base rate, then the five-year treasury rate will be the same interest rate determined for the prior reset dividend determination date or, if this sentence is applicable with respect to the first series P reset dividend determination date, 6.125%.

The five-year treasury rate will be determined by the calculation agent on the third business day immediately preceding the applicable series P reset date.

If declared by the Capital One board of directors or a duly authorized committee thereof, dividends payable on the Capital One series P preferred stock for any series P dividend period will be paid semi-annually, in arrears, on March 23 and September 23 of each year (each, a “series P dividend payment date”). If any series P dividend payment date is not a business day, then the payment will be made on the next business day without any adjustment to the amount of dividends paid. The “series P dividend period” refers to the period from and including a series P dividend payment date to but excluding the next series P dividend payment date, except that the initial Series P dividend period will commence on and include the last dividend payment date in respect of the Discover series D preferred stock prior to its conversion to Capital One series P preferred stock.

Dividends will be payable to holders of record of Capital One series P preferred stock as they appear on Capital One’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, no earlier than 30 calendar days before the applicable dividend payment date, as shall be fixed by the Capital One board of directors or a duly authorized committee thereof.

Dividends payable on Capital One series P preferred stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Capital One series P preferred stock will cease to accrue on the redemption date, if any, unless Capital One defaults in the payment of the redemption price of the Capital One series P preferred stock called for redemption.

Dividends on the Capital One series P preferred stock will not be cumulative. If the Capital One board of directors or a duly authorized committee thereof does not declare a dividend on the Capital One series P preferred stock in respect of a series P dividend period, then no dividend shall be deemed to have accrued for such series P dividend period, be payable on the applicable dividend payment date or be cumulative, and Capital One will have no obligation to pay any dividend for that series P dividend period, whether or not the Capital One board of directors or a duly authorized committee thereof declares a dividend for any future series P dividend period with respect to the Capital One series P preferred stock, Capital One common stock, or any other class or series of preferred stock of Capital One.

So long as any share of Capital One series P preferred stock remains outstanding, unless, in each case, the full dividends for the preceding series P dividend period on all outstanding shares of Capital One series P preferred stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

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no dividend will be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior securities (other than (i) a dividend payable solely in junior securities or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

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no shares of junior securities will be repurchased, redeemed or otherwise acquired for consideration by Capital One, directly or indirectly (other than (i) as a result of a reclassification of junior securities for or into other junior securities, (ii) the exchange or conversion of one share of junior securities for or into another share of junior securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior securities, (iv) purchases, redemptions or other acquisitions of shares of junior securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior securities pursuant to a contractually binding requirement to buy junior securities existing prior to the preceding series P dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by Capital One or any of its subsidiaries of record ownership in junior securities for the beneficial ownership of any other persons (other than for the beneficial ownership by Capital One or any of its subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by Capital One; and

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no shares of parity securities will be repurchased, redeemed or otherwise acquired for consideration by Capital One, directly or indirectly, during a series P dividend period (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Capital One series P preferred stock and such parity securities, if any, (ii) as a result of a reclassification of parity securities for or into other parity securities, (iii) the exchange or conversion of parity securities for or into other parity securities or junior securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity securities, (v) purchases of shares of parity securities pursuant to a contractually binding requirement to buy parity securities existing prior to the preceding series P dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by Capital One or any of its subsidiaries of record ownership in parity securities for the beneficial ownership of any other persons (other than for the beneficial ownership by Capital One or any of its subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by Capital One.

Capital One will not declare or pay or set apart funds for the payment of dividends on any parity securities, if any, unless Capital One has paid or set apart funds for the payment of dividends on the Capital One series P preferred stock. When dividends are not paid in full upon the shares of Capital One series P preferred stock and parity securities, if any, all dividends declared upon shares of Capital One series P preferred stock and parity securities, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Capital One series P preferred stock, and accrued dividends, including any accumulations, if any, on parity securities, if any, bear to each other.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Capital One board of directors or a duly authorized committee thereof, may be declared and paid on the Capital One common stock and any junior securities or parity securities from time to time out of any assets legally available for such payment, and the holders of Capital One series P preferred stock shall not be entitled to participate in any such dividend.

Dividends on the Capital One series P preferred stock will not be declared, paid or set aside for payment to the extent such act would cause Capital One to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Redemption

The Capital One series P preferred stock is perpetual and has no maturity date. The Capital One series P preferred stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Capital One series P preferred stock will be redeemable at the option of Capital One, in whole or in part, from time to time, during the three-month period prior to, and including, each reset date, at a redemption price equal to $100,000 per share of Capital One series P preferred stock, plus any declared and unpaid dividends, without regard to any undeclared dividends, on the shares of Capital One series P preferred stock called for redemption to, but excluding, the redemption date. Holders of Capital One series P preferred stock will have no right to require the redemption or repurchase of Capital One series P preferred stock. Notwithstanding the foregoing, within ninety (90) days following the occurrence of a regulatory capital treatment event, Capital One, at its option, may redeem at any time all (but not less than all) of the shares of the Capital One series P preferred stock at the time outstanding, at a redemption price equal to $100,000 per share of Capital One series P preferred stock, plus any declared and unpaid dividends, without regard to any undeclared dividends, on the shares of Capital One series P preferred stock called for redemption to, but excluding, the redemption date, upon notice given as described below.

A “regulatory capital treatment event” means, for purposes of this section, the good faith determination by Capital One that, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Capital One series P preferred stock; (2) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Capital One series P preferred stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Capital One series P preferred stock, there is more than an insubstantial risk that Capital One will not be entitled to treat the full liquidation value of the shares of Capital One series P preferred stock then outstanding as “additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Capital One series P preferred stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to Capital One as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

If shares of Capital One series P preferred stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Capital One series P preferred stock to be redeemed, mailed not less than five (5) days nor more than sixty (60) days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Capital One series P preferred stock are held in book-entry form through DTC, Capital One may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of Capital One series P preferred stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares of Capital One series P preferred stock to be redeemed from such holder; (3) the redemption price; and (4) the place or places where the certificates evidencing shares of Capital One series P preferred stock are to be surrendered for payment of the redemption price. On and after the redemption date, dividends will cease to accrue on shares of Capital One series P preferred stock, and such shares of Capital One series P preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, without regard to any undeclared dividends, on such shares of Capital One series P preferred stock to, but excluding, the redemption date.

In case of any redemption of only part of the shares of Capital One series P preferred stock at the time outstanding, the shares to be redeemed will be selected either pro rata, by lot or in such other manner as Capital One may determine to be equitable. Subject to the provisions hereof, the Capital One board of directors will have full power and authority to prescribe the terms and conditions upon which shares of Capital One series P preferred stock will be redeemed from time to time.

Any redemption of the Capital One series P preferred stock is subject to Capital One’s receipt of any required prior approval from the Federal Reserve Board and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve Board applicable to redemption of the Capital One series P preferred stock. Under the current Federal Reserve Board regulations, prior to exercising the option to redeem the Capital One series P preferred stock, or immediately thereafter, Capital One will be required to either replace the Capital One series P preferred stock with an equal amount of instruments that meet the Federal Reserve Board’s criteria for common equity Tier 1 treatment or additional Tier 1 treatment or demonstrate to the satisfaction of the Federal Reserve Board that following redemption, Capital One would continue to hold capital commensurate with its risk.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding-up of Capital One, holders of Capital One series P preferred stock are entitled to receive out of assets of Capital One available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to Capital One series P preferred stock, before any distribution of assets is made to holders of Capital One common stock or any junior securities, a liquidating distribution in the amount of the liquidation preference of $100,000 per share of Capital One series P preferred stock, plus any declared and unpaid dividends, without regard to any undeclared dividends. Holders of Capital One series P preferred stock will not be entitled to any other amounts from Capital One after they have received their full liquidating distribution.

In addition, Capital One will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims). Further, the Capital One series P preferred stock may be fully subordinated to interests held by the U.S. government in the event that Capital One enters into a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the Orderly Liquidation Authority of the Dodd-Frank Act.

In any such distribution, if the assets of Capital One are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Capital One series P preferred stock and all holders of parity securities, if any, as to such distribution with the Capital One series P preferred stock the amounts paid to the holders of Capital One series P preferred stock and to the holders of all parity securities, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Capital One series P preferred stock and parity securities, if any, the holders of the junior securities will be entitled to receive all remaining assets of Capital One according to their respective rights and preferences.

The merger or consolidation of Capital One with any other entity, including a merger or consolidation in which the holders of Capital One series P preferred stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of Capital One for cash, securities or other property, shall not constitute a liquidation, dissolution or winding-up of Capital One.

Voting Rights

Except as provided below or as expressly required by law, the holders of shares of Capital One series P preferred stock will have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of Capital One capital stock, and will not be entitled to call a meeting of such holders for any purpose, nor will they be entitled to participate in any meeting of the Capital One stockholders.

So long as any shares of Capital One series P preferred stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Capital One series P preferred stock at the time outstanding, voting separately as a class, will be required to: (1) authorize or increase the authorized amount of, or issue shares of, any class or series of stock ranking senior to the Capital One series P preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of Capital One, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to Capital One series P preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of Capital One; (2) amend the provisions of Capital One’s charter so as to adversely affect the powers, preferences, privileges or rights of Capital One series P preferred stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued shares of Capital One series P preferred stock or authorized Capital One common stock or preferred stock of Capital One or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock of Capital One ranking equally with or junior to Capital One series P preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding-up of Capital One will not be deemed to adversely affect the powers, preferences, privileges or rights of Capital One series P preferred stock; and (3) consummate a binding share-exchange or reclassification involving the Capital One series P preferred stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Capital One series P preferred stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Capital One series P preferred stock or new preferred securities have terms that are not materially less favorable than the Capital One series P preferred stock. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Capital One series P preferred stock shall have been redeemed.

If Capital One fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Capital One series P preferred stock for three semi-annual dividend periods, whether or not consecutive, the number of directors on the Capital One board of directors will be increased by two at Capital One’s first annual meeting of the stockholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one year on all outstanding shares of Capital One series P preferred stock have been paid, or declared and set apart for payment, in full, the holders of shares of Capital One series P preferred stock will have the right, voting separately as a class together with holders of any other equally ranked series of preferred stock of Capital One that have similar voting rights, if any, to elect such two additional members of Capital One’s board of directors to hold office for a term of one year. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional directors so elected will terminate, and the number of directors will be reduced by two, and such voting right of the holders of shares of preferred stock of Capital One shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for three semi-annual dividend periods, whether or not consecutive, as described above.

Without the consent of the holders of Capital One series P preferred stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions of the Capital One series P preferred stock, Capital One may amend, alter, supplement or repeal any terms of the Capital One series P preferred stock: (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in the applicable certificate of designations that may be defective or inconsistent; or (ii) to make any provision with respect to matters or questions arising with respect to the Capital One series P preferred stock that is not inconsistent with the provisions of the applicable certificate of designations.

Depositary, Transfer Agent, and Registrar

Computershare Inc. and Computershare Trust Company, N.A., acting jointly, will serve as the depositary, and Computershare Trust Company, N.A. will serve as transfer agent and registrar for the new Capital One series P preferred stock.

New Capital One Depositary Shares

Each new Capital One depositary share represents a 1/100th interest in one (1) share of new Capital One preferred stock, and the same proportionate interest in any and all other property received by the depositary in respect of such share of new Capital One preferred stock, all as evidenced by depositary receipts.

Dividends and Other Distributions

Each dividend payable on a new Capital One depositary share is in an amount equal to 1/100th of the dividend declared and payable on the related share of the new Capital One preferred stock.

The depositary distributes any cash dividends or other cash distributions received in respect of the new Capital One preferred stock to the record holders of new Capital One depositary shares in proportion to the number of new Capital One depositary shares held by the holders. If Capital One makes a distribution other than in cash, the depositary will distribute any such amounts of the securities or property received by it to the record holders of new Capital One depositary shares entitled to those distributions, unless it determines, in consultation with Capital One, that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with Capital One’s approval, sell the property and distribute the net proceeds from the sale to the holders of the new Capital One depositary shares.

Record dates for the payment of dividends and other matters relating to the new Capital One depositary shares will be the same as the corresponding record dates for the new Capital One preferred stock.

The amounts distributed to holders of new Capital One depositary shares will be reduced by any amounts required to be withheld by the depositary or by Capital One on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any new Capital One depositary shares or the shares of the new Capital One preferred stock until such taxes or other governmental charges are paid.

Redemption

If Capital One redeems the new Capital One preferred stock represented by the new Capital One depositary shares, then the new Capital One depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the new Capital One preferred stock held by the depositary. The redemption price per new Capital One depositary share is expected to be equal to 1/100th of the redemption price per share payable with respect to the new Capital One preferred stock (or $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Whenever Capital One redeems shares of new Capital One preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of new Capital One depositary shares representing shares of new Capital One preferred stock so redeemed. If fewer than all of the outstanding new Capital One depositary shares are redeemed, then the depositary will select the new Capital One depositary shares to be redeemed pro rata, by lot or by any other fair and equitable manner as Capital One may decide. The depositary will mail notice of redemption to record holders of the new Capital One depositary shares, in the case of new Capital One depositary shares representing shares of new Capital One series O preferred stock, not less than ten (10) days and not more than sixty (60) days, and in the case of new Capital One depositary shares representing shares of new Capital One series P preferred stock, not less than five (5) days and not more than sixty (60) days, prior to the date fixed for redemption of the new Capital One preferred stock and the related new Capital One depositary shares.

Neither the holders of a series of new Capital One preferred stock nor the holders of the related new Capital One depositary shares have the right to require the redemption or repurchase of such Capital One preferred stock.

Voting Rights

Because each new Capital One depositary share represents a 1/100th interest in a share of the new Capital One preferred stock, holders of depositary receipts will be entitled to 1/100th of a vote per new Capital One depositary share under those limited circumstances in which holders of the new Capital One preferred stock are entitled to vote.

When the depositary receives notice of any meeting at which the holders of the new Capital One preferred stock are entitled to vote, the depositary will provide the information contained in the notice to the record holders of the new Capital One depositary shares relating to the new Capital One preferred stock. Each record holder of the new Capital One depositary shares on the record date, which will be the same date as the record date for the new Capital One preferred stock, may instruct the depositary to vote the amount of the new Capital One preferred stock represented by the holder’s new Capital One depositary shares. To the extent possible, the depositary will vote the amount of the new Capital One preferred stock represented by new Capital One depositary shares in accordance with the instructions it receives. Capital One will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any new Capital One depositary shares representing the new Capital One preferred stock, it will not vote the amount of the new Capital One preferred stock represented by such new Capital One depositary shares.

Preemptive and Conversion Rights

The holders of the new Capital One depositary shares do not have any preemptive or conversion rights.

Depositary, Transfer Agent, and Registrar

Computershare Inc. and Computershare Trust Company, N.A., acting jointly, will serve as the depositary, and Computershare Trust Company, N.A. will serve as transfer agent and registrar for the new Capital One depositary shares.

COMPARISON OF THE RIGHTS OF CAPITAL ONE STOCKHOLDERS AND DISCOVER STOCKHOLDERS

If the mergers are completed, holders of (i) Discover common stock will receive shares of Capital One common stock in the first merger and will cease to hold shares of Discover common stock and (ii) Discover preferred stock will receive shares of new Capital One preferred stock and will cease to hold shares of Discover preferred stock (which will be evidenced by Capital One depositary shares representing a corresponding interest in the new Capital One preferred stock).

Both Capital One and Discover are organized under the laws of the State of Delaware. The following is a summary of the material differences between the current rights of holders of (i) Capital One common stock under the Capital One charter and the Capital One bylaws and (ii) Discover common stock under the Discover charter and the Discover bylaws.

The following does not include a summary of material terms of the rights of holders of new Capital One preferred stock. For more information on the rights of such holders of new Capital One preferred stock, see the section entitled “Description of New Capital One Preferred Stock” beginning on page 177.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to Capital One’s and Discover’s organizational documents, which we urge you to read carefully and in their entirety, as well as the corporate law of the State of Delaware. Copies of Capital One’s and Discover’s organizational documents have been filed with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 207.

	Capital One	Discover

Authorized Capital Stock:

The Capital One charter authorizes Capital One to issue (i) 1,000,000,000 shares of Capital One common stock, par value $0.01 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share.

As of the Capital One record date, there were [     ] shares of Capital One common stock issued and outstanding and [     ] shares of Capital One preferred stock issued and outstanding.

The Discover charter authorizes Discover to issue (i) 2,000,000,000 shares of Discover common stock, par value $0.01 per share, and (ii) 200,000,000 shares of preferred stock, par value $0.01 per share.

As of the Discover record date, there were [    ] shares of Discover common stock issued and outstanding and [   ] shares of Discover preferred stock issued and outstanding.

Preferred Stock:

The Capital One charter authorizes the Capital One board of directors to issue from time to time in one or more series, to create and provide for the issuance of, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, rights, qualifications, limitations or restrictions of each such series of preferred stock.

As of the Capital One record date, Capital One’s issued and outstanding preferred capital stock consisted of: (i) [     ] shares of Capital One series I preferred stock; (ii) [     ] shares of Capital

The Discover charter authorizes the Discover board of directors to issue from time to time in series, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of each such series of preferred stock.

As of the Discover record date, Discover’s issued and outstanding preferred capital stock consisted of: (i) [    ] shares of Discover series C preferred stock and (ii) [    ] shares of Discover series D preferred stock.

	Capital One	Discover

One series J preferred stock; (iii) [    ] shares of Capital One series K preferred stock; (iv) [     ] shares of Capital One series L preferred stock; (v) [    ] shares of Capital One series M preferred stock; and (vi) [     ] shares of Capital One series N preferred stock.

Upon completion of the mergers, Capital One’s issued and outstanding preferred capital stock will also include [     ] shares of newly created Capital One series O preferred stock issued in respect of Discover series C preferred stock and [    ] shares of newly created Capital One series P preferred stock issued in respect of Discover series D preferred stock.

Voting Rights:	Capital One stockholders are entitled to one vote for each share for the election of directors and for all other purposes.	Discover stockholders are entitled to one vote for each share on all questions presented to the stockholders, and have the exclusive right to vote for the election of directors and for all other purposes.

Size of Board of Directors:	The Capital One bylaws require that, subject to the rights of the holders of any series of Capital One preferred stock to elect directors under specified circumstances, there be not less than three (3) and no more than seventeen (17) directors (exclusive of preferred stock directors, when applicable) on the Capital One board of directors, and the number of directors is fixed and determined from time to time exclusively pursuant to a resolution adopted by the majority of the full Capital One board of directors.	The Discover bylaws require that there be not less than three (3) and no more than fifteen (15) directors (exclusive of preferred stock directors) on the Discover board of directors, and the number of directors is fixed exclusively pursuant to a resolution of the Discover board of directors.

Classes of Directors:	The Capital One charter does not separate directors into classes with staggered, multi-year terms of office. Instead, directors are elected annually at each annual meeting of stockholders for terms ending at the next succeeding annual meeting of stockholders.	The Discover charter does not separate directors into classes with staggered, multi-year terms of office. Instead, directors are elected annually at each annual meeting of stockholders to terms ending at the next annual meeting of stockholders, with each director to hold office until their successors are duly elected and qualified.

	Capital One	Discover

Election of Directors:	The Capital One bylaws provide that directors will be elected annually by written ballot, by the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present and for which the number of director nominees is equal to the number of positions available (i.e., an uncontested election). However, directors will be elected by a plurality of the votes cast at any meeting of stockholders for the election of directors at which a quorum is present for which (i) Capital One’s secretary receives notice that a stockholder has or expects to nominate a person for election to the Capital One board of directors in compliance with the requirements set forth in the stockholder proposal and nomination provisions of the Capital One bylaws, and (ii) such nomination has not been withdrawn by such stockholder on or prior to the business day next preceding the date Capital One first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality vote, then stockholders will be provided with the option to withhold votes with respect to a nominee in lieu of the option to cast a vote against such nominee.	The Discover bylaws provide that directors will be elected annually by the vote of the majority of votes cast at any meeting for the election of directors at which a quorum is present. However, if, as of the 10th day preceding the date Discover first mails its notice of meeting for such meeting to the stockholders, the number of nominees exceeds the number of directors to be elected (i.e., a contested election), the directors shall be elected by the vote of a plurality of the votes cast.

Removal of Directors:	The Capital One charter provides that the removal of any director, whether for or without cause, requires the affirmative vote of the holders of at least a majority of the voting power of the then outstanding voting stock, voting together as a single class.	The Discover charter provides that any director may be removed from office at any time, with or without cause.

Filling Vacancies on the Board of Directors:	The Capital One bylaws provide that, subject to the right of the holders of any series of preferred stock to elect additional directors under specified circumstances, and unless the Capital One board of directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may	The Discover charter and Discover bylaws provide that, subject to the right of the holders of any series of preferred stock then outstanding, or any other series or class of stock set forth in the charter, the election of additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase

	Capital One	Discover

be filled only by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum. Any person elected as a director to fill a vacancy or a newly created directorship resulting from an increase in the number of directors will be elected for a term ending at the next succeeding annual meeting of stockholders.

in the authorized number of directors may be filled only by the vote of a majority of the remaining directors then in office, though less than a quorum. Any director elected to fill a vacancy will hold office for a term expiring at the next annual meeting of stockholders and will serve until a successor is duly elected and qualified.

Calling Special Meetings of Stockholders:

The Capital One charter and bylaws provide that, subject to the rights of the holders of any class or series of preferred stock, special meetings of stockholders may be called by the chair of the Capital One board of directors or the Capital One board of directors pursuant to a resolution adopted by a majority of the total number of directors which Capital One would have if there were no vacancies on the Capital One board of directors. Special meetings of stockholders may also be called by the chair of the Capital One board of directors or Capital One’s secretary upon the written request of stockholders entitled to cast twenty-five percent (25%) or more of the then outstanding voting stock entitled to vote on the matter or matters to be brought before the proposed special meeting.

Any special meeting of stockholders shall be held at such date and time as may be fixed by the Capital One board of directors in accordance with the Capital One bylaws; provided, however, that a special meeting requested by stockholders shall be called for a date not later than the date that is (1) ninety (90) days after the request receipt date (or, in the case of any litigation related to the validity of the requests for a stockholder requested special meeting, ninety (90) days after the resolution of such litigation), or (2) fifty (50) days after the date Capital One files definitive soliciting materials with respect to such meeting pursuant to Schedule 14A under the Exchange Act, whichever is latest.

A special meeting request will not be valid if: (i) such special meeting request relates to an item of business that is not a matter on which stockholders are authorized to

The Discover bylaws provide that, subject to the rights of the holders of any class or series of preferred stock or any other series or class of stock as set forth in the charter, special meetings of stockholders may be called at any time only by (i) Discover’s secretary at the direction of the Discover board of directors pursuant to a resolution adopted by a majority of the entire Discover board of directors or (ii) at the written request of stockholders who have, or who are acting on behalf of beneficial owners who have, an aggregate “net long position” of at least twenty-five percent (25%) of Discover common stock as of the applicable record date and who otherwise comply with certain requirements in the Discover bylaws, provided that each such stockholder must have held such “net long position” included in such aggregate amount continuously for the one (1)-year period ending on the applicable record date.

After receiving a request to call a special meeting, the Discover board of directors shall determine in good faith whether the record stockholders submitting a request to call a special meeting have satisfied the requirements for calling a special meeting, and Discover shall notify the record stockholder requesting the meeting of the Discover board of directors’ determination about whether the request to call a special meeting is valid. The Discover board of directors shall determine the place, and fix the date and time, of any special meeting called at the request of stockholders. The Discover board of directors may submit its own proposal or proposals for consideration at a special meeting called at the request of one or more stockholders.

	Capital One	Discover

act under, or that involves a violation of, applicable law, or (ii) such special meeting request relates to an item of business that is the same or substantially similar (as determined in good faith by the Capital One board of directors) to any item of business that was presented at a meeting of stockholders occurring within ninety (90) days preceding the earliest dated request for a special meeting, or (iii) the receipt of the special meeting request occurs during the period commencing ninety (90) days prior to the first anniversary of the date of the most recent annual meeting of stockholders and ending on the date of the next annual meeting of stockholders.

A special meeting request will not be accepted if: (i) the request does not comply with the Discover bylaws, (ii) the request relates to an item of business that is not a proper subject for stockholder action under applicable law, (iii) the request includes an item of business that is the same or substantially similar to an item presented at a stockholder meeting held within ninety (90) days before the Discover secretary’s receipt of such request (and the election, removal and/or appointment of directors will be considered substantially similar to the election of directors at a preceding stockholder meeting), (iv) the request is delivered during the period starting ninety (90) days before the first anniversary of the preceding year’s annual meeting and ending on the date of the next annual meeting or (v) the request does not comply with applicable law.

Quorum:	The Capital One bylaws provide that, except as otherwise required by law or by the Capital One charter, the presence in person or by proxy of the holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors constitutes a quorum, except when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the voting power of the shares of such class or series constitutes a quorum for the transaction of such business.	The Discover bylaws provide that, except as otherwise required by law or the charter, the presence in person or by proxy of the holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors constitutes a quorum, except when specified business is to be voted on by one or more classes or series voting as a class, the holders of a majority of the voting power of the shares of such class or classes or series constitutes a quorum for the transaction of such business.

Notice of Stockholder Meetings:	The Capital One bylaws provide that written or printed notice, stating the place, day and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be prepared and delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, or by mail, or otherwise sent	The Discover bylaws provide that a notice of meeting must state the place (if any), day and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting if such date is different from the record date for determining the stockholders entitled to notice of the meeting, and, in the case of special meetings, the purpose or purposes for which such special meeting is called must be prepared and delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either

	Capital One	Discover

electronically as permitted by law, including via electronic mail or the Internet to each stockholder of record entitled to vote at such meeting. In the case of a special meeting, the purpose or purposes for which the meeting is called also will be set forth in the notice.

Notice will be deemed to be delivered when, if by mail, deposited in the United States mail, postage prepaid, addressed to the stockholder at such stockholder’s address as it appears on the transfer books of Capital One and, if sent electronically, at the times provided in the DGCL.

personally or by mail, or, to the extent and in the manner permitted by the DGCL, to each stockholder of record entitled to vote at such meeting.

Stockholder Proposals and Nominations:	The Capital One bylaws provide that in order for a stockholder proposal to be properly brought before any annual meeting of stockholders (including any nomination or proposal relating to the nomination of a director to be elected to the Capital One board of directors), the stockholder must give notice of the proposal satisfying the requirements of the Capital One bylaws to Capital One’s secretary at the principal executive officers of Capital One not less than ninety (90) days and not more than one hundred twenty (120) days prior to the first anniversary date of the annual meeting for the preceding year, provided, however, that in the event that the date of an annual meeting is more than thirty (30) days before or more than sixty (60) days after such first anniversary date of the previous year’s annual meeting, or if no annual meeting was held in the prior year, notice by the stockholder to be timely must be so delivered not earlier than the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the later of the ninetieth (90th) day prior to the date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Capital One.	The Discover bylaws provide that in order for a stockholder proposal to be properly brought before any annual meeting of stockholders (including any nomination or proposal relating to the nomination of a director to be elected to the Discover board of directors), the stockholder must give notice of the proposal satisfying the requirements of Discover’s bylaws to Discover’s secretary not less than ninety (90) days and not more than one hundred twenty (120) days prior to the first anniversary date of the annual meeting for the preceding year, provided, however, that (i) if the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than ninety (90) days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Discover or (ii) if no annual meeting was held in the preceding year, notice by the stockholders to be timely must be so delivered not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Discover.

Capital One	Discover

For such notice for the nomination of a director for election to be in proper form, such notice must include, among other things, (i) the identity and capital stock ownership of the stockholder delivering such notice, (ii) the identity and all information regarding such nominee(s) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations for proxies for elections of directors in a contested election, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years and any other material relationships between and among such stockholder and beneficial owner on whose behalf the nomination is made, if any, and their respective affiliates or associates or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates or associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K.

For such notice for matters (other than the nomination of a director for election) to be in proper form, such notice must include, among other things, (i) the identity and capital stock ownership of the stockholder delivering such notice, (ii) a brief description of the business desired to be brought, (iii) the text of the proposal of business (including the text of any resolutions to be proposed for consideration and, in the event that such proposal or business includes a proposal to amend the bylaws, the text of the proposed amendment), and (iv) the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and any beneficial owner, if any, on whose behalf the proposal is made

For such notice for the nomination of a director for election to be in proper form, such notice must include, among other things, (i) the identity and capital stock ownership of the stockholder delivering such notice, (ii) the identity and all information relating to such nominee(s) that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act (including Regulation 14A and Rule 14a-19), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected for the full term for which such person is standing for election, and (iii) a complete and accurate description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such noticing stockholder, any of their respective affiliates or associates, and the nominee.

For such notice for matters (other than the nomination of a director for election) to be in proper form, such notice must include, among other things, (i) the identity and capital stock ownership of the stockholder delivering such notice, (ii) a brief description of the business desired to be brought before the meeting, (iii) the text of the proposal to be presented (including the complete text of any resolutions or any bylaw amendments to be proposed for consideration) and (iv) the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

	Capital One	Discover

Proxy Access:

The Capital One bylaws permit a stockholder, or a group of stockholders and beneficial owners, who have maintained continuous qualifying ownership (as defined in the Capital One bylaws) of three percent (3%) or more of the outstanding shares of Capital One common stock for at least the previous three (3) years (as of the date the notice of nomination is delivered to Capital One, as of the record date for determining stockholders entitled to vote at the meeting and through the meeting date) to nominate and include in Capital One’s annual meeting proxy materials director nominees constituting up to the greater of two (2) individuals or twenty percent (20%) of the Capital One board of directors in office as of the last day on which notice of nomination may be timely delivered in accordance with the Capital One bylaws, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Capital One bylaws and Capital One receives notice of such nominations as required under the Capital One bylaws.

The Capital One bylaws provide that each stockholder seeking to include a director nominee in Capital One’s proxy materials is required to provide Capital One with certain information and undertakings specified in the Capital One bylaws.

The Discover bylaws permit a stockholder, or a group of up to twenty (20) stockholders, who have maintained continuous ownership of, or provides evidence of continuous ownership from one or more securities intermediaries to Discover’s secretary of, three percent (3%) or more of the outstanding shares of Discover common stock for at least the previous three (3) years (as of the date the notice of nomination is received by Discover, as of the record date for determining stockholders entitled to vote at the meeting and through the meeting date) to nominate and include in Discover’s annual meeting proxy materials director nominees constituting up to the greater of two (2) individuals or twenty percent (20%) of the Discover board of directors as of the last day on which notice of nomination may be timely submitted in accordance with the Discover bylaws, provided that the stockholders(s) and the nominee(s) satisfy the requirements specified in the Discover bylaws and Discover receives notice of such nominations as required under the Discover bylaws.

The Discover bylaws provide that each stockholder seeking to include a director nominee in Discover’s proxy materials is required to provide Discover with certain information and undertakings specified in the Discover bylaws.

Anti-Takeover Provisions and Other Stockholder Protections:	Under the Capital One charter, certain mergers, share exchanges or sales of assets, the adoption of a plan or proposal for liquidation or reclassifications of securities with, to, by or on behalf of an “interested stockholder” (as defined below) must be approved by the affirmative vote of the holders of at least a majority of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, including a majority of such stock not owned directly or indirectly by any interested stockholder or any affiliate of any interested stockholder. The Capital

The Discover charter does not exempt Discover from the application of Section 203 of the DGCL.

In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three (3) years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or

Capital One	Discover

One charter requires this affirmative vote even if no vote is required, or a lesser percentage may be permitted by law or in any agreement with any national securities exchange or otherwise. This majority affirmative vote is not required in two situations (and a business combination shall require only the vote required by law or any other applicable provision of the Capital One charter). First, this majority affirmative vote standard is not required if the business combination has been approved by a majority of disinterested, continuing directors. Second, this majority affirmative vote standard is not required if certain price and procedure requirements designed to ensure that Capital One stockholders receive a “fair price” for their common stock are satisfied.

The Capital One charter defines an “interested stockholder” as any person, other than Capital One or any of its subsidiaries, who or which: itself or along with its affiliates beneficially owns, directly or indirectly, more than five percent (5%) of the then-outstanding shares of stock entitled to vote generally in the election of directors; is an affiliate of the Company and at any time within the two-year period immediately prior to the date in question was itself, or along with its affiliates, the beneficial owner, directly or indirectly, of five percent (5%) or more of the then-outstanding shares of stock entitled to vote generally in the election of directors; or is an assignee of or has otherwise succeeded to any shares of the then-outstanding shares of stock entitled to vote generally in the election of directors which were at any time within the two (2)-year period immediately prior to the date in question beneficially owned by any interested stockholder, if the transfer of ownership occurred in the course of a non-public transaction or series of non-public transactions.

Capital One has opted out of Section 203 of the DCGL (which is further discussed under the comparable section applicable to Discover and Discover stockholders).

stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three (3) years prior to the determination of interested stockholder status, did own, fifteen percent (15%) or more of a corporation’s voting stock. This may have an anti-takeover effect with respect to transactions not approved in advance by the Discover board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Discover common stock.

	Capital One	Discover

Limitation of Personal Liability of Officers and Directors:	The Capital One charter provides that a director shall not be liable to Capital One or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Capital One or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.	The Discover charter provides that a director shall not be liable to Discover or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Discover or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers:	The Capital One charter provides that Capital One will indemnify each person who is or was or had agreed to become a director or officer of Capital One, or each such person who is or was serving or who had agreed to serve at the request of such persons as an employee or agent of Capital One or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person) in accordance with the bylaws and to the fullest extent permitted by the DGCL.	The Discover charter provides that Discover will indemnify each person who is or was a director or officer of Discover to the fullest extent permitted by the DGCL. Additionally, Discover may, by action of the board of directors, provide indemnification to Discover’s employees and agents (other than directors and officers), to directors officers, employees or agents of a subsidiary, and to each person serving as a director, officer, partner, member, employee or agent for another corporation, partnership, limited liability company, joint venture, trust or enterprise, at the request of Discover.

Amendments to Charter and Bylaws:	The Capital One charter may be amended in any manner allowed under Delaware law. Generally, Delaware law requires a charter amendment to be approved by the board of directors and the holders of a majority of the outstanding stock entitled to vote thereon.	The Discover charter may be amended in any manner allowed under Delaware law. Generally, Delaware law requires a charter amendment to be approved by the board of directors and the holders of a majority of the outstanding stock entitled to vote thereon.

	The Capital One bylaws may be amended, added to, rescinded or repealed at any meeting of the Capital One board of directors or of the stockholders, provided that notice of the proposed change was given in the notice of the meeting, and in the case of a meeting of the Capital One board of directors, in a notice given no less than 24 hours prior to the meeting. However, in the case of amendments by stockholders, notwithstanding other provisions of the Capital One bylaws or any provision of law, the affirmative vote of the holders of at least a majority of the	The Discover bylaws may be altered, amended or repealed, in whole or in part, or new amended and restated bylaws may be adopted by the stockholders or by the Discover board of directors at any meeting thereof, provided that notice of such alteration, amendment, repeal or adoption of new amended and restated bylaws is contained in the notice of such meeting of stockholders or in the notice of such meeting of the Discover board of directors and, in the latter case, such notice is given not less than 24 hours prior to the meeting. Unless a higher percentage is required by

	Capital One	Discover
voting power of the then outstanding voting stock, voting together as a single class, shall be required to alter, amend or repeal any provision of the Capital One bylaws.

the Discover charter as to any matter which is the subject of the Discover bylaws, all such amendments must be approved by either the holders of a majority of the voting power of the then outstanding voting stock or by a majority of the entire Discover board of directors.

Stockholder Rights Plan:	Capital One does not currently have a stockholder rights plan in effect.	Discover does not currently have a stockholder rights plan in effect.

LEGAL MATTERS

The validity of the shares of Capital One common stock and new Capital One preferred stock to be issued by Capital One in connection with the mergers will be passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York.

Certain U.S. federal income tax consequences of the mergers will be passed upon for Capital One by Wachtell, Lipton, Rosen & Katz, New York, New York, and for Discover by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

Capital One

The consolidated financial statements of Capital One Financial Corporation appearing in Capital One Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of Capital One Financial Corporation’s internal control over financial reporting as of December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Discover

The financial statements of Discover Financial Services as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this joint proxy statement/prospectus by reference to Amendment No. 1 to Discover Financial Services’ Annual Report on Form 10-K/A, and the effectiveness of Discover Financial Services’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which express an unqualified opinion on the financial statements and an adverse opinion on the effectiveness of Discover Financial Services’ internal control over financial reporting. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

Capital One

Capital One held its 2024 annual meeting of stockholders (the “Capital One 2024 annual meeting”) on May 2, 2024. Any stockholder director nominations or proposals for other items of business intended to be presented at Capital One’s subsequent annual meeting in 2025 (the “Capital One 2025 annual meeting”), must be submitted to Capital One as set forth below.

To be considered for inclusion in the proxy materials for the Capital One 2025 annual meeting, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and stockholder director nominations submitted pursuant to the proxy access provisions of the Capital One bylaws must have been received by Capital One’s Corporate Secretary at 1600 Capital One Drive, McLean, VA 22102, no later than November 20, 2024 (and in the case of proxy access director candidates no earlier than October 21, 2024).

In the case of director nominations submitted pursuant to the proxy access provisions of the Capital One bylaws, these deadlines are based on the 150th day and 120th day, respectively, before the one-year anniversary of the date that the proxy statement for the Capital One 2024 annual meeting was first sent to stockholders (which date, for purposes of the Capital One bylaws, is March 20, 2025). Stockholders submitting proposals pursuant to Rule 14a-8 or submitting proxy access director candidates must also satisfy other procedural and qualification requirements set forth in Rule 14a-8 and the Capital One bylaws, respectively. The submission of a stockholder proposal or proxy access nomination does not guarantee that it will be included in Capital One’s proxy statement.

Under the Capital One bylaws, if you wish to present a stockholder proposal other than pursuant to Rule 14a-8 or nominate a director candidate other than pursuant to the proxy access provisions in the Capital One bylaws, then to be timely for consideration at the Capital One 2025 annual meeting, you must have given proper written notice of such proposal and of such nomination to the Corporate Secretary no earlier than January 2, 2025, and no later than February 1, 2025. Your notice must have included the information specified in the Capital One bylaws concerning the proposal or nominee. The Capital One bylaws set forth the information that must be furnished to the Corporate Secretary in order for any such notice to be proper. A copy of the Capital One bylaws may be obtained from the Corporate Secretary at 1600 Capital One Drive, McLean, VA 22102. In addition to complying with the advance notice provisions of the Capital One bylaws, to nominate directors stockholders must give timely notice that complies with the additional requirements of Rule 14a-19, and which must have been received no later than March 3, 2025.

Discover

Discover held its 2024 annual meeting of stockholders (the “Discover 2024 annual meeting”) on May 9, 2024. Discover does not anticipate holding a 2025 annual meeting of stockholders (the “Discover 2025 annual meeting”) if the mergers are completed as expected. In the event the mergers are not completed within the expected timeframe or at all, the deadlines for any stockholder nominations or proposals for other items of business intended to be presented at the Discover 2025 annual meeting are as set forth below.

Proxy Statement Proposals. In order for a stockholder proposal for the Discover 2025 annual meeting to be eligible for inclusion in Discover proxy statement pursuant to SEC Rule 14a-8, Discover must have received the proposal and supporting statements at its principal executive offices no later than November 15, 2024, unless the date of the Discover 2025 annual meeting is changed by more than thirty (30) days from May 9, 2025, the one (1)-year anniversary of the Discover 2024 annual meeting, in which case, Discover must have received the proposal and supporting statements at its principal executive offices a reasonable time before Discover begins to print and send its proxy materials. Discover stockholders wishing to submit a proposal for inclusion in the proxy statement for the Discover 2025 annual meeting must submit such proposal in writing to the following address: Discover Financial Services, c/o Corporate Secretary, 2500 Lake Cook Road, Riverwoods, Illinois, 60015 and such proposal must comply with the requirements of SEC Rule 14a-8.

Proxy Access. As set forth in the Discover bylaws, a stockholder or group of up to twenty (20) Discover stockholders that has held at least three percent (3%) of Discover’s common stock continuously for at least three (3) years is able to submit director nominees constituting up to the greater of two individuals or twenty percent (20%) of the Discover board of directors for inclusion in the Discover proxy statement if the holder(s) of Discover common stock(s) and nominee(s) satisfy the requirements specified in the Discover bylaws and notice is received between one hundred and fifty (150) and one hundred and twenty (120) days before the anniversary of the date the proxy statement for the prior year’s annual meeting was released to stockholders. As a result, in order for a nominee to be considered for inclusion in Discover’s proxy statement for the Discover 2025 annual meeting, a stockholder must have delivered timely notice in writing to the Discover Corporate Secretary (at the address above) no earlier than October 16, 2024, and no later than November 15, 2024. However, if the date of the Discover 2025 annual meeting is advanced by more than thirty (30) days, or delayed by more than ninety (90) days, from May 9, 2025, the one (1)-year anniversary of the Discover 2024 annual meeting, notice must be delivered no later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of annual meeting was made, whichever occurs first. The notice must contain the specific information required by Article 2 of the Discover bylaws.

Other Proposals and Nominations. The Discover bylaws also govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders where such nominees or proposals will not be included in the Discover proxy statement. Under the advance notice provisions of the Discover bylaws, nominations for director or other business proposals to be addressed at the Discover 2025 annual meeting may be made by a stockholder entitled to vote who has delivered a notice to the Discover Corporate Secretary (at the address above) between one hundred and twenty (120) and ninety days (90) prior to May 9, 2025, the one (1)-year anniversary of the Discover 2024 annual meeting. As a result, any notice must be delivered to the Discover Corporate Secretary (at the address above) no earlier than January 9, 2025 and no later than February 10, 2025. However, if the date of the Discover 2025 annual meeting is advanced by more than thirty (30) days, or delayed by more than ninety (90) days, from such anniversary date, any notice must be delivered to the Discover Corporate Secretary between one hundred and twenty (120) and ninety (90) days prior to the annual meeting or ten (10) days following the day on which the announcement of the date of such meeting is first made by Discover. Any submission must include the information specified in the advance notice provisions in Article 2, Section 2 of the Discover bylaws, including the information required by SEC Regulation 14A and Rule 14a-19. These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under SEC Rule 14a-8 or the requirements that a stockholder must meet in order to have a director nomination included in the Discover proxy statement under the proxy access provisions of the Discover bylaws described above.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit Capital One, Discover and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials by delivering a single set of proxy materials to an address shared by two or more of Capital One stockholders or Discover stockholders, unless contrary instructions have been received in advance according to certain procedures. In cases of such contrary instructions, each stockholder continues to receive a separate notice of the meeting and proxy card.

Certain brokerage firms may have instituted householding for beneficial owners of Capital One common stock and Discover common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding Capital One common stock or Discover common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

WHERE YOU CAN FIND MORE INFORMATION

Capital One and Discover file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Capital One and Discover, which can be accessed at www.sec.gov. In addition, documents filed with the SEC by Capital One, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge in the “Investors” section of Capital One’s website, www.capitalone.com, under the heading “Financials.” Documents filed with the SEC by Discover will be available free of charge in the “Investor Relations” section of Discover’s website, www.discover.com, under the heading “Financials.” The web addresses of the SEC, Capital One and Discover are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.

Capital One has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Capital One’s securities to be issued in the mergers. This joint proxy statement/prospectus constitutes the prospectus of Capital One filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection as set forth above.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Capital One and Discover to incorporate by reference into this joint proxy statement/prospectus documents Capital One and Discover file with the SEC, including certain information required to be included in the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference into this joint proxy statement/prospectus is considered to be a part of this joint proxy statement/prospectus, and later information that Capital One and Discover file with the SEC will update and supersede that information. Capital One and Discover incorporate by reference the documents listed below and any documents filed by Capital One and Discover under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date that the offering is terminated:

Capital One Filings (SEC File No. 001-13300)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2023, filed on February 23, 2024

Quarterly Reports on Form 10-Q	Fiscal quarter ended September 30, 2024, filed on October 31, 2024; fiscal quarter ended June 30, 2024, filed on August 1, 2024; and fiscal quarter ended March 31, 2024, filed on May 2, 2024

Current Reports on Form 8-K	Filed on July 26, 2024; July 24, 2024; filed on June 28, 2024; filed on May 24, 2024; filed on May 3, 2024; filed on March 11, 2024 (Film No. 24738996); filed on March 11, 2024 (Film No. 24736445); filed on February 29, 2024; filed on February 22, 2024; filed on February 20, 2024; filed on February 5, 2024; and filed on February 1, 2024

Definitive Proxy Statement on Schedule 14A	Filed on March 20, 2024

Capital One Filings (SEC File No. 001-13300)	Periods Covered or Date of Filing with the SEC

The description of Capital One’s securities registered under Section 12 of the Exchange Act, which is contained in Exhibit 4.3 to Capital One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and as amended by any amendment or report filed for purposes of updating that description	Filed on February 23, 2024

Discover Filings (SEC File No. 001-33378)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Year ended December 31, 2023, filed on February 23, 2024 (as amended by Amendment No. 1 on Form 10-K/A, filed on December 23, 2024)

Quarterly Reports on Form 10-Q	Quarterly period ended September 30, 2024, filed on December 23, 2024; quarterly period ended June 30, 2024, filed on July 31, 2024 (as amended by Amendment No. 1 on Form 10-Q/A, filed on December 23, 2024); and quarterly period ended March 31, 2024, filed on May 1, 2024 (as amended by Amendment No. 1 on Form 10-Q/A, filed on December 23, 2024)

Current Reports on Form 8-K	Filed on December 13, 2024 (Film No. 241549371); filed on November 25, 2024; filed on September 6, 2024; July 17, 2024 (Film No. 241121658); filed on July 3, 2024; filed on May 10, 2024; filed on March 27, 2024; filed on February 22, 2024; filed on February 20, 2024; filed on February 1, 2024; and filed on January 29, 2024

Definitive Proxy Statement on Schedule 14A	Filed on March 15, 2024 (as supplemented by the Proxy Supplement filed on April 2, 2024)

Notwithstanding the foregoing, information furnished by Capital One or Discover on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this joint proxy statement/prospectus.

You may request a copy of the documents incorporated by reference into this joint proxy statement/prospectus. Requests for documents should be directed to:

if you are a Capital One stockholder: Capital One Financial Corporation 1600 Capital One Drive McLean, Virginia 22102 Attn: Corporate Secretary (703) 720-1000	if you are a Discover stockholder: Discover Financial Services 2500 Lake Cook Road Riverwoods, IL 60015 Attn: Corporate Secretary (224) 405-0900

If you are a Capital One stockholder or a Discover stockholder and would like to request documents, please do so by February 10, 2025 to receive them before the Capital One special meeting or Discover special meeting, as applicable.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in Capital One’s or Discover’s affairs since the date of this joint proxy statement/prospectus. Capital One provided the information contained in this joint proxy statement/prospectus with respect to Capital One and Discover provided the information contained in this joint proxy statement/prospectus with respect to Discover.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

DISCOVER FINANCIAL SERVICES,

CAPITAL ONE FINANCIAL CORPORATION

AND

VEGA MERGER SUB, INC.

Dated as of February 19, 2024

ARTICLE I

THE MERGER

1.1	The Merger	A-1
1.2	Closing	A-1
1.3	Effective Time	A-1
1.4	Effects of the Merger	A-2
1.5	Conversion of Discover Common Stock	A-2
1.6	Capital One Stock	A-2
1.7	Merger Sub Common Stock	A-3
1.8	Discover Preferred Stock	A-3
1.9	Treatment of Discover Equity Awards; Discover ESPP	A-3
1.10	Certificate of Incorporation of Surviving Company	A-4
1.11	Bylaws of Surviving Company	A-4
1.12	Tax Consequences	A-4
1.13	Officers and Directors of Surviving Company	A-4
1.14	Second Step Merger	A-4
1.15	Bank Merger	A-5

ARTICLE II

EXCHANGE OF SHARES
2.1	Capital One to Make Consideration Available	A-6
2.2	Exchange of Shares	A-6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DISCOVER

3.1	Corporate Organization	A-8
3.2	Capitalization	A-10
3.3	Authority; No Violation	A-11
3.4	Consents and Approvals	A-11
3.5	Reports	A-12
3.6	Financial Statements	A-12
3.7	Broker’s Fees	A-14
3.8	Absence of Certain Changes or Events	A-14
3.9	Legal and Regulatory Proceedings	A-14
3.10	Taxes and Tax Returns	A-14
3.11	Employees	A-15
3.12	SEC Reports	A-17
3.13	Compliance with Applicable Law	A-17
3.14	Certain Contracts	A-19
3.15	Agreements with Regulatory Agencies	A-20
3.16	Risk Management Instruments	A-21
3.17	Environmental Matters	A-21
3.18	Investment Securities and Commodities	A-21
3.19	Real Property	A-21
3.20	Intellectual Property	A-22

A-i

3.21	Related Party Transactions	A-22
3.22	State Takeover Laws	A-23
3.23	Reorganization	A-23
3.24	Opinion	A-23
3.25	Discover Information	A-23
3.26	Loan Portfolio	A-23
3.27	Credit Card Accounts and Receivables	A-24
3.28	Insurance	A-24
3.29	Networks	A-25
3.30	No Investment Adviser or Broker-Dealer Subsidiary	A-25
3.31	No Other Representations or Warranties	A-26

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CAPITAL ONE AND MERGER SUB

4.1	Corporate Organization	A-26
4.2	Capitalization	A-27
4.3	Authority; No Violation	A-28
4.4	Consents and Approvals	A-29
4.5	Reports	A-30
4.6	Financial Statements	A-30
4.7	Broker’s Fees	A-31
4.8	Absence of Certain Changes or Events	A-31
4.9	Legal and Regulatory Proceedings	A-32
4.10	Taxes and Tax Returns	A-32
4.11	Employees	A-32
4.12	SEC Reports	A-34
4.13	Compliance with Applicable Law	A-35
4.14	Certain Contracts	A-36
4.15	Agreements with Regulatory Agencies	A-37
4.16	Risk Management Instruments	A-38
4.17	Environmental Matters	A-38
4.18	Investment Securities and Commodities	A-38
4.19	Real Property	A-38
4.20	Intellectual Property	A-39
4.21	Related Party Transactions	A-39
4.22	State Takeover Laws	A-39
4.23	Reorganization	A-39
4.24	Opinion	A-39
4.25	Capital One Information	A-39
4.26	Loan Portfolio	A-39
4.27	Credit Card Accounts and Receivables	A-40
4.28	Insurance	A-40
4.29	IT Systems.	A-41
4.30	No Investment Advisor Subsidiary	A-41
4.31	Broker-Dealer Subsidiary	A-41
4.32	No Other Representations or Warranties	A-42

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	A-42
5.2	Discover Forbearances	A-42
5.3	Capital One Forbearances	A-45

A-ii

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	A-45
6.2	Access to Information; Confidentiality	A-47
6.3	Stockholders’ Approvals	A-47
6.4	Legal Conditions to Merger	A-49
6.5	Stock Exchange Listing	A-49
6.6	Employee Matters	A-49
6.7	Indemnification; Directors’ and Officers’ Insurance	A-51
6.8	Additional Agreements	A-51
6.9	Advice of Changes	A-52
6.10	Dividends	A-52
6.11	Stockholder Litigation	A-52
6.12	Board Representation	A-52
6.13	Acquisition Proposals	A-52
6.14	Public Announcements	A-53
6.15	Change of Method	A-53
6.16	Restructuring Efforts	A-53
6.17	Takeover Statutes	A-54
6.18	Treatment of Discover Indebtedness	A-54
6.19	Exemption from Liability Under Section 16(b)	A-54
6.20	Conduct of Merger Sub	A-54

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-55
7.2	Conditions to Obligations of Capital One and Merger Sub	A-55
7.3	Conditions to Obligations of Discover	A-56

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	A-57
8.2	Effect of Termination	A-57

ARTICLE IX

GENERAL PROVISIONS

9.1	Amendment	A-59
9.2	Extension; Waiver	A-59
9.3	Nonsurvival of Representations, Warranties and Agreements	A-59
9.4	Expenses	A-59
9.5	Notices	A-60
9.6	Interpretation	A-60
9.7	Counterparts	A-61
9.8	Entire Agreement	A-61
9.9	Governing Law; Jurisdiction	A-61
9.10	Waiver of Jury Trial	A-61
9.11	Assignment; Third-Party Beneficiaries	A-62

A-iii

9.12	Specific Performance	A-62
9.13	Severability	A-62
9.14	Confidential Supervisory Information	A-62
9.15	Delivery by Facsimile or Electronic Transmission	A-62

Exhibit A – Form of Bank Merger Agreement

A-iv

INDEX OF DEFINED TERMS

Page
Account Agreement	A-24
Acquisition Proposal	A-48
Affiliate	A-61
Agreement	A-1
Bank Merger	A-5
Bank Merger Agreement	A-5
Bank Merger Certificates	A-5
BHC Act	A-8
Capital One	A-1
Capital One 401(k) Plan	A-50
Capital One ASPP	A-27
Capital One Bank	A-5
Capital One Benefit Plans	A-32
Capital One Board Recommendation	A-48
Capital One Broker-Dealer Subsidiary	A-41
Capital One Bylaws	A-27
Capital One Cash Based Award	A-3
Capital One Charter	A-27
Capital One Common Stock	A-2
Capital One Contract	A-37
Capital One Credit Card Accounts and Receivables	A-40
Capital One Disclosure Schedule	A-26
Capital One Equity Awards	A-28
Capital One ERISA Affiliate	A-33
Capital One Meeting	A-47
Capital One Owned Properties	A-38
Capital One Preferred Stock	A-27
Capital One PSU Awards	A-27
Capital One Qualified Plans	A-33
Capital One Real Property	A-38
Capital One Regulatory Agreement	A-38
Capital One Reports	A-34
Capital One RSU Award	A-3
Capital One Series O Preferred Stock	A-5
Capital One Series P Preferred Stock	A-5
Capital One Share Issuance	A-28
Capital One Software and IT Systems	A-41
Capital One Stock Options	A-27
Capital One Subsidiary	A-27
Certificate of Merger	A-1
Certificates of Merger	A-4
Chosen Courts	A-61
Closing	A-1
Closing Date	A-1
Code	A-1
Confidentiality Agreement	A-47
Continuing Employees	A-49
Covered Partner	A-25
Criticized Assets	A-23

A-v

Page
Data Protection Laws	A-18
Delaware Secretary	A-1
DGCL	A-1
Discover	A-1
Discover 401(k) Plan	A-50
Discover Bank	A-5
Discover Benefit Plans	A-15
Discover Board Recommendation	A-48
Discover Bylaws	A-9
Discover Charter	A-9
Discover Common Stock	A-2
Discover Compensation Committee	A-3
Discover Contract	A-20
Discover Credit Card Accounts and Receivables	A-24
Discover Directors	A-52
Discover Disclosure Schedule	A-8
Discover Equity Awards	A-10
Discover ERISA Affiliate	A-15
Discover ESPP	A-3
Discover Indemnified Parties	A-51
Discover Insiders	A-54
Discover Meeting	A-47
Discover Owned Properties	A-22
Discover Preferred Stock	A-3
Discover PSU Award	A-3
Discover Qualified Plans	A-15
Discover Real Property	A-22
Discover Regulatory Agreement	A-21
Discover Reports	A-17
Discover RSU Award	A-3
Discover Securities	A-10
Discover Series C Preferred Stock	A-3
Discover Series D Preferred Stock	A-3
Discover Subsidiary	A-9
Discover Subsidiary Securities	A-10
Effective Time	A-2
Enforceability Exceptions	A-11
Environmental Laws	A-21
ERISA	A-15
Exchange Act	A-13
Exchange Agent	A-6
Exchange Fund	A-6
Exchange Ratio	A-2
FDIC	A-9
Federal Reserve Board	A-11
FINRA	A-12
GAAP	A-9
Governmental Entity	A-12
Intellectual Property	A-22
IRS	A-15
IT Systems	A-41

A-vi

Page
Joint Proxy Statement	A-12
knowledge	A-61
Liens	A-11
Loans	A-23
made available	A-61
Malicious Code	A-25
Material Adverse Effect	A-8
Materially Burdensome Regulatory Condition	A-46
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Merger Sub Bylaws	A-27
Merger Sub Charter	A-27
Merger Sub Common Stock	A-3
Mergers	A-1
Multiemployer Plan	A-15
Multiple Employer Plan	A-16
Network	A-20
Network Software and IT Systems	A-25
Networks	A-20
New Capital One Preferred Stock	A-5
New Certificates	A-6
NYSE	A-7
OCC	A-11
Old Certificate	A-2
PBGC	A-16
Permitted Encumbrances	A-22
person	A-61
Personal Data	A-18
Premium Cap	A-51
Receivables	A-24
Recommendation Change	A-48
Regulatory Agencies	A-12
Representatives	A-52
Requisite Capital One Vote	A-29
Requisite Discover Vote	A-11
Requisite Regulatory Approvals	A-46
S-4	A-12
Sarbanes-Oxley Act	A-13
SEC	A-12
Second Effective Time	A-4
Second Step Certificate of Merger	A-4
Second Step Merger	A-1
Securities Act	A-17
Security Breach	A-18
SRO	A-12
Subsidiary	A-9
Surviving Company	A-1
Surviving Entity	A-1
Takeover Statutes	A-23
Tax	A-15

A-vii

A-viii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 19, 2024 (this “Agreement”), by and among Capital One Financial Corporation, a Delaware corporation (“Capital One”), Discover Financial Services, a Delaware corporation (“Discover”), and Vega Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Capital One (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Capital One, Discover and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which (a) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Discover (the “Merger”), so that Discover is the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Company”), and (b) immediately following the Merger and as part of a single, integrated transaction, Capital One shall cause the Surviving Company to be merged with and into Capital One (the “Second Step Merger”, and together with the Merger, the “Mergers”), so that Capital One is the surviving corporation in the Second Step Merger (hereinafter sometimes referred to in such capacity as the “Surviving Entity”);

WHEREAS, in furtherance thereof, the respective Boards of Directors of Capital One, Discover and Merger Sub have approved the Mergers and this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into Discover pursuant to this Agreement. Discover shall be the Surviving Company in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Discover and Capital One. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3 Effective Time. On or (if agreed by Discover and Capital One) prior to the Closing Date, Capital One and Discover shall cause to be filed a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”). The Merger shall become effective at such time as specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.5 Conversion of Discover Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Capital One, Discover, Merger Sub or any holder of securities thereof:

(a) Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of Discover issued and outstanding immediately prior to the Effective Time (the “Discover Common Stock”), except for shares of Discover Common Stock owned by Discover or Capital One (in each case other than shares of Discover Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Discover or Capital One in respect of debts previously contracted), shall be converted into the right to receive 1.0192 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of the common stock, par value $0.01, of Capital One (the “Capital One Common Stock”).

(b) All the shares of Discover Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Discover Common Stock) previously representing any such shares of Discover Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Capital One Common Stock which such shares of Discover Common Stock have been converted into the right to receive pursuant to this Section 1.5, (ii) cash in lieu of fractional shares which the shares of Discover Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Capital One Common Stock or Discover Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Capital One and the holders of Discover Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Discover or Capital One to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Discover Common Stock that are owned by Discover, Capital One or Merger Sub (in each case other than shares of Discover Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Discover or Capital One in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Capital One Common Stock or other consideration shall be delivered in exchange therefor.

1.6 Capital One Stock. At and after the Effective Time, each share of Capital One Common Stock and each share of Capital One Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as applicable, of Capital One and shall not be affected by the Merger.

1.7 Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Capital One, Discover, Merger Sub or any holder of securities thereof, each share of the common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Company.

1.8 Discover Preferred Stock. At the Effective Time, each share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share, of Discover (“Discover Series C Preferred Stock”) and each share of 6.125% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D, par value $0.01 per share, of Discover (“Discover Series D Preferred Stock” and collectively with the Discover Series C Preferred Stock, the “Discover Preferred Stock”), in each case issued and outstanding immediately prior to the Effective Time shall remain outstanding.

1.9 Treatment of Discover Equity Awards; Discover ESPP.

(a) At the Effective Time, each restricted stock unit award in respect of shares of Discover Common Stock (a “Discover RSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a restricted stock unit award (a “Capital One RSU Award”) in respect of that number of shares of Capital One Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Discover Common Stock subject to the Discover RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (as it may be adjusted if necessary pursuant to the last sentence of Section 1.5(b)). Each such Capital One RSU Award shall be settleable in shares of Capital One Common Stock. Except as expressly provided in this Section 1.9(a), each such Capital One RSU Award shall be subject to the same terms and conditions (including vesting terms) as applied to the corresponding Discover RSU Award immediately prior to the Effective Time.

(b) At the Effective Time, each performance stock unit award in respect of shares of Discover Common Stock (a “Discover PSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a cash-based award (a “Capital One Cash Based Award”) in respect of an amount in cash equal to the product of (i) the total number of shares of Discover Common Stock subject to the Discover PSU Award immediately prior to the Effective Time, with the number of shares of Discover Common Stock determined based on (A) the greater of target and actual performance through the last quarter ending simultaneously with or prior to the Effective Time for the Discover PSU Awards for which as of the Effective Time more than one year of the performance period has elapsed, with such performance level to be determined consistent with past practice by the compensation committee of the Discover Board of Directors (the “Discover Compensation Committee”) based on information available through the last quarter ending simultaneously with or prior to the Effective Time, and (B) target performance for the Discover PSU Awards for which as of the Effective Time one year or less of the performance period has elapsed, multiplied by (ii) the product of (1) the Exchange Ratio (as it may be adjusted if necessary pursuant to the last sentence of Section 1.5(b)), multiplied by (2) the average of the closing sale prices of Capital One Common Stock on the NYSE as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date. Each such Capital One Cash-Based Award shall be settleable in cash. Except as specifically provided in this Section 1.9(b), each such Capital One Cash-Based Award shall be subject to the same terms and conditions (including service-based vesting terms) as applied to the corresponding Discover PSU Award immediately prior to the Effective Time.

(c) Prior to the Effective Time, Discover, the Board of Directors of Discover and the Discover Compensation Committee, as applicable, will take action with respect to the Discover Employee Stock Purchase Plan (the “Discover ESPP”) to provide that the final exercise date (including for purposes of determining the Purchase Price (as defined in the Discover ESPP)) for the Purchase Period (as defined in the Discover ESPP) that otherwise would be in effect on the Closing Date will be no later than five (5) Business Days prior to the Effective Time. Discover will terminate the Discover ESPP as of no later than immediately prior to the Effective

Time, pursuant to resolutions adopted by the Board of Directors of Discover or the Discover Compensation Committee, as applicable, copies of which shall be provided to Capital One prior to the Closing and shall be subject to Capital One’s reasonable review and comment.

(d) At or prior to the Effective Time, Discover, the Board of Directors of Discover and the Discover Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.9.

(e) Capital One shall take all corporate actions that are necessary for the assumption of the Discover RSU Awards pursuant to Section 1.9(a), including the reservation, issuance and listing of Capital One Common Stock as necessary to effect the transactions contemplated by this Section 1.9. As soon as practicable following the Effective Time, Capital One shall file with the SEC a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor form) with respect to the shares of Capital One Common Stock underlying such Discover RSU Awards, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such assumed Discover RSU Awards remain outstanding.

1.10 Certificate of Incorporation of Surviving Company. At the Effective Time, the certificate of incorporation of Discover, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with applicable law.

1.11 Bylaws of Surviving Company. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law.

1.12 Tax Consequences. It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.13 Officers and Directors of Surviving Company. The officers and directors of Merger Sub as of immediately prior to the Effective Time shall be the officers and directors of the Surviving Company.

1.14 Second Step Merger.

(a) The Second Step Merger. Immediately following the Effective Time, in accordance with the DGCL, Capital One shall cause the Surviving Company to be merged with and into Capital One in the Second Step Merger, with Capital One surviving the Second Step Merger as the Surviving Entity and continuing its existence under the laws of the State of Delaware, and the separate corporate existence of the Surviving Company ceasing as of the Second Effective Time. In furtherance of the foregoing, Capital One shall cause to be filed with the Delaware Secretary, in accordance with the DGCL, a certificate of merger with respect to the Second Step Merger (the “Second Step Certificate of Merger” and together with the Certificate of Merger, the “Certificates of Merger”). The Second Step Merger shall become effective at such time specified in the Second Step Certificate of Merger in accordance with the relevant provisions of the DGCL (such time hereinafter referred to as the “Second Effective Time”).

(b) Surviving Company Common Stock. At the Second Effective Time, by virtue of the Second Step Merger and without any action on the part of Capital One, the Surviving Company or any holder of securities thereof, each share of common stock of the Surviving Company shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Surviving Company Preferred Stock. At the Second Effective Time, by virtue of the Second Step Merger and without any action on the part of Capital One, the Surviving Company, Merger Sub or any holder of securities thereof:

(i) Each share of Discover Series C Preferred Stock issued and outstanding immediately prior to the Second Effective Time shall automatically be converted into the right to receive a share of a newly created series of preferred stock of Capital One having terms that are not materially less favorable than the Discover Series C Preferred Stock (all shares of such newly created series, collectively, the “Capital One Series O Preferred Stock”) and, upon such conversion, the Discover Series C Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Second Effective Time.

(ii) Each share of Discover Series D Preferred Stock issued and outstanding immediately prior to the Second Effective Time shall automatically be converted into the right to receive a share of a newly created series of preferred stock of Capital One having terms that are not materially less favorable than the Discover Series D Preferred Stock (all shares of such newly created series, collectively, the “Capital One Series P Preferred Stock,” and collectively with the Capital One Series O Preferred Stock, the “New Capital One Preferred Stock”) and, upon such conversion, the Discover Series D Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Second Effective Time.

(d) Capital One Stock. At and after the Second Effective Time, each share of Capital One Common Stock and Capital One Preferred Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of Capital One Common Stock and Capital One Preferred Stock and shall not be affected by the Second Step Merger; it being understood that upon the Second Effective Time, the Capital One Common Stock, including the shares issued to former holders of Discover Common Stock, shall be the common stock of the Surviving Entity.

(e) Certificate of Incorporation of Surviving Entity. At the Second Effective Time, the certificate of incorporation of Capital One, as in effect immediately prior to the Second Effective Time, shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.

(f) Bylaws of Surviving Entity. At the Second Effective Time, the bylaws of Capital One, as in effect immediately prior to the Second Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

(g) Officers and Directors of Surviving Entity. At the Second Effective Time, the officers and directors of Capital One as of immediately prior to the Second Effective Time shall be the officers and directors of the Surviving Entity, subject to Section 6.12.

1.15 Bank Merger. Immediately following the Second Step Merger, Discover Bank, a Delaware-chartered bank and wholly-owned Subsidiary of Discover (“Discover Bank”), will merge with and into Capital One, National Association, a national banking association and wholly-owned Subsidiary of Capital One (“Capital One Bank”) (the “Bank Merger”). Capital One Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Discover Bank shall cease. Promptly after the date of this Agreement, Capital One Bank and Discover Bank will enter into an agreement and plan of merger in substantially the form set forth in Exhibit A (the “Bank Merger Agreement”). Each of Capital One and Discover shall adopt and approve the Bank Merger Agreement and the Bank Merger as the sole stockholder of Capital One Bank and Discover Bank, respectively, and Capital One and Discover shall, and shall cause Capital One Bank and Discover Bank, respectively, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Second Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.

ARTICLE II

EXCHANGE OF SHARES

2.1 Capital One to Make Consideration Available. At or prior to the Effective Time, Capital One shall deposit, or shall cause to be deposited, with a bank or trust company designated by Capital One and reasonably acceptable to Discover (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates (which for purposes of this Article II shall be deemed to include certificates or book-entry account statements representing shares of Discover Preferred Stock), certificates or, at Capital One’s option, evidence in book-entry form, representing shares of Capital One Common Stock or New Capital One Preferred Stock to be issued pursuant to Section 1.5 and Section 1.8, respectively (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of Capital One Common Stock or New Capital One Preferred Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) days thereafter, Capital One shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Discover Common Stock or Discover Preferred Stock immediately prior to the Effective Time that have been converted at the Effective Time or the Second Effective Time, as applicable, into the right to receive Capital One Common Stock or New Capital One Preferred Stock, as applicable, pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Capital One Common Stock and any cash in lieu of fractional shares or shares of New Capital One Preferred Stock, as applicable, which the shares of Discover Common Stock or Discover Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a New Certificate representing that number of whole shares of Capital One Common Stock to which such holder of Discover Common Stock shall have become entitled pursuant to the provisions of Article I and (B) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b) or (ii) (A) a New Certificate representing that number of shares of New Capital One Preferred Stock to which such holder of Discover Preferred Stock shall have become entitled pursuant to the provisions of Article I, and (B) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time or the Second Effective Time, as applicable, to represent only the right to receive, upon surrender, the number of whole shares of Capital One Common Stock or shares of New Capital One Preferred Stock which the shares of Discover Common Stock or Discover Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Capital One Common Stock or New Capital One Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Capital One Common Stock or shares of New Capital One Preferred Stock that the shares of Discover Common Stock or Discover Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Capital One Common Stock or New Capital One Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Capital One Common Stock or New Capital One Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time or the Second Effective Time, as applicable, there shall be no transfers on the stock transfer books of Discover of the shares of Discover Common Stock or Discover Preferred Stock that were issued and outstanding immediately prior thereto. If, after the Effective Time or Second Effective Time, as applicable, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Capital One Common Stock or New Capital One Preferred Stock, as applicable, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Capital One Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Capital One Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Capital One. In lieu of the issuance of any such fractional share, Capital One shall pay to each former holder of Discover Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of Capital One Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Discover Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Capital One Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Discover for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of Discover Common Stock or Discover Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of Capital One Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Capital One Common Stock deliverable in respect of each former share of Discover Common Stock such holder holds as determined pursuant to this Agreement, or the shares of New Capital One Preferred Stock and any unpaid dividends and distributions on the New Capital One Preferred Stock deliverable in respect of each former share of Discover Preferred Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Capital One, Discover, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Discover Common Stock or Discover Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Capital One shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Capital One Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Discover Common Stock, Discover Preferred Stock or Discover Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Capital One or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Discover Common Stock, Discover Preferred Stock or Discover Equity Awards in respect of which the deduction and withholding was made by Capital One or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Capital One or the Exchange Agent, the posting by such person of a bond in such amount as Capital One or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Capital One Common Stock and any cash in lieu of fractional shares, or the shares of New Capital One Preferred Stock, as applicable, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DISCOVER

Except (a) as disclosed in the disclosure schedule delivered by Discover to Capital One concurrently herewith (the “Discover Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Discover Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Discover that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Discover Reports filed by Discover since December 31, 2021 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), Discover hereby represents and warrants to Capital One as follows:

3.1 Corporate Organization.

(a) Discover is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has elected to be treated as a financial holding company under the BHC Act. Discover has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Discover is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Discover. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Capital One, Discover or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health events, (E) public disclosure of the transactions contemplated hereby (including any effect on a party’s relationships with its customers, vendors or employees) (it being understood and agreed that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 3.11(j), 4.3(b), 4.4 or 4.11(j)), (F) any stockholder litigation arising out of the Agreement or the Mergers that is brought or threatened against a party or any party’s Board of Directors from and following the date of this Agreement and prior to the Effective Time (it being understood and agreed that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 3.11(j), 4.3(b), 4.4 or 4.11(j)) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby or (G) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, in the case of both parties, as compared to banking organizations substantially engaged in the credit card lending business or, in the case of Discover, also as compared to banking organizations engaged in the funds transfer network or transaction processing network businesses or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting or other power to elect a majority of the board of directors or other managing authority of such persons performing similar functions. True, correct and complete copies of the Restated Certificate of Incorporation of Discover (the “Discover Charter”) and the Amended and Restated Bylaws of Discover (the “Discover Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Discover to Capital One.

(b) Each Subsidiary of Discover (a “Discover Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on Discover and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Discover or any Subsidiary of Discover to pay dividends or distributions except, in the case of Discover or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each Subsidiary of Discover that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Discover Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Discover that would constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the date hereof (any references to “significant Subsidiaries” of either Discover or Capital One in this Agreement shall mean “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the date hereof and, in the case of Discover, the Subsidiaries of Discover set forth on Section 7.2(a) of the Discover Disclosure Schedule). There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Discover other than the Discover Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of Discover consists of 2,000,000,000 shares of Discover Common Stock and 200,000,000 shares of preferred stock, par value $0.01 per share. As of February 15, 2024, there were (i) 250,557,658 shares of Discover Common Stock issued and outstanding; (ii) 320,984,826 shares of Discover Common Stock held in treasury; (iii) 1,345,280 shares of Discover Common Stock reserved for issuance upon the settlement of outstanding Discover RSU Awards (other than Discover RSU Awards outstanding under the Discover Directors’ Compensation Plan), (iv) 255,748 Discover RSU Awards outstanding under the Discover Directors’ Compensation Plan; (v) 334,218 shares of Discover Common Stock reserved for issuance upon the settlement of outstanding Discover PSU Awards (assuming performance goals are satisfied at the target level) or 501,327 shares of Discover Common Stock reserved for issuance upon the settlement of outstanding Discover PSU Awards (assuming performance goals are satisfied at the maximum level); (vi) 1,559,512 shares of Discover Common Stock reserved for issuance under the Discover ESPP; and (vii) (A) 5,700 shares of Discover Series C Preferred Stock issued and outstanding and (B) 5,000 shares of Discover Series D Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since February 15, 2024 resulting from the vesting or settlement of any Discover RSU Awards and Discover PSU Awards (collectively, “Discover Equity Awards”) issued prior to the date of this Agreement as described in the immediately preceding sentence or the exercise of options to purchase shares of Discover Common Stock under the Discover ESPP, there are no shares of capital stock or other voting securities or equity interests of Discover issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Discover Common Stock and Discover Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Discover is current on all dividends payable on the outstanding shares of Discover Preferred Stock and has complied in all material respects with the terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Discover may vote. No trust preferred or subordinated debt securities of Discover are issued or outstanding. Other than Discover Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a) or options to purchase shares of Discover Common Stock under the Discover ESPP, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Discover, or contracts, commitments, understandings or arrangements by which Discover may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Discover or that otherwise obligate Discover to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Discover Securities,” and any of the foregoing in respect of Subsidiaries of Discover, collectively, “Discover Subsidiary Securities”). Other than Discover Equity Awards or options to purchase shares of Discover Common Stock under the Discover ESPP, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Discover or any of its Subsidiaries) are outstanding. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Discover or any of its Subsidiaries is a party with respect to the voting or transfer of Discover Common Stock, capital stock or other voting or equity securities or ownership interests of Discover or granting any stockholder or other person any registration rights.

(b) Discover owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Discover Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

3.3 Authority; No Violation.

(a) Discover has full corporate power and authority to execute and deliver this Agreement and, upon receipt of the Requisite Discover Vote (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers) have been duly and validly approved by the Board of Directors of Discover. The Board of Directors of Discover has unanimously determined that the transactions contemplated hereby (including the Mergers), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Discover and its stockholders, has approved this Agreement and the transactions contemplated hereby (including the Mergers), and has directed that this Agreement be submitted to Discover’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Discover Common Stock entitled to vote on this Agreement (the “Requisite Discover Vote”), and the adoption and approval of the Bank Merger Agreement by Discover as Discover Bank’s sole stockholder, no other corporate proceedings on the part of Discover are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Discover and (assuming due authorization, execution and delivery by Capital One and Merger Sub) constitutes a valid and binding obligation of Discover, enforceable against Discover in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Discover nor the consummation by Discover of the transactions contemplated hereby (including the Mergers and the Bank Merger), nor compliance by Discover with any of the terms or provisions hereof, will (i) violate any provision of the Discover Charter or the Discover Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Discover or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Discover or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Discover or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Discover.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the New York Stock Exchange, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”), and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with the

Financial Industry Regulatory Authority (“FINRA”) and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Discover Disclosure Schedule or Section 4.4 of the Capital One Disclosure Schedule and approval of such applications, filings and notices, (f) the filing by Discover with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Capital One in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (g) the filing of the Certificates of Merger with the Delaware Secretary pursuant to the DGCL, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and the filing of the respective Certificates of Designation for the New Capital One Preferred Stock with the Delaware Secretary and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Capital One Common Stock and New Capital One Preferred Stock pursuant to this Agreement and the approval of the listing of such Capital One Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Discover of this Agreement or (ii) the consummation by Discover of the Mergers and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Discover is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers and Bank Merger on a timely basis.

3.5 Reports. Discover and each of its Subsidiaries have timely filed (or furnished) all reports, forms, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2021 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) (clauses (i) – (vii), collectively “Regulatory Agencies”), including any report, form, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Discover. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Discover and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Discover, investigation into the business or operations of Discover or any of its Subsidiaries since January 1, 2021, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Discover or any of its Subsidiaries and (ii) have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Discover or any of its Subsidiaries since January 1, 2021, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover.

3.6 Financial Statements.

(a) The financial statements of Discover and its Subsidiaries included (or incorporated by reference) in the Discover Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Discover and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Discover and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount),

(iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2020, no independent public accounting firm of Discover has resigned (or informed Discover that it intends to resign) or been dismissed as independent public accountants of Discover as a result of or in connection with any disagreements with Discover on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, neither Discover nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Discover included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Discover and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Discover or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Discover. Discover (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Discover, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Discover by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed in writing, based on its most recent evaluation prior to the date hereof, to Discover’s outside auditors and the audit committee of the Board of Directors of Discover (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Discover’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Discover’s internal controls over financial reporting. There is no reason to believe that Discover’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2021, (i) neither Discover nor any of its Subsidiaries, nor, to the knowledge of Discover, any director, officer, auditor, accountant or representative of Discover or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Discover or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Discover or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Discover or any of its Subsidiaries, whether or not employed by Discover or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Discover or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Discover or any committee thereof or to the knowledge of Discover, to any director or officer of Discover.

3.7 Broker’s Fees. With the exception of PJT Partners LP and Morgan Stanley & Co. LLC, neither Discover nor any Discover Subsidiary nor any of their respective officers or directors has engaged any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. Discover has disclosed to Capital One as of the date hereof the aggregate fees to be paid by Discover to PJT Partners LP and Morgan Stanley & Co. LLC related to the Merger and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2022, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover.

(b) Since December 31, 2022, Discover and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, neither Discover nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Discover, threatened in writing, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Discover or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Discover, any of its Subsidiaries or the assets of Discover or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its Affiliates) that would reasonably be expected to be material to the Surviving Entity and its Subsidiaries, taken as a whole.

3.10 Taxes and Tax Returns.

(a) Each of Discover and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Discover nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Discover and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Discover and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Discover nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Discover and its Subsidiaries or the assets of Discover and its Subsidiaries that has not been accrued in the latest audited balance sheet included in the Discover Reports. Neither Discover nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Discover and its Subsidiaries). Neither Discover nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Discover) or (B) has any liability for the Taxes of any person (other than Discover or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Discover nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Discover nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has Discover been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, each Discover Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Discover Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Discover or any Subsidiary or any trade or business of Discover or any of its Subsidiaries, whether or not incorporated, all of which together with Discover would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Discover ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Discover or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of Discover or any of its Subsidiaries, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or any plan, program or arrangement sponsored by a Governmental Entity.

(b) Discover has made available to Capital One true and complete copies of each material Discover Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter and (iv) the most recently prepared actuarial report.

(c) The IRS has issued a favorable determination letter or opinion with respect to each Discover Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Discover Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Discover, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Discover Qualified Plan or the related trust.

(d) Except as would not result in any material liability to Discover and its Subsidiaries, taken as a whole, with respect to each Discover Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and

Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Discover Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Discover Benefit Plan’s actuary with respect to such Discover Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Discover Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be insured by Discover or any of its Subsidiaries, and (viii) the PBGC has not instituted proceedings to terminate any such Discover Benefit Plan.

(e) None of Discover and its Subsidiaries nor any Discover ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Discover and its Subsidiaries nor any Discover ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f) Except as would not result in any material liability to Discover and its Subsidiaries, taken as a whole, no Discover Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, all contributions required to be made to any Discover Benefit Plan by applicable law or by any plan document or other contractual undertaking for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Discover.

(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Discover’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Discover Benefit Plans, any fiduciaries thereof with respect to their duties to the Discover Benefit Plans or the assets of any of the trusts under any of the Discover Benefit Plans that would reasonably be expected to result in any liability of Discover or any of its Subsidiaries in an amount that would be material to Discover and its Subsidiaries, taken as a whole.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, none of Discover and its Subsidiaries nor any Discover ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Discover Benefit Plans or their related trusts, Discover, any of its Subsidiaries or any Discover ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Discover or any of its Subsidiaries, or result in any limitation on the right of Discover or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Discover Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Discover or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) No Discover Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, there are no pending or, to Discover’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Discover or any of its Subsidiaries, or any strikes or other labor disputes against Discover or any of its Subsidiaries. Neither Discover nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Discover or any of its Subsidiaries and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, there are no pending or, to the knowledge of Discover, threatened organizing efforts by any union or other group seeking to represent any employees of Discover or any of its Subsidiaries.

(m) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, each Discover Benefit Plan that is subject to the laws of a jurisdiction other than the United States (whether or not U.S. law also applies) (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special tax treatment, meets all requirements for such treatment and (iii) if intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

3.12 SEC Reports. Discover has previously made available to Capital One an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2020 by Discover pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Discover Reports”) and (b) communication mailed by Discover to its stockholders since December 31, 2020 and prior to the date hereof, and no such Discover Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2020, as of their respective dates, all Discover Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Discover has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

3.13 Compliance with Applicable Law.

(a) Discover and each of its Subsidiaries hold, and have at all times since December 31, 2020, held, all licenses, registrations, franchises, certificates, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Discover, and to the knowledge of Discover, no suspension or cancellation of any such necessary license, registration, franchise, certificate, permit, charter or authorization is threatened.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Discover, Discover and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity applicable to Discover or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable laws (“Personal Data,” and such laws relating thereto, “Data Protection Laws”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, any rules or regulations relating to interchange fees, including, but not limited to, 12 C.F.R. Part 235, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to the transmission, collection, processing, possession, handling, clearance, settlement and/or remittance of funds or to funds transfer or transaction processing networks (including with respect to transactions and relationships with merchants and merchant acquirers), bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c) Discover Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d) Discover maintains a written information privacy and security program that includes measures reasonably designed to protect the privacy, confidentiality and security of all Personal Data processed or otherwise handled by or on behalf of Discover against any (i) loss or misuse of such Personal Data, (ii) unauthorized or unlawful processing or handling of such Personal Data, or (iii) other act or omission that compromises the security or confidentiality of such Personal Data (each of clauses (i) through (iii), a “Security Breach”). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, Discover and its Subsidiaries have taken commercially reasonable measures, consistent with general industry practices, designed to ensure the confidentiality, privacy and security of Personal Data processed or otherwise handled by or on behalf of Discover. To the knowledge of Discover, Discover has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Discover. To the knowledge of Discover, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Discover. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, Discover and its Subsidiaries are in compliance with all of its and their privacy policies relating to Personal Data.

(e) Without limitation, none of Discover or any of its Subsidiaries or to the knowledge of Discover, any director, officer, employee, agent or other person acting on behalf of Discover or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Discover or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Discover or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Discover or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Discover or any of its Subsidiaries, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Discover or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Discover or any of its Subsidiaries or (vii) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Discover.

(f) As of the date hereof, Discover and Discover Bank each meet the applicable published criteria to be “well-capitalized” (as such term is defined in the relevant regulation of the applicable institution’s primary federal banking regulator).

(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Discover, (i) Discover and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Discover, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the Discover Disclosure Schedule or as filed with any Discover Reports, as of the date hereof, neither Discover nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Discover Benefit Plan and any contract, arrangement, commitment or understanding solely among Discover and any wholly-owned Subsidiaries of Discover or solely among wholly owned Subsidiaries of Discover:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which contains a provision that materially restricts the conduct of any line of business by Discover or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect);

(iii) with or to a labor union or guild with respect to any employees of Discover or any its Subsidiaries (including any collective bargaining agreement);

(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Discover Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Discover;

(v) (A) that relates to the incurrence of indebtedness by Discover or any of its Subsidiaries, including any sale and leaseback transactions, securitizations, off-balance sheet financing arrangements, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Discover or any of its Subsidiaries of, or any similar commitment by Discover or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $40,000,000 or more;

(vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Discover or its Subsidiaries;

(vii) that is a consulting agreement or data processing, software programming or licensing contract involving the payment by Discover or any of its Subsidiaries of more than $20,000,000 per annum (other than any such contracts which are terminable by Discover or any of its Subsidiaries on sixty (60) days’ or less notice without any required payment or other conditions, other than the condition of notice);

(viii) that is one of the contracts related to the operations or the business of any of the Discover Network, the PULSE network or Diners Club International (each, a “Network” and collectively, the “Networks”) listed on Section 3.14(a)(viii) of the Discover Disclosure Schedule;

(ix) any lease, sublease, license and other agreement under which Discover or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property pursuant to which the annual amount payable by Discover or any of its Subsidiaries is more than $10,000,000;

(x) that is a settlement, consent or similar agreement and contains any material continuing obligations of Discover or any of its Subsidiaries; or

(xi) that relates to the acquisition or disposition of any person, business or asset and under which Discover or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Discover Disclosure Schedule, is referred to herein as a “Discover Contract.” Discover has made available to Capital One true, correct and complete copies of each Discover Contract in effect as of the date hereof.

(b) (i) Each Discover Contract is valid and binding on Discover or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Discover, (ii) Discover and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Discover Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Discover, (iii) to the knowledge of Discover, each third-party counterparty to each Discover Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Discover Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Discover, (iv) neither Discover nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Discover Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Discover or any of its Subsidiaries or, to the knowledge of Discover, any other party thereto, of or under any such Discover Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Discover.

3.15 Agreements with Regulatory Agencies. Subject to Section 9.14, neither Discover nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2021, a recipient of any supervisory letter from, or since January 1, 2021, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Discover Disclosure Schedule, a “Discover Regulatory Agreement”), nor has Discover or any of its Subsidiaries been advised in writing since January 1, 2021, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Discover Regulatory Agreement.

3.16 Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Discover or any of its Subsidiaries or for the account of a customer of Discover or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Discover or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Discover and each of its Subsidiaries have duly performed in all material respects all of their respective material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Discover, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, Discover and its Subsidiaries are in compliance, and since December 31, 2020 have complied with, any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Discover, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Discover or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Discover, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover. To the knowledge of Discover, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover. Discover is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover.

3.18 Investment Securities and Commodities. Each of Discover and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Discover’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Discover or its Subsidiaries. Such securities and commodities are valued on the books of Discover in accordance with GAAP in all material respects.

3.19 Real Property. Discover or a Discover Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Discover Reports as being owned by Discover or a Discover Subsidiary or acquired after the date thereof which are material to Discover’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Discover Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) landlords’, lessors’, merchants’, materialmen’s, warehousemen’s, carriers’, workers’ or repairmen’s Liens or similar Liens arising or incurred in the ordinary course of business and (v) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Discover Reports or acquired after the date thereof which are material to Discover’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Discover Owned Properties, the “Discover Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and, to the knowledge of Discover, each such lease is valid without material default thereunder by the lessee or, to the knowledge of Discover, the lessor. There are no pending or, to the knowledge of Discover, threatened condemnation proceedings against the Discover Real Property.

3.20 Intellectual Property. Discover and each of its Subsidiaries owns (free and clear of any material Liens), or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover: (a) (1) to the knowledge of Discover, the conduct by Discover and its Subsidiaries of their respective businesses does not infringe, misappropriate or otherwise violate the rights of any person and (2) no person has asserted in writing to Discover that Discover or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of Discover, no person is challenging, infringing on, misappropriating or otherwise violating any right of Discover or any of its Subsidiaries with respect to any Intellectual Property owned by Discover or its Subsidiaries, and (c) neither Discover nor any Discover Subsidiary has received any written notice of any pending claim challenging the ownership, validity or enforceability of any Intellectual Property owned by Discover or any Discover Subsidiary, and Discover and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by Discover and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means all rights anywhere in the world in or relating to: (i) trademarks, service marks, brand names, d/b/a’s, internet domain names and URLs, logos, symbols, certification marks, trade dress and other indications of origin, all goodwill associated with the foregoing, and all registrations and applications to register the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, discoveries and ideas, whether patentable or not, patents, applications for patents and invention disclosures (including divisionals, revisions, continuations, continuations in part and renewals), all improvements thereto, and any extensions, substitutes, reissues or re-examinations thereof; (iii) nonpublic information, trade secrets and know-how, including proprietary or confidential processes, technologies, protocols, formulae, prototypes and confidential information and rights to limit the use or disclosure thereof by any person; (iv) writings and other works of authorship, whether copyrightable or not (including software, content, data, databases and other compilations of information) and whether published or unpublished, registrations or applications for registration of copyrights, and any renewals or extensions thereof; and (v) any other intellectual property, industrial or proprietary rights.

3.21 Related Party Transactions. As of the date hereof, except as set forth in any Discover Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Discover or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Discover or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Discover Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of Discover), on the other hand, of the type required to be reported in any Discover Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.22 State Takeover Laws. The Board of Directors of Discover has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or any similar provisions of the Discover Charter or Discover Bylaws (collectively, with any similar provisions of the Capital One Charter or Capital One Bylaws, “Takeover Statutes”). In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of Discover Common Stock or Discover Preferred Stock in connection with the Mergers.

3.23 Reorganization. Discover has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24 Opinion. The Board of Directors of Discover has received the opinion of PJT Partners LP to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Exchange Ratio in the Mergers is fair, from a financial point of view, to the holders of Discover Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25 Discover Information. The information relating to Discover and its Subsidiaries or that is provided by Discover or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (to the extent that portions thereof relate only to Discover or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.26 Loan Portfolio.

(a) Section 3.26(a)(i) of the Discover Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of September 30, 2023, of all written or oral loans, loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Discover or any Subsidiary of Discover is a creditor, other than “non-accrual” Loans (i.e., Loans under the terms of which the obligor was, as of September 30, 2023, over ninety (90) days or more delinquent in payment of principal or interest) and (ii) the aggregate outstanding principal amount, as of September 30, 2023, of all “non-accrual” Loans in which Discover or any Subsidiary of Discover is a creditor. As of September 30, 2023, Discover and its Subsidiaries did not have outstanding Loans and assets classified as “Other Real Estate Owned” with an aggregate then-outstanding fully committed principal amount in excess of the amount set forth on Section 3.26(a)(ii) of the Discover Disclosure Schedule, net of specific reserves with respect to such Loans and assets, that, as of September 30, 2023, were classified by Discover as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import (“Criticized Assets”). Section 3.26(a)(iii) of the Discover Disclosure Schedule sets forth (A) a summary of Criticized Assets as of September 30, 2023, by category of Loan (e.g., student, personal, home, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (B) each asset of Discover or any of its Subsidiaries that, as of September 30, 2023, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, each Loan of Discover or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Discover and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, each outstanding Loan of Discover or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Discover and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

3.27 Credit Card Accounts and Receivables. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, (a) the accounts and Receivables related to the credit cards issued by Discover Bank and any portfolio of credit card accounts and Receivables acquired by the Discover Bank (collectively, the “Discover Credit Card Accounts and Receivables”) (other than those acquired from a third party) have been originated, created, maintained and serviced in compliance with all applicable laws, rules and regulations and Discover’s policies and procedures, and are being maintained in accordance with the Account Agreements and the Discover’s written underwriting standards, (b) in the case of any Discover Credit Card Accounts and Receivables acquired from a third party, to the knowledge of Discover, such accounts and Receivables have been originated, created, maintained and serviced in compliance in all material respects with all applicable laws, rules and regulations and the originator’s policies and procedures, (c) the interest rates, fees and charges in connection with the Discover Credit Card Accounts and Receivables comply with all applicable laws, rules and regulations and the applicable Account Agreements, (d) all disclosures made in connection with the Discover Credit Card Accounts and Receivables complied with all applicable laws, rules and regulations as of the time made and (e) the Account Agreements, as they relate to the Discover Credit Card Accounts and Receivables, are enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). For purposes of this Agreement:

(i) “Receivables” means, with respect to Discover Bank or Capital One Bank, as applicable, any amounts payable by an obligor under any credit card account, including any amounts owing for the payment of goods and services, donations and other gifts, cash advances, cash advance fees, access check fees, card membership fees, accrued interest and other finance charges, and any other fee, expense, charge, or other amount of every nature, kind and description whatsoever, less any amount owed by Discover Bank or Capital One Bank, as applicable, or any of its respective Affiliates, to the obligor as a credit balance, but only to the extent that such amounts payable by the obligor are owned by Discover Bank or Capital One Bank, as applicable, or its respective Affiliates, directly or indirectly through a securitization exposure or otherwise.

(ii) “Account Agreement” means, with respect to Discover Bank or Capital One Bank, as applicable, an agreement between Discover Bank or Capital One Bank, as applicable (whether as an original party, successor or assign to such agreement) or any other Subsidiary of Discover or Capital One, as applicable (whether as an original party, successor or assign to such agreement) and a person or persons under which an account is established and credit cards are issued to or on behalf of such person or persons.

3.28 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Discover, (a) Discover and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Discover reasonably has determined to be prudent and consistent with industry practice, and Discover and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Discover and its Subsidiaries, Discover or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Discover or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and

(e) neither Discover nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.29 Networks.

(a) (i) Section 3.29(a)(i) of the Discover Disclosure Schedule sets forth a true and complete list of the Networks’ ten (10) largest revenue relationships, as measured by revenue generated from such relationships in (A) the year ended December 31, 2022 and (B) the nine (9) months ended September 30, 2023, and (ii) Section 3.29(a)(ii) of the Discover Disclosure Schedule sets forth a true and complete list of the ten (10) largest vendors and service providers to the Networks, as measured by the costs accrued to such relationships in (A) the year ended December 31, 2022 and (B) the nine (9) months ended September 30, 2023 (each of the relationships contemplated by (i) and (ii), a “Covered Partner”). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, since December 31, 2022, Discover and its Subsidiaries have not received any written notice from any Covered Partner that such Covered Partner intends to discontinue or substantially reduce its relationship with Discover or any of its Subsidiaries, terminate or adversely amend any existing material contract with Discover or any of its Subsidiaries, or not continue its relationship with Discover or any of its Subsidiaries.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, Discover and its Subsidiaries have, since January 1, 2021, complied with and are not in default under any law, statute, order, rule, regulation, policy, guideline, bylaws or requirements of any applicable network alliance, association or exchange, in each case applicable to the Networks or which maintain relationships with the Networks.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, to the knowledge of Discover, no third party has gained unauthorized access to or misused any Personal Data or any hardware, software, code, systems, servers, networks, data communications lines and other information technology and equipment (collectively “IT Systems”) used in the operation, maintenance or support of the Networks (collectively, “Network Software and IT Systems”), in each case in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption to the Networks or (ii) a duty to notify any person. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, Discover and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices, Data Protection Laws and all contracts to the extent such contracts relate to the processing of Personal Data, that are designed to protect their products and services and the Network Software and IT Systems from unauthorized access and free from any disabling codes or instructions, spyware, trojan horses, worms, viruses, or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of software, data or other materials (“Malicious Code”). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, the Network Software and IT Systems are (i) free from Malicious Code and (ii) have not, since December 31, 2020, experienced any failure or malfunction.

(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Discover, the Network Software and IT Systems have not, since December 31, 2020, suffered an unscheduled outage or other failure.

3.30 No Investment Adviser or Broker-Dealer Subsidiary.

(a) Neither Discover nor any Discover Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

(b) Neither Discover nor any Discover Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.

3.31 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Discover in this Article III, neither Discover nor any other person makes any express or implied representation or warranty with respect to Discover, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Discover hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Discover nor any other person makes or has made any representation or warranty to Capital One or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Discover, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Discover in this Article III, any oral or written information presented to Capital One or any of its Affiliates or representatives in the course of their due diligence investigation of Discover, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Discover acknowledges and agrees that neither Capital One nor Merger Sub nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CAPITAL ONE AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by Capital One and Merger Sub to Discover concurrently herewith (the “Capital One Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Capital One Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Capital One that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Capital One Reports filed by Capital One since December 31, 2021, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), Capital One and Merger Sub hereby represent and warrant to Discover as follows:

4.1 Corporate Organization.

(a) Capital One is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Capital One and Merger Sub has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Capital One and Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Capital One. True and complete copies of the Restated Certificate of Incorporation of Capital One (the “Capital One Charter”) and the Amended and Restated Bylaws of Capital One (the “Capital One Bylaws”) and the certificate of incorporation of Merger Sub (the “Merger Sub Charter”) and the bylaws of Merger Sub (the “Merger Sub Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Capital One to Discover.

(b) Each Subsidiary of Capital One (a “Capital One Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on Capital One and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Capital One or any Subsidiary of Capital One to pay dividends or distributions except, in the case of Capital One or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each Subsidiary of Capital One that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Capital One Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Capital One that would constitute significant Subsidiaries. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Capital One other than the Capital One Subsidiaries.

4.2 Capitalization.

(a) The authorized capital stock of Capital One consists of 1,000,000,000 shares of Capital One Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share. As of February 15, 2024, there were (i) 380,373,476 shares of Capital One Common Stock issued and outstanding; (ii) 316,375,901 shares of Capital One Common Stock held in treasury; (iii) 403,823 shares of Capital One Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Capital One Common Stock (“Capital One Stock Options”); (iv) 10,484,834 shares of Capital One Common Stock reserved for issuance upon the settlement of outstanding Capital One RSU Awards; (v) 1,340,794 shares of Capital One Common Stock (assuming performance goals are satisfied at the target level) or 2,011,317 shares of Capital One Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding performance unit awards in respect of shares of Capital One Common Stock (“Capital One PSU Awards”); (vi) 3,459,690 shares of Capital One Common Stock reserved for issuance under the Capital One Amended and Restated 2002 Associates Stock Purchase Plan (the “Capital One ASPP”); and (vii) (A) 1,500,000 shares of preferred stock, which have been designated as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series I, issued and outstanding, (B) 1,250,000 shares of preferred stock, which have been designated as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series J, issued and outstanding, (C) 125,000 shares of preferred stock, which have been designated as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series K, issued and outstanding, (D) 675,000 shares of preferred stock, which have been designated as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series L, issued and outstanding, (E) 1,000,000 shares of preferred stock, which have been designated as Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M, issued and outstanding and (F) 425,000 shares of preferred stock, which have been designated as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series N, issued and outstanding (the preferred stock described in subclauses (A) through (F), the “Capital One Preferred Stock”). As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since February 15, 2024 resulting from the exercise, vesting or settlement of any Capital One Stock Options, Capital One RSU

Awards and Capital One PSU Awards (collectively, the “Capital One Equity Awards”) issued prior to the date of this Agreement as described in the immediately preceding sentence or the exercise of options to purchase shares of Capital One Common Stock under the Capital One ASPP, there are no shares of capital stock or other voting securities or equity interests of Capital One issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Capital One Common Stock and Capital One Preferred Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Capital One is current on all dividends payable on the outstanding shares of Capital One Preferred Stock and has complied in all material respects with the terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Capital One or Merger Sub may vote. Except as set forth in Section 4.2(a) of the Capital One Disclosure Schedule, no trust preferred or subordinated debt securities of Capital One are issued or outstanding. Other than Capital One Equity Awards and Capital One Preferred Stock issued prior to the date of this Agreement as described in this Section 4.2(a) or the exercise of options to purchase shares of Capital One Common Stock under the Capital One ASPP, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Capital One, or contracts, commitments, understandings or arrangements by which Capital One may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Capital One or that otherwise obligate Capital One to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Other than the Capital One Equity Awards or options to purchase shares of Capital One Common Stock under the Capital One ASPP, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Capital One or any of its Subsidiaries) are outstanding. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Capital One or any of its Subsidiaries is a party with respect to the voting or transfer of Capital One Common Stock, capital stock or other voting or equity securities or ownership interests of Capital One or granting any stockholder or other person any registration rights.

(b) Capital One owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Capital One Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock of which, as of the date of this Agreement, 100 shares were issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and as of immediately prior to the Effective Time will be, owned by Capital One. Merger Sub has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Mergers and the other transactions contemplated hereby.

4.3 Authority; No Violation.

(a) Each of Capital One and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, upon receipt of the Requisite Capital One Vote (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers) have been duly and validly approved by the Board of Directors of Capital One and Merger Sub. The Board of Directors of Capital One has unanimously determined that the transactions contemplated hereby (including the Mergers), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Capital One and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Mergers), and has directed that the issuance of shares of Capital One Common Stock in connection with the Merger (the “Capital One Share Issuance”) be submitted to Capital One’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. The

Board of Directors of Merger Sub has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Merger Sub and its sole stockholder and has adopted a resolution to the foregoing effect. Capital One, as Merger Sub’s sole stockholder, has adopted and approved this Agreement and the transactions contemplated hereby by written consent. Except for (i) the approval of the Capital One Share Issuance by the affirmative vote of a majority of the votes cast by the holders of Capital One Common Stock at the Capital One Meeting (the “Requisite Capital One Vote”), (ii) the adoption and approval of the Bank Merger Agreement by Capital One as Capital One Bank’s sole stockholder, (iii) the adoption, approval and filing of Certificates of Designation with respect to the New Capital One Preferred Stock with the Delaware Secretary, and (iv) the adoption of resolutions to give effect to the provisions of Section 6.12 in connection with the Closing, no other corporate proceedings on the part of Capital One or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Capital One and Merger Sub and (assuming due authorization, execution and delivery by Discover) constitutes a valid and binding obligation of each of Capital One and Merger Sub, enforceable against each of Capital One and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Capital One Common Stock and New Capital One Preferred Stock to be issued in the Mergers have been validly authorized (subject to the receipt of the Requisite Capital One Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Capital One will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Capital One or Merger Sub, nor the consummation by Capital One or Merger Sub of the transactions contemplated hereby (including the Mergers and the Bank Merger), nor compliance by Capital One or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Capital One Charter or the Capital One Bylaws or the Merger Sub Charter or the Merger Sub Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Capital One or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Capital One or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Capital One or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Capital One.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the New York Stock Exchange, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with FINRA and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Discover Disclosure Schedule or Section 4.4 of the Capital One Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (g) the filing of the Certificates of Merger with the Delaware Secretary pursuant to the DGCL, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and the filing of Certificates of Designation for the New Capital One Preferred Stock with the Delaware Secretary and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Capital One Common Stock and New Capital One Preferred Stock pursuant to this Agreement and the approval of the listing of such Capital One Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Capital One and Merger Sub of this Agreement or (ii) the consummation by Capital One and Merger Sub of the Mergers, as applicable, and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Capital One is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers and Bank Merger on a timely basis.

4.5 Reports. Capital One and each of its Subsidiaries have timely filed (or furnished) all reports, forms, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2021 with any Regulatory Agencies, including any report, form, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Capital One. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Capital One and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Capital One, investigation into the business or operations of Capital One or any of its Subsidiaries since January 1, 2021, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Capital One or any of its Subsidiaries and (ii) have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Capital One or any of its Subsidiaries since January 1, 2021, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One.

4.6 Financial Statements.

(a) The financial statements of Capital One and its Subsidiaries included (or incorporated by reference) in the Capital One Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Capital One and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Capital One and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2020, no independent public accounting firm of Capital One has resigned (or informed Capital One that it intends to resign) or been dismissed as independent public accountants of Capital One as a result of or in connection with any disagreements with Capital One on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, neither Capital One nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Capital One included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Capital One and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Capital One or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Capital One. Capital One (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Capital One, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Capital One by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed in writing, based on its most recent evaluation prior to the date hereof, to Capital One’s outside auditors and the audit committee of the Board of Directors of Capital One (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Capital One’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Capital One’s internal controls over financial reporting. There is no reason to believe that Capital One’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2021, (i) neither Capital One nor any of its Subsidiaries, nor, to the knowledge of Capital One, any director, officer, auditor, accountant or representative of Capital One or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Capital One or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Capital One or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Capital One or any of its Subsidiaries, whether or not employed by Capital One or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Capital One or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Capital One or to the knowledge of Capital One, to any director or officer of Capital One.

4.7 Broker’s Fees. With the exception of the engagement of Centerview Partners LLC, neither Capital One nor any Capital One Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other transactions contemplated by this Agreement. Capital One has disclosed to Discover as of the date hereof the aggregate fees provided for in connection with the engagement by Capital One of Centerview Partners LLC related to the Mergers and the other transactions contemplated hereunder.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2022, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One.

(b) Since December 31, 2022, Capital One and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, neither Capital One nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Capital One, threatened in writing, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Capital One or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Capital One, any of its Subsidiaries or the assets of Capital One or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its Affiliates) that would reasonably be expected to be material to the Surviving Entity and its Subsidiaries, taken as a whole.

4.10 Taxes and Tax Returns. Each of Capital One and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Capital One nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Capital One and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Capital One and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Capital One nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Capital One and its Subsidiaries or the assets of Capital One and its Subsidiaries that has not been accrued in the latest audited balance sheet included in the Capital One Reports. Neither Capital One nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Capital One and its Subsidiaries). Neither Capital One nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Capital One) or (B) has any liability for the Taxes of any person (other than Capital One or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Capital One nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Capital One nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has Capital One been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11 Employees.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, each Capital One Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Capital One Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Capital One or any Subsidiary or any trade or business of Capital One or any of its Subsidiaries, whether or not incorporated, all of which together with Capital One would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Capital One ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Capital One or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of Capital One or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan or any plan, program or arrangement sponsored by a Governmental Entity.

(b) Capital One has made available to Discover true and complete copies of each material Capital One Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) the most recently received IRS determination letter and (iv) the most recently prepared actuarial report.

(c) The IRS has issued a favorable determination letter or opinion with respect to each Capital One Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Capital One Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Capital One, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Capital One Qualified Plan or the related trust.

(d) Except as would not result in any material liability to Capital One and its Subsidiaries, taken as a whole, with respect to each Capital One Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Capital One Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Capital One Benefit Plan’s actuary with respect to such Capital One Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Capital One Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or expected to be incurred by Capital One or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Capital One Benefit Plan.

(e) None of Capital One and its Subsidiaries nor any Capital One ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of Capital One and its Subsidiaries nor any Capital One ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f) Except as would not result in any material liability to Capital One or its Subsidiaries, taken as a whole, no Capital One Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980 of the Code.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, all contributions required to be made to any Capital One Benefit Plan by applicable law or by any plan document or other contractual undertaking, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Capital One.

(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Capital One’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Capital One Benefit Plans, any fiduciaries thereof with respect to their duties to the Capital One Benefit Plans or the assets of any of the trusts under any of the Capital One Benefit Plans that would reasonably be expected to result in any liability of Capital One or any of its Subsidiaries in an amount that would be material to Capital One and its Subsidiaries, taken as a whole.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, none of Capital One and its Subsidiaries nor any Capital One ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Capital One Benefit Plans or their related trusts, Capital One, any of its Subsidiaries or any Capital One ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Capital One or any of its Subsidiaries, or result in any limitation on the right of Capital One or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Capital One Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Capital One or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) No Capital One Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, there are no pending or, to Capital One’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Capital One or any of its Subsidiaries, or any strikes or other labor disputes against Capital One or any of its Subsidiaries. Neither Capital One nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Capital One or any of its Subsidiaries and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, there are no pending or, to the knowledge of Capital One, threatened organizing efforts by any union or other group seeking to represent any employees of Capital One or any of its Subsidiaries.

(m) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, each Capital One Benefit Plan that is subject to the laws of a jurisdiction other than the United States (whether or not U.S. law also applies) (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special tax treatment, meets all requirements for such treatment and (iii) if intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.12 SEC Reports. Capital One has previously made available to Discover an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2020 by Capital One pursuant to the Securities Act or the Exchange Act (the “Capital One Reports”) and (b) communication mailed by Capital One to its stockholders since December 31, 2020 and prior to the date hereof, and no such Capital One Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2020, as of their respective dates, all Capital One Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Capital One has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.13 Compliance with Applicable Law.

(a) Capital One and each of its Subsidiaries hold, and have at all times since December 31, 2020, held, all licenses, registrations, franchises, certificates, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Capital One, and to the knowledge of Capital One, no suspension or cancellation of any such necessary license, registration, franchise, certificate, permit, charter or authorization is threatened.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Capital One, Capital One and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity applicable to Capital One or any of its Subsidiaries, including all laws related to data protection or privacy (including Data Protection Laws), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c) Capital One Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d) Capital One maintains a written information privacy and security program that includes measures reasonably designed to protect the privacy, confidentiality and security of all Personal Data processed or otherwise handled by or on behalf of Capital One against any Security Breach. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, Capital One and its Subsidiaries have taken commercially reasonable measures, consistent with general industry practices, designed to ensure the confidentiality, privacy and security of Personal Data processed or otherwise handled by or on behalf of Capital One. To the knowledge of Capital One, Capital One has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Capital One. To the knowledge of Capital One, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Capital One. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, Capital One and its Subsidiaries are in compliance with all of its and their privacy policies relating to Personal Data.

(e) Without limitation, none of Capital One or any of its Subsidiaries or to the knowledge of Capital One, any director, officer, employee, agent or other person acting on behalf of Capital One or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Capital One or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Capital One or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Capital One or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Capital One or any of its Subsidiaries, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Capital One or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Capital One or any of its Subsidiaries or (vii) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Capital One.

(f) As of the date hereof, Capital One and Capital One Bank each meet the applicable published criteria to be “well-capitalized” (as such term is defined in the relevant regulation of the applicable institution’s primary federal banking regulator).

(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Capital One, (i) Capital One and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Capital One, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

4.14 Certain Contracts.

(a) Except as set forth in Section 4.14(a) of the Capital One Disclosure Schedule or as filed with any Capital One Reports, as of the date hereof, neither Capital One nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Capital One Benefit Plan and any contract, arrangement, commitment or understanding solely among Capital One and any wholly owned Subsidiaries of Capital One or solely among wholly owned Subsidiaries of Capital One:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which contains a provision that materially restricts the conduct of any line of business by Capital One or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect);

(iii) with or to a labor union or guild with respect to any employees of Capital One or any its Subsidiaries (including any collective bargaining agreement);

(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Capital One Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Capital One;

(v) (A) that relates to the incurrence of indebtedness by Capital One or any of its Subsidiaries, including any sale and leaseback transactions, securitizations, off-balance sheet financing arrangements, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Capital One or any of its Subsidiaries of, or any similar commitment by Capital One or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $40,000,000 or more;

(vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Capital One or its Subsidiaries;

(vii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Capital One or any of its Subsidiaries; or

(viii) that relates to the acquisition or disposition of any person, business or asset and under which Capital One or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Capital One Disclosure Schedule, is referred to herein as a “Capital One Contract.” Capital One has made available to Discover true, correct and complete copies of each Capital One Contract in effect as of the date hereof.

(b) (i) Each Capital One Contract is valid and binding on Capital One or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Capital One, (ii) Capital One and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Capital One Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Capital One, (iii) to the knowledge of Capital One, each third-party counterparty to each Capital One Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Capital One Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Capital One, (iv) neither Capital One nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Capital One Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Capital One or any of its Subsidiaries or, to the knowledge of Capital One, any other party thereto, of or under any such Capital One Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Capital One.

4.15 Agreements with Regulatory Agencies. Subject to Section 9.14, neither Capital One nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2021, a recipient of any supervisory letter from, or since January 1, 2021, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other

Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Capital One Disclosure Schedule, a “Capital One Regulatory Agreement”), nor has Capital One or any of its Subsidiaries been advised since January 1, 2021, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Capital One Regulatory Agreement.

4.16 Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Capital One or any of its Subsidiaries or for the account of a customer of Capital One or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Capital One or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Capital One and each of its Subsidiaries have duly performed in all material respects all of their respective material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Capital One, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.17 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, Capital One and its Subsidiaries are in compliance, and since December 31, 2022 have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Capital One, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Capital One or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Capital One, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One. To the knowledge of Capital One, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One. Capital One is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One.

4.18 Investment Securities and Commodities. Each of Capital One and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Capital One’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Capital One or its Subsidiaries. Such securities and commodities are valued on the books of Capital One in accordance with GAAP in all material respects.

4.19 Real Property. Capital One or a Capital One Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Capital One Reports as being owned by Capital One or a Capital One Subsidiary or acquired after the date thereof which are material to Capital One’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Capital One Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Capital One Reports or acquired after the date thereof which are material to Capital One’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Capital One Owned Properties, the “Capital One Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and to the knowledge of Capital One, each such lease is valid without material default thereunder by the lessee or, to the knowledge of Capital One, the lessor. There are no pending or, to the knowledge of Capital One, threatened condemnation proceedings against the Capital One Real Property.

4.20 Intellectual Property. Capital One and each of its Subsidiaries owns (free and clear of any material Liens), or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One: (a) (i) to the knowledge of Capital One, the conduct by Capital One and its Subsidiaries of their respective businesses does not infringe, misappropriate or otherwise violate the rights of any person and (ii) no person has asserted in writing to Capital One that Capital One or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of Capital One, no person is challenging, infringing on, misappropriating or otherwise violating any right of Capital One or any of its Subsidiaries with respect to any Intellectual Property owned by Capital One or its Subsidiaries, and (c) neither Capital One nor any Capital One Subsidiary has received any written notice of any pending claim challenging the ownership, validity or enforceability of any Intellectual Property owned by Capital One or any Capital One Subsidiary, and Capital One and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by Capital One and its Subsidiaries.

4.21 Related Party Transactions. As of the date hereof, except as set forth in any Capital One Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Capital One or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Capital One or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Capital One Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of Capital One), on the other hand, of the type required to be reported in any Capital One Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.22 State Takeover Laws. The Board of Directors of each of Capital One and Merger Sub has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.

4.23 Reorganization. Capital One has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.24 Opinion. Prior to the execution of this Agreement, Capital One has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Centerview Partners LLC, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to Capital One. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.25 Capital One Information. The information relating to Capital One and its Subsidiaries or that is provided by Capital One or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (to the extent that portions thereof relate only to Capital One or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (to the extent that portions thereof relate only to Capital One or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.26 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 4.26(a) of the Capital One Disclosure Schedule, neither Capital One nor any of its Subsidiaries is a party to any written or oral Loan in which Capital One or any Subsidiary of Capital One is a creditor that, as of September 30, 2023, had an outstanding balance of $100,000,000 or more and under the terms of which the obligor was, as of September 30, 2023, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.26(a) of the Capital One Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Capital One and its Subsidiaries that, as of September 30, 2023, had an outstanding balance of $100,000,000 or more and were classified by Capital One as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Capital One or any of its Subsidiaries that, as of September 30, 2023, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, each Loan of Capital One or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Capital One and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, each outstanding Loan of Capital One or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Capital One and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.27 Credit Card Accounts and Receivables. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, (a) the accounts and Receivables related to the credit cards issued by Capital One Bank and any portfolio of credit card accounts and Receivables acquired by the Capital One Bank (collectively, the “Capital One Credit Card Accounts and Receivables”) (other than those acquired from a third party) have been originated, created, maintained and serviced in compliance with all applicable laws, rules and regulations and Capital One’s policies and procedures, and are being maintained in accordance with the Account Agreements and the Capital One’s written underwriting standards, (b) in the case of any Capital One Credit Card Accounts and Receivables acquired from a third party, to the knowledge of Capital One, such accounts and Receivables have been originated, created, maintained and serviced in compliance in all material respects with all applicable laws, rules and regulations and the originator’s policies and procedures, (c) the interest rates, fees and charges in connection with the Capital One Credit Card Accounts and Receivables comply with all applicable laws, rules and regulations and the applicable Account Agreements, (d) all disclosures made in connection with the Capital One Credit Card Accounts and Receivables complied with all applicable laws, rules and regulations as of the time made and (e) the Account Agreements, as they relate to the Capital One Credit Card Accounts and Receivables, are enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions).

4.28 Insurance. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, (a) Capital One and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Capital One reasonably has determined to be prudent and consistent with industry practice, and Capital One and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Capital One and its Subsidiaries, Capital One or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion,

(d) there is no claim for coverage by Capital One or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Capital One nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.29 IT Systems.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, to the knowledge of Capital One, no third party has gained unauthorized access to or misused any Personal Data or any IT Systems used in the operation of their respective businesses (collectively, “Capital One Software and IT Systems”), in each case in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption to the Networks or (ii) a duty to notify any person. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, Capital One and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices, Data Protection Laws and all contracts to the extent such contracts relate to the processing of Personal Data, that are designed to protect their products and services and the Capital One Software and IT Systems from unauthorized access and free from any Malicious Code. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, the Capital One IT Systems are (i) free from Malicious Code and (ii) have not, since December 31, 2020, experienced any failure or malfunction.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, the Capital One Software and IT Systems have not, since December 31, 2020, suffered an unscheduled outage or other failure.

4.30 No Investment Advisor Subsidiary. Neither Capital One nor any Capital One Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

4.31 Broker-Dealer Subsidiary.

(a) Capital One has certain Subsidiaries that are broker-dealers (each, a “Capital One Broker-Dealer Subsidiary”). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One: (i) each Capital One Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof; (ii) each Capital One Broker-Dealer Subsidiary is a member in good standing with FINRA and all other required SROs and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) each Capital One Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; and (iv) there is no action, suit, proceeding or investigation pending or, to the knowledge of Capital One, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Capital One, (i) none of the Capital One Broker-Dealer Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Capital One Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of Capital One, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).

4.32 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Capital One and Merger Sub in this Article IV, neither Capital One nor Merger Sub any other person makes any express or implied representation or warranty with respect to Capital One, its Subsidiaries, Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Capital One and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Capital One nor Merger Sub nor any other person makes or has made any representation or warranty to Discover or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Capital One, Merger Sub, any of their respective Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Capital One and Merger Sub in this Article IV, any oral or written information presented to Discover or any of its Affiliates or representatives in the course of their due diligence investigation of Capital One, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Capital One and Merger Sub acknowledge and agree that neither Discover nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Discover Disclosure Schedule or the Capital One Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), Discover and Capital One shall, and shall cause each of its Subsidiaries to, (a) use reasonable best efforts to conduct its business in the ordinary course in all material respects and (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships.

5.2 Discover Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Discover Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Discover shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Capital One (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than (i) federal funds and Federal Home Loan Bank borrowings, (ii) borrowings pursuant to the Bank Term Funding Program or Discount Window, (iii) entry into repurchase agreements, (iv) deposits (including brokered deposits), (v) purchases of federal funds, (vi) asset securitizations, (vii) sales of certificates of deposit, (viii) capitalized leases and (ix) issuances of letters of credit, in each case, in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Discover or any of its wholly-owned Subsidiaries to Discover or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Discover Securities or Discover Subsidiary Securities, except, in each case, (A) regular quarterly cash dividends by Discover at a rate not in excess of $0.700 per share of Discover Common Stock, (B) dividends paid by any of the Subsidiaries of Discover to Discover or any of its wholly-owned Subsidiaries, (C) dividends provided for and paid on Discover Preferred Stock in accordance with the terms of such Discover Preferred Stock or (D) the acceptance of shares of Discover Common Stock for withholding Taxes incurred in connection with the vesting or settlement of Discover RSU Awards or Discover PSU Awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii) grant any stock options, stock-appreciation rights, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Discover Securities or Discover Subsidiary Securities; or

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Discover Securities or Discover Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Discover Securities or Discover Subsidiary Securities, except pursuant to the settlement of Discover RSU Awards or Discover PSU Awards, in each case, in accordance with the terms of the applicable award agreements;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets (including any material Intellectual Property) to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than (i) in the ordinary course of business, (ii) cancellation, abandonment, lapse or expiry in the ordinary course of business of any Intellectual Property owned by Discover or its Subsidiaries that is not material to any of their businesses and (iii) grants of non-exclusive licenses to Intellectual Property in the ordinary course of business;

(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly-owned Subsidiary of Discover;

(e) (i) terminate, materially amend, or waive any material provision of, any Discover Contract, or make any change in any instrument or agreement governing the terms of any of its securities, other than in the ordinary course of business without material adverse changes of terms with respect to Discover or (ii) enter into any contract that would constitute a Discover Contract of the type described in Section 3.14(a)(ii), (iii), (iv), (vi), (vii) or (xi) if it were in effect on the date of this Agreement (other than normal renewals of contracts or replacement of substantially similar services in the ordinary course of business without material adverse changes of terms with respect to Discover);

(f) except as required under applicable law or the terms of any Discover Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, materially amend or terminate any Discover Benefit Plan, or any arrangement that would be a Discover Benefit Plan if in effect on the date hereof, other than (x) in the ordinary course of business consistent with past practice and (y) with respect to Discover Benefit Plans that are health and welfare plans, as would not reasonably be expected to materially increase the cost of providing benefits under any such Discover Benefit Plan, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual contractor or consultant, other than increases in annual base salary or wages in the ordinary course of business consistent with past practice and within the limitations set forth in Section 5.2(f) of the Discover Disclosure Schedule, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, other than the entry into offer letters in the ordinary course of business consistent with past practice that do not provide for enhanced or change in control severance (other than within the limitations on participation in the Discover Change in Control Severance Policy set forth in Section 5.2(f) of the Discover Disclosure Schedule), (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Discover Benefit Plan, (vi) terminate the employment of any employee at the level of Executive Vice President or above, other than for cause, (vii) hire any employee at the level of Senior Vice President or above or any individual independent contractor with annual compensation of $250,000 or more (other than as a replacement hire receiving substantially similar annual compensation and with terms consistent with and subject to the limitations on participation in the Discover Change in Control Severance Policy set forth in Section 5.2(f) of the Discover Disclosure Schedule), or (viii) promote, change the employee level, grade or title of or otherwise materially alter the role of any employee to the level of Senior Vice President or above or any individual independent contractor with annual compensation of $250,000 or more (unless such action (x) is to fill a vacant position (in lieu of a replacement hire) with substantially similar annual compensation as the individual being replaced and with the terms of such promotion to be consistent with and subject to the limitations on participation in the Discover Change in Control Severance Policy set forth in Section 5.2(f) of the Discover Disclosure Schedule or (y) does not affect the individual’s compensation or benefits);

(g) settle any claim, suit, action or proceeding, other than the settlement of any claim, suit, action or proceeding involving a monetary payment by Discover or its Subsidiaries in an amount not to exceed $10,000,000 individually or $50,000,000, in excess of current reserves as of the date of this Agreement, in the aggregate and which does not involve any injunctive relief against, or any finding or admission of any violation of law or wrongdoing by, and would not impose any material restriction on, or create any precedent that would be materially adverse to, Discover or its Subsidiaries or the Surviving Entity or its Subsidiaries;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend the Discover Charter, the Discover Bylaws or comparable governing documents of its Subsidiaries that are “significant Subsidiaries”;

(j) merge or consolidate itself or any of its “significant Subsidiaries” with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its “significant Subsidiaries”;

(k) other than in prior consultation with Capital One, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(l) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP;

(m) enter into any new material line of business or business operations, or abandon or discontinue any existing material line of business or business operations, or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(n) make, or commit to make, any capital expenditures that exceed $10,000,000 individually or $30,000,000 in the aggregate, other than as set forth in Discover’s capital expenditure budget set forth in Section 5.2(n) of the Discover Disclosure Schedule;

(o) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(p) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Discover or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Discover Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(q) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Capital One Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Capital One Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Capital One shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Discover (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the Capital One Charter or the Capital One Bylaws in a manner that would adversely affect the holders of Discover Common Stock, or adversely affect the holders of Discover Common Stock relative to other holders of Capital One Common Stock;

(b) adjust, split, combine or reclassify any capital stock of Capital One;

(c) make, declare, pay or set a record date for any dividend, or any other distribution on, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by Capital One at a rate not in excess of $0.600 per share of Capital One Common Stock, (B) dividends paid by any of the Subsidiaries of Capital One to Capital One or any of its wholly-owned Subsidiaries, (C) dividends provided for and paid on Capital One Preferred Stock in accordance with the terms of such Capital One Preferred Stock or (D) the acceptance of shares of Capital One Common Stock as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(d) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(e) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Capital One or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Capital One Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(f) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, Capital One and Discover shall prepare and file with the SEC the Joint Proxy Statement, and Capital One shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Capital One and Discover, as applicable, shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement. Each of Capital One and Discover shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and Capital One and Discover shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. Capital One shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Discover shall furnish all information concerning Discover and the holders of Discover Common Stock and Discover Preferred Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to (i) promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), (ii) obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger), and comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities and (iii) contest, defend and appeal any action or proceeding by a Governmental Entity (other than a bank regulatory agency), whether judicial or administrative, challenging this Agreement or the consummation of the Mergers and the transactions contemplated hereby. Capital One and Discover shall have the right to review in advance, and, unless not practicable, each will consult the other on, and give reasonable time to comment on, in each case subject to applicable laws relating to the exchange of information, any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board and the OCC or (ii) as set forth in Section 3.4 or Section 4.4, that are necessary to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger) or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.

(c) Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Capital One or Discover or any of their respective Subsidiaries, and neither Capital One nor Discover nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Mergers (a “Materially Burdensome Regulatory Condition”).

(d) Capital One and Discover shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Capital One, Discover or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

(e) Capital One and Discover shall promptly advise each other upon receiving any material substantive communication from any Governmental Entity relating to any Requisite Regulatory Approval or other approval or clearance of any Governmental Entity being sought in connection with the transactions contemplated by this Agreement and/or the Bank Merger Agreement. For the avoidance of doubt, Section 9.14 shall not preclude either party from fulfilling its obligation under this Section 6.1(e) to the extent permissible under applicable law.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws, each of Capital One and Discover, for the purposes of verifying the representations and warranties of the other and preparing for the Mergers and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to such properties, books, contracts, personnel and records as reasonably requested by the other party, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of Capital One and Discover shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Capital One or Discover, as the case may be, is not permitted to disclose under applicable law) and (ii) such other information concerning its business, properties and personnel as such party may reasonably request (other than reports or documents that Capital One or Discover, as the case may be, is not permitted to disclose under applicable law). Neither Capital One nor Discover nor any of their respective Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of Capital One’s or Discover’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Capital One and Discover shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated November 23, 2023 between Capital One Services, LLC and Discover (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Stockholders’ Approvals. Each of Capital One and Discover shall call a meeting of its stockholders (the “Capital One Meeting” and the “Discover Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite Discover Vote and the Requisite Capital One Vote required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Discover and Capital One shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Each of Capital One and Discover and their respective Boards of Directors shall use its reasonable best efforts to obtain from the stockholders of Capital One and Discover, as applicable, the Requisite Capital One Vote and the Requisite Discover Vote, as applicable, including by communicating to the respective stockholders of Capital One and Discover its respective recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of Capital One, the stockholders of

Capital One approve the Capital One Share Issuance (the “Capital One Board Recommendation”), and in the case of Discover, the stockholders of Discover adopt this Agreement (the “Discover Board Recommendation”). Each of Capital One and Discover and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Capital One Board Recommendation, in the case of Capital One, or the Discover Board Recommendation, in the case of Discover, (ii) fail to make the Capital One Board Recommendation, in the case of Capital One, or the Discover Board Recommendation, in the case of Discover, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Capital One Board Recommendation, in the case of Capital One, or the Discover Board Recommendation, in the case of Discover, in each case within ten (10) business days (or such fewer number of days as remains prior to the Capital One Meeting or the Discover Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Capital One or Discover, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Capital One Board Recommendation or the Discover Board Recommendation, as applicable, such Board of Directors may, in the case of Capital One, prior to the receipt of the Requisite Capital One Vote, and in the case of Discover, prior to the receipt of the Requisite Discover Vote, submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Capital One Board Recommendation or Discover Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Capital One or Discover shall adjourn or postpone the Capital One Meeting or the Discover Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Capital One Common Stock or Discover Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Discover or Capital One, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Discover Vote or the Requisite Capital One Vote; provided that the date of the Capital One Meeting or the Discover Meeting, as applicable, is not postponed or adjourned more than twice and in each case for more than an aggregate of 15 days in connection with any one postponement or adjournment or more than an aggregate of 30 days from the original date of the applicable meeting in reliance on the preceding sentence (excluding any adjournments or postponements required by applicable law). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the Capital One Meeting shall be convened and the Capital One Share Issuance shall be submitted to the stockholders of Capital One at the Capital One Meeting and (y) the Discover Meeting shall be convened and this Agreement shall be submitted to the stockholders of Discover at the Discover Meeting, and nothing contained herein shall be deemed to relieve either Capital One or Discover of such obligation. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to Capital One or Discover, as applicable, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Capital One and Discover shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Discover or Capital One or any of their respective Subsidiaries in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. Capital One shall cause the shares of Capital One Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Matters.

(a) Capital One shall, and shall cause each of its Subsidiaries to, for the one-year period following the Effective Time, maintain for the each employee of Discover and any of its Subsidiaries as of the Effective Time who remains so employed immediately following the Effective Time (the “Continuing Employees”), for so long as they are employed by the Surviving Entity following the Effective Time (i) base salary or wages (as applicable) that is no less favorable than that provided to the Continuing Employee as of immediately prior to the Effective Time, (ii) target annual cash incentive compensation and target long-term incentive compensation opportunities that are no less favorable in the aggregate to the aggregate target annual cash incentive compensation and target long-term incentive compensation opportunities provided to the Continuing Employee as of immediately prior to the Effective Time, (iii) employee benefits (other than severance) that are substantially comparable in the aggregate to the employee benefits (other than severance) provided by Discover to the Continuing Employees as of immediately prior to the Effective Time, and (iv) severance benefits no less favorable than the severance benefits provided to the Continuing Employees under the plans listed in Section 6.6(a) of the Discover Disclosure Schedule.

(b) With respect to any Capital One Benefit Plans in which any Continuing Employees become eligible to participate on or after the Effective Time, Capital One shall, and shall cause each of its Subsidiaries to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any such Capital One Benefit Plans that provide health care benefits, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Discover Benefit Plan, (ii) use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Capital One Benefit Plan that provides health care benefits, to the same extent that such credit was given under the analogous Discover Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any such Capital One Benefit Plan, and (iii) use commercially reasonable efforts to recognize all service of such employees with Discover and its Subsidiaries for purposes of eligibility to participate, vesting and levels of benefits in any such Capital One Benefit Plan to the same extent that such service was taken into account under the analogous Discover Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in a duplication of benefits for the same period of service, (B) for purposes of any pension plan or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) If requested by Capital One in writing delivered to Discover not less than twenty (20) business days before the Closing Date, the Board of Directors of Discover (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Discover 401(k) Plan (the “Discover 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If Capital One requests that the Discover 401(k) Plan be terminated, (i) Discover shall provide Capital One with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Capital One)not later than five (5) days immediately preceding the Closing Date and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Capital One or one of its Subsidiaries (the “Capital One 401(k) Plan”). Capital One and Discover shall take all actions as may be required, including amendments to the Discover 401(k) Plan and/or the Capital One 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the Capital One 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.

(d) Effective as of the Effective Time, Capital One shall, or shall cause one of its Subsidiaries to, assume and honor the Discover Benefit Plans in accordance with their terms, it being understood that this sentence shall not be construed to limit the ability of Capital One or any of its Subsidiaries or Affiliates to amend or terminate any Discover Benefit Plan in accordance with its terms.

(e) Following the date hereof, Discover and Capital One shall, and shall cause their respective Affiliates to, cooperate and use good faith efforts in all matters reasonably necessary for employee, compensation and benefits integration, including exchanging information and data relating to employees, organizational structure, compensation and employee benefits, and distributing communications to the employees of Discover and its Affiliates. Prior to the Closing, Capital One shall be provided the opportunity to review and comment on any broad-based or otherwise material employee notices or communication materials (including website postings) regarding the transactions contemplated by this Agreement from Discover or its Affiliates to the employees of Discover and its Affiliates, including broad-based or otherwise material notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement or employment after the Closing prepared by Discover or its Affiliates prior to their distribution, and Discover and its Affiliates shall reflect any reasonable comments promptly received from Capital One.

(f) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Capital One or Discover or any of their Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Entity, Discover, Capital One or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Discover, Capital One or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Surviving Entity, Discover, Capital One or any of their Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Discover Benefit Plan, Capital One Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity, Discover, Capital One or any of their Subsidiaries or Affiliates to amend, modify or terminate any Discover Benefit Plan, Capital One Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Surviving Entity, Discover, Capital One or any of their Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by Discover pursuant to the Discover Charter, the Discover Bylaws, the governing or organizational documents of any Subsidiary of Discover and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(a) of the Discover Disclosure Schedule, each present and former director, officer or employee of Discover and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Discover Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of or pertaining to the fact that such person is or was a director, officer or employee of Discover or any of its Subsidiaries and pertaining to matters or facts existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Discover Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Discover Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Discover (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Discover and any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Discover for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Capital One or Discover, in consultation with, but only upon the consent of Capital One, may (and at the request of Capital One, Discover shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Discover’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Discover Indemnified Party and his or her heirs and representatives, each of whom shall be express third-party beneficiaries of this Section 6.7. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7. The obligations of the Surviving Entity or any of its successors under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Discover Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Discover Indemnified Party or affected person.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Capital One, on the one hand, and a Subsidiary of Discover, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Capital One.

6.9 Advice of Changes. Capital One and Discover shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10 Dividends. After the date of this Agreement, each of Capital One and Discover shall coordinate with the other the declaration of any dividends in respect of Capital One Common Stock and Discover Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Discover Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Discover Common Stock and any shares of Capital One Common Stock any such holder receives in exchange therefor in the Merger.

6.11 Stockholder Litigation. Each party shall give the other party prompt notice of any stockholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement. Each party shall give the other party the opportunity to participate (at the other party’s expense) in the defense or settlement of any such litigation. Each party shall give the other party the right to review and comment on all filings or responses to be made in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that a party shall not be obligated to consent to any settlement which does not include a full release of such party and its Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its Affiliates.

6.12 Board Representation. Capital One shall take all appropriate action so that, as of the Effective Time, the number of directors constituting the Board of Directors of Capital One shall be increased by three (3) for a total of fifteen (15) directors, and three (3) current directors of Discover, determined by mutual agreement of Discover and Capital One, shall be appointed to the Board of Directors of Capital One (the “Discover Directors”).

6.13 Acquisition Proposals.

(a) Each party agrees that it will not, will cause each of its Subsidiaries not to and will cause its and their respective officers, directors and employees not to, and will use its reasonable best efforts to cause its agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or non-binding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Capital One Vote, in the case or Capital One, or the Requisite Discover Vote, in the case of Discover, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’

Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Discover or Capital One, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14 Public Announcements. Discover and Capital One agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcements or statements made after the date of this Agreement in compliance with this Section 6.14.

6.15 Change of Method. Discover and Capital One shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the transactions contemplated by this Agreement (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Capital One Common Stock received by holders of Discover Common Stock in exchange for each share of Discover Common Stock or the treatment of the Discover Preferred Stock, (ii) adversely affect the Tax treatment of Discover’s stockholders or Capital One’s stockholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Discover or Capital One pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.16 Restructuring Efforts. If either Discover or Capital One shall have failed to obtain the Requisite Discover Vote or the Requisite Capital One Vote at the duly convened Discover Meeting or Capital One Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio, the treatment of the Discover Preferred Stock or the amount or kind of the consideration to be issued to holders of the capital stock of Discover as provided for in this Agreement or any term that would adversely affect the tax treatment of the transactions contemplated hereby in a manner adverse to such party or its stockholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its respective stockholders for adoption or approval.

6.17 Takeover Statutes. None of Discover, Capital One, Mergers Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.18 Treatment of Discover Indebtedness. Upon the Second Effective Time, Capital One and/or its Subsidiaries shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Discover and/or its Subsidiaries under the definitive documents governing the indebtedness and other instruments related thereto of Discover and/or its Subsidiaries, and the due and punctual payment of the principal of (and premium, if any) and interest on the notes or other instruments governed thereby. In connection therewith, Capital One and Discover shall cooperate and use reasonable best efforts to execute and deliver (and cause their respective Subsidiaries to execute and deliver, if applicable) any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel required to make such assumption effective as of the Second Effective Time.

6.19 Exemption from Liability Under Section 16(b). Discover and Capital One agree that, in order to most effectively compensate and retain Discover Insiders, both prior to and after the Effective Time, it is desirable that Discover Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Discover Common Stock and Discover Preferred Stock into shares of Capital One Common Stock and New Capital One Preferred Stock in the Mergers and the conversion of Discover Equity Awards into corresponding Capital One Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.19. Discover shall deliver to Capital One in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Discover subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Discover Insiders”), and the Board of Directors of Capital One and of Discover, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Discover) any dispositions of Discover Common Stock, Discover Preferred Stock or Discover Equity Awards by the Discover Insiders, and (in the case of Capital One) any acquisitions of Capital One Common Stock, New Capital One Preferred Stock, or Capital One Equity Awards by any Discover Insiders who, immediately following the Mergers, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20 Conduct of Merger Sub. Capital One shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals. (i) The Capital One Share Issuance shall have been approved by the stockholders of Capital One by the Requisite Capital One Vote and (ii) this Agreement shall have been adopted by the stockholders of Discover by the Requisite Discover Vote.

(b) NYSE Listing. The shares of Capital One Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2 Conditions to Obligations of Capital One and Merger Sub. The obligation of Capital One and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Capital One, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Discover set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Discover set forth in Section 3.1(a), Section 3.1(b) (but only with respect to Discover Bank), Section 3.2(b) (but only with respect to the Discover Subsidiaries set forth on 7.2(a) of the Discover Disclosure Schedule), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Discover set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a

Material Adverse Effect on Discover or the Surviving Entity. Capital One shall have received a certificate dated as of the Closing Date and signed on behalf of Discover by the Chief Executive Officer or the Chief Financial Officer of Discover to the foregoing effect.

(b) Performance of Obligations of Discover. Discover shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Capital One shall have received a certificate dated as of the Closing Date and signed on behalf of Discover by the Chief Executive Officer or the Chief Financial Officer of Discover to such effect.

(c) Federal Tax Opinion. Capital One shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Capital One, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Capital One, Discover and Merger Sub, reasonably satisfactory in form and substance to such counsel.

7.3 Conditions to Obligations of Discover. The obligation of Discover to effect the Merger is also subject to the satisfaction, or waiver by Discover, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Capital One and Merger Sub set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Capital One and Merger Sub set forth in Section 4.1(a), Section 4.1(b) (but only with respect to Capital One Bank), Section 4.2(b) (but only with respect to Capital One Bank), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Capital One and Merger Sub set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Capital One. Discover shall have received a certificate dated as of the Closing Date and signed on behalf of Capital One by the Chief Executive Officer or the Chief Financial Officer of Capital One to the foregoing effect.

(b) Performance of Obligations of Capital One and Merger Sub. Capital One and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Discover shall have received a certificate dated as of the Closing Date and signed on behalf of Capital One by the Chief Executive Officer or the Chief Financial Officer of Capital One to such effect.

(c) Federal Tax Opinion. Discover shall have received the opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Discover, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Capital One, Discover and Merger Sub, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Discover Vote or the Requisite Capital One Vote:

(a) by mutual written consent of Capital One and Discover;

(b) by either Capital One or Discover if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Mergers or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Capital One or Discover if the Merger shall not have been consummated on or before February 19, 2025 (as it may be extended pursuant to this Section 8.1(c), the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, that, if on such date, any of the conditions to the Closing set forth in (A) Section 7.1(c) or (B) Section 7.1(e) (in the case of clause (B), to the extent related to a Requisite Regulatory Approval) shall not have been satisfied or waived on or prior to such date, but all other conditions set forth in Article VII shall have been satisfied or waived (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended to May 19, 2025, and such date shall become the Termination Date for purposes of this Agreement;

(d) by either Capital One or Discover (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Discover, in the case of a termination by Capital One, or Capital One or Merger Sub, in the case of a termination by Discover, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Capital One, or Section 7.3, in the case of a termination by Discover, and which is not cured within forty-five (45) days following written notice to Discover, in the case of a termination by Capital One, or Capital One, in the case of a termination by Discover, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by Discover, if (i) Capital One or the Board of Directors of Capital One shall have made a Recommendation Change or (ii) Capital One or the Board of Directors of Capital One shall have breached its obligations under Section 6.3 or 6.13 in any material respect; or

(f) by Capital One, if (i) Discover or the Board of Directors of Discover shall have made a Recommendation Change or (ii) Discover or the Board of Directors of Discover shall have breached its obligations under Section 6.3 or 6.13 in any material respect.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Capital One or Discover as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Capital One, Discover, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.14 (Public Announcements), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Capital One nor Merger Sub nor Discover shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Discover or shall have been made directly to the stockholders of Discover or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Discover Meeting) an Acquisition Proposal, in each case with respect to Discover and (A) (x) thereafter this Agreement is terminated by either Capital One or Discover pursuant to Section 8.1(c) without the Requisite Discover Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Capital One pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Discover enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Discover shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Capital One, by wire transfer of same-day funds, a fee equal to $1,380,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by Capital One pursuant to Section 8.1(f), then Discover shall pay Capital One, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Capital One or shall have been made directly to the stockholders of Capital One or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Capital One Meeting) an Acquisition Proposal, in each case with respect to Capital One and (A) (x) thereafter this Agreement is terminated by either Capital One or Discover pursuant to Section 8.1(c) without the Requisite Capital One Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Discover pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Capital One enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Capital One shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Discover the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by Discover pursuant to Section 8.1(e), then Capital One shall pay Discover, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of Capital One and Discover acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Capital One or Discover, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Capital One or Discover, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Capital One Vote or the Requisite Discover Vote; provided, however, that after the receipt of the Requisite Capital One Vote or the Requisite Discover Vote, there may not be, without further approval of the stockholders of Capital One or Discover, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Capital One or Merger Sub, in the case of Discover, or Discover, in the case of Capital One, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of Capital One or Merger Sub, in the case of Discover, or Discover, in the case of Capital One, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Capital One Vote or the Requisite Discover Vote, there may not be, without further approval of the stockholders of Capital One or Discover, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for those set forth in Section 6.7 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Capital One and Discover.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by e-mail transmission (with confirmation of receipt requested), (b) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if mailed by registered or certified mail (return receipt requested) or (c) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Discover, to:

2500 Lake Cook Road

Riverwoods, Illinois 60015

Attention:	Chief Executive Officer and President
Executive Vice President, Chief Legal Officer,
General Counsel and Secretary

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:	H. Rodgin Cohen

Mitchell S. Eitel
Jared M. Fishman
Email:	cohenhr@sullcrom.com
eitelm@sullcrom.com
fishmanj@sullcrom.com

and

(b)	if to Capital One or Merger Sub, to:

Capital One Financial Corporation

1680 Capital One Drive

McLean, VA 22102

Attention:	Executive Vice President, Corporate Development
Chief Counsel, Corporate and Strategic Transactions

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Edward D. Herlihy
Matthew M. Guest
Brandon C. Price
E-mail:	EDHerlihy@wlrk.com
MGuest@wlrk.com
BCPrice@wlrk.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this

Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Discover means the actual knowledge of any of the representatives of Discover listed on Section 9.6 of the Discover Disclosure Schedule, and the “knowledge” of Capital One means the actual knowledge of any of the representatives of Capital One listed on Section 9.6 of the Capital One Disclosure Schedule. As used herein, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “Affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (d) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Mergers and the Bank Merger. The Discover Disclosure Schedule and the Capital One Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction .

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE

FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of Discover, in the case of Capital One or Merger Sub, or Capital One, in the case of Discover. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no provision of this Agreement shall require or be interpreted to require, and no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve, the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) or any similar state law) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law; provided that, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

DISCOVER FINANCIAL SERVICES

By:	/s/ Michael G. Rhodes
Name: Michael G. Rhodes
Title: Chief Executive Officer and President

VEGA MERGER SUB, INC.

By:	/s/ Daniel Mouadeb
Name: Daniel Mouadeb
Title: President

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Richard D. Fairbank
Name: Richard D. Fairbank
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Bank Merger Agreement

FORM OF

AGREEMENT AND PLAN OF MERGER

Discover Bank

with and into

Capital One, National Association

under the charter of

Capital One, National Association

under the title of

“Capital One, National Association”

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made on this 19th day of February, 2024, between Capital One, National Association (“Capital One Bank” or the “Resulting Bank”), a national banking association, with its main office located at 1680 Capital One Drive, McLean, Virginia 22102, and Discover Bank (“Discover Bank”), a Delaware-chartered bank, with its main office located at 502 East Market Street, Greenwood, DE 19950. Collectively, Capital One Bank and Discover Bank are referred to as the “Banks.”

WHEREAS, the Board of Directors of Capital One Bank has unanimously approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the National Bank Act (the “Act”);

WHEREAS, the Board of Directors of Discover Bank has unanimously approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the laws of the State of Delaware;

WHEREAS, Capital One Financial Corporation (“Capital One”), which owns all of the outstanding shares of Capital One Bank, Vega Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a direct, wholly owned subsidiary of Capital One, and Discover Financial Services (“Discover”), which owns all of the outstanding shares of Discover Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”), which, among other things, provides for (i) the merger of Merger Sub with and into Discover (“First Merger”), with Discover continuing as the surviving corporation (the “Surviving Company”), and (ii) immediately after the First Merger and as part of a single, integrated transaction, Capital One shall cause the Surviving Company to be merged with and into Capital One (the “Second Step Merger”), all subject to the terms and conditions of such Holding Company Agreement;

WHEREAS, Capital One, as the sole shareholder of Capital One Bank, and Discover, as the sole stockholder of Discover Bank, have approved this Agreement; and

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Discover Bank with and into Capital One Bank, with Capital One Bank being the surviving bank of such merger transaction (the “Bank Merger”) under the name of Capital One Bank, National Association, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. § 215a, 12 U.S.C. § 1828(c), the regulations of the Office of the Comptroller of the Currency (the “OCC”) and, to the extent applicable, the relevant banking statutes of the State of Delaware and the regulations of the Office of the State Bank Commissioner of the State of Delaware and subject to, and immediately following, the closing of the Second Step Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and those set forth in the Holding Company Agreement, at the Effective Time (as defined below) and pursuant to the Act, Discover Bank shall be merged with and into Capital One Bank in the Bank Merger. Capital One Bank shall continue its existence as the Resulting Bank under the charter of Capital One Bank, and the separate corporate existence of Discover Bank shall cease. The closing of the Bank Merger shall become effective following the satisfaction or effective waiver of all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement and at the time specified in the letter issued by the OCC in connection with the Bank Merger (such time when the Bank Merger becomes effective, the “Effective Time”).

It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

SECTION 2

The name of the Resulting Bank at the Effective Time shall be “Capital One, National Association” The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. This business of the Resulting Bank shall be conducted at its main office, which shall be located at 1680 Capital One Drive, McLean, Virginia 22102, as well as at its legally established branches and at the banking offices of Discover Bank, all of which shall be acquired in the Bank Merger, in each case without limiting the authority under applicable law of the Resulting Bank to close, relocate, or otherwise make any changes regarding any such branch. The deposit accounts of the Resulting Bank will be insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.

SECTION 4

At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of Capital One Bank issued and outstanding immediately before the Effective Time.

SECTION 5

All assets of Discover Bank and Capital One Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank; and the Resulting Bank shall be responsible for all of the liabilities of every kind and description, of Discover Bank and Capital One Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

SECTION 6

At the Effective Time, each outstanding share of common stock of Discover Bank shall be canceled with no cash, shares of common stock or other property being paid therefor.

Outstanding certificates representing shares of the common stock of Discover Bank shall, at the Effective Time, be canceled.

SECTION 7

Upon the Effective Time, the then-outstanding shares of Capital One Bank’s common stock shall continue to remain outstanding shares of Capital One Bank’s common stock, all of which shall continue to be owned by Capital One.

SECTION 8

Effective as of the Effective Time: (i) the directors of the Resulting Bank shall be the persons serving as directors of Capital One Bank immediately before the Effective Time as well as any persons duly appointed as directors by Capital One as set forth in Section 6.12 of the Holding Company Agreement; and (ii) the officers of the Resulting Bank shall be the persons serving as officers of Capital One Bank immediately before the Effective Time as well any persons duly appointed as officers by Capital One Bank.

SECTION 9

This Agreement has been approved by Capital One, which owns all of the outstanding shares of Capital One Bank, and by Discover, which owns all of the outstanding shares of Discover Bank.

SECTION 10

The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or effective waiver of each of the following conditions:

(a)	Each of the First Merger and the Second Step Merger shall have become effective.

(b)

The OCC shall have approved the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired or been terminated.

This Agreement may be amended or terminated, and the Bank Merger may be abandoned, only by the mutual written agreement of Capital One Bank and Discover Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger and notwithstanding the prior approval of this Agreement and the Bank Merger by the sole shareholder of Capital One Bank or Discover Bank.

SECTION 11

Effective as of the Effective Time, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of Capital One Bank as in effect immediately before the Effective Time.

SECTION 12

This Agreement shall automatically terminate in the event and at the time of any termination of the Holding Company Agreement.

SECTION 13

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and (assuming due authorization, execution and delivery by the other party) constitutes a valid and binding obligation of such party, enforceable against it in accordance with the terms hereof (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies).

Subject in all respects to Section 6.1 of the Holding Company Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Bank Merger and, subject to the conditions set forth in Section 10 hereof, to consummate the transactions contemplated by this Agreement.

None of the representations, warranties or agreements in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time or valid termination of this Agreement.

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof, other than the Holding Company Agreement.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. If any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable; or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by e-mail transmission (with confirmation of receipt requested), (b) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if mailed by registered or certified mail (return receipt requested) or (c) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Discover Bank, to:

Discover Bank

2500 Lake Cook Road

Riverwoods, Illinois 60015

Attention:   Chief Executive Officer and President

  Executive Vice President, Chief Legal Officer, General Counsel and Secretary

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:   H. Rodgin Cohen

  Mitchell S. Eitel

  Jared M. Fishman

Email:    cohenhr@sullcrom.com

  eitelm@sullcrom.com

  fishmanj@sullcrom.com

and

(b)  if to Capital One Bank, to:

Capital One, National Association

1680 Capital One Drive

McLean, VA 22102

Attention:   Executive Vice President, Corporate Development

  Chief Counsel, Corporate and Strategic Transactions

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:   Edward D. Herlihy

  Matthew M. Guest

  Brandon C. Price

E-mail:    EDHerlihy@wlrk.com

  MGuest@wlrk.com

  BCPrice@wlrk.com

Each Bank agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with this Section 13.

Except to the extent federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of laws principles. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, Capital One, National Association and Discover Bank have entered into this Agreement as of the date and year first set forth above.

Capital One, National Association

By:
Name:
Title:

Discover Bank

By:
Name:
Title:

[Signature Page to Bank Merger Agreement]

Annex B

Centerview Partners LLC 31 West 52nd Street New York, NY 10019 February 19, 2024

The Board of Directors

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Capital One Financial Corporation, a Delaware corporation (“Vega”), of the Exchange Ratio (as defined below) provided for pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among Discover Financial Services, a Delaware corporation (“Sirius”), Vega and Vega Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Vega (“Merger Sub”). The Agreement provides that (a) Merger Sub will be merged with and into Sirius (the “Merger”), as a result of which Sirius will become a wholly owned subsidiary of Vega (the “Surviving Company”) and each issued and outstanding share of common stock, par value $0.01 per share, of Sirius (collectively, the “Sirius Common Stock”) immediately prior to the effective time of the Merger, except for shares of Sirius Common Stock owned by Sirius or Vega (in each case other than shares of Sirius Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Sirius or Vega in respect of debts previously contracted), will be converted into the right to receive 1.0192 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of Vega (the “Vega Common Stock”) and (b) immediately following the Merger, the Surviving Company will be merged with and into Vega (the “Second Step Merger”, and together with the Merger, the “Mergers” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which Vega will be the surviving corporation in the Second Step Merger and each share of common stock of the Surviving Company will be cancelled and cease to exist, and no consideration will be delivered in exchange therefor. The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Board of Directors of Vega in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, Vega has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019

PHONE: (212) 380-2650 FAX: (212) 380-2651 WWW.CENTERVIEWPARTNERS.COM

NEW YORK ● LONDON ● PARIS ● SAN FRANCISCO ● MENLO PARK

The Board of Directors

Capital One Financial Corporation

February 19, 2024

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have not been engaged to provide financial advisory or other services to Sirius, and we have not received any compensation from Sirius during such period. In the past two years, we have been engaged to provide certain financial advisory services to Vega, including in connection with certain strategic matters, and we have received compensation from Vega for such services. We may provide investment banking and other services to or with respect to Vega or Sirius or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Vega, Sirius, or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated February 19, 2024 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of Sirius for the years ended December 31, 2022, December 31, 2021, and December 31, 2020 and Annual Reports on Form 10-K of Vega for the years ended December 31, 2022, December 31, 2021, and December 31, 2020; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Sirius and Vega; (iv) certain publicly available research analyst reports for Sirius and Vega; (v) certain other communications from Sirius and Vega to their respective stockholders; (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Sirius (collectively, the “Sirius Internal Data”); (vii) certain financial forecasts, analyses and projections relating to Sirius prepared by management of Vega and furnished to us by Vega for purposes of our analysis (which information includes an assumed disposition of the student loan business of Sirius, the financial impact thereof and pro forma projections resulting therefrom) (the “Sirius Forecasts”); (viii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Vega, including certain financial forecasts, analyses and projections relating to Vega prepared by management of Vega and furnished to us by Vega for purposes of our analysis (the “Vega Forecasts”) (collectively, the “Vega Internal Data”); and (ix) and certain cost savings and operating synergies projected by the management of Vega to result from the Transaction furnished to us by Vega for purposes of our analysis (the “Synergies”). We have participated in discussions with members of the senior management and representatives of Vega and Sirius regarding their assessment of the Sirius Internal Data, the Sirius Forecasts, the Vega Internal Data (including, without limitation, the Vega Forecasts) and the Synergies, as appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for Sirius and Vega and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant, and we conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Sirius Internal Data have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Sirius as to the matters covered thereby and, that the Vega Internal Data (including, without limitation, the Vega Forecasts), the Sirius Forecasts and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Vega as to the matters covered thereby, and we have relied, at your direction, on the Sirius Internal Data, the Sirius Forecasts, the Vega

The Board of Directors

Capital One Financial Corporation

February 19, 2024

Internal Data (including, without limitation, the Vega Forecasts) and the Synergies for purposes of our analysis and this opinion. We express no view or opinion as to the Sirius Internal Data, the Sirius Forecasts, the Vega Internal Data (including, without limitation, the Vega Forecasts), or the Synergies or the assumptions on which they are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Sirius or Vega, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of Sirius or Vega. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have further assumed, at your direction, that the Mergers, taken together, will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not evaluated and do not express any opinion as to the solvency or fair value of Sirius or Vega, or the ability of Sirius or Vega to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, Vega’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Vega or in which Vega might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to Vega of the Exchange Ratio provided for pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Vega or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Vega or any party, or class of such persons in connection with the Transaction, whether relative to the Exchange Ratio provided for pursuant to the Agreement or otherwise. Our opinion, as expressed herein, relates to the relative values of Sirius or Vega. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of Vega Common Stock actually will be when issued pursuant to the Transaction or the prices at which the Sirius Common Stock or Vega Common Stock will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of Sirius or Vega or any other person as to how such stockholder or other person should vote with respect to the Mergers or otherwise act with respect to the Transaction or any other matter.

The Board of Directors

Capital One Financial Corporation

February 19, 2024

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Vega (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Exchange Ratio provided for pursuant to the Agreement is fair, from a financial point of view, to Vega.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

Annex C

February 19, 2024

Board of Directors

Discover Financial Services

2500 Lake Cook Road

Riverwoods, Illinois 60015

Members of the Board of Directors:

We understand that Discover Financial Services (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among the Company, Capital One Financial Corporation (“Purchaser”) and a wholly owned subsidiary of Purchaser (“Merger Sub”), pursuant to which (i) Merger Sub will merge with and into the Company (the “Merger”) with the Company being the surviving corporation of the Merger and (ii) immediately following the Merger, the Company will merge with and into Purchaser (the “Second Step Merger”, and together with the Merger, the “Mergers”) with Purchaser being the surviving corporation of the Second Step Merger, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Shares”) (excluding the Common Shares owned by the Company or Purchaser (in each case excluding the Common Shares (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by the Company or Purchaser in respect of debts previously contracted)) (such shares, the “Shares”) will be converted into the right to receive 1.0192 shares of common stock, par value $0.01 per share, of Purchaser (such ratio, the “Exchange Ratio” and such transaction, the “Transaction”). The terms and conditions of the Transaction are fully set forth in the Agreement.

You have asked us for our opinion as to the fairness of the Exchange Ratio in the Transaction, from a financial point of view, to the holders of the Shares. In arriving at the opinion set forth below, we have, among other things:

(i)	reviewed certain publicly available information concerning the business, financial condition and operations of the Company and Purchaser;

(ii)	reviewed certain internal information concerning the business, financial condition and operations of the Company prepared and furnished to us by the management of the Company;

(iii)

reviewed certain internal information concerning the business, financial condition and operations of Purchaser prepared by the management of Purchaser and furnished to us by or at the direction of the management of the Company;

(iv)

reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including projections for fiscal years 2024 through 2028 that were prepared by or at the direction of the management of the Company and approved for our use by the Board of Directors of the Company (the “Board of Directors” or “you”) (collectively, the “Company Projections”);

(v)

reviewed certain internal financial analyses, estimates and forecasts relating to Purchaser, including projections for fiscal years 2024 through 2028 that were prepared by or at the direction of the management of the Company and approved for our use by the Board of Directors (collectively, the “Purchaser Projections” and, together with the Company Projections, the “Projections”);

280 Park Avenue | New York, NY 10017 | t. +1.212.364.7800 | pjtpartners.com

(vi)

held discussions with members of senior management of the Company and participated in discussions with members of senior management of Purchaser, in each case, concerning, among other things, their evaluation of the Transaction and the Company’s and Purchaser’s respective businesses, operating and regulatory environments, financial conditions, prospects and strategic objectives;

(vii)	reviewed the historical market prices and trading activity for the Common Shares and common stock of Purchaser;

(viii)

reviewed certain transaction synergies estimated by management of Purchaser to result from the Transaction and the estimated costs to achieve such synergies that were prepared by Purchaser and furnished to us, and approved for our use, by the management of the Company (collectively, the “Synergy Estimates”);

(ix)	compared certain publicly available financial and stock market data for the Company and Purchaser with similar information for certain other companies that we deemed to be relevant;

(x)	reviewed a draft, dated February 19, 2024 of the Agreement; and

(xi)	performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, with your consent, we have relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by us, without independent verification thereof. We have assumed, with your consent, that the Projections and the Synergy Estimates and the assumptions underlying the Projections and the Synergy Estimates, and all other financial analyses, estimates and forecasts provided to us by the Company’s management, have been reasonably prepared in accordance with industry practice and represent the Company management’s (or, in the case of the Synergy Estimates, Purchaser management’s) best currently available estimates and judgments as to the business and operations and future financial performance of the Company and Purchaser, as applicable. With your consent, we did not take into account any potential changes in the regulatory capital requirements for the Company or Purchaser or any potential changes in, or resulting impact on, the regulatory capital requirements of the combined company during the forecast period. We assume no responsibility for and express no opinion as to the Projections and the Synergy Estimates, the assumptions upon which they are based or any other financial analyses, estimates and forecasts provided to us by the Company’s management or Purchaser’s management. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Company or Purchaser since the respective dates of the last financial statements made available to us. We have relied, with your consent, on the Company management’s representations and/or projections regarding taxable income, standalone net operating loss utilization and other tax attributes of the Company. We have further relied, with your consent, upon the assurances of the management of the Company that they are not aware of any facts that would make the information, representations and projections provided by them or Purchaser’s management inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of the Company or Purchaser. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company or Purchaser, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company or Purchaser under any applicable laws.

We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respects from the draft reviewed by us and that the consummation of the Transaction will be effected in accordance with the terms and conditions of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or Purchaser or the contemplated benefits of the Transaction. We have also assumed that the representations and warranties made by the Company and Purchaser in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. At your direction, we have assumed that it is intended for the Mergers, taken together, to qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.

In arriving at our opinion, we were not asked to solicit, and did not solicit, interest from any party with respect to any sale, acquisition, business combination or other extraordinary transaction involving the Company or its assets. We have not considered the relative merits of the Transaction as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage and our opinion does not address the underlying decision by the Company to engage in the Transaction. Our opinion is limited to the fairness of the Exchange Ratio in the Transaction as of the date hereof, from a financial point of view, to the holders of the Shares, and our opinion does not address any other aspect or implication of the Transaction, the Agreement, or any other agreement or understanding entered into in connection with the Transaction or otherwise. We further express no opinion or view as to the fairness of the Transaction to the holders of any other class of securities (including any preferred stock of the Company), creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. We also express no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration (as defined in the Agreement) to be received by the holders of the Shares or otherwise.

Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We express no opinion as to the prices or trading ranges at which the Common Shares or common stock of Purchaser will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Purchaser or the Transaction or as to the impact of the Transaction on the solvency or viability of the Company or Purchaser or the ability of the Company or Purchaser to pay its obligations when they come due.

This opinion has been approved by a fairness committee of PJT Partners LP in accordance with established procedures. This opinion is provided to the Board of Directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction only and is not a recommendation as to any action the Board of Directors should take with respect to the Transaction or any aspect thereof. This opinion does not constitute a recommendation to any holder of the Shares or any other stockholder of the Company as to how any stockholder should vote or act with respect to the Transaction or any other matter. This opinion is not to be quoted, referenced, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors, including any committee thereof, or the Company, without our prior written approval. However, a copy of this opinion may be included, in its entirety, as an exhibit to any proxy statement, information statement, registration statement or Schedule 14D-9 the Company is required to file with the Securities and Exchange Commission and distribute to its stockholders in connection with the Transaction. Any summary of or reference to this opinion or the analysis performed by us in connection with the rendering of this opinion in such documents shall require our prior written approval.

We are acting as financial advisor to the Company with respect to the Transaction and will receive a fee from the Company for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion).

In the ordinary course of our and our affiliates’ businesses, we and our affiliates may provide investment banking and other financial services to the Company, Purchaser or their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of this opinion, we advised a creditor group in which Purchaser was a member, for which we received fees paid by a third party.

T   T   T

Based on and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Exchange Ratio in the Transaction is fair to the holders of the Shares from a financial point of view.

Very truly yours,

PJT Partners LP

Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL provides for the indemnification of officers and directors of corporations in terms sufficiently broad enough to permit the indemnification of the officers and directors of Capital One from liabilities (including reimbursement of expenses incurred) arising under the Securities Act under certain circumstances. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

Article XI of the Capital One charter, and Section 6.6 of the Capital One bylaws, provide, in general, for mandatory indemnification of directors and officers to the fullest extent permitted by law, against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of Capital One itself, relating to the manner in which they performed their duties. Under the DGCL, to be entitled to mandatory indemnification, a director or officer must have been successful in the defense of a claim or proceeding, or the director or officer must have acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to Capital One’s best interests, and with respect to any criminal proceeding, must have had no reasonable cause to believe his or her conduct was unlawful.

As permitted by the DGCL, Article X of the Capital One charter provides that, to the fullest extent permitted by the DGCL or decisional law, no director shall be personally liable to Capital One or to its stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision in the Capital One charter is to eliminate the rights of Capital One and its stockholders (through stockholders’ derivative suits on behalf of Capital One) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

The Capital One bylaws provide that Capital One shall indemnify any person who was or is a party to or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer or employee of Capital One or, during such time, is or was serving at the request of Capital One as a director, officer, employee, trustee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise (including an employee benefit plan), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, to the fullest extent authorized by the DGCL, provided that Capital One shall indemnify such person in connection with any action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Capital One board of directors or brought to enforce rights under the indemnification provisions in Section 6.6 of the Capital One bylaws.

The Capital One bylaws also provide that Capital One shall advance expenses reasonably incurred in connection with any action, suit or proceeding to directors and officers within twenty (20) days of a request, provided that, if required by the DGCL, a director or officer furnishes an undertaking to repay any amounts advanced if it is ultimately determined, by a final judicial decision from which there is no further right to appeal, that the director or officer is not entitled to indemnification for such amounts.

The Capital One bylaws also provide that indemnification provided for in the Capital One bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any right of indemnification or protection provided under the Capital One bylaws shall not be adversely affected by any amendment, repeal, or modification of the Capital One bylaws; and that Capital One may purchase and maintain insurance to protect itself and any such person against any such expenses, liability and loss, whether or not Capital One would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

In addition to the above, Capital One may enter into one or more agreements with any person to provide for indemnification greater or different than that which is provided for in the Capital One charter or the Capital One bylaws.

For the undertaking with respect to indemnification under the Securities Act, see Item 22 below.

Item 21. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of February 19, 2024, by and among Discover Financial Services, Capital One Financial Corporation and Vega Merger Sub, Inc. (attached as Annex A to the joint proxy statement/prospectus forming a part of this registration statement on Form S-4).*

3.1	Restated Certificate of Incorporation of Capital One Financial Corporation (as restated July 26, 2023) (incorporated by reference to Exhibit 3.1 of Capital One Financial Corporation’s Quarterly Report on Form 10-Q filed on July 27, 2023).

3.2	Amended and Restated Bylaws of Capital One Financial Corporation, dated September 23, 2021 (incorporated by reference to Exhibit 3.1 of Capital One Financial Corporation’s Current Report on Form 8-K, filed on September 29, 2021).

3.3.1	Certificate of Designations of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series I, dated September 10, 2019 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed on September 11, 2019).

3.3.2	Certificate of Designations of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series J, dated January 30, 2020 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed on January 31, 2020).

3.3.3	Certificate of Designations of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series K, dated September 16, 2020 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed on September 17, 2020).

3.3.4	Certificate of Designations of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series L, dated May 3, 2021 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed on May 4, 2021).

3.3.5	Certificate of Designations of Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M, dated June 9, 2021 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed on June 10, 2021).

3.3.6	Certificate of Designations of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series N, dated July 28, 2021 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed on July 29, 2021).

Exhibit No.	Description

3.4	Form of Certificate of Designations of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series O, of Capital One Financial Corporation.†

3.5	Form of Certificate of Designations of 6.125% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series P, of Capital One Financial Corporation.†

4.1.1	Specimen certificate representing the common stock of Capital One Financial Corporation (incorporated by reference to Exhibit 4.1 of the 2003 Form 10-K).

4.1.2	Deposit Agreement, dated October 31, 2017, among Discover Financial Services, Computershare Inc., Computershare Trust Company, N.A. and the Holders from time to time of the Receipts described therein (incorporated by reference to Exhibit 4.1 to Discover Financial Services’ Current Report on Form 8-K filed on October 31, 2017 (Commission File No. 001-33378)).

4.1.3	Deposit Agreement, dated June 22, 2020, among Discover Financial Services, Computershare Inc., Computershare Trust Company, N.A. and the Holders from time to time of the Receipts described therein (incorporated by reference to Exhibit 4.1 to Discover Financial Services’ Current Report on Form 8-K filed on June 22, 2020 (Commission File No. 001-33378)).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the securities being registered.

8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. income tax aspects of the mergers.

8.2	Opinion of Sullivan & Cromwell LLP regarding certain U.S. income tax aspects of the mergers.

21	Subsidiaries of Capital One Financial Corporation (incorporated by reference to Exhibit 21 of Capital One Financial Corporation’s Annual Report on Form 10-K filed on February 23, 2024).

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 5.1).

23.2	Consent of Wachtell, Lipton, Rosen & Katz with respect to Capital One Financial Corporation (included as part of its opinion filed as Exhibit 8.1).

23.3	Consent of Sullivan & Cromwell LLP with respect to Discover Financial Services (included as part of its opinion filed as Exhibit 8.2).

23.4	Consent of Ernst & Young LLP.

23.5	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney of Directors and Officers of Capital One Financial Corporation.†

99.1	Form of Proxy of Capital One Financial Corporation.†

99.2	Form of Proxy of Discover Financial Services.†

99.3	Consent of Centerview Partners LLC.

99.4	Consent of PJT Partners LP.

107	Filing Fee Table.†

*

Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request to be filed by amendment.

†	Previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10)

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on the 23rd day of December, 2024.

CAPITAL ONE FINANCIAL CORPORATION (Registrant)

By:	/s/ Richard D. Fairbank
Richard D. Fairbank Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 23, 2024.

Signature and Title

/s/ Richard D. Fairbank Richard D. Fairbank Chairman and Chief Executive Officer (Principal Executive Officer)	/s/ Andrew M. Young Andrew M. Young Chief Financial Officer (Principal Financial Officer)

/s/ Timothy P. Golden Timothy P. Golden Controller (Principal Accounting Officer)	* Ime Archibong, Director

* Christine Detrick, Director	* Ann Fritz Hackett, Director

* Suni P. Harford, Director	* Peter Thomas Killalea, Director

* C.P.A.J. (Eli) Leenaars, Director	* François Locoh-Donou, Director

* Peter E. Raskind, Director	* Eileen Serra, Director

* Mayo A. Shattuck III, Director	* Craig Williams, Director

/s/ Matthew W. Cooper Name: Matthew W. Cooper Title: Attorney-in-fact